UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SOLITON, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOLITON, INC.

5304 Ashbrook Drive

Houston, TX 77081

June 15, 2021

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear Soliton, Inc. Stockholder:

You are cordially invited to attend a special meeting of stockholders of Soliton, Inc., a Delaware corporation (“Soliton”), on July 20, 2021 at 8:30 a.m., Central Time, at the Hilton Garden Inn Galleria located at 3201 Sage Road, Houston, TX 77056.

On May 8, 2021, Soliton entered into an Agreement and Plan of Merger (the “merger agreement”), dated as of May 8, 2021, by and among Soliton, AbbVie Inc., a Delaware corporation (“AbbVie”), and Scout Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of AbbVie (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions more fully described in the merger agreement, Soliton will be acquired by AbbVie. Subject to the terms and conditions of the merger agreement, Merger Sub will merge with and into Soliton, with Soliton surviving the merger as a wholly owned subsidiary of AbbVie (the “merger”). The Board of Directors (the “Board”) of Soliton, based in part upon the unanimous recommendation of a Strategic Alternatives Committee of the Board, has unanimously adopted and approved the merger agreement.

If the merger is completed, each share of common stock, par value $0.001 per share, of Soliton that you own will be converted into the right to receive $22.60 in cash, without interest, unless you exercise and perfect your appraisal rights under the Delaware General Corporation Law.

We are sending you the accompanying proxy statement to ask you to attend a special meeting of Soliton’s stockholders to consider and vote upon a proposal to adopt the merger agreement. We also are asking you to consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, including to permit further solicitation of proxies in favor of adoption of the merger agreement. Information about the special meeting, and how to vote your shares by proxy if you are unable to attend, is included in the proxy statement.

After careful consideration, the Board, based in part upon the unanimous recommendation of a Strategic Alternatives Committee of the Board, has unanimously (i) determined that the merger agreement, the merger, and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Soliton and its stockholders, (ii) duly authorized and approved the execution, delivery and performance by Soliton of the merger agreement and the consummation by Soliton of the merger and the other transactions contemplated by the merger agreement, (iii) directed that the adoption of the merger agreement be submitted to holders of Soliton’s common stock, (iv) recommended that the holders of Soliton common stock vote their shares to adopt the merger agreement at a meeting of the holders of Soliton’s common stock and (v) approved the Support Agreements (as defined below). Accordingly, the Board unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of adoption of the merger agreement.

The accompanying proxy statement provides you with information about the proposed merger and the special meeting of Soliton’s stockholders. Soliton encourages you to read the proxy statement carefully in its entirety. You may also obtain more information about Soliton from documents Soliton has filed with the Securities and Exchange Commission.

Your vote is important.

The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Soliton’s common stock. The failure of any stockholder to vote will have the same effect as a vote against adopting the merger agreement. Accordingly, whether or not you plan to attend the special meeting, you are requested to promptly vote your shares by completing, signing and dating the enclosed proxy card or voting instruction form and returning it in the postage-paid envelope provided, or by voting over the telephone or via the Internet as instructed in these materials.

If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” adoption of the merger agreement and “FOR” one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of adoption of the merger agreement.

If you have additional questions or need assistance in voting your shares, please contact Soliton’s proxy solicitation agent:

Saratoga Proxy Consulting, LLC

520 8th Avenue

New York, NY 10018

Stockholders may call toll-free: (888) 368-0379

info@saratogaproxy.com

Thank you in advance for your cooperation and continued support.

Sincerely,

Bradley Hauser

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger agreement, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated June 15, 2021 and is first being mailed to Soliton stockholders on or about June 17, 2021.

SOLITON, INC.

5304 Ashbrook Drive

Houston, TX 77081

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

A special meeting of stockholders of Soliton, Inc. will be held at the Hilton Garden Inn Galleria located at 3201 Sage Road, Houston, TX 77056 on July 20, 2021, at 8:30 a.m., Central Time, for the following purposes:

1.

Adoption of the Merger Agreement. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 8, 2021 and as it may be amended or supplemented (referred to in the accompanying proxy statement as the “merger agreement”), by and among AbbVie Inc., a Delaware corporation (“AbbVie”), Scout Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of AbbVie (“Merger Sub”), and Soliton, Inc., a Delaware corporation (“Soliton”, “we” or “us”), pursuant to which Merger Sub will be merged with and into Soliton, with Soliton surviving the merger as a wholly owned subsidiary of AbbVie, which transaction is referred to as the “merger” (the “merger proposal”); and

2.

Adjournment of the Special Meeting. To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal (the “adjournment proposal”).

Soliton’s stockholders of record at the close of business on June 9, 2021 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting.

The merger agreement is more fully described in the accompanying proxy statement, which we encourage you to read carefully and in its entirety before voting. A copy of the merger agreement is included as Annex A to the accompanying proxy statement. The accompanying proxy statement is a part of this notice.

All Soliton stockholders of record are cordially invited to attend the special meeting. Even if you plan to attend the special meeting, we urge you to submit a valid proxy promptly. If your shares of Soliton common stock are registered in your own name, you may submit your proxy by (1) filling out and signing the proxy card, and then mailing your signed proxy card in the enclosed postage-paid reply envelope, or (2) authorizing the voting of your shares over the Internet or by telephone by following the instructions on the enclosed proxy card. If your shares are held in “street name,” you should follow the enclosed instructions that your broker, bank or other nominee has provided.

Your vote is very important regardless of the number of shares of our common stock you own. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Accordingly, we urge you to review the enclosed materials and request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid reply envelope or submit your proxy over the Internet or by telephone.

Stockholders of Soliton who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to Soliton prior to the time the vote is taken on the merger agreement and comply with all other requirements of the Delaware General Corporation Law (“DGCL”). A copy of the applicable statutory provisions of Section 262 of the DGCL is included as Annex E to the accompanying proxy statement, and a summary of these provisions can be found under “Appraisal Rights” in the accompanying proxy statement.

Our Board of Directors unanimously recommends that you vote “FOR” adoption of the merger agreement as described in proposal 1 and “FOR” approval of one or more adjournments of the special meeting in accordance with proposal 2. Because the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock, if you either fail to vote, fail to authorize your broker, bank or other nominee to vote on your behalf, or if you abstain from voting, the effect will be the same as if you had voted against the merger proposal.

BY ORDER OF THE BOARD OF DIRECTORS,

Lori Bisson

Corporate Secretary

Houston, Texas

June 15, 2021

i

ii

SUMMARY

The following summary highlights selected information contained elsewhere in this proxy statement and may not contain all the information that is important to you. Accordingly, you are urged to read carefully the entire proxy statement, its annexes and the other documents referred to in this proxy statement for a more complete understanding of the merger agreement and the proposed merger, as each is defined above. Also, see “Where You Can Find More Information” on page 104 of this proxy statement for information on how you can view the documents that Soliton has filed with the Securities and Exchange Commission (the “SEC”). Each item in this summary refers, where applicable, to the page of this proxy statement on which that item is discussed in more detail.

Parties to the Merger

Soliton, Inc. (see page 22)

Soliton is a medical technology company focused on developing and commercializing products utilizing its proprietary designed acoustic shockwave technology platform referred to as Rapid Acoustic Pulse (“RAP”). Soliton is a pre-revenue stage company with its first product, RESONICTM, preparing for launch for the removal of tattoos and the reduction of cellulite. Soliton’s RESONIC console uses rapid pulses of designed acoustic shockwaves to disrupt cellular structures in the dermal and subdermal tissue. The uniqueness of Soliton’s designed shockwave allows Soliton to target the differential in stiffness between cellular structures and generate a shearing effect that Soliton believes represents a platform technology potentially useful in tattoo removal, cellulite treatment, fibrotic scar treatment and other indications. Soliton believes the high repetition rate, rapid rise and fall of the wave, and significant peak pressure delivered in a non-focused manner make its shockwave significantly different from other available shockwave technologies. Importantly, Soliton’s technology allows the disruption of targeted structures within the skin with only minimal discomfort and without additional treatment-related downtime for tattoo removal or any downtime for cellulite treatment.

Soliton’s principal executive offices are located at located at 5304 Ashbrook Drive, Houston, TX 77081 and its telephone number is (844) 705-4866. Soliton’s common stock, par value $0.001 per share (“common stock”), is listed and traded on The NASDAQ Capital Market (“NASDAQ”) under the symbol “SOLY.”

AbbVie Inc. (see page 22)

AbbVie is a global, research-based biopharmaceutical company. AbbVie uses its expertise, dedicated people and unique approach to innovation to develop and market advanced therapies that address some of the world’s most complex and serious diseases. Allergan Aesthetics, an AbbVie company, develops, manufactures and markets a portfolio of leading aesthetics brands and products.

AbbVie’s principal executive offices are located at 1 North Waukegan Road, North Chicago, Illinois 60064-6400 and its telephone number is (847) 932-7900. AbbVie’s common stock is listed and traded on The New York Stock Exchange under the symbol “ABBV.”

Scout Merger Sub, Inc. (see page 22)

Scout Merger Sub, Inc., a wholly owned subsidiary of AbbVie, is a Delaware corporation that was formed on April 29, 2021, for the purpose of effecting the merger. Merger Sub has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in connection with the merger and the other transactions contemplated by the merger agreement. If the merger agreement is adopted by Soliton’s stockholders and the merger is consummated, Merger Sub will be merged with and into Soliton, with Soliton surviving the merger as a wholly owned subsidiary of AbbVie.

The principal executive offices of Merger Sub are located at 1 North Waukegan Road, North Chicago, Illinois 60064-6400 and its telephone number is (847) 932-7900.

The Merger (see page 64)

Soliton, AbbVie and Merger Sub entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement,” on May 8, 2021. A copy of the merger agreement is included as Annex A to this proxy statement. Under the terms of the merger agreement, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions as more fully described in the merger agreement, Merger Sub will be merged with and into Soliton, which we refer to as the “merger.” Soliton will survive the merger as a wholly owned subsidiary of AbbVie (the “surviving corporation”). The merger is subject to regulatory clearances and other conditions, in addition to the approval of the stockholders of Soliton at the special meeting. It is possible that factors outside the control of Soliton and AbbVie could result in the merger being completed later than anticipated or not at all.

Merger Consideration (see page 65)

Upon completion of the merger, each issued and outstanding share of Soliton common stock will automatically be canceled and will cease to exist and will be converted into the right to receive $22.60 in cash, without interest (the “merger consideration”) and subject to any applicable withholding taxes (other than (i) shares of Soliton common stock where the holder has properly exercised appraisal rights under Section 262 of the DGCL (and has not withdrawn such exercise or lost such rights) and (ii) shares of Soliton common stock owned by Soliton, AbbVie or Merger Sub).

Treatment of Equity and Equity-Based Awards (see page 65)

Options. Immediately prior to the effective time of the merger, each option to purchase shares of Soliton common stock, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled, extinguished and of no further force or effect and automatically converted into the right to receive, as the sole consideration for each share of Soliton common stock underlying such option, an amount in cash, without interest and subject to any applicable withholding tax, equal to the excess of (i) the merger consideration over (ii) the per share exercise price that would be due in cash upon exercise of such option.

Restricted Stock Units. Immediately prior to the effective time of the merger, each restricted stock unit award that is outstanding immediately prior to the effective of the merger, whether vested, unvested or otherwise subject to forfeiture, will be cancelled, extinguished and of no further force or effect and automatically converted into the right to receive, as the sole consideration for each share of Soliton common stock underlying such restricted stock unit award, an amount in cash, without interest and subject to any applicable withholding tax, equal to the merger consideration.

Restricted Shares. Immediately prior to the effective time of the merger, each share of Soliton common stock subject to vesting and/or forfeiture conditions that is outstanding immediately prior to the effective time of the merger will automatically vest in full and become free of such restrictions and thereafter will terminate and be converted into the right to receive, as the sole consideration in respect of such terminated restricted share of Soliton common stock, an amount in cash, without interest and subject to any applicable withholding tax, equal to the merger consideration.

Treatment of Warrants (see page 66)

At the effective time of the merger, each warrant to purchase shares of Soliton common stock that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive an amount in cash, without interest and subject to any applicable withholding tax, equal to the excess of (i) the number of shares of Soliton common stock subject to such warrant, multiplied by the merger consideration over (ii) the number of shares of Soliton common stock subject to such warrant, multiplied by the exercise price of such warrant.

The Special Meeting of Stockholders (see page 18)

The special meeting will be held at the Hilton Garden Inn Galleria located at 3201 Sage Road, Houston, TX 77056 on July 20, 2021, at 8:30 a.m., Central Time. At the special meeting, holders of Soliton common stock will be asked to consider and vote upon the following two proposals:

•	Adoption of the merger agreement.

•	Approval of one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of adoption of the merger agreement.

Record Date for the Special Meeting (see page 18)

You are entitled to vote at the special meeting all of the shares of Soliton common stock you held of record as of the close of business on June 9, 2021, which is the record date for the special meeting. On the record date, there were 21,596,544 shares of Soliton common stock outstanding.

Appraisal Rights (see page 95)

Shares of Soliton common stock held by stockholders who have properly exercised appraisal rights under Section 262 of the DGCL (and have not withdrawn such exercise or lost such rights) will not be converted into the right to receive the merger consideration, but will instead be converted into the right to receive payment in cash for the fair value of their shares of Soliton common stock as determined in accordance with Section 262 of the DGCL. The fair value of shares of Soliton common stock as determined in accordance with Section 262 of the DGCL may be more or less than (or the same as) the merger consideration. Stockholders who wish to exercise appraisal rights must comply fully with all applicable requirements of Section 262 of the DGCL, which is summarized in this proxy statement and attached as Annex E to this proxy statement. Failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. Because of the complexity of Section 262 of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights we encourage you to seek the advice of your own legal counsel.

Required Vote (see page 19)

Each share of Soliton common stock is entitled to one vote at the special meeting. The holders of a majority of the shares of Soliton common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting. Shares of Soliton common stock represented at the special meeting but not voted, including shares for which a stockholder directs an “abstention” from voting, will be counted as present for purposes of establishing a quorum. Because none of the proposals to be voted on at the special meeting are “routine” matters for which brokers may have discretionary authority to vote, Soliton does not expect any broker non-votes at the special meeting. Thus, if you fail to provide instructions with respect to any shares that you beneficially own through a broker, bank, trust, custodian or other nominee (we refer to those organizations collectively as “broker”), such shares will not be counted for purposes of establishing a quorum (although such shares will be present for establishing a quorum if you provide instructions to the broker, bank, trust, custodian or other nominee on at least one of the proposals presented in this proxy statement). Shares of Soliton common stock held in treasury will not be included in the calculation of the number of shares of Soliton common stock represented at the special meeting for purposes of determining whether a quorum is present. If a quorum is not present in person or represented by proxy, the special meeting may be adjourned or postponed until the holders of the number of shares of Soliton common stock required to constitute a quorum are present in person or represented by proxy.

Approval of the proposals presented at the special meeting will require the following:

•

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Soliton common stock outstanding at the close of business on the record date (the “Stockholder Approval”).

•

Approval of one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of adoption of the merger agreement, will require the affirmative vote of the holders of a majority of the shares of Soliton common stock present in person or represented by proxy at the special meeting and entitled to vote upon this proposal.

An abstention from voting on any proposal will have the same effect as a vote against the proposal. Failure to submit a proxy (if you do not attend the special meeting in person) and failing to submit voting instructions to any broker, bank, trust, custodian or other nominee holding shares that you beneficially own will have the same effect as a vote against adoption of the merger agreement, but will not affect the outcome of the vote on the adjournment proposal.

Recommendation of the Board and Soliton’s Reasons for the Merger (see page 37)

The Board of Directors of Soliton (the “Board”) unanimously recommends that you vote “FOR” adoption of the merger agreement, and “FOR” approval of one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of adoption of the merger agreement.

In connection with its decision to recommend that you vote “FOR” adoption of the merger agreement, the Board unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Soliton and its stockholders, (ii) duly authorized and approved the execution, delivery and performance by Soliton of the merger agreement and the consummation by Soliton of the merger and the other transactions contemplated by the merger agreement, (iii) directed that the adoption of the merger agreement be submitted to holders of Soliton’s common stock, (iv) recommended that the holders of Soliton common stock vote their shares to adopt the merger agreement at a meeting of the holders of Soliton’s common stock and (v) approved the Support Agreements (as defined below). In making these decisions, the Board considered a number of factors, including the unanimous recommendation in favor of the merger of a Strategic Alternatives Committee of the Board entirely composed of independent directors (the “SAC”).

Interests of Directors and Executive Officers in the Merger (see page 56)

Soliton’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of Soliton’s stockholders generally. The members of the Board were aware of and considered these interests in reaching the determination to adopt the merger agreement and recommend that Soliton’s stockholders vote their common stock to adopt the merger agreement. These interests include the following:

•

Each of Soliton’s directors and executive officers holds outstanding equity awards and, pursuant to the merger agreement, such persons will receive both accelerated vesting thereof and cash payments with respect thereto in connection with the merger.

•

Each of Soliton’s executive officers, three of whom are also directors, is party to an employment agreement with Soliton that provides for eligibility for severance payments and benefits upon a termination by Soliton without “cause” or by the executive for “good reason” (each a “qualifying termination”), whether occurring prior to or following a change in control.

•

The employment agreement, as amended, for Bradley Hauser, Soliton’s President and Chief Executive Officer, provides for enhanced severance payments and benefits upon a qualifying termination in connection with a change in control and further provides that if Mr. Hauser becomes entitled to payments and/or benefits, whether under the employment agreement or otherwise (collectively, the “Total Payments”), that would result in Mr. Hauser being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), he will be entitled to a gross-up payment. The amount of the gross-up payment is calculated such that, after he pays all applicable taxes on the gross-up payment (including any excise tax and any associated interest charges or penalties that could be imposed under Section 4999 of the Code), the net gross-up payment will equal the amount of the excise tax and any associated interest charges or penalties imposed by Section 4999 of the Code upon the Total Payments, such that the net amount he retains will equal the net amount of the Total Payments as if the excise tax imposed by Section 4999 of the Code was not applicable to the Total Payments. However, the amount of the gross-up payment to Mr. Hauser will not exceed $250,000 in any case.

•	Soliton’s directors and executive officers are entitled to continued indemnification and insurance coverage pursuant to the merger agreement.

•

Each of Walter V. Klemp, Soliton’s Executive Chairman, and Christopher Capelli, Soliton’s Vice Chairman and Chief Science Officer, has entered into a support agreement with AbbVie and Merger Sub, pursuant to which he has agreed, subject to certain exceptions, to vote his shares of Soliton common stock in favor of the adoption and approval of the merger agreement, against any competing transaction and against any other action that is intended or could reasonably be expect to impede or interfere with or materially delay the merger.

•

As the inventor of the intellectual property Soliton licenses from The Board of Regents of The University of Texas System on behalf of The University of Texas M. D. Anderson Cancer Center (“MD Anderson”), Dr. Capelli is entitled to 50% of the license income that Soliton is required to pay to MD Anderson pursuant to its license agreement with MD Anderson. In addition, Dr. Capelli is entitled to 50% of the proceeds from the sale by MD Anderson of up to 75,000 shares of Soliton common stock that were issued to MD Anderson in connection with the license agreement.

•

As a member of the SAC, each of Jonathan P. Foster, Danika Harrison and Niquette Hunt has received and will continue to receive compensation for service as a member of the SAC, including an increased amount of compensation during the period from March through July 2021. Each independent director, including the members of the SAC, has received and will continue to receive additional compensation as an independent director during the same period.

Please see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 56 of this proxy statement for additional information about these financial interests.

Support Agreements (see page 88)

Remeditex Support Agreement

Concurrently with the execution and delivery of the merger agreement, Remeditex Ventures LLC (“Remeditex”) entered into a support agreement with AbbVie and Merger Sub (the “Remeditex Support Agreement”), pursuant to which, Remeditex has agreed to vote all of its shares of Soliton common stock (i) in favor of the adoption and approval of the merger agreement, (ii) against any change in the Board, (iii) against any takeover proposal from a third party unless and until the merger agreement is terminated and (iv) against any other action that is intended or could reasonably be expected to impede or interfere with or materially delay the merger; provided, however, that in the event of a change in the Board’s recommendation, Remeditex will only be required to vote as described in clauses (i)-(iv) above a number of shares of Soliton common stock equal to 35%

of the total voting power of the outstanding shares of Soliton common stock. As of June 9, 2021, Remeditex held voting power over 9,214,277 shares of Soliton common stock (approximately 42.7% of the outstanding shares of Soliton common stock).

The Remeditex Support Agreement will terminate upon the earliest of (i) the effective time of the merger, (ii) a material modification or amendment of the merger agreement that reduces the consideration payable thereunder, (iii) the termination of the merger agreement in accordance with its terms and (iv) the mutual agreement of the parties.

Officer Support Agreement

Concurrently with the execution and delivery of the merger agreement, AbbVie and Merger Sub entered into support agreements with each of Mr. Klemp and Dr. Capelli (the “Officer Support Agreements” and, together with the Remeditex Support Agreements, the “Support Agreements”), pursuant to which, each of Mr. Klemp and Dr. Capelli has agreed to vote all of his shares of Soliton common stock (i) in favor of the adoption of the merger agreement, (ii) against any takeover proposal from a third party unless and until the merger agreement is terminated and (iii) against any other action that is intended or could reasonably be expected to impede or interfere with or materially delay the merger. As of June 9, 2021, Mr. Klemp and Dr. Capelli collectively held voting power over 688,440 shares of Soliton common stock (approximately 3.19% of the outstanding shares of Soliton common stock).

The Officer Support Agreements will terminate upon the earliest of (i) the effective time of the merger, (ii) a change in the Board’s recommendation, (iii) a material modification or amendment of the merger agreement that reduces the consideration payable thereunder, (iv) the termination of the merger agreement in accordance with its terms and (v) the mutual agreement of the parties.

Shares Held by Directors and Executive Officers (see page 101)

As of the close of business on June 9, 2021, the current directors and executive officers of Soliton collectively held voting power over 828,440 shares of Soliton common stock, which represented approximately 3.8% of the shares of Soliton common stock outstanding on that date.

Opinion of Financial Advisor (see page 41)

The SAC retained Guggenheim Securities, LLC (“Guggenheim Securities”) as its financial advisor in connection with a potential sale of Soliton. In connection with the merger, Guggenheim Securities rendered an opinion to the SAC to the effect that, as of May 8, 2021 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration was fair, from a financial point of view, to the holders of the issued and outstanding shares of common stock of Soliton. At the SAC’s request and with the SAC’s authorization, Guggenheim Securities also provided such opinion to the Board. The full text of Guggenheim Securities’ written opinion, which is attached as Annex D to this proxy statement and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, business, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.

Guggenheim Securities’ opinion was provided to the SAC and the Board (solely in their respective capacities as such) for their respective information and assistance in connection with their respective evaluation of the merger consideration. Guggenheim Securities’ opinion and any materials provided in connection therewith did not constitute a recommendation to the SAC or the Board with respect to the merger, nor does Guggenheim

Securities’ opinion or the summary of its underlying financial analyses elsewhere in this proxy statement constitute advice or a recommendation to any holder of Soliton common stock as to how to vote or act in connection with the merger or otherwise. Guggenheim Securities’ opinion addresses only the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to holders of Soliton common stock to the extent expressly specified in such opinion and does not address any other term, aspect or implication of the merger (including, without limitation, the form or structure of the merger), the merger agreement or any support agreement or any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or any financing or other transactions related thereto.

For a description of the opinion that the SAC and the Board received from Guggenheim Securities, see “The Merger—Opinion of Financial Advisor” beginning on page 41.

Material U.S. Federal Income Tax Consequences of the Merger (see page 91)

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, if you are a stockholder who is a U.S. holder, you will recognize capital gain or loss equal to the difference between the amount of cash you receive in the merger and your adjusted tax basis in the common stock converted into cash in the merger. If you are a stockholder who is a non-U.S. holder, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 91 for a more detailed discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You are encouraged to consult your tax advisor to determine the tax consequences of the merger to you.

Financing of the Merger (see page 82)

The merger agreement does not contain any financing-related closing condition and AbbVie has represented that it will have sufficient funds at closing to fund the payment of the merger consideration and any other payments required in connection with the consummation of the merger. AbbVie has informed Soliton that it expects that funds needed by AbbVie and Merger Sub in connection with the merger will be derived from AbbVie’s existing cash and cash equivalents, and available borrowing capacity under existing credit facilities.

Regulatory Approvals (see page 63)

The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which provides that the merger may not be completed until the applicable waiting period under the HSR Act is terminated or expires. On June 2, 2021, Soliton and AbbVie filed the requisite notification and report forms under the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission. If the parties do not receive either early termination or a request for additional information from the relevant antitrust authority, the waiting period under the HSR Act will expire at 11:59 p.m. on July 2, 2021.

At any time before or after the effective time of the merger, any reviewing antitrust authorities or another person could take action under the antitrust laws as it deems necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger, seeking a rescission or other unwinding of the merger, or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not succeed.

Conditions to the Merger (see page 81)

Each party’s obligation to consummate the merger is subject to the satisfaction or waiver (to the extent such waiver is permissible under applicable law), on or prior to the closing date of the merger (the “closing date”) of the following conditions:

•	receipt of the Stockholder Approval;

•

the expiration or early termination of any applicable waiting period under the HSR Act, and no voluntary agreement between AbbVie, Merger Sub or Soliton and any governmental authority not to consummate the merger shall be in effect;

•

the absence of any temporary restraining order, injunction or other judgment issued by any governmental authority of competent jurisdiction or any applicable law that has the effect of enjoining, making illegal or otherwise prohibiting consummation of the merger;

•	subject to certain materiality and other qualifiers, the accuracy of the representations and warranties of the other party;

•	performance in all material respects by the other party of its obligations under the merger agreement; and

•	receipt by each party of a certificate signed on behalf of the other party by an executive officer certifying that certain of these conditions have been satisfied.

In addition, the obligations of AbbVie and Merger Sub to consummate the merger are also subject to (i) the absence of any effect, change, event, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Soliton (which term is described in the section entitled “The Merger Agreement—Representations and Warranties”) that is continuing as of the closing date and (ii) the absence of any pending action instituted by a governmental authority of competent jurisdiction seeking any judgment (x) to prevent, prohibit or make illegal consummation of the merger or (y) prohibit or materially limit AbbVie’s ability to own, control, direct, manage or operate Soliton.

The consummation of the merger is not conditioned upon AbbVie’s receipt of financing.

Before the closing, each of Soliton and AbbVie may waive any of the conditions to its obligation to consummate the merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law.

No Solicitation; Board Recommendation (see page 73)

The merger agreement requires Soliton to abide by customary “no-shop” restrictions on its ability to solicit takeover proposals from third parties and to provide non-public information to and enter into discussions or negotiations with third parties regarding takeover proposals. Notwithstanding these requirements, prior to the receipt of the Stockholder Approval, Soliton may under certain circumstances furnish information to and engage in discussions or negotiations with third parties with respect to unsolicited takeover proposals that the Board determines in good faith to be, or determines in good faith would be reasonably likely to result in, a superior proposal.

Termination of the Merger Agreement (see page 83)

The merger agreement may be terminated by the mutual written consent of AbbVie and Soliton and by either Soliton or AbbVie under certain specified circumstances, including if the merger has not been consummated on or before November 8, 2021 (the “outside date”), subject to the ability of AbbVie to extend the outside date up to May 8, 2022.

Termination Fees; Effect of Termination (see page 84)

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement—Soliton Termination Fee” beginning on page 84 and “The Merger Agreement—AbbVie Additional Payments and Termination Fee” beginning on page 85:

•	Soliton may be obligated to pay AbbVie a termination fee of $18,625,000; or

•	AbbVie may be obligated to pay Soliton a termination fee of up to $20 million.

Market Price of Common Stock and Dividend Information (see page 103)

The closing price of Soliton common stock on the NASDAQ on May 7, 2021, the last trading day prior to the announcement of the merger agreement, was $18.00 per share. The closing price of Soliton common stock on the NASDAQ on June 14, 2021, the last trading day before the date of this proxy statement was $22.33 per share.

Since its IPO, Soliton has not paid any dividends on its common stock. Under the terms of the merger agreement, Soliton is prohibited from declaring, establishing a record date for, setting aside for payment or paying any dividends on, or making any other distributions in respect of, its capital stock or other equity or voting interests between the date of the merger agreement and the effective date.

Delisting and Deregistration of Shares of Common Stock (see page 63)

Upon completion of the merger, the shares of Soliton common stock currently listed on the NASDAQ will cease to be listed and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Effects on Soliton if the Merger is not Completed (see page 14)

If the merger proposal does not receive the required Stockholder Approval, or if the merger is not completed for any other reason, Soliton’s stockholders will not receive any payment for their common stock in connection with the merger. Instead, Soliton will remain an independent public company, Soliton common stock will continue to be listed and traded on the NASDAQ, Soliton common stock will continue to be registered under the Exchange Act and Soliton’s stockholders will continue to own their Soliton common stock and continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of Soliton common stock.

If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your common stock, including the risk that the market price of the Soliton common stock may decline to the extent that the current market price of the Soliton common stock reflects a market assumption that the merger will be completed. If the merger is not completed, there is no assurance that any other transaction acceptable to Soliton will be offered or that the business, operations, financial condition, earnings or prospects of Soliton will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances Soliton is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 83.

Under certain circumstances, if the merger is not completed, Soliton may be obligated to pay to AbbVie a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Soliton Termination Fee” beginning on page 84 and “The Merger Agreement—AbbVie Additional Payments and Termination Fee” beginning on page 85.

Litigation Relating to the Merger (see page 63)

On June 9, 2021, Stephen Musanto filed a complaint against Soliton and the members of the Soliton board in the United States District Court for the Southern District of New York, captioned Musanto v. Soliton, Inc., et al., Case No. 1:21-cv-05088. Mr. Musanto alleges that the named directors of Soliton breached their fiduciary duties by approving the merger agreement through a flawed and unfair process and by failing to make complete and accurate disclosures regarding this process and that Soliton aided and abetted the alleged breaches. Mr. Musanto further alleges that the proxy statement omits to disclose certain facts in violation of Section 14 of the Exchange Act. Mr. Musanto seeks to enjoin or rescind the merger and requests his attorneys’ fees and damages in an unspecified amount. Soliton believes these allegations are without merit and intends to defend against them vigorously.

Questions

If you have additional questions about the merger or other matters discussed in this proxy statement after reading this proxy statement, you should contact Saratoga Proxy Consulting, LLC, Soliton’s proxy solicitation agent. The address of Saratoga Proxy Consulting, LLC is 520 8th Avenue, New York, NY 10018. You can contact Saratoga Proxy Consulting, LLC toll-free at (888) 368-0379 or via email at info@saratogaproxy.com.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder. For important additional information, please refer to the more detailed discussion contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:

You are receiving this proxy statement because you were a stockholder of record of Soliton as of the close of business on the record date for the special meeting. On May 8, 2021, Soliton entered into the merger agreement with AbbVie and Merger Sub. Pursuant to the merger agreement, if the merger is consummated, Merger Sub will be merged with and into Soliton, with Soliton surviving the merger as a wholly owned subsidiary of AbbVie.

This document serves as the proxy statement through which Soliton will solicit proxies to obtain the necessary Stockholder Approval for the consummation of the proposed merger and the other matters to be voted on at the special meeting described below under “—What is the purpose of the special meeting?”.

Q:	When and where will the special meeting of stockholders be held?

A:	The special meeting will be held at the Hilton Garden Inn Galleria located at 3201 Sage Road, Houston, TX 77056 on July 20, 2021, at 8:30 a.m., Central Time.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, stockholders will consider and vote on:

•	a proposal to adopt the merger agreement; and

•

a proposal to proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of adoption of the merger agreement.

Q:	What will I receive in the merger?

A:

If the merger is completed, you will be entitled to receive $22.60 in cash, without interest and less any applicable withholding taxes, for each share of Soliton common stock that you own immediately prior to the effective time of the merger.

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Please see the section of this proxy statement entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 91 for a more detailed description of the United States federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes.

Q:	What happens if the market price of shares of Soliton common stock changes before the closing of the merger?

A:	No change will be made to the merger consideration of $22.60 per share of Soliton common stock as a result of a change in the market price of the Soliton common stock.

Q:	If the merger is completed, what will happen to Soliton equity awards?

A:	For information regarding the treatment of Soliton equity awards, please see “The Merger Agreement—Treatment of Equity and Equity-Based Awards” beginning on page 65.

Q:	What constitutes a “quorum” for purposes of the special meeting?

A:

A quorum is necessary to transact business at the special meeting. Holders of a majority of all issued and outstanding shares of Soliton common stock as of the record date entitled to vote must be present in person or represented by proxy at the special meeting in order for there to be a quorum. Shares of Soliton common stock represented at the special meeting but not voted, including shares for which a stockholder directs an “abstention” from voting, will be counted as present for purposes of establishing a quorum. Because none of the proposals to be voted on at the special meeting are “routine” matters for which brokers may have discretionary authority to vote, Soliton does not expect any broker non-votes at the special meeting. Thus, if you fail to provide instructions with respect to any shares that you beneficially own through a broker, bank, trust, custodian or other nominee, such shares will not be counted for purposes of establishing a quorum (although such shares will be present for establishing a quorum if you provide instructions to the intermediary holding your shares with respect to at least one of the proposals presented in this proxy statement). If a quorum is not present in person or represented by proxy, the special meeting may be adjourned or postponed until the holders of the number of shares of Soliton common stock required to constitute a quorum are present in person or represented by proxy.

Q:	What is the vote required to adopt the merger agreement?

A:

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Soliton common stock as of the record date entitled to vote thereon. Abstentions and failing to provide instructions with respect to any shares you beneficially own through a broker will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	What is the vote required to approve the adjournment proposal?

A:

The adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Soliton common stock represented at the special meeting and entitled to vote thereon. Assuming a quorum is present at the special meeting, abstentions will have the same effect as a vote “AGAINST” the adjournment proposal. Failing to provide instructions on the adjournment proposal with respect to any shares you beneficially own through a broker will have no effect on the outcome of the adjournment proposal.

Q:	When is the proposed merger expected to be completed?

A:

We are working toward completing the merger as promptly as possible. We currently anticipate the merger to close in the second half of 2021, but we cannot be certain when or if the conditions of the merger will be satisfied or (if permissible under applicable law) waived. The merger cannot be completed until the conditions to closing are satisfied or (if permissible under applicable law) waived, including the adoption of the merger agreement by the holders of Soliton common stock at the special meeting and the receipt of certain regulatory approvals.

Q:	Who is entitled to vote at the special meeting?

A:

Only holders of record of Soliton common stock at the close of business on June 9, 2021, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. At the close of business on the record date, 21,596,544 shares of Soliton common stock were issued and outstanding and held by 73 holders of record. Each share of Soliton common stock is entitled to one vote on each matter submitted to a vote at the special meeting.

Q:	Who may attend the special meeting?

A:

Stockholders of record as of the close of business on June 9, 2021, or their duly appointed proxies, may attend the special meeting. “Street name” holders (those whose shares are held through a broker, bank, trust company or other nominee) should bring a copy of an account statement reflecting their ownership of Soliton common stock as of the record date. If you are a “street name” holder and you wish to vote at the special meeting, you must also bring a legal proxy from the record holder (your broker, bank, trust company or other nominee) of the shares of Soliton common stock authorizing you to vote at the special meeting.

Q:	How does the Board recommend that I vote?

A:	The Board recommends a vote “FOR” the merger proposal and “FOR” the adjournment proposal.

For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement, please see the section of this proxy statement entitled “The Merger—Recommendation of the Board and Soliton’s Reasons for the Merger” beginning on page 37. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of Soliton’s directors and executive officers have interests that may be different from, or in addition to, the interests of Soliton’s stockholders generally. Please see the section of this proxy statement entitled “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 56.

Q:	Who is soliciting my vote?

A:	The Board is soliciting your proxy, and Soliton will bear the cost of soliciting proxies.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in this proxy statement, including its annexes.

If you are a holder of record, in order for your shares to be represented at the special meeting:

•	you can attend the special meeting in person;

•	you can submit a proxy through the Internet or by telephone by following the instructions included on your proxy card; or

•	you can indicate on the enclosed proxy card how you would like to vote and return the proxy card.

If you hold your shares in “street name,” in order for your shares to be represented at the special meeting, you should instruct your broker, bank, trust company or other nominee as to how to vote your shares by following the directions provided to you by your broker, bank, trust company or other nominee.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Soliton common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Soliton common stock is called a “proxy card.”

Q:	How do I vote if my shares are registered directly in my name?

A:

If you are a record holder of Soliton common stock, you may vote in person at the special meeting or by proxy. Whether or not you intend to attend the special meeting, we encourage you to submit a proxy to vote your shares now, online, by phone or proxy card to ensure that your vote is counted. For more detailed instructions on how to submit a proxy to vote your shares using one of these methods, please see the section of this proxy statement entitled “The Special Meeting—Voting of Proxies” beginning on page 19.

Your failure to vote will have the same effect as a vote “AGAINST” the merger proposal.

Q:	How do I vote my shares if they are held in the name of my broker (“street name”)?

A:

If you hold your shares in a stock brokerage account or if your shares are held by a broker, bank, trust company or other nominee (that is, in “street name”), you must follow the directions from your broker, bank, trust company or other nominee provided to you in order to vote. Please check the voting form used by your broker, bank, trust company or other nominee. If you do not provide your broker, bank, trust company or other nominee with instructions, your shares of Soliton common stock will not be counted for purposes of determining a quorum at the special meeting and such shares will not be voted on any proposal at the special meeting, which will have the same effect as a vote “AGAINST” the merger proposal.

Please note that you may not vote shares held in “street name” by returning a proxy card directly to Soliton or by voting in person at the special meeting unless you provide a legal proxy, which you must obtain from your broker, bank, trust company or other nominee.

Q:	What will happen if I fail to submit a proxy or I abstain from voting?

A:

If you fail to submit a proxy or fail to instruct your broker, bank, trust company or other nominee to vote, it will have the effect of a vote against the merger proposal, but, assuming a quorum is present at the special meeting, will have no effect on the adjournment proposal. If you mark your proxy to abstain or provide voting instructions to abstain, it will have the effect of a vote against the merger proposal and the adjournment proposal.

Q:	How can I revoke my proxy?

A:

If you have already submitted your proxy by Internet, telephone or by returning your proxy card, you may revoke a properly executed or authorized proxy by: (a) submitting another proxy by Internet or telephone subsequent to the date shown on the previously executed and delivered proxy or the date of a prior proxy submitted by Internet or telephone (and prior to the special meeting), (b) mailing a later-dated, properly executed and delivered proxy to our Corporate Secretary, which is received prior to the special meeting, or (c) mailing a written revocation to our Corporate Secretary, which is received prior to the special meeting. Stockholders of record may also revoke their proxies by attending the special meeting and voting in person. If stockholders of record only attend the special meeting but do not vote, their proxies will not be revoked.

If your shares are held in “street name” by your broker, bank, trust company or other nominee, you should contact your broker, bank, trust company or other nominee to change your vote or revoke your proxy.

Q:	Do I need to do anything with my stock certificates now?

A:

No. Promptly after the effective time of the merger, each holder of a certificate representing any shares of Soliton common stock that have been converted into the right to receive the merger consideration will be sent a letter of transmittal describing the procedure for surrendering their shares in exchange for the merger consideration. If you hold your shares in certificated form, you will receive your cash payment after the paying agent receives your share certificates and any other documents requested in the instructions. You should not return your share certificates with the enclosed proxy card, and you should not forward your share certificates to the paying agent without a letter of transmittal. If you hold Soliton common stock in non-certificated book-entry form, you will not be required to deliver a share certificate, and you will receive your cash payment after the paying agent receives the documents requested in the instructions.

Q:	What happens if the merger is not completed?

A:

If our stockholders do not approve the merger proposal, or if the merger is not completed for any other reason, you will not receive any payment for your shares of Soliton common stock in connection with the merger. Instead, Soliton will remain an independent public company and stockholders will continue to own their Soliton common stock. The Soliton common stock will continue to be registered under the Exchange Act and listed and traded on the NASDAQ. Under certain circumstances, if the merger is not completed, Soliton may be obligated to pay to AbbVie a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Soliton Termination Fee” beginning on page 84 and “The Merger Agreement—AbbVie Additional Payments and Termination Fee” beginning on page 85.

Q:	What effect will the merger have on Soliton?

A:

If the merger is consummated, Merger Sub will be merged with and into Soliton, and Soliton will continue to exist following the merger as a subsidiary of AbbVie. Following such consummation of the merger, the Soliton common stock will no longer be traded on the NASDAQ or any other public market, and the registration of the Soliton common stock under the Exchange Act will be terminated.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:

The record date for the special meeting is earlier than the expected closing date of the merger. If you own shares of Soliton common stock as of the close of business on the record date but transfer your shares prior to the special meeting, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds your shares as of immediately prior to the effective time of the merger.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the merger?

A:

Yes. Shares of Soliton common stock held by stockholders who have not voted such shares in favor of the adoption of the merger agreement and have properly exercised appraisal rights under Section 262 of the DGCL (and have not withdrawn such exercise or lost such rights) will not be converted into the right to receive the merger consideration, but will instead be converted into the right to receive payment in cash for the fair value of their shares of Soliton common stock as determined in accordance with Section 262 of the DGCL. The fair value of shares of Soliton common stock as determined in accordance with Section 262 of the DGCL may be more or less than (or the same as) the merger consideration. Stockholders who wish to exercise appraisal rights must comply fully with all applicable requirements of Section 262 of the DGCL, which is summarized in this proxy statement and attached as Annex E to this proxy statement. Failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. Because of the complexity of Section 262 of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights we encourage you to seek the advice of your own legal counsel.

Q:	How can I obtain additional information about Soliton?

A:

We will provide copies of this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2020, without charge to any stockholder who makes a written request to our Corporate Secretary at Soliton, Inc., 5304 Ashbrook Drive, Houston, TX 77081, Attn: Corporate Secretary. Our Annual Report on Form 10-K and other SEC filings also may be accessed at www.sec.gov or on the Investors section of our website at www.soliton.com. Our website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q:	Who can help answer my questions?

A:

If you have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this proxy statement or additional proxy cards or otherwise need assistance voting, you should contact:

Saratoga Proxy Consulting, LLC

520 8th Avenue

New York, NY 10018

Stockholders may call toll-free: (888) 368-0379

info@saratogaproxy.com

or

Soliton, Inc.

5304 Ashbrook Drive

Houston, TX 77081

(844) 705-4866

Attn: Corporate Secretary

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “may,” “might,” “should,” “would,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” and words of similar substance. A number of important factors could cause actual results of Soliton to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, (i) the risk that the proposed merger with AbbVie may not be completed in a timely manner or at all, which may adversely affect Soliton’s business and the price of its common stock; (ii) the failure to receive, on a timely basis or otherwise, the required Stockholder Approval; (iii) the possibility that competing offers or acquisition proposals for Soliton will be made; (iv) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances which would require Soliton to pay a termination fee or other expenses; (vi) the effect of the announcement or pendency of the transactions contemplated by the merger agreement on Soliton’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (vii) risks related to diverting management’s attention from Soliton’s ongoing business operations; (viii) the risk that stockholder litigation in connection with the transactions contemplated by the merger agreement may result in significant costs of defense, indemnification and liability and (ix) the risk factors detailed in Part I, Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, and other risk factors identified herein or from time to time in our periodic filings with the SEC.

Soliton assumes no obligation to update or revise publicly the information in this communication, whether as a result of new information, future events or otherwise, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. There can be no assurance that the merger will in fact be completed.

THE SPECIAL MEETING

This proxy statement is being provided to the stockholders of Soliton in connection with the solicitation of proxies by the Board for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides stockholders of Soliton with the information about the special meeting and should be read carefully in its entirety.

Date, Time and Place

The special meeting is scheduled to be held at the Hilton Garden Inn Galleria located at 3201 Sage Road, Houston, TX 77056 on July 20, 2021, at 8:30 a.m., Central Time.

Purpose of the Special Meeting

At the special meeting, stockholders will be asked to consider and vote on the following proposals:

•	the merger proposal; and

•	the adjournment proposal.

Recommendation of the Soliton Board

After careful consideration, the Board, based in party upon the unanimous recommendation of the Strategic Alternatives Committee, determined to adopt, authorize and approve the merger agreement and recommend the adoption of the merger agreement by the holders of Soliton common stock. Accordingly, the Board recommends a vote “FOR” the proposal to adopt the merger agreement and a vote “FOR” the adjournment proposal.

The Board believes that the merger agreement and the merger are advisable, fair to and in the best interests of Soliton and its stockholders. For a discussion of the material factors that the Board considered in determining to recommend the approval of the merger agreement, please see the section of this proxy statement entitled “The Merger—Recommendation of the Board and Soliton’s Reasons for the Merger” beginning on page 37.

Record Date; Stockholders Entitled to Vote

Only holders of record of Soliton common stock at the close of business on June 9, 2021, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. At the close of business on the record date, 21,596,544 shares of Soliton common stock were issued and outstanding and held by 73 holders of record. Each share of Soliton common stock is entitled to one vote on each matter submitted to a vote at the special meeting.

If you own shares of Soliton common stock that are registered in the name of someone else, such as a broker, bank, trust company or other nominee, you are not a holder of record and instead hold your shares in “street name.” If you hold shares in “street name,” you will need to direct the applicable organization to vote those shares or obtain authorization from it and vote the shares yourself at the special meeting, as described below.

Quorum

A quorum is necessary to transact business at the special meeting. Holders of a majority of all issued and outstanding shares of Soliton common stock as of the record date entitled to vote must be present in person or represented by proxy at the special meeting in order for there to be a quorum. Shares of Soliton common stock represented at the special meeting but not voted, including shares for which a stockholder directs an “abstention” from voting, will be counted as present for purposes of establishing a quorum. Because none of the proposals to be voted on at the special meeting are “routine” matters for which brokers may have discretionary authority to vote, Soliton does not expect any broker non-votes at the special meeting. Thus, if you fail to provide instructions with respect to any shares that you beneficially own through a broker, bank, trust, custodian or other nominee, such shares will not be counted for purposes of establishing a quorum (although such shares will be present for establishing a quorum if you provide instructions to the intermediary holding your shares with respect to at least one of the proposals presented in this proxy statement). If a quorum is not present in person or represented by proxy, the special meeting may be adjourned or postponed until the holders of the number of shares of Soliton common stock required to constitute a quorum are present in person or represented by proxy.

Required Vote

Assuming a quorum is present at the special meeting, adoption of the merger agreement will require the affirmative vote of the holders of a majority of the shares of Soliton common stock outstanding as of the record date for the special meeting. If you fail to vote, if you fail to provide instructions to your broker, bank or other nominee to vote on your behalf, or if you abstain from voting, the effect will be the same as if you had voted against the adoption of the merger agreement.

Approval of one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of adoption of the merger agreement, will require the affirmative vote of the holders of a majority of the shares of Soliton common stock present in person or represented by proxy at the special meeting and entitled to vote on this proposal. An abstention from voting on this proposal will have the same effect as a vote against the proposal. If you fail to submit a proxy and do not attend the special meeting in person, or if you fail to provide instructions to your broker, bank or other nominee to vote on your behalf, your shares will not affect whether the adjournment proposal is approved.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at the special meeting, you must bring to the special meeting a legal proxy executed in your favor from the record holder of the shares (your broker, bank, trust company or other nominee) authorizing you to vote at the special meeting.

In addition, please be prepared to provide proper identification, such as a driver’s license or passport. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your broker, bank, trust company or other nominee proving ownership on the record date, along with proper identification. Stockholders will not be allowed to use cameras, recording devices or other similar electronic devices at the meeting.

Voting of Proxies

If you are a holder of record of Soliton common stock as of the record date for the special meeting there are four ways to have your shares voted:

•	By Internet—If you received a printed copy of the proxy materials, follow the instructions on your proxy card.

•	By Telephone—If you received a printed copy of the proxy materials, follow the instructions on your proxy card.

•	By Mail—If you received a printed copy of the proxy materials, complete, sign, date, and mail your proxy card in the enclosed, postage-paid envelope.

•	In Person—You may vote in person by written ballot at the special meeting.

You will need the control number included on your proxy card if you submit a proxy to vote your shares by Internet or telephone.

Your vote is important. Accordingly, please mark, sign, date and return the enclosed proxy card or submit a proxy via the Internet or by telephone whether or not you plan to attend the special meeting in person.

If a properly executed proxy is returned without an indication as to how the shares of common stock represented are to be voted with regard to a particular proposal, the common stock represented by the proxy will be voted “FOR” such proposal. All shares represented by properly executed proxies received (including proxies received via the Internet or by telephone) in time for the special meeting will be voted at the meeting in the manner specified by the stockholder giving those proxies.

Shares Held in “Street Name”

If you hold your shares in a stock brokerage account or if your shares are held by a broker, bank, trust company or other nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your broker, bank, trust company or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Soliton or by voting in person at the special meeting unless you provide a legal proxy, which you must obtain from your broker, bank, trust company or other nominee. Further, brokers who hold shares of Soliton common stock on behalf of their customers may not give a proxy to Soliton to vote those shares without specific instructions from their customers.

If you are a stockholder holding your shares in “street name” and you do not instruct your broker, bank, trust company or other nominee on how to vote your shares, your broker, bank, trust company or other nominee cannot vote your shares, which will have the same effect as a vote against the merger proposal. If you do not instruct your broker on how to vote your shares, it will have no effect on the adjournment proposal.

Revocation of Proxies

If you have already submitted your proxy by Internet, telephone or by returning your proxy card, you may revoke a properly executed or authorized proxy by:

•

submitting another proxy by Internet or telephone subsequent to the date shown on the previously executed and delivered proxy or the date of a prior proxy submitted by Internet or telephone (and prior to the special meeting);

•	mailing a later-dated, properly executed and delivered proxy to our Corporate Secretary, which is received prior to the special meeting; or

•	mailing a written revocation to our Corporate Secretary, which is received prior to the special meeting.

Stockholders of record may also revoke their proxies by attending the special meeting and voting in person. If stockholders of record only attend the special meeting but do not vote, their proxies will not be revoked.

If your shares are held in “street name” by your broker, bank, trust company or other nominee, you should contact your broker, bank, trust company or other nominee to change your vote or revoke your proxy.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed. Under the merger agreement, Soliton may adjourn or postpone the special meeting in the following cases:

•	if Soliton is required to postpone or adjourn the special meeting by applicable law;

•

if, as of the time for which the special meeting is originally scheduled, Soliton has not received proxies representing a sufficient number of shares of Soliton common stock to obtain the Stockholder Approval;

•

if, as of the time for which the special meeting is originally scheduled, there are insufficient shares of Soliton common stock represented (in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the special meeting; or

•

after consultation with AbbVie, to the extent necessary to ensure that any required supplement or amendment to this proxy statement which the Board has determined in good faith after consultation with outside counsel is necessary under applicable law is provided to Soliton’s stockholders within a reasonable amount of time prior to the special meeting;

provided that other than with respect to an adjournment or postponement of the special meeting required by applicable law, Soliton may not adjourn or postpone the special meeting to a date that is more than 30 calendar days after the date the special meeting was originally scheduled without the consent of AbbVie.

Any adjournment to a date not more than 30 days after the date originally fixed for the special meeting may be made without notice, other than by an announcement made at the special meeting of the time and place of the adjourned meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time before voting occurs at the special meeting. See “Proposal 2: Approval of Authority to Adjourn the Special Meeting” on page 100 for more information about the proposal relating to adjournments of the special meeting.

Solicitation of Proxies; Payment of Solicitation Expenses

Soliton is soliciting proxies for the special meeting from Soliton stockholders. Soliton will bear the entire cost of soliciting proxies from Soliton stockholders, including the expenses incurred in connection with the preparation of the proxy statement and its filing with the SEC. In addition to this mailing, Soliton’s directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, over the Internet or in person. They will not be paid any additional amounts for soliciting proxies. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of Soliton common stock held of record by those persons, and Soliton will reimburse these brokerage firms, custodians, nominees and fiduciaries for related, reasonable out-of-pocket expenses they incur.

Soliton has engaged Saratoga Proxy Consulting, LLC to assist in the solicitation of proxies for the special meeting and will pay Saratoga Proxy Consulting, LLC a fee of approximately $40,000, plus reimbursement of out-of-pocket expenses. The address of Saratoga Proxy Consulting, LLC is 520 8th Avenue, New York, NY 10018. You can contact Saratoga Proxy Consulting, LLC toll-free at (888) 368-0379 or via email at info@saratogaproxy.com.

A list of stockholders entitled to vote at the special meeting will be open for examination by any Soliton stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at Soliton’s principal executive offices at 5304 Ashbrook Drive, Houston, TX 77081, and at the time and place of the special meeting during the entire time of the special meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Soliton’s proxy solicitor, Saratoga Proxy Consulting, LLC toll-free at (888) 368-0379.

THE COMPANIES

Soliton, Inc.

Soliton is a medical technology company focused on developing and commercializing products utilizing its proprietary designed acoustic shockwave technology platform referred to as RAP. Soliton is a pre-revenue stage company with its first product, RESONIC, preparing for launch for the removal of tattoos and the reduction of cellulite. Soliton’s RESONIC console uses rapid pulses of designed acoustic shockwaves to disrupt cellular structures in the dermal and subdermal tissue. The uniqueness of Soliton’s designed shockwave allows Soliton to target the differential in stiffness between cellular structures and generate a shearing effect that Soliton believes represents a platform technology potentially useful in tattoo removal, cellulite treatment, fibrotic scar treatment and other indications. Soliton believes the high repetition rate, rapid rise and fall of the wave, and significant peak pressure delivered in a non-focused manner make its shockwave significantly different from other available shockwave technologies. Importantly, Soliton’s technology allows the disruption of targeted structures within the skin with only minimal discomfort and without additional treatment-related downtime for tattoo removal or any downtime for cellulite treatment.

Soliton’s common stock is listed and traded on the NASDAQ under the symbol “SOLY.”

Soliton’s principal executive offices are located at 5304 Ashbrook Drive, Houston, TX 77081 and its telephone number is (844) 705-4866. Soliton’s Internet website address is www.soliton.com. The information provided on or accessible through Soliton’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to Soliton’s website provided in this proxy statement.

AbbVie Inc.

AbbVie is a global, research-based biopharmaceutical company. AbbVie uses its expertise, dedicated people and unique approach to innovation to develop and market advanced therapies that address some of the world’s most complex and serious diseases. Allergan Aesthetics, an AbbVie company, develops, manufactures and markets a portfolio of leading aesthetics brands and products.

AbbVie’s common stock is listed and traded on the NYSE under the symbol “ABBV.”

AbbVie’s principal executive offices are located at 1 North Waukegan Road, North Chicago, Illinois 60064-6400; its telephone number is (847) 932-7900; and its Internet website address is www.abbvie.com. The information provided on or accessible through AbbVie’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

Scout Merger Sub, Inc.

Merger Sub, a wholly-owned subsidiary of AbbVie, is a Delaware corporation that was formed on April 29, 2021, for the purpose of effecting the merger. Merger Sub has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in connection with the merger and the other transactions contemplated by the merger agreement. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Soliton, with Soliton surviving the merger as a wholly-owned subsidiary of AbbVie.

The principal executive offices of Merger Sub are located at 1 North Waukegan Road, North Chicago, Illinois 60064-6400, and its telephone number is (847) 932-7900.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed below, stockholders are being asked to consider and vote on a proposal to adopt the merger agreement. You should read this proxy statement carefully and in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read carefully and in its entirety the merger agreement, which is attached as Annex A to this proxy statement.

The Soliton Board unanimously recommends that stockholders vote “FOR” the merger proposal.

If you return a properly executed proxy (including proxies received via the Internet or by telephone), but do not indicate instructions on your proxy, your shares of common stock represented by such proxy will be voted “FOR” the merger proposal.

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Soliton common stock as of the record date entitled to vote thereon.

Your failure to vote, or failure to instruct your broker, bank, trust company or other nominee to vote, will have the same effect as a vote “AGAINST” the merger proposal. Abstentions and failing to provide instructions with respect to any shares you beneficially own through a broker will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

THE MERGER

The following is a discussion of the merger, including the process undertaken by Soliton, its Board and the Strategic Alternatives Committee, or SAC, in identifying and determining whether to engage in the proposed transaction. The discussion of the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement.

Overview

Soliton is seeking the adoption by its stockholders of the merger agreement. Under the terms of the merger agreement, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions more fully described in the merger agreement, Merger Sub will be merged with and into Soliton, with Soliton surviving the merger as a wholly owned subsidiary of AbbVie. The Board has unanimously adopted, authorized and approved the merger agreement and unanimously recommends that Soliton’s stockholders vote to adopt the merger agreement.

Common Stock. Upon completion of the merger, each issued and outstanding share of Soliton common stock will automatically be canceled and will cease to exist and will be converted into the right to receive $22.60 in cash, without interest and subject to any applicable withholding taxes (other than (i) shares of Soliton common stock where the holder has properly exercised appraisal rights under Section 262 of the DGCL (and has not withdrawn such exercise or lost such rights) and (ii) shares of Soliton common stock owned by Soliton, AbbVie or Merger Sub).

Options. Immediately prior to the effective time of the merger, each option to purchase shares of Soliton common stock, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled, extinguished and of no further force or effect and automatically converted into the right to receive, as the sole consideration for each share of Soliton common stock underlying such option, an amount in cash, without interest and subject to any applicable withholding tax, equal to the excess of (i) the merger consideration over (ii) the per share exercise price that would be due in cash upon exercise of such option.

Restricted Stock Units. Immediately prior to the effective time of the merger, each restricted stock unit award that is outstanding immediately prior to the effective of the merger, whether vested, unvested or otherwise subject to forfeiture, will be cancelled, extinguished and of no further force or effect and automatically converted into the right to receive, as the sole consideration for each share of Soliton common stock underlying such restricted stock unit award, an amount in cash, without interest and subject to any applicable withholding tax, equal to the merger consideration.

Restricted Shares. Immediately prior to the effective time of the merger, each share of Soliton common stock subject to vesting and/or forfeiture conditions that is outstanding immediately prior to the effective time of the merger will automatically vest in full and become free of such restrictions and thereafter will terminate and be converted into the right to receive, as the sole consideration in respect of such terminated restricted share of Soliton common stock, an amount in cash, without interest and subject to any applicable withholding tax, equal to the merger consideration.

Warrants. At the effective time of the merger, each warrant to purchase shares of Soliton common stock, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive an amount in cash, without interest and subject to any applicable withholding tax, equal to the excess of (i) the number of shares of Soliton common stock subject to such warrant, multiplied by the merger consideration over (ii) the number of shares of Soliton common stock subject to such warrant, multiplied by the exercise price of such warrant.

Background of the Merger

As part of the ongoing oversight of Soliton’s business, the Board and Soliton’s senior management regularly review and discuss Soliton’s recent performance, its strategic business plan and its growth prospects with the dual goals of (a) developing its Rapid Acoustic Pulse (“RAP”) device and ultimately launching it successfully into the market and (b) maximizing stockholder value.

In accordance with these dual goals, and before the commencement in November 2020 of the broader strategic outreach described below, Soliton from time to time engaged in discussions with other companies in the aesthetics industry regarding their technology, clinical trial results, commercial progress and a variety of possible business opportunities. These business opportunities ranged from commercial or partnering arrangements to possible business combination transactions and included discussions between Soliton and Allergan plc (including ZELTIQ Aesthetics, Inc., or “Zeltiq,” before its acquisition by Allergan plc). Soliton engaged in these discussions, which other than as described below were brief and preliminary, as part of its ongoing evaluation of business opportunities.

With respect to discussions with Allergan, the Board and Soliton’s senior management have considered a variety of potential transaction structures and relationships, including an investment by Allergan in Soliton and various licensing arrangements for Soliton’s technology, including a license for the treatment of cellulite, as well as Allergan’s possible purchase of Soliton in its entirety. These discussions were led on behalf of Soliton by Walter V. Klemp, Soliton’s Executive Chairman, Christopher Capelli, M.D., Soliton’s Chief Science Officer (and its President and Chief Executive Officer until November 2, 2020 when Brad Hauser was appointed President and Chief Executive Officer), and Lori Bisson, Soliton’s Executive Vice President and Chief Financial Officer. After Mr. Hauser became Soliton’s President and Chief Executive Officer in November 2020, Mr. Hauser took a leading role in the discussions between Soliton and AbbVie, which had acquired Allergan in May 2020.

Mr. Hauser joined the Board in May 2018. The Board believed that Mr. Hauser’s experience in, among other things, commercial launch of an aesthetics device would be helpful to the Board as Soliton pursued its business plan to develop its RAP device and ultimately launch it into the market. Before Mr. Hauser joined the Board, he was a senior executive at Zeltiq and then Allergan. In the normal course of those roles, Mr. Hauser participated in various interactions between Soliton and Zeltiq/Allergan.

Mr. Hauser recused himself from all Board discussions regarding Soliton’s engagement with Allergan and then AbbVie from the beginning of his service on the Board of Soliton in May 2018 until he was appointed as Soliton’s President and Chief Executive Officer in November 2020. On February 1, 2019, the Board formalized these arrangements to exclude Mr. Hauser from any discussions between Soliton and Allergan, from any access to Soliton’s non-public confidential cellulite data and from any other entity’s interest in Soliton’s technology. (The foregoing arrangements ended when Mr. Hauser was appointed Soliton’s President and Chief Executive Officer effective November 2, 2020.)

On February 19, 2019, Soliton became a public company when its IPO became effective.

In 2018 and 2019, the interactions between Soliton and Allergan generally focused on educating Allergan regarding Soliton’s RAP device, related clinical trials and its clinical indications, including improvement of cellulite. However, during the period from February 2019 until the last week of June 2019, Allergan conducted due diligence on Soliton pursuant to an existing confidentiality agreement that had previously been entered into by Soliton and Zeltiq (which, as noted above, was subsequently acquired by Allergan and became its wholly-owned subsidiary). The Board believed that Allergan intended to make a proposal to acquire Soliton or enter into an agreement for a cellulite-only license. Given its expectations that a fundamental transaction might occur, the Board engaged in discussions with several potential financial advisors, including Guggenheim Securities, although the Board ultimately did not retain a financial advisor during that period. At a Board meeting on May 9,

2019, the Board approved the engagement of Hogan Lovells U.S. LLP (“Hogan Lovells”) to represent Soliton in a potential acquisition or licensing transaction, and management engaged Hogan Lovells in accordance with this authority. Ultimately, Allergan did not make a proposal to acquire Soliton at that time.

On June 25, 2019, AbbVie Inc. and Allergan announced that they had entered into a definitive transaction agreement under which AbbVie would acquire Allergan.

Notwithstanding that Allergan did not propose a strategic licensing or combination transaction with Soliton in June 2019, the parties decided to further evaluate Soliton’s RAP device in a proof-of-concept study, which culminated in an additional round of testing at a third-party testing site on July 22, 2019.

On October 16, 2019 in a videoconference, members of Soliton’s senior management spoke with an Allergan representative to discuss the results of the July 2019 proof-of-concept study. Representatives of Soliton and Allergan engaged in numerous discussions via email from mid-October to late November 2019 regarding clinical trial results.

On January 13, 2020, Mr. Klemp, Mr. Cappelli and Ms. Bisson met at an industry conference with three senior Allergan executives, and the Soliton executives provided a brief update on the clinical progress of Soliton’s cellulite study and reviewed the results from the proof-of-concept clinical trial for the treatment of keloid and hypertrophic scars. The Soliton executives reported this conversation to the Board at its meeting on January 24, 2020.

On March 1, 2020, Mr. Klemp informed a senior Allergan executive that Soliton had obtained final pivotal data from a clinical trial of the RAP device focused on the treatment of cellulite, noting that the data would be presented at an upcoming dermatology conference on March 21, 2020. Mr. Klemp suggested that the parties meet to review the data and related photographs.

On March 13, 2020, Soliton and Allergan met via videoconference, and Soliton summarized the initial clinical results for the treatment of cellulite.

On May 8, 2020, AbbVie completed its acquisition of Allergan.

In May 2020, Soliton engaged, with the assistance of Hogan Lovells, the law firm of Richards Layton & Finger, PA to serve as special Delaware counsel to the Board.

From early June 2020 until July 28, 2020, Soliton and AbbVie planned for a videoconference presentation by Soliton to a group of AbbVie executives regarding Soliton’s RAP technology and clinical results related to cellulite. The planning included Soliton making clinical data available in a virtual data room.

In mid-August 2020, Soliton arranged, at AbbVie’s request, due diligence calls with clinicians who had performed the recent clinical study. Although Soliton had previously entered into a confidentiality agreement with Zeltiq (now owned by Allergan), given that AbbVie had subsequently acquired Allergan, AbbVie delivered the first draft of a new form of confidentiality agreement to Soliton on August 20, 2020. After several weeks of negotiation and exchanges of revised drafts, AbbVie and Soliton executed the confidentiality agreement on October 14, 2020.

On September 25, 2020, the Board held a meeting via videoconference with all members present. Also present at the invitation of the Board were Ms. Bisson, a representative of Hogan Lovells, and a representative of Schiff Hardin, LLP, corporate counsel to the Company (“Schiff Hardin”). After Mr. Hauser left the meeting, the Board discussed Soliton’s ongoing dialogue with AbbVie. Members of Soliton senior management reviewed the status of Soliton’s interactions with AbbVie, including reviewing the diligence being conducted by AbbVie and the expected timeframe within which they understood AbbVie would determine whether to proceed towards further discussions regarding a potential strategic transaction with Soliton. The representative of Hogan Lovells reviewed with the members of the Board their fiduciary duties and obligations.

The representative of Hogan Lovells then reviewed the potential benefits of establishing a committee of the Board to oversee, on behalf of the Board, any potential strategic transaction involving AbbVie ( the “Potential Transaction”) and the process to be followed by the Board to determine the independence of various Board members to serve on such committee, including a review of an independence questionnaire that had previously been completed by certain members of the Board.

After further discussion, the Board determined it advisable to establish a committee of the Board consisting of one or more directors who are independent, who are not members of Soliton’s management, and who do not have an interest in the Potential Transaction that is different from, or in addition to, the interests of the Soliton’s stockholders generally (the “Strategic Alternatives Committee” or the “SAC”), to review and evaluate the Potential Transaction (including whether to enter into discussions with respect to the Potential Transaction) and Soliton’s other strategic alternatives. The Board then determined that each of Jonathan P. Foster and Danika Harrison met these standards and designated them, by resolution of the Board, to serve as the members of the SAC. The authorizing resolutions delegated to the SAC the following duties and powers, among others:

•	to review and evaluate the terms and conditions, and determine the advisability of the Potential Transaction and any alternative transaction,

•

to negotiate with AbbVie or any other party the SAC deems appropriate with respect to the terms and conditions of the Potential Transaction or any alternative transaction and, if the SAC deems appropriate, but subject to the limitations of applicable law, to approve the execution and delivery of documents governing the Potential Transaction or any alternative transaction on behalf of Soliton,

•	to determine whether the Potential Transaction or any alternative transaction negotiated by the SAC is fair to, and in the best interests of, Soliton and all of its stockholders,

•	to recommend to the full Board what action, if any, should be taken by the Board with respect to the Potential Transaction or any alternative,

•	to retain independent legal counsel to advise it and assist it in connection with fulfilling its duties as delegated by the Board, and

•

to retain such other consultants and agents, including, without limitation, independent financial advisors, as the SAC may deem necessary or appropriate to advise it and assist it in connection with fulfilling its duties as delegated by the Board and to perform such services and render such opinions as may be necessary or appropriate in order for the SAC to discharge such duties.

The authorizing resolutions also:

•	authorized and directed Soliton to pay all fees, expenses and disbursements of legal counsel, financial advisors, consultants and agents retained by the SAC,

•

provided that the Board shall not recommend the Potential Transaction or any alternative for approval by Soliton’s stockholders or otherwise approve the Potential Transaction or any alternative without a prior favorable recommendation of the Potential Transaction or any such alternative by the SAC, and

•

obligated Soliton, to the fullest extent permitted by law, to indemnify, hold harmless and advance expenses to each member of the SAC in connection with any threatened, pending or completed action, suit or proceeding (whether criminal, administrative or investigative) in which the SAC, or any of its members, is or is threatened to be made a participant (including as a witness) arising from or relating to any such member’s appointment to or service on the SAC, the Potential Transaction or any alternative, or the discharge of the powers or duties of the SAC or any of its members pursuant to or in furtherance of the Board resolutions.

During late September 2020 into October 2020, representatives of Soliton and AbbVie prepared for an in-person meeting held on October 8, 2020 to observe the Soliton device in use. Also during this period, the

Board and then the SAC after its formation, having taken into account Guggenheim Securities’ expertise in the aesthetic medical device industry and its familiarity with Soliton, among other factors, elected to retain Guggenheim Securities as its financial advisor and negotiated the terms of Guggenheim Securities’ engagement.

On October 8, 2020, the SAC held a meeting via videoconference at which Ms. Bisson and representatives of Hogan Lovells and Schiff Hardin were present. The SAC discussed the status of the negotiations with Guggenheim Securities on its engagement letter. The SAC also approved the engagement of Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”) as SAC counsel.

From October 8, 2020 until October 27, 2020, Ms. Bisson and a representative of Nelson Mullins, under the direction of the SAC, negotiated with Guggenheim Securities on the terms of the Guggenheim Securities engagement letter. Also during that period, the SAC, members of Soliton’s senior management and representatives of Nelson Mullins discussed with Guggenheim Securities its proposed strategy to approach possible strategic parties other than AbbVie on Soliton’s behalf.

On October 19, 2020, the SAC held a meeting via videoconference at which Ms. Bisson, representatives of Guggenheim Securities and a representative of Nelson Mullins were present. At the meeting, representatives of Guggenheim Securities presented its proposed outreach to parties that the SAC and Guggenheim Securities believed might be willing to consider entering into discussions with Soliton regarding an investment in, licensing arrangement with, purchase of or other strategic transaction with Soliton (“strategic parties”).

Representatives of Guggenheim Securities presented a list of strategic parties and discussed each one with the participants in the meeting. The SAC members suggested additional parties and approved an initial list of eight parties for Guggenheim Securities to approach on behalf of Soliton.

On October 20, 2020, the Board held a meeting via videoconference at which Ms. Bisson and a representative of Schiff Hardin were present. The Board appointed Niquette Hunt and Michael K. Kaminer, M.D. as independent members of the Board, effective subject to their acceptance of the Company’s appointment, which occurred on October 22 and October 23, 2020, respectively. Mr. Hauser then recused himself from the meeting. The Board approved the form of an employment agreement between Soliton and Mr. Hauser under which he would serve as President and Chief Executive Officer of Soliton, to be effective when executed on behalf of Soliton and by Mr. Hauser. Mr. Hauser’s appointment became effective on November 2, 2020. Christopher Capelli, M.D. retained the title of Chief Science Officer and was appointed as Vice Chairman of the Board.

On October 27, 2020, the SAC, after reviewing the final changes made at the SAC’s direction, approved by unanimous written consent the final engagement letter between the SAC and Guggenheim Securities and authorized its engagement. Representatives of the SAC and Guggenheim Securities then signed the engagement letter.

On November 9, 2020, the SAC held a meeting via videoconference at which Mr. Hauser, Ms. Bisson, and representatives of Guggenheim Securities were present. The representatives of Guggenheim Securities discussed the results of the preliminary contacts that Guggenheim Securities had made with eight strategic parties, reporting that three parties expressed interest in initial meetings with Soliton and five others declined to proceed due to various reasons. The SAC identified and discussed other possible candidates.

During Guggenheim Securities’ outreach on behalf of Soliton, Guggenheim Securities contacted a total of ten parties, of which four parties executed confidentiality agreements, none of which contained a standstill provision (and thus none of which included a “don’t ask, don’t waive” provision).

On November 9 and December 18, 2020, Mr. Hauser spoke with a senior executive of Party D, who indicated that it was interested in learning more about Soliton’s technology and the potential for an international collaboration.

Between November 9, 2020 and December 18, 2020, Mr. Hauser had several discussions with AbbVie management regarding Soliton’s progress in obtaining approval from the U.S. Food & Drug Administration (the “FDA”) for Soliton’s RAP technology for short-term improvement in the appearance of cellulite, AbbVie’s interest in a transaction with Soliton, the possible timing of a proposal and AbbVie’s approval process, including the involvement of key members of AbbVie’s management.

On November 18, 2020, members of Soliton senior management and a representative of Guggenheim Securities held an introductory call with Party A to provide an overview of Soliton’s RAP technology and clinical results.

On November 20, 2020, the SAC held a meeting via videoconference at which Mr. Hauser, Dr. Capelli, Ms. Bisson, representatives of Guggenheim Securities and a representative of Nelson Mullins were present. A representative of Guggenheim Securities provided an update regarding preliminary contacts that Guggenheim Securities had made with two more strategic parties, Party B and Party C. He indicated that representatives of Party D were planning to meet with representatives of Guggenheim Securities in the near future. A representative of Guggenheim Securities also reported on Guggenheim Securities’ recent meeting with Party A.

Beginning in the late fall of 2020, Soliton senior management, at the direction of the SAC, began to prepare updated financial projections regarding Soliton’s financial performance as a standalone company.

On December 4, 2020, the Board held a meeting via videoconference with members of Soliton’s senior management and a representative of Schiff Hardin present. After confirming that director Niquette Hunt met the required standards for SAC membership, the Board designated Ms. Hunt as a member of the SAC.

On December 4, 2020, the SAC held a meeting via videoconference at which all members of the Board, members of senior management, representatives of Guggenheim Securities and a representative of Nelson Mullins were present. A representative of Guggenheim Securities explained that discussions were ongoing with four strategic parties: Party A, Party B, Party D, and Party E. For each such party, the Guggenheim Securities’ representative described the recent contacts, the level of interest that such party had displayed, any plans for future meetings and any requests for additional information. He also noted in particular that Party C had expressed concerns that Soliton was too large a company for Party C to acquire, and as such Party C would not pursue a meeting with Soliton’s management team.

Mr. Hauser reported on his recent discussions with AbbVie management.

On December 8, 2020, representatives of Guggenheim Securities and members of Soliton senior management conducted a second conference call with Party A to answer additional questions presented by Party A.

On December 11, 2020, representatives of Guggenheim Securities and members of Soliton senior management conducted an initial meeting with Party D.

On December 15, 2020, the SAC held a meeting via videoconference at which all other members of the Board, Ms. Bisson, representatives of Guggenheim Securities and a representative of Nelson Mullins present. A representative of Guggenheim Securities summarized the recent developments in the outreach to and meetings with strategic parties and provided an update regarding discussions with four possible strategic parties: Parties A, B, D and E. He noted that Party A had informed Guggenheim Securities on December 14 that it had decided not to pursue an acquisition of Soliton. He observed that Party B had expressed interest in a discussion in early January 2021. The representative of Guggenheim Securities reported that Party D desired to follow up and continue discussions. He discussed Party E with the SAC and noted that a call with Party E was scheduled for December 18, 2020.

Mr. Hauser then reported on his recent discussions with AbbVie.

On December 18, 2020, AbbVie management communicated to Mr. Hauser that AbbVie would defer any further consideration of a strategic transaction with Soliton until AbbVie had greater clarity regarding FDA approval.

Also on December 18, 2020, representatives of Guggenheim Securities and members of Soliton’s senior management conducted a second meeting with Party D and an initial meeting with Party E.

On January 5, 2021, Party E informed Guggenheim Securities that Party E would need to review the launch and commercialization of Soliton’s RAP device before it would be willing to enter into discussions regarding a strategic partnership or transaction and therefore would not engage in further discussions at this time.

On January 7, 2021, Guggenheim Securities again engaged with Party D regarding its potential interest in a strategic partnership or transaction with Soliton. Party D informed Soliton that it would not pursue an acquisition of Soliton based on valuation at this stage but would be open to further discussions regarding possible commercial collaboration arrangements between the two companies.

On January 12, 2021, representatives of Guggenheim Securities and members of Soliton’s senior management conducted an initial meeting with Party B.

On January 18, 2021, Party B informed Guggenheim Securities that it would not pursue an acquisition of Soliton due to other strategic priorities.

On January 19, 2021, the SAC held a meeting via videoconference at which all members of the Board (other than one independent director), Ms. Bisson, representatives of Guggenheim Securities and a representative of Nelson Mullins were present. A representative of Guggenheim Securities summarized the recent developments in the strategic process, reporting on his discussions with three potential transaction parties: Party B, Party D, and Party E, noting that Party A had previously elected not to proceed with the strategic process. While each of Party B, Party D, and Party E had expressed an interest in continuing discussions regarding potential future commercial or other relationships with Soliton, each had also determined not to pursue an acquisition transaction prior to commercialization of the Soliton RAP device.

On January 27, 2021, representatives of Guggenheim Securities met with senior executives of AbbVie to broadly discuss business development-related opportunities across the pharmaceutical and medical device sectors. The senior executives conveyed their continued interest in Soliton and the ongoing internal discussions that were taking place at AbbVie.

Beginning in late January 2021 and continuing to March 9, 2021, Mr. Hauser had several discussions with AbbVie management regarding AbbVie’s due diligence process and if and when AbbVie might make a proposal to Soliton regarding a strategic transaction.

On February 1, 2021, Soliton announced that on January 29, 2021, the FDA cleared Soliton’s RAP technology for short-term improvement in the appearance of cellulite.

On February 17, 2021, Mr. Klemp and Mr. Hauser held a conference call with a representative of Remeditex Ventures LLC (“Remeditex”), which, together with its affiliates, owns 43.5% of Soliton’s issued and outstanding common stock, pursuant to a confidentiality arrangement. Given Remeditex’s prior participation in multiple Soliton financing transactions, Mr. Klemp and Mr. Hauser updated the Remeditex representative on the potential need for additional financing in connection with Soliton’s planned commercialization of its RAP device. Mr. Hauser also reviewed the ongoing communication with AbbVie and the activities of Guggenheim Securities on behalf of Soliton, including the outreach to possible strategic parties.

On February 18, 2021, the SAC (with one member absent) held a meeting via videoconference at which two other Board members, members of Soliton’s senior management, and representatives of Guggenheim Securities and Nelson Mullins were present. Mr. Hauser summarized his recent discussions with members of AbbVie management regarding whether AbbVie was interested in a transaction with Soliton in the near term and noted in particular that a senior AbbVie executive had been noncommittal in a conversation on February 11, 2021. A representative of Guggenheim Securities then reported to the SAC regarding recent discussions by representatives of Guggenheim Securities with members of AbbVie’s management, which was consistent with Mr. Hauser’s report.

On March 5, 2021, the SAC held a meeting via videoconference at which all other members of the Board, Ms. Bisson, representatives of Guggenheim Securities and a representative of Nelson Mullins were present. Mr. Hauser reported on his recent discussions with members of AbbVie’s management. Based on those discussions, he understood from AbbVie that it would decide in the near term whether it would seek to enter into negotiations with Soliton regarding a potential strategic transaction. Ms. Bisson reported that senior management was preparing updated financial projections based on a range of assumptions, and that these updated projections would be presented shortly to Soliton senior management, the Board and the SAC for their review and comment.

On March 9, 2021, a member of AbbVie’s management informed Mr. Hauser that Soliton should anticipate receiving a formal proposal from AbbVie soon.

On March 10, 2021, Mr. Klemp, recognizing that any potential acquiror of Soliton would likely require a stockholder with an ownership interest at the level of Remeditex to support the potential transaction, possibly through a voting or other agreement, contacted a Remeditex representative to inform Remeditex that Soliton expected an acquisition proposal from AbbVie in the near term. The Remeditex representative confirmed to Mr. Klemp that Remeditex would be prepared to support such a transaction, subject to acceptable price and terms.

On March 11, 2021, the SAC held a meeting via videoconference at which all but one Board member, members of Soliton’s senior management, and representatives of Guggenheim Securities and Nelson Mullins were present. Mr. Hauser summarized his recent discussions with members of AbbVie’s management, noting that he expected AbbVie to make a proposal to Soliton in the near future.

The representatives of Guggenheim Securities then reviewed with the SAC a presentation that included the updated financial forecasts from Soliton senior management as well as a preliminary illustrative financial analysis of Soliton on a standalone basis from Guggenheim Securities using the updated financial projections.

Shortly after the SAC meeting on March 11, 2021 was adjourned, Soliton received a proposal letter from AbbVie, in which AbbVie stated that it was prepared to offer a purchase price of between $17 and $19 per share to acquire 100% of the issued and outstanding shares of common stock of Soliton in an all-cash transaction. AbbVie stated that it had adequate financial resources available to consummate the contemplated transaction and that its obligations under the definitive transaction agreement would not be subject to any financing condition.

On March 12, 2021, representatives of Hogan Lovells, Nelson Mullins and Richards Layton & Finger met with Mr. Foster (the chair of the SAC) and Soliton’s senior management and discussed preliminarily the process to be followed in negotiating with AbbVie if the SAC and the Board determined it was in the best interests of Soliton’s stockholders to do so.

On March 14, 2021, the Board held a meeting via videoconference at which members of Soliton’s senior management and representatives of Guggenheim Securities, Hogan Lovells, Nelson Mullins and Schiff Hardin were present. Representatives of Guggenheim Securities reviewed with the Board the specific terms of the AbbVie proposal and related matters, including the proposed pricing and other terms, and then reviewed with the Board a preliminary financial analysis of the price presented by AbbVie’s proposal.

A representative of Hogan Lovells then reviewed and discussed with the Board its fiduciary duties and other legal matters in connection with the Board’s consideration of the AbbVie proposal. The Hogan Lovells representative also discussed with the Board the likely transaction process, the key deal points that would likely be raised, and milestones and expected timelines.

Immediately after the Board meeting on March 14, 2021, the SAC held a meeting via videoconference at which representatives of Nelson Mullins were present. The SAC reviewed with counsel the matters discussed in the immediately preceding Board meeting. The SAC directed the Chair of the SAC to direct representatives of Guggenheim Securities to engage in further discussion with AbbVie representatives, including with respect to potential additional sources of value to AbbVie and to confirm the assumptions underlying AbbVie’s calculation of Soliton common stock equivalents in formulating its proposal.

On March 15, 2021, a representative of Guggenheim Securities spoke with AbbVie representatives regarding the matters identified by the SAC as well as AbbVie’s due diligence plan.

On March 16, 2021, the Board held a meeting via videoconference at which members of Soliton’s senior management and representatives of Guggenheim Securities, Hogan Lovells and Nelson Mullins were present. A representative of Guggenheim Securities provided an update regarding Guggenheim Securities’ call with AbbVie, including with respect to the matters previously identified by the SAC.

The representative of Guggenheim Securities then reviewed with the Board the updated financial analysis related to Soliton on a standalone basis.

The Board then discussed a proposed response to the AbbVie proposal. The Board members and Soliton senior management discussed the proposed range of offer prices per share and expressed their views that Soliton should seek an increased price per share.

Subsequently on March 16, 2021, the SAC held a meeting via videoconference at which representatives of Guggenheim Securities and Nelson Mullins were present. The SAC reviewed with the Guggenheim Securities representatives certain of the key points previously discussed with the Guggenheim Securities representatives during the preceding Board meeting.

The SAC discussed with the participants in the meeting the response to be conveyed to AbbVie and concluded that AbbVie’s proposed price per share must be higher. The SAC authorized Guggenheim Securities to deliver that message to AbbVie.

On March 17, 2021, a representative of Guggenheim Securities delivered the above-described response to AbbVie as directed by the SAC.

On March 18, 2021, the SAC held a meeting via videoconference at which all other members of the Board, Ms. Bisson and representatives of Guggenheim Securities, Hogan Lovells and Nelson Mullins were present. A representative of Guggenheim Securities informed the SAC that Guggenheim Securities had conveyed the agreed-upon message and that AbbVie stated it would commence its due diligence shortly.

Beginning on March 19, 2021, AbbVie began conducting its due diligence, with Soliton’s cooperation. This process continued over the next several weeks.

On March 22, 2021, representatives of Hogan Lovells, Nelson Mullins and Kirkland & Ellis LLP, counsel to AbbVie (“Kirkland”), held an introductory call at which counsel discussed the role of the SAC and the expected due diligence process and timing.

On March 28, 2021, the SAC held a meeting via videoconference at which Ms. Bisson and a representative of Nelson Mullins were present. Ms. Bisson updated the SAC regarding Soliton’s management’s engagement with AbbVie in connection with AbbVie’s due diligence investigation.

The SAC discussed with the participants in the meeting the importance of maintaining Soliton’s key personnel through the closing to ensure that Soliton would be able to continue to pursue its strategic plan in the event that the transaction, if agreed to, did not close. The SAC then discussed a preliminary plan to increase certain retention and severance payments to Soliton’s employees below the Vice President level to provide incentives to them to continue to work for Soliton during the period between the signing and closing of an acquisition transaction.

On April 1, 2021, the Board held a meeting via videoconference at which Ms. Bisson and a representative of Guggenheim Securities were present (one independent director was not present). Members of Soliton senior management provided an update to the Board regarding AbbVie’s ongoing due diligence activities.

On April 5, 2021, AbbVie submitted to Guggenheim Securities a revised offer price of $21.75 per share.

On April 6, 2021, the SAC held a meeting at which all other members of the Board, Ms. Bisson and representatives of Guggenheim Securities, Hogan Lovells and Nelson Mullins were present. Representatives of Guggenheim Securities reviewed with the SAC its updated financial analysis of the AbbVie proposal reflecting the proposed $21.75 price per share. A representative of Guggenheim Securities also summarized the current status of negotiations with AbbVie, noting that AbbVie stated that it had stretched on its valuation, but had not stated that the proposal was its “best and final” offer.

Members of the SAC and Soliton senior management discussed various potential prices per share to consider proposing to AbbVie, along with the potential risks and benefits of remaining a standalone company. After discussion, including with representatives of Guggenheim Securities, the SAC instructed Guggenheim Securities to convey a counterproposal to AbbVie of $23.90 per share.

On April 6, 2021, Mr. Klemp called a representative of Remeditex to inform Remeditex of AbbVie’s updated proposal and Soliton’s proposed counterproposal. The Remeditex representative informed Mr. Klemp that Remeditex would be prepared to support such a transaction.

On April 7, 2021, Guggenheim Securities communicated Soliton’s counterproposal of $23.90 per share to AbbVie.

On April 8, 2021, AbbVie responded with a “best and final” offer price of $22.60 per share and communicated a willingness to work expeditiously towards the signing of a definitive transaction agreement and public announcement.

On April 8, 2021, the Board held a meeting via videoconference at which members of Soliton’s senior management and representatives of Guggenheim Securities, Hogan Lovells and Nelson Mullins were present. A representative of Guggenheim Securities reported to the Board regarding a call between representatives of Guggenheim Securities and AbbVie senior management in which AbbVie had conveyed the “best and final” offer price of $22.60 per share. AbbVie had also conveyed a request to engage in further due diligence, including visits to Soliton’s contract manufacturers. The representative of Guggenheim Securities reviewed with the Board Guggenheim Securities’ updated financial analysis that reflected AbbVie’s offer price of $22.60 per share. The Board members and Soliton senior management discussed the revised offer price and indicated to the SAC that they were in favor of accepting AbbVie’s proposed price.

On April 8, 2021, immediately following the Board meeting, the SAC held a meeting via videoconference at which representatives of Guggenheim Securities, Hogan Lovells and Nelson Mullins were present. After discussion, including with representatives of Guggenheim Securities, the SAC directed representatives of Guggenheim Securities to respond to AbbVie’s proposal by conveying that the SAC had determined that AbbVie’s proposed purchase price of $22.60 per share was acceptable, subject to negotiation of mutually agreeable transaction agreements.

Later on April 8, 2021, Guggenheim Securities communicated to AbbVie that Soliton had accepted AbbVie’s proposal of $22.60 per share, subject to negotiation of mutually agreeable transaction agreements.

During the week of April 8, 2021, Soliton facilitated further due diligence and site visits by AbbVie.

On April 14, 2021, Kirkland delivered an initial draft of the merger agreement to Hogan Lovells.

On April 18, 2021, the SAC held a meeting via videoconference at which Mr. Hauser, Ms. Bisson and representatives of Hogan Lovells, Nelson Mullins and Richards Layton & Finger were present. A representative of Hogan Lovells reviewed the draft merger agreement with the SAC and identified certain key issues, including provisions regarding, among other things, the allocation of antitrust risk between the parties, various termination rights and related fees, and AbbVie’s request for support agreements from certain stockholders.

After discussion of the key issues, the SAC provided direction to representatives of Hogan Lovells with regard to those matters.

The SAC then discussed certain compensation matters, focusing first on Soliton management’s concern that key employees may consider leaving Soliton’s employment between announcement of entering into the merger agreement and closing of the transactions contemplated thereby, which could harm Soliton’s business and prospects if the transaction did not close as anticipated. Although a retention bonus plan providing three months’ base salary had already been approved by the Board, Soliton’s management recommended that given the risk to Soliton, a severance payment of six months’ base salary should be granted to all employees (other than executive officers who had employment agreements with Soliton already in place) and would be in the best interest of the Soliton stockholders. A discussion ensued and the SAC determined to defer taking any action at that time.

On April 19, 2021, a conference call was held among representatives of Hogan Lovells, Kirkland and Arnold & Porter Kaye Scholer, antitrust counsel to AbbVie, to discuss likely required regulatory approvals and the expected approval process and timing.

On April 20, 2021, Hogan Lovells sent a revised draft merger agreement to Kirkland.

On April 24, 2021, Kirkland sent another revised draft merger agreement to Hogan Lovells.

On April 25, 2021, Mr. Foster, Mr. Hauser, Ms. Bisson and representatives of Hogan Lovells and Nelson Mullins met via videoconference to review and discuss certain of the key open points in the draft merger agreement.

On April 26, 2021, the SAC held a meeting via videoconference at which a representative of Nelson Mullins was present. Mr. Foster and the representative of Nelson Mullins summarized the discussion during the videoconference held the previous evening at which certain key points in the draft merger agreement were considered. After discussion, the SAC concurred with the approach suggested by Hogan Lovells with respect to the key open issues, including the proposed antitrust provisions, and a representative of Nelson Mullins subsequently conveyed the SAC’s concurrence to Hogan Lovells.

Later on April 26, 2021, Hogan Lovells sent a revised draft merger agreement to Kirkland.

On April 27, 2021, a conference call was held among representatives of Soliton, AbbVie, Hogan Lovells and Kirkland to discuss the disclosure schedules that would be required to be prepared and attached to the definitive merger agreement.

On April 28, 2021, representatives of Hogan Lovells discussed with representatives of Kirkland the outstanding issues in the revised draft merger agreement, including the extent of the measures that AbbVie would be required to take to ensure regulatory clearance and the related termination rights and fees if such clearance was not obtained.

On April 30, 2021, representatives of Hogan Lovells again discussed with representatives of Kirkland the outstanding issues in the revised draft merger agreement. Shortly after this discussion, Kirkland sent a further revised draft merger agreement to Hogan Lovells.

On May 1, 2021, the Board held a meeting via videoconference at which Ms. Bisson and representatives of Guggenheim Securities, Hogan Lovells and Nelson Mullins were present. A representative of Hogan Lovells reported on the call held the previous day between representatives of Hogan Lovells and Kirkland regarding open issues in the merger agreement. The representative of Hogan Lovells reviewed the remaining open issues, including the timing and conditions for payment, of the reverse termination fee payable by AbbVie if the transaction did not close due to the failure to receive regulatory approval. The Board and Soliton senior management then discussed a proposed response on this and other open issues.

Immediately after the Board meeting on May 1, 2021, the SAC held a meeting via videoconference at which representatives of Guggenheim Securities, Hogan Lovells and Nelson Mullins were present. After discussion, the SAC concurred with the proposed response to AbbVie’s counter-proposal and directed Guggenheim Securities and Hogan Lovells to present it to AbbVie and Kirkland, respectively.

On May 2, 2021, Guggenheim Securities and Hogan Lovells delivered this counter-proposal to AbbVie and Kirkland, respectively.

Later on May 2, 2021, Hogan Lovells sent a revised draft merger agreement to Kirkland.

On May 3, 2021, representatives of Kirkland discussed with representatives of Hogan Lovells AbbVie’s counter-proposal on the remaining open issues in the merger agreement, including the amount, timing and conditions for payment of the reverse termination fee payable by AbbVie to Soliton if the transaction did not close due to the failure to receive regulatory approvals. The representatives of Kirkland stated that AbbVie was unwilling to further improve the terms to be included in the draft merger agreement. Shortly after this discussion, Kirkland sent a revised draft merger agreement to Hogan Lovells.

On May 4, 2021, the Board held a meeting via videoconference at which Ms. Bisson and representatives of Guggenheim Securities, Hogan Lovells and Nelson Mullins were present. A representative of Hogan Lovells gave the Board an update on Hogan Lovells’ discussions with Kirkland regarding the remaining open issues in the draft merger agreement, including the amount, timing and conditions for payment of the reverse termination fee. He described Hogan Lovells’ conversation with Kirkland, noting that representatives of Kirkland had conveyed an updated AbbVie proposal regarding a reverse termination fee that could be up to $20 million if the transaction did not close prior to the twelve month anniversary of the execution of the merger agreement and that Kirkland had stated that AbbVie was not prepared to improve its proposal. The Board and Soliton’s senior management discussed the AbbVie counter-proposal and indicated to the SAC that they were in favor of accepting AbbVie’s proposed terms as set forth in the merger agreement.

Immediately after the Board meeting on May 4, 2021, the SAC held a meeting via videoconference at which representatives of Hogan Lovells and Nelson Mullins were present. After discussion, the SAC determined that it was advisable for Soliton to accept the terms reflected in AbbVie’s most recent proposal and directed Guggenheim Securities and Hogan Lovells to convey that message to AbbVie and Kirkland, respectively. Guggenheim Securities and Hogan Lovells did so on May 4, 2021.

Following the Board and SAC meeting on May 4, 2021, representatives of Hogan Lovells and representatives of Kirkland worked to finalize the proposed merger agreement and the related support agreements.

On May 4, 2021, Mr. Klemp called a Remeditex representative to inform Remeditex that Soliton and AbbVie had agreed upon the form of merger agreement and that Remeditex would be asked to sign a support agreement as a condition to AbbVie entering into the merger agreement. After review of the support agreement, Remeditex advised Soliton that it would be willing to enter into the support agreement.

On May 5, 2021, the Board held a meeting via videoconference at which Ms. Bisson and representatives of Guggenheim Securities, Hogan Lovells and Nelson Mullins were present. The Board reviewed the financial projections prepared by Soliton’s senior management and discussed with members of Soliton’s management the underlying assumptions. After discussion, the Board authorized and directed Guggenheim Securities to use the specified financial projections in connection with its financial analysis of the potential acquisition of Soliton by AbbVie and the preparation of Guggenheim Securities’ fairness opinion.

Immediately after the Board meeting on May 5, 2021, the SAC held a meeting via videoconference at which representatives of Hogan Lovells and Nelson Mullins were present. After discussion among the participants in the meeting, the SAC authorized and directed Guggenheim Securities to use the specified financial projections in connection with its financial analysis of the potential acquisition of Soliton by AbbVie and in the preparation of Guggenheim Securities’ fairness opinion.

On May 7, 2021, AbbVie’s Board of Directors met and approved the merger agreement.

On May 8, 2021, the Board held a meeting via videoconference at which Ms. Bisson and representatives of Guggenheim Securities, Hogan Lovells and Nelson Mullins were present. A representative of Hogan Lovells reviewed the directors’ fiduciary duties and other legal matters in connection with the Board’s consideration of the proposed merger agreement. The representative of Hogan Lovells reviewed with the Board the final terms of the proposed merger agreement and the related Support Agreements. He reviewed with the Board the terms of (a) a non-competition and non-solicitation agreement to be entered into with Mr. Hauser (the “Hauser Non-Competition and Non-Solicitation Agreement”), which provided for certain non-competition and non-solicitation obligations of Mr. Hauser following the consummation of the transactions contemplated by the merger agreement; and (b) an amendment to Mr. Hauser’s employment agreement (the “Hauser Employment Agreement Amendment”) to provide a limited tax-gross up for any excise taxes incurred under Section 4999 of the Internal Revenue Code of 1986. The representative of Hogan Lovells also reviewed with the Board the terms of, and considerations with respect to, a forum selection bylaw, including the scope of forum selection bylaws, the enforceability of forum selection bylaws and the potential benefits of adopting a forum selection bylaw.

A representative of Guggenheim Securities then presented and discussed with the Board the financial analysis performed by Guggenheim Securities. The representative informed the Board that Guggenheim Securities was prepared to render its opinion as to the fairness of the merger consideration to be received by Soliton’s stockholders under the merger agreement.

Following the Guggenheim Securities presentation, the Board meeting was recessed to allow the Compensation Committee of the Board (the “Compensation Committee”) to meet. The Compensation Committee then held a meeting via videoconference at which representatives of Hogan Lovells and Nelson Mullins were present. At this meeting, the Compensation Committee approved and recommended that the Board approve (a) the Hauser Non-Competition and Non-Solicitation Agreement; (b) the Hauser Employment Agreement Amendment; and (c) retention and severance arrangements for certain Soliton employees. The Compensation Committee was then adjourned.

Immediately after the Compensation Committee meeting on May 8, 2021, the SAC held a meeting via videoconference at which representatives of Guggenheim Securities, Hogan Lovells and Nelson Mullins were present. A representative of Guggenheim Securities delivered to the SAC Guggenheim Securities’ oral opinion, which oral opinion was subsequently confirmed in writing by delivery of Guggenheim Securities’ written opinion dated the same date, to the effect that, as of the date of the opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Guggenheim Securities in preparing its opinion, the consideration to be received by the holders of Company common stock in the merger is fair, from a financial point of view, to such holders. After discussion, the SAC unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable, fair to and in the best interests of Soliton and Soliton’s stockholders, unanimously approved the merger agreement and unanimously recommended that the Board approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement. The SAC also approved and recommended that the Board approve (a) the Support Agreements, (b) the Hauser Non-Competition and Non-Solicitation Agreement; and (c) the Hauser Employment Agreement Amendment.

Following the meetings of the Compensation Committee and the SAC, the Board meeting was reconvened, and each committee reported to the Board regarding the actions taken at such committee’s meeting, including the recommendations to the Board. The SAC reported that Guggenheim Securities had delivered its oral fairness opinion as described above.

A representative of Guggenheim Securities then delivered to the Board Guggenheim Securities’ oral opinion to the effect that, as of the date of the opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Guggenheim Securities in preparing its opinion, the merger consideration to be received by Soliton’s stockholders under the merger agreement is fair, from a financial point of view, to such stockholders. Guggenheim Securities delivered its signed written fairness opinion to Hogan Lovells and Nelson Mullins promptly after the meeting.

After further discussion and consideration, the Board, based upon, among other things, the recommendation of the SAC, unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Soliton and Soliton’s stockholders, and unanimously adopted, authorized and approved the merger agreement and the performance by Soliton of all of the transactions described therein or contemplated thereby, including the merger. The Board unanimously recommended that Soliton’s stockholders vote for the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. The Board also approved (a) the Support Agreements, (b) the Hauser Non-Competition and Non-Solicitation Agreement; and (c) the Hauser Employment Agreement Amendment.

Recommendation of the Board and Soliton’s Reasons for the Merger

At its meeting on May 8, 2021, the Board considered the merger agreement and after due consideration and based in part upon the unanimous recommendation of the SAC, unanimously (i) determined that the merger agreement and the merger are advisable, fair to and in the best interests of Soliton and its stockholders, (ii) duly authorized and approved the execution, delivery and performance by Soliton of the merger agreement and the consummation by Soliton of the merger and the other transactions contemplated by the merger agreement, (iii) directed that the adoption of the merger agreement be submitted to holders of Soliton’s common stock, and (iv) recommended that the holders of Soliton common stock vote their shares to adopt the merger agreement at a meeting of the holders of Soliton’s common stock. Accordingly, the Board unanimously recommends that stockholders vote “FOR” the merger proposal and the adjournment proposal.

In reaching their respective unanimous determinations that the merger agreement and the merger are advisable, fair to and in the best interests of Soliton and its stockholders and to adopt and approve the merger agreement, the SAC and the Board consulted with and received advice from its financial and legal advisors and Soliton management and considered a number of factors, including the material factors that are discussed below. The discussion in this section is not intended to be an exhaustive list of the information and factors considered by the SAC, but rather includes all material factors considered by the SAC and the Board. In view of the wide variety of factors considered by the SAC and the Board in connection with their evaluations of the merger and the complexity of these matters, neither the SAC nor the Board considered it practicable, nor did either attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the SAC or the Board. In addition, individual members of the SAC and the Board may have given different weight to different factors. Each of the SAC and the Board made its recommendation based on the totality of the information available to the SAC and the Board, including discussions with, and questioning of, management and the financial and legal advisors.

Each of the SAC and the Board considered, among other things, the following factors as supporting its decision to recommend that Soliton’s stockholders vote in favor of the adoption of the merger agreement

•	the $22.60 per share price to be paid in cash for each share of common stock, which represented:

•	a premium of approximately 26% over the closing price of the common stock of $18.00 on May 7, 2021 (the last trading day prior to the Board’s approval of the merger agreement);

•	a premium of 29% to the volume weighted average price of the common stock for the 10 trading days prior to and including May 7, 2021;

•	a premium of 34% to the volume weighted average price of the common stock for the 30 trading days prior to and including May 7, 2021; and

•	a premium of 45% to the volume weighted average price of the common stock for the 90 trading days prior to and including May 7, 2021;

•

the SAC’s and the Board’s respective belief, based on discussions with members of Soliton’s senior management and representatives of Guggenheim Securities and counsel to the SAC and Soliton, respectively, that $22.60 per share was the highest price AbbVie would be willing to pay;

•

the financial presentation and the opinion, each dated as of May 8, 2021, of Guggenheim Securities to the SAC (which financial presentation and opinion were also provided to the Board at the SAC’s request and with the SAC’s authorization), as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration, which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described under the section entitled “ —Opinion of Financial Advisor” below;

•	the SAC’s and the Board’s understanding of Soliton’s business, operations, financial condition, earnings, prospects, competitive position and the nature of the aesthetic medical device industry;

•

the SAC’s and the Board’s understanding of the risks, uncertainties and challenges facing Soliton and the aesthetic medical device industry, including the risks that Soliton would face if it continued to operate on a standalone basis and sought to launch and commercialize its RESONIC console, including, risks, uncertainties and challenges relating to Soliton’s ability to obtain future regulatory approvals; launch and market planned products; regulatory developments involving Soliton’s products and product candidates; and other risks and uncertainties, including the risk factors set forth in Soliton’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

•

the SAC’s and the Board’s awareness that to commercialize the RESONIC console successfully, Soliton would have to raise additional capital, which would dilute the interests of Soliton’s current stockholders and might not be available on favorable terms, or at all, when needed;

•

the SAC’s and the Board’s assessment, taking into account the foregoing factors, of Soliton’s value on a standalone basis relative to the $22.60 per share of common stock to be paid in cash in the merger;

•

the possibility that it could take a considerable period of time before the trading price of the common stock would reach and sustain at least the offer price of $22.60 per share, as adjusted for present value;

•

the extensive, arm’s-length negotiations with AbbVie which, among other things, resulted in an increase in the merger consideration to $22.60 per share from AbbVie’s initial proposal of between $17 and $19 per share;

•

the fact that the consideration to be paid by AbbVie is all cash, which provides certainty, immediate value and liquidity to the holders of Soliton common stock, while avoiding long-term business risk, including the risks and uncertainties relating to Soliton’s prospects (including the prospects described in the management’s forecasts summarized in the section below entitled “—Certain Unaudited Prospective Financial Information”), immediately upon the closing of the merger;

•

the SAC’s process for soliciting parties (including both strategic and financial parties) that were believed to be the most interested in acquiring Soliton, as described above in the section entitled “—Background of the Merger”;

•

the fact that Soliton and its financial advisors had discussions with numerous parties prior to Soliton’s entry into the merger agreement with AbbVie and that, as of May 8, 2021, none of those parties was willing to move forward with a proposal for a potential transaction with Soliton;

•

the SAC’s and the Board’s respective belief that Soliton’s stand-alone strategic plan involved significant risks in light of the industry and competitive pressures Soliton was facing and the SAC’s and the Board’s concerns with respect to the risks relating to Soliton’s ability to execute on its strategic plan, including the possibility that the strategic plan might not produce the intended results on the targeted timing or at all;

•

AbbVie’s track record in successfully acquiring other companies, AbbVie’s market capitalization and consolidated financial strength, the absence of a financing condition in the merger agreement, the fact that AbbVie has the financial capacity to consummate the merger and Soliton’s ability to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement;

•	the terms of the merger agreement, including:

•

Soliton’s ability, under certain circumstances, prior to the time Soliton stockholders adopt the merger agreement, to consider and respond to a bona fide takeover proposal or engage in discussions or negotiations with the person making such a proposal if the Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that such takeover proposal either constitutes or would be reasonably expected to result in a superior proposal and the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law;

•

Soliton’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, provided that Soliton complies with its obligations relating to the entering into of any such agreement and prior to or concurrently with the termination of the merger agreement pays a termination fee of $18,625,000, which each of the SAC and the Board concluded was reasonable in the context of termination fees payable in comparable transactions and in light of the overall terms of the merger agreement, including the merger consideration;

•

the ability of the Board, under certain circumstances not involving a superior proposal, to change its recommendation that Soliton stockholders vote in favor of the adoption of the merger agreement; and

•

the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances related to the failure to obtain required regulatory approvals, AbbVie will be required to pay Soliton a reverse termination fee of up to $20,000,000, without Soliton having to establish any damages;

•

the belief that the terms of the merger agreement, taken as a whole, provide protection against the risk that the consummation of the merger is delayed or that the merger cannot be completed, including due to required regulatory approvals, based on, among other things:

•	the covenants contained in the merger agreement obligating each of the parties to use reasonable best efforts to cause the merger to be consummated;

•

the SAC’s and the Board’s belief that the outside date for completing the merger under the merger agreement on which either party, subject to certain exceptions, can terminate the merger agreement allows for sufficient time to consummate the merger and consummate the transactions contemplated by the merger agreement;

•	the absence of a financing condition in the merger agreement; and

•	the likelihood and anticipated timing of consummating the merger in light of the scope of the conditions to closing;

•

the fact that the merger is not conditioned upon any member of Soliton’s management or the Board entering into any employment, equity contribution or other agreement or arrangement with Soliton or AbbVie, and that no such agreement or arrangement existed as of the date of the merger agreement (other than the Support Agreements);

•	the fact that the Support Agreements terminate if the merger agreement terminates so the Support Agreements do not prevent Soliton from entering into a superior proposal;

•

the belief that the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable;

•	the fact that a vote of the holders of Soliton common stock is required under Delaware law to approve the merger agreement; and

•	the risk that pursuing other potential alternatives, including continuing to operate on a standalone basis, could have resulted in the loss of an opportunity to consummate a transaction with AbbVie.

In the course of its deliberations, each of the SAC and the Board also considered a variety of risks and other countervailing factors related to the merger agreement and the merger, including the following material factors:

•	the potential upside in Soliton’s standalone strategic plan;

•	the fact that certain potential indications for the RESONIC console that are currently speculative might prove to be valuable in the future;

•

the possibility that the merger might not be consummated in a timely manner or at all due to a failure of certain conditions, including with respect to the required approval of the transaction by antitrust regulatory authorities;

•

the risks and costs to Soliton if the merger does not close in a timely manner or at all, including the potential negative impact on Soliton’s ability to retain key employees, the diversion of management and employee attention and the potential disruptive effect on Soliton’s day-to-day operations and Soliton’s relationships with customers, suppliers and other third parties;

•

the fact that Soliton’s stockholders will have no ongoing equity interest in the surviving corporation following the merger, meaning that Soliton’s stockholders will not (by virtue of their holding Soliton common stock) participate in AbbVie’s or Soliton’s future earnings or growth;

•

the restrictions on the conduct of Soliton’s business prior to the consummation of the merger, which may delay or prevent Soliton from undertaking business opportunities that may arise or any other action that it might otherwise take with respect to the operations and strategy of Soliton;

•	the risk that the parties may incur significant costs and delays resulting from seeking governmental consents and approvals necessary for completion of the merger;

•

the provisions of the merger agreement that restrict Soliton’s ability to solicit or participate in discussions or negotiations regarding alternative transactions, subject to specified exceptions, and that require Soliton to negotiate with AbbVie (if AbbVie desires to negotiate) prior to Soliton being able to terminate the merger agreement to accept a superior proposal;

•

the possibility that Soliton’s obligation to pay AbbVie a termination fee of $18,625,000 upon the termination of the merger agreement under certain circumstances could discourage other potential acquirors from making an alternative proposal to acquire Soliton;

•

the significant costs involved in connection with negotiating the merger agreement and completing the merger, including in connection with any litigation that may result from the announcement or pendency of the merger, and the fact that if the merger is not consummated, Soliton may be required to bear such costs;

•	the risk of litigation in connection with the execution of the merger agreement and the completion of the merger; and

•	the fact that an all-cash transaction would be taxable to the holders of Soliton common stock that are U.S. holders for U.S. federal income tax purposes.

In addition, the SAC and the Board were aware of and considered the fact that Soliton’s executive officers and directors have financial interests in the merger that may be different from, or in addition to, those of Soliton’s stockholders generally, including those interests that are a result of employment and compensation arrangements with Soliton, as described more fully below in the section entitled “—Interests of Directors and Executive Officers in the Merger.”

This explanation of the SAC’s and the Board’s reasons for recommending the adoption of the merger agreement and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 17.

Opinion of Financial Advisor

Overview

The SAC retained Guggenheim Securities as its financial advisor in connection with a potential sale of Soliton, including the merger. In selecting Guggenheim Securities as its financial advisor, the SAC considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the aesthetic medical device industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the May 8, 2021 meetings of the SAC and the Board, Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of a written opinion, to the SAC (which opinion was also provided to the Board at the SAC’s request and with the SAC’s authorization) to the effect that, as of May 8, 2021 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration was fair, from a financial point of view, to the holders of Soliton common stock.

This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex D to this proxy statement and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, business, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. As Soliton is aware, global economic conditions and the global capital markets have been experiencing and remain subject to significant volatility, and Guggenheim Securities expresses no view or opinion as to any potential effects of such volatility on Soliton, AbbVie or the merger or financing thereof. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith or the summary of Guggenheim Securities’ underlying financial analyses elsewhere in this proxy statement):

•

was provided to the SAC and, at the SAC’s request and with the SAC’s authorization, to the Board (solely in their respective capacities as such), in each case, for their respective information and assistance in connection with their respective evaluation of the merger consideration;

•	did not constitute a recommendation to the SAC or the Board with respect to the merger;

•	does not constitute advice or a recommendation to any holder of Soliton common stock as to how to vote or act in connection with the merger or otherwise;

•

did not address Soliton’s underlying business or financial decision to pursue or effect the merger, the relative merits of the merger as compared to any alternative business or financial strategies that might exist for Soliton, the financing or funding of the merger by AbbVie or the effects of any other transaction in which Soliton might engage;

•	addressed only the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to the extent expressly specified in such opinion;

•

expressed no view or opinion as to (i) any other term, aspect or implication of (a) the merger (including, without limitation, the form or structure of the merger) or the merger agreement or (b) any support agreement or any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or (ii) the fairness, financial or otherwise, of the merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified in such opinion), creditors or other constituencies of Soliton;

•

expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Soliton’s directors, officers or employees, or any class of such persons, in connection with the merger relative to the merger consideration or otherwise;

•

did not address the individual circumstances of specific holders of Soliton’s securities (including stock options, restricted stock units and warrants) with respect to rights or aspects that may distinguish such holders or Soliton’s securities (including stock options, restricted stock units and warrants) held by such holders;

•

did not address, take into consideration or give effect to any rights, preferences, restrictions or limitations or other attributes of any such securities (including stock options, restricted stock units and warrants); and

•	did not in any way address proportionate allocation or relative fairness.

In connection with rendering its opinion, Guggenheim Securities:

•	reviewed a draft of the merger agreement dated May 7, 2021;

•	reviewed certain publicly available business and financial information regarding Soliton;

•

reviewed certain non-public business and financial information regarding Soliton’s business and future prospects (including the Soliton projections and certain estimates as to potentially realizable existing net operating loss carryforwards expected to be utilized by Soliton, which are summarized below under “—Certain Unaudited Prospective Financial Information” and certain other estimates and other forward-looking information), all as prepared and approved for Guggenheim Securities’ use by Soliton’s senior management (collectively, the “Soliton-Provided Information”);

•

discussed with Soliton’s senior management their strategic and financial rationale for the merger as well as their views of Soliton’s business, operations, historical and projected financial results, future prospects and the commercial, competitive and regulatory dynamics in the medical device and aesthetics sectors;

•	performed discounted cash flow analyses based on the Soliton projections;

•	reviewed the valuation and financial metrics of certain mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the merger;

•	reviewed the historical prices and trading activity of Soliton common stock;

•

compared the financial performance of Soliton and the trading multiples and trading activity of Soliton common stock with corresponding data for certain other publicly traded companies that Guggenheim Securities deemed relevant in evaluating Soliton; and

•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities noted that:

•

Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with Soliton (including, without limitation, the Soliton-Provided Information) or obtained from public sources, data suppliers and other third parties.

•

Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and did not independently verify, any such information (including, without limitation, the Soliton-Provided Information), (ii) expressed no view or opinion regarding the (a) reasonableness or achievability of the Soliton projections, any other estimates and other forward-looking information provided by Soliton or the assumptions upon which they are based or (b) probability adjustments reflected in the Soliton projections and (iii) relied upon the assurances of Soliton’s senior management that they were unaware of any facts or circumstances that would make the Soliton-Provided Information incomplete, inaccurate or misleading.

•

Specifically, with respect to (i) the Soliton projections utilized in its analyses, (a) Guggenheim Securities was advised by Soliton’s senior management, and assumed, that the Soliton projections (including the probability adjustments reflected therein and the expected development and commercialization of Soliton’s products and product candidates), had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Soliton’s senior management as to the expected future performance of Soliton on a standalone basis and (b) Guggenheim Securities assumed that the Soliton projections had been reviewed by the Board and the SAC with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion and (ii) any financial projections/forecasts, any other estimates and/or any other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable. Furthermore, in assessing and utilizing the Soliton projections for purposes of its financial analyses and opinion, Guggenheim Securities took into account its various discussions with the Board and the SAC and Soliton’s senior management regarding the risks and uncertainties of achieving the Soliton projections, including the three alternative scenarios described therein, in light of (i) the current and prospective aesthetic medical device industry conditions and competitive dynamics facing Soliton, (ii) Soliton’s recent financial performance, (iii) the key commercial, operational and financial drivers of the scenarios described in the Soliton projections and (iv) various other facts and circumstances regarding the Soliton projections.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:

•

During the course of its engagement, Guggenheim Securities engaged in discussions with certain potential strategic acquirors and private equity firms at the direction of the SAC and considered the outcome of such discussions in rendering its opinion.

•

Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Soliton or any other entity or the solvency or fair value of Soliton or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

•

Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and Guggenheim Securities’ opinion should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Soliton’s senior management and Soliton’s other professional advisors with respect to such matters. Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the merger to Soliton or its securityholders.

•	Guggenheim Securities further assumed that:

•

In all respects meaningful to its analyses, (i) the final executed form of the merger agreement would not differ from the draft that Guggenheim Securities reviewed, (ii) each of Soliton, AbbVie and Merger Sub will comply with all terms and provisions of the merger agreement and (iii) the representations and warranties of Soliton, AbbVie and Merger Sub contained in the merger agreement were true and correct and all conditions to the obligations of each party to the merger agreement to consummate the merger will be satisfied without any waiver, amendment or modification thereof; and

•

The merger will be consummated in a timely manner in accordance with the terms of the merger agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Soliton, AbbVie, Merger Sub or the merger in any way meaningful to Guggenheim Securities’ analyses or opinion.

•

Guggenheim Securities did not express any view or opinion as to the price or range of prices at which Soliton common stock or other securities or financial instruments of or relating to Soliton may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the merger.

Summary of Financial Analyses

Overview of Financial Analyses

This “Summary of Financial Analyses” presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to the SAC and the Board in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to the SAC and the Board was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.

In arriving at its opinion, Guggenheim Securities:

•

based its financial analyses on various assumptions, including assumptions concerning general economic, business and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of Soliton, AbbVie and Guggenheim Securities;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•	considered the results of all of its financial analyses and did not attribute any particular weight to any one analysis or factor; and

•

ultimately arrived at its opinion based on the results of all of its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration pursuant to the merger to the extent expressly specified in such opinion.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

•

Such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•

None of the selected publicly traded companies used in the discounted future value analysis or selected publicly traded companies analysis described below is identical or directly comparable to Soliton, and none of the selected precedent merger and acquisition transactions used in the selected precedent merger and acquisition transactions analysis described below is identical or directly comparable to the merger. However, such companies and transactions were selected by Guggenheim Securities, among other reasons, because they represented publicly traded companies or involved target companies that may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to Soliton and the merger based on Guggenheim Securities’ familiarity with the aesthetic medical device industry.

•

In any event, the discounted future value, selected publicly traded companies and selected precedent merger and acquisition transactions analyses are not mathematical. Rather, such analyses involve complex considerations and judgments concerning the differences in business, operating, financial and capital markets-related characteristics and other factors regarding the selected publicly traded companies to which Soliton was compared and the selected precedent merger and acquisition transactions to which the merger was compared.

•

Recent global recessionary economic conditions and the ongoing global financial crisis have together created increased stock price volatility; accordingly, certain precedent merger and acquisition transactions announced before the onset of such recent global economic recession conditions and the global financial crisis may be less relevant or irrelevant for purposes of Guggenheim Securities’ selected precedent merger and acquisition transactions analysis.

•	Such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Certain Definitions

Throughout this section entitled “Summary of Financial Analyses,” the following defined terms are used in connection with Guggenheim Securities’ various financial analyses:

•	CY: means calendar year

•	EBITDA: means the relevant company’s operating earnings (after deduction of stock-based compensation) before interest, taxes, depreciation and amortization.

•

Enterprise value: represents the relevant company’s net equity value (as defined below) plus (i) the principal or face amount of total debt, less (ii) cash, cash equivalents, and short- and long-term marketable investments.

•

Net equity value: represents the relevant company’s (i) gross equity value as calculated (a) based on outstanding shares of common stock, restricted stock units and performance stock units (in each of the foregoing cases, as applicable) plus shares issuable upon the conversion or exercise of all in-the-money convertible securities, stock options and/or stock warrants, multiplied by (b) the relevant company’s stock price, less (ii) the cash proceeds from the assumed exercise of all in-the-money stock options and stock warrants.

•	NTM: means next twelve months

•	Unlevered free cash flow: means the relevant company’s after-tax unlevered operating cash flow minus capital expenditures and changes in working capital.

•	VWAP: means volume-weighted average share price over the indicated period of time.

Recap of Implied Merger Financial Metrics

Based on the merger consideration of $22.60 in cash per share of Soliton common stock, Guggenheim Securities calculated various merger-implied premia (relative to Soliton’s stock price as of May 7, 2021, the last trading day prior to the announcement of the merger) and merger-implied multiples as outlined in the table below:

Merger-Implied Premia and Merger-Implied Multiples

Merger Consideration per Share of Soliton Common Stock	$22.60

	Price Per Share of Soliton Common Stock
Acquisition Premium/(Discount) Relative to Soliton’s:
Closing Stock Price @ 5/7/21	$18.00	26%
VWAPs @ 5/7/21:
10-Day	17.46	29
30-Day	16.87	34
90-Day	15.55	45
52-Week High Closing Stock Price	18.85	20

Transaction Enterprise Value / Revenue:
NTM @ 3/31/2021—Base Scenario Management Estimates		63.5	x
Wall Street Estimates		72.5
2022E—Base Scenario Management Estimates		19.4
Wall Street Estimates		21.5
2023E—Base Scenario Management Estimates		7.8
Wall Street Estimates		8.1

Soliton Change-of-Control Financial Analyses

Recap of Soliton Change-of-Control Financial Analyses. In evaluating Soliton in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analyses and discounted future value analysis based on selected publicly traded companies analysis. Solely for informational reference purposes, Guggenheim Securities also performed selected publicly traded companies analysis and precedent merger and acquisition transactions analysis, and reviewed premiums paid in connection with selected precedent merger and acquisition transactions, Wall Street equity research analysts’ stock price targets for the Soliton common stock and the historical stock price range for the Soliton common stock.

Recap of Soliton Change-of-Control Financial Analyses

Merger Consideration per Share of Soliton Common Stock	$22.60

	Reference Range for Soliton on a Change-of- Control Basis(1)
Financial Analyses	Low	High
Discounted Cash Flow Analyses(2)
Based on the Base Scenario	$16.90	$26.55
Based on the Moderate Growth Scenario	11.30	18.05
Based on the Outperform Scenario	22.90	35.25
Discounted Future Value Analysis Based on Selected Publicly Traded Companies Analysis	$15.95	$22.90

For Informational Reference Purposes
Selected Publicly Traded Companies Analysis	$8.95	$11.10
Selected Precedent M&A Transaction Analysis:
NTM Revenue	$5.95	$7.70
2022E Revenue	9.50	12.75
Selected Precedent M&A Premiums Analysis:(3)
Premium to 1-day	$21.60	$27.00
Premium to 52-week High	16.95	21.70
Wall Street Equity Research Stock Price Targets(4)	$12.40	$26.55
Soliton’s Stock Price Range During Past Year	$6.02	$18.85

(1)	Rounded to the nearest $0.05.
(2)	Includes approximately $0.70 to $0. 80 per share attributable to the estimated present value of Soliton’s net operating loss carryforwards.
(3)	Based on approximate 25th to 75th percentile of precedent premiums analysis of selected medical technology acquisitions since 2015.
(4)	Wall Street 12-month stock price targets are discounted by one year using Soliton’s estimated cost of equity midpoint of 13.0%.

Discounted Cash Flow Analyses. Guggenheim Securities performed stand-alone discounted cash flow analyses of Soliton based on projected after-tax unlevered free cash flows (after deduction of stock-based compensation) for Soliton and an estimate of its terminal/continuing value at the end of the projection horizon.

In performing its discounted cash flow analyses with respect to Soliton:

•

Guggenheim Securities utilized Soliton management’s forecasts for Soliton for the fiscal years ending December 31, 2021 through December 31, 2026 reflecting three illustrative scenarios identified to Guggenheim Securities by Soliton as the “Base Scenario,” the “Moderate Growth Scenario” and the “Outperform Scenario” (which contained probability-adjusted financial projections) and certain estimates as to potentially realizable existing net operating loss carryforwards expected to be utilized by Soliton and certain other estimates and other forward-looking information, all as prepared for Guggenheim Securities’ use by Soliton’s senior management and approved for Guggenheim Securities’ use by the SAC, the Board and Soliton’s senior management. Guggenheim Securities notes the previous description of and caveats regarding the forecasts for Soliton in the above section entitled “Recap of Soliton Change-of-Control Financial Analyses.” For more detail regarding the forecasts, see the section entitled “—Certain Unaudited Prospective Financial Information” beginning on page 54.

•	Guggenheim Securities used a discount rate range of 11.55% – 14.30% based on its estimate of Soliton’s weighted average cost of capital.

•

In estimating Soliton’s terminal/continuing value for purposes of its discounted cash flow analysis, Guggenheim Securities used a perpetual growth rate range of 2.0% to 3.0%, which range was selected based on Guggenheim Securities’ professional judgment and experience. Guggenheim Securities applied a two-stage methodology to calculate the terminal value, which was discussed with Soliton’s senior management. During the first stage of the terminal value, free cash flow growth decelerates linearly to the assumed perpetuity growth rate, and thereafter the perpetuity growth rate is applied. Based on the direction of Soliton’s senior management, the first stage of the terminal value for the Base Scenario and the Moderate Growth Scenario ends in 2031, while the first stage of the terminal value for the Outperform Scenario ends in 2030.

Guggenheim Securities’ discounted cash flow analyses resulted in overall per share reference ranges (rounded to the nearest $0.05) for purposes of evaluating the Soliton common stock on a stand-alone intrinsic-value basis as outlined in the table below.

Recap of Soliton Stand-Alone DCF Analysis

	Low	High
The Base Scenario	$16.90	$26.55
The Moderate Growth Scenario	11.30	18.05
The Outperform Scenario	22.90	35.25

Discounted Future Value Analysis Based on Selected Publicly Traded Companies Analysis. Guggenheim Securities reviewed and analyzed Soliton’s historical stock price performance, trading metrics and historical and projected/forecasted financial performance compared to corresponding data for selected publicly traded companies that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities calculated, among other things, various public market trading multiples for the selected publicly traded companies (in the case of the selected publicly traded companies, based on Wall Street equity research consensus estimates and each company’s most recent publicly available financial filings), which are summarized in the table below:

Selected Publicly Traded Companies Analysis

	Trading Enterprise Value / CY 2021E Revenue		Trading Enterprise Value / CY 2022E Revenue
Cutera, Inc.	2.7	x	2.4	x
Establishment Labs Holdings, Inc.	14.8		11.8
InMode Ltd.	10.7		8.9
Sientra, Inc.	4.7		3.8
Venus Concept Inc	1.4		1.2

In performing its discounted future value analysis based on the selected publicly traded companies analysis with respect to Soliton, Guggenheim Securities selected a reference range of trading enterprise value / CY2021E revenue multiple for purposes of evaluating Soliton of 7.0x to 10.0x and applied this multiple to Soliton Base Scenario 2023E revenue, the projection year when Soliton would begin to have commercial scale more comparable to the publicly tradable companies Guggenheim Securities deemed relevant. This analysis produced a future value per share as of December 31, 2022 of $19.79 to $27.62 per share.

Utilizing Guggenheim Securities’ estimate for Soliton’s cost of equity of 12.0% to 14.0%, the discounted future value analysis resulted in an overall reference range of $15.95 to $22.90 per share of Soliton common stock as of May 7, 2021.

Other Financial Reviews and Analyses Solely for Informational Reference Purposes

In order to provide certain context for the financial analyses in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews and analyses as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews and analyses to be determinative methodologies for purposes of its opinion.

Selected Publicly Traded Companies Analysis. In performing its selected publicly traded companies analysis with respect to Soliton (as referenced in the above table), Guggenheim Securities selected a trading enterprise value / revenue multiple range of 6.5x to 8.5x based on CY2022E for purposes of evaluating Soliton on a stand-alone public market trading basis. Guggenheim Securities’ selected publicly traded companies analysis resulted in an overall reference range of $8.95 to $11.10 per share for purposes of evaluating Soliton on a stand-alone public market trading basis.

Selected Precedent Merger and Acquisition Transactions Analysis. Guggenheim Securities reviewed and analyzed financial metrics associated with selected precedent merger and acquisition transactions announced since 2017 involving a target company in the medical device sector with transaction values ranging from $100 million to $2 billion and forward revenue growth of over 20% that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities calculated, among other things and to the extent publicly available, certain implied change-of-control transaction multiples for the selected precedent merger and acquisition transactions (based on Wall Street equity research estimates, each company’s most recent publicly available financial filings and certain other publicly available information), which are summarized in the table below:

Selected Precedent Merger and Acquisition Transactions Analysis

Date Announced	Acquiror	Target Company	Upfront Enterprise Value / NTM Revenue(1)		Total Enterprise Value / NTM Revenue(2)
3/30/17	Boston Scientific Corporation	Symetis SA	7.5	x	7.5	x
6/19/17	Stryker Corporation	NOVADAQ Technologies Inc.	6.0		6.0
9/5/17	Teleflex Urology Limited	NeoTract, Inc.	4.9		7.4
10/24/17	Stryker Corporation	VEXIM	5.5		5.5
12/7/17	Stryker Corporation	Entellus Medical, Inc.	5.8		5.8
3/15/18	Orthofix International N.V.	Spinal Kinetics Inc.	2.9		6.7
3/21/18	Boston Scientific Corporation	NxThera, Inc.	9.7		12.8
8/27/18	Wright Medical Group, Inc.	Cartiva, Inc.	10.4		10.4
9/6/18	Boston Scientific Corporation	Augmenix, Inc.	6.5		7.8
9/11/18	Stryker Corporation	Invuity, Inc.	3.8		3.8
9/20/18	Medtronic plc	Mazor Robotics Ltd.	18.6		18.6
9/26/18	Hologic, Inc.	Focal Therapeutics, Inc.	6.3		6.3
12/13/18	CONMED Corporation	Buffalo Filter LLC	7.6		7.6
5/9/19	Boston Scientific Corporation	Vertiflex, Inc.	6.5		6.5
1/19/21	Hill-Rom, Inc.	Bardy Diagnostics, Inc.	10.0		11.3	(3)
1/20/21	Haemonetics Corporation	Cardiva Medical, Inc.	6.7		7.2
1/21/21	Boston Scientific Corporation	Preventice Solutions, Inc.	4.5	(4)	6.0	(4)
2/25/21	Axonics Modulation Technologies, U.K. Limited	Contura Holdings Limited	13.3	(5)	15.7	(5)

Statistical Summary
Mean			7.6	x	8.6	x
Median			6.5		7.4

(1)	Indicates announced transaction value, assuming no achievement of any disclosed earn-out, expressed as a multiple of NTM revenue.
(2)	Indicates announced transaction value, assuming full achievement of any disclosed earn-out, expressed as a multiple of NTM revenue.
(3)	Includes $50 million earnout per Wall Street research and credit for $20 million of net operating loss carryforwards, implied upfront multiple of 9.5x and total multiple of 10.8x.
(4)	NTM revenue extrapolated based on assumed 30% revenue growth.
(5)	Represents 2021E revenue.

In performing its selected precedent merger and acquisition transactions analysis with respect to Soliton, Guggenheim Securities selected a reference range of transaction multiples for purposes of evaluating Soliton on a change-of-control basis as follows: (i) transaction enterprise value / NTM revenue multiple range of 7.0x to 10.0x, which resulted in an overall reference range of $5.95 to $7.70 per share; and (ii) transaction enterprise value / 2022E revenue multiple range of 7.0x to 10.0x, which resulted in an overall reference range of $9.50 to $12.75 per share.

Premia/(Discounts) Paid in Selected Precedent Merger and Acquisition Transactions. Guggenheim Securities reviewed, based on publicly available information, the implied one-day and 52-week high closing premia/(discounts) paid or proposed to be paid in connection with selected transactions involving all-cash acquisitions of medical technology companies with transaction values between $100 million and $1 billion, since 2015. Based on an approximate 25th and 75th percentile of the precedent one-day stock price premiums, Guggenheim Securities noted that the range of such one-day stock price premia was 20% to 50%, implying share prices of $21.60 to $27.00 based on the closing share price of Soliton common stock of $18.00 on May 7, 2021. Based on an approximate 25th and 75th percentile of the precedent 52-week high stock price premia/(discounts), Guggenheim Securities noted that the range of such 52-week high premia/(discounts) was (10%) to 15%, implying per share prices of $16.95 to $21.70 based on the 52-week high closing price of Soliton common stock of $18.85 as of May 7, 2021.

Premia / (Discounts) Paid in Selected Precedent Merger and Acquisition Transactions

Date Announced	Acquiror	Target Company	Premium to 1 Day	Premium to 52-Week High
12/17/20	Alphatec Holdings, Inc	EOS Imaging SA	42%	(0%)
7/30/20	PAI Partners SAS	Amplitude Surgical SAS	55	43
7/15/20	Medtronic Plc	Medicrea International SA	39	15
3/12/19	Smith & Nephew PLC	Osiris Therapeutics, Inc.	1	(0)
2/12/19	Edwards Lifesciences Corp.	CAS Medical Systems, Inc.	56	(8)
9/11/18	Stryker Corp.	Invuity, Inc.	29	(21)
4/10/18	Altaris Capital Partners LLC	Analogic Corp.	25 (1)	(12	)(2)
3/12/18	LABORIE Medical Technologies, Inc.	Cogentix Medical, Inc.	14	1
12/7/17	Stryker Corp.	Entellus Medical, Inc.	50	0
12/4/17	TPG Capital LLC	Exactech, Inc.	54 (2)	18	(2)
6/19/17	Stryker Corp.	NOVADAQ Technologies Inc.	49	(28)
4/3/17	Apax Partners	Syneron Candela	18 (3)	13	(3)
1/11/17	Integra LifeSciences Holdings Corp.	Derma Sciences, Inc.	40	1
12/2/16	Teleflex Incorporated	Vascular Solutions	2	0
9/27/16	Boston Scientific Corp.	EndoChoice Holdings, Inc.	90	(35)
5/2/16	RoundTable Healthcare Management, Inc.	Symmetry Surgical, Inc.	26	23
11/20/15	CR Bard, Inc.	Liberator Medical Holdings, Inc.	26	(13)
9/2/15	Valeant Pharmaceuticals	Synergetics USA, Inc.	71	14
6/18/15	XIO (UK) LLP	Lumenis Ltd.	16	3

Statistical Summary
Mean			37%	1%
Median			39%	0%
25th Percentile			21%	(10%)
75th Percentile			52%	13%

Wall Street Equity Research Analyst Stock Price Targets. Guggenheim Securities reviewed selected Wall Street equity research analyst stock price targets for Soliton as published prior to May 7, 2021 (the last trading day prior to the announcement of the merger). Guggenheim Securities noted that such Wall Street equity research analyst stock price targets for Soliton common stock were $12.40 to $26.55 per share on a present value basis using an illustrative discount rate of 13.0% (which reflected Guggenheim Securities’ estimate of the midpoint of Soliton’s cost of equity).

52-Week Closing High and Low Stock Prices. Guggenheim Securities reviewed the trading price of Soliton common stock over the 52-week period ending on May 7, 2021 (the last trading day prior to the announcement of the merger). Among other things, Guggenheim Securities noted that the range of such 52-week closing high and low trading prices was $6.02 to $18.85 per share.

Illustrative Theoretical Future Stock Price. Guggenheim Securities reviewed implied illustrative ranges of theoretical future values per share at December 31, 2022 and December 31, 2023 on a stand-alone basis utilizing projected revenues from the Base Scenario management estimates, and also assuming a $50 million equity financing at a 15% discount to the May 7, 2021 closing stock price, per Soliton management. Among other things, Guggenheim Securities noted that, based on an illustrative NTM revenue multiple range of 7.0x to 10.0x, the theoretical future values per share at December 31, 2022 were approximately $17.55 to $24.53, and $14.34 to $20.05 on a present value basis, using an illustrative discount rate of 13.0% (which reflected Guggenheim

Securities’ estimate of the midpoint of Soliton’s cost of equity). Guggenheim Securities also noted that, based on an illustrative NTM revenue multiple range of 7.0x to 10.0x, the theoretical future values per share at December 31, 2023 were approximately $30.60 to $43.02, and $22.13 to $31.12 on a present value basis, using an illustrative discount rate of 13.0% (which reflected Guggenheim Securities’ estimate of the midpoint of Soliton’s cost of equity).

Other Considerations

Except as described in the summary above, Soliton did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses or providing its opinion. The type and amount of consideration payable in the merger were determined through negotiations between Soliton and AbbVie. The decision to enter into the merger agreement was solely that of the SAC and the Board. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the SAC and the Board. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of the SAC or the Board with respect to the fairness, from a financial point of view, of the merger consideration to holders of Soliton common stock.

Pursuant to the terms of Guggenheim Securities’ engagement, Soliton has agreed to pay Guggenheim Securities a cash transaction fee (based on a percentage of the aggregate value associated with the merger) upon consummation of the merger, which cash transaction fee currently is estimated to be $13.675 million, of which a cash milestone fee of $1,000,000 became payable upon the rendering of Guggenheim Securities’ opinion. In addition, Soliton has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify it against certain liabilities arising out of its engagement.

Aside from its current engagement by Soliton, Guggenheim Securities has not been previously engaged during the past two years by Soliton, nor has Guggenheim Securities been previously engaged during the past two years by AbbVie, to provide financial advisory or investment banking services for which Guggenheim Securities received fees. Guggenheim Securities may seek to provide Soliton and AbbVie and their respective affiliates with financial advisory and investment banking services unrelated to the merger in the future, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to Soliton, AbbVie, other participants in the merger and their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Soliton, AbbVie, other participants in the merger and their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and its or their respective directors, officers, employees, consultants and agents may have investments in Soliton, AbbVie, other participants in the merger and their respective affiliates.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Soliton, AbbVie, other participants in the merger and their respective affiliates and the merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Certain Unaudited Prospective Financial Information

Soliton does not as a matter of course make public long-term projections as to future performance, earnings or other results, due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the merger, Soliton’s management prepared three illustrative scenarios – the “Base Case Scenario,” the “Moderate Growth Scenario” and the “Outperform Scenario” – containing certain unaudited prospective financial information regarding Soliton’s operations for the fiscal years ending December 31, 2021 through December 31, 2026 (collectively, the “Soliton projections”).

The Base Case Scenario was based on numerous variables and assumptions, including assumptions for placement of RESONIC consoles and for the utilization of those consoles, for both tattoo and cellulite indications. Relative to the Base Case Scenario, the Moderate Growth Scenario assumed no change in the rate of RESONIC console placements, but significantly lower assumptions for the number of tattoo patients per console, and slightly lower assumptions for the number of cellulite patients per console. Relative to the Base Case Scenario, the Outperform Scenario assumed an accelerated rate of RESONIC console placements, and significantly higher assumptions for the number of cellulite patients per console to account for the potential future approval of indications for skin laxity and keloid. For certain of the information included in the Outperform Scenario, the Outperform Scenario also assumed a 60% probability of success for the approval and successful commercial launch of future skin laxity and keloid indications.

The Soliton projections were provided to the Board and to Soliton’s financial advisor, Guggenheim Securities, including in connection with Guggenheim Securities’ financial analyses described above under the section entitled “—Opinion of Financial Advisor.” The below summary of the Soliton projections is included for the purpose of providing stockholders access to certain nonpublic information that was furnished to the Board in connection with the merger (but not to AbbVie), and such information may not be appropriate for other purposes and is not included to influence the voting decision of any stockholder.

The Soliton projections were not prepared with a view toward public disclosure, the published guidelines of the SEC regarding projections, the use of non-GAAP financial measures or forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. None of Soliton, Guggenheim Securities’ or their respective officers, directors, affiliates, advisors or other representatives considered, or now consider, the inclusion of the Soliton projections to be regarded as an indication that the Soliton projections are predictive of actual future events or results, and the Soliton projections should not be relied upon as such. You are cautioned not to place undue reliance on the Soliton projections. The Soliton projections included in this proxy statement have been prepared by, and are the responsibility of, Soliton’s management.

While presented with numeric specificity, the Soliton projections were based on numerous variables and assumptions that are inherently subjective and uncertain and are beyond the control of Soliton’s management. These assumptions include those related to aesthetic medical device industry performance and general business, economic, market and financial conditions as well as additional matters specific to Soliton’s business. Important factors that may affect actual results and cause the Soliton projections not to be achieved include risks and uncertainties relating to Soliton’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods, particularly those related to the launch and commercialization of its RESONIC console), aesthetic medical device industry performance, general business and economic conditions and other factors described in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 17. The Soliton projections also reflect numerous variables, expectations and assumptions available when they were prepared regarding certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the Soliton projections.

Accordingly, there can be no assurance that the projected results summarized below will be realized. You should review Soliton’s most recent SEC filings for a description of the reported and anticipated results of operations and financial condition and capital resources, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Soliton’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. None of Soliton, Guggenheim Securities or their respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from the Soliton projections.

Soliton undertakes no obligation to update or otherwise revise or reconcile the Soliton projections to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events, even if any or all of the assumptions underlying the Soliton projections are shown to be in error. Because the Soliton projections cover multiple years, by their nature they become less predictive with each successive year.

Soliton has not made and makes no representation to AbbVie or any Soliton stockholder, in the merger agreement or otherwise, concerning the Soliton projections or regarding Soliton’s actual performance compared to the Soliton projections or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the Soliton projections, Soliton urges you not to place undue reliance on such information and to review Soliton’s most recent SEC filings for a description of Soliton’s reported financial results.

Neither Dixon Hughes Goodman LLP, Soliton’s independent accountant, nor any other independent accountants have compiled, examined or performed any audit or other procedures with respect to the Soliton projections contained herein, nor have they expressed any opinion or any other form of assurance on the Soliton projections or their achievability.

Base Case Scenario

The following table presents a summary of the Base Case Scenario for the calendar years ending 2021 through 2026 for Soliton on a standalone basis.

	Year Ending December 31,
	2021E	2022E	2023E	2024E	2025E	2026E
	($ in millions)
Revenue	$2	$28	$70	$125	$175	$244
Gross Profit	0	22	58	107	151	212
Operating Expenses:
Research and Development	8	8	8	8	12	16
Selling and Marketing	6	18	35	54	76	105
General and Administrative	13	15	19	21	22	25

EBITDA(1)	(26)	(18)	(3)	23	42	66
Depreciation and Amortization	1	1	1	1	1	1

Operating Income	(27)	(19)	(4)	22	41	65
Unlevered Free Cash Flow(2)	(23)	(22)	(7)	8	20	34

(1)

EBITDA as used in this section entitled “—Certain Unaudited Prospective Financial Information” is defined as operating earnings (after deduction of stock-based compensation) before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial performance measure and should not be used as an alternative to net income as an indicator of operating performance.

(2)

Unlevered Free Cash Flow as used in this section entitled “—Certain Unaudited Prospective Financial Information” is defined as after-tax unlevered operating cash flow minus capital expenditures and changes in working capital. 2021E Unlevered Free Cash Flow represents Q2 – Q4 2021E.

Moderate Growth Scenario

The following table presents a summary of the Moderate Growth Scenario for the calendar years ending 2021 through 2026 for Soliton on a standalone basis.

	Year Ending December 31,
	2021E	2022E	2023E	2024E	2025E	2026E
	($ in millions, except per share values)
Revenue	$2	$27	$63	$109	$145	$195
Gross Profit	0	21	51	91	124	168
Operating Expenses:
Research and Development	8	8	8	8	11	15
Selling and Marketing	6	17	33	51	68	92
General and Administrative	13	15	19	21	21	23

EBITDA	(26)	(20)	(8)	11	23	39
Depreciation and Amortization	1	1	1	1	1	1

Operating Income	(27)	(21)	(9)	10	22	37
Unlevered Free Cash Flow	(23)	(23)	(12)	0	8	17

Outperform Scenario

The following table presents a summary of the Outperform Scenario for the calendar years ending 2021 through 2026 for Soliton on a standalone basis.

	Year Ending December 31,
	2021E	2022E	2023E	2024E	2025E	2026E
	($ in millions)
Revenue	$2	$32	$80	$148	$221	$333
Gross Profit	0	25	66	127	193	294
Operating Expenses:
Research and Development	8	8	8	8	12	19
Selling and Marketing	6	19	38	59	88	133
General and Administrative	13	15	19	21	24	28

EBITDA	(26)	(16)	3	38	68	114
Depreciation and Amortization	1	1	1	1	1	1

Operating Income	(27)	(17)	2	37	67	113
Unlevered Free Cash Flow	(23)	(20)	(2)	18	36	62
Probability of Success Adjusted Unlevered Free Cash Flow(1)	(23)	(20)	(2)	18	35	58

(1)	Assumes a 60% probability of success for the approval and successful commercial launch of future skin laxity and keloid indications.

Interests of Directors and Executive Officers in the Merger

In considering the recommendation of the Board that stockholders vote to approve the merger proposal, stockholders should be aware that Soliton’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of stockholders generally and that may present actual or potential conflicts of interest. The members of the Board were aware of and considered these interests in reaching the determination to adopt, authorize and approve the merger agreement and recommend that the Soliton stockholders vote their shares of common stock to adopt the merger agreement. No additional shares of common stock were granted to any executive officers or non-employee directors in contemplation of the merger.

Treatment of Equity and Equity-Based Awards; Treatment of Warrants

Options. Immediately prior to the effective time of the merger, each option to purchase shares of Soliton common stock, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled, extinguished and of no further force or effect and automatically converted into the right to receive, as the sole consideration for each share of Soliton common stock underlying such option, an amount in cash, without interest and subject to any applicable withholding tax, equal to the excess of (i) the merger consideration over (ii) the per share exercise price that would be due in cash upon exercise of such option.

The following table sets forth, based on options outstanding as of the date of this proxy statement, the cash proceeds that our non-employee directors and executive officers would receive at the effective time of the merger in respect of the settlement of their options.

	Name	Number of Options(1) (#)	Total Option Consideration(2) ($)
Non-Employee Directors:	Jonathan P. Foster	60,000	890,100
	Danika Harrison	60,000	890,100
	Niquette Hunt	30,000	410,400
	Michael Kaminer, M.D.	45,000	748,350
Executive Officers:	Walter V. Klemp*	1,046,950	19,584,229
	Bradley Hauser*	410,000	6,294,100
	Christopher Capelli, M.D.*	1,070,950	20,084,629
	Lori Bisson	403,200	7,081,957
	Joe Tanner	353,200	6,303,564

*	An executive officer who is also a director.
(1)

Assumes an effective time of the merger of September 30, 2021 and, as a result, does not include any additional equity grants that may be made after such date. See “The Merger Agreement—Covenants Regarding Conduct of Business by Soliton Pending the Effective Time” beginning on page 70 for more information concerning the restrictions on Soliton’s ability to make additional equity grants prior to closing.

(2)	Amounts do not reflect withholding of applicable taxes.

Restricted Stock Units. Immediately prior to the effective time of the merger, each restricted stock unit award that is outstanding immediately prior to the effective of the merger, whether vested, unvested or otherwise subject to forfeiture, will be cancelled, extinguished and of no further force or effect and automatically converted into the right to receive, as the sole consideration for each share of Soliton common stock underlying such restricted stock unit award, an amount in cash, without interest and subject to any applicable withholding tax, equal to the merger consideration.

As of the date of this proxy statement, Bradley Hauser, President and Chief Executive Officer of Soliton, is the only executive officer or director who holds outstanding restricted stock units. Mr. Hauser holds 200,000 restricted stock units and, as a result, would receive cash proceeds of $4,520,000 at the effective time of the merger in respect of the settlement of his restricted stock units.

Warrants. At the effective time of the merger, each warrant to purchase shares of Soliton common stock, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive an amount in cash, without interest and subject to any applicable withholding tax, equal to the excess of (i) the number of shares of Soliton common stock subject to such warrant, multiplied by the merger consideration over (ii) the number of shares of Soliton common stock subject to such warrant, multiplied by the exercise price of such warrant.

The following table sets forth, based on warrants outstanding as of the date of this proxy statement, the cash proceeds that our non-employee directors and executive officers would receive at the effective time of the merger in respect of the settlement of their warrants.

	Name	Number of Warrants(1) (#)	Total Warrant Consideration(2) ($)
Non-Employee Directors:	Jonathan P. Foster	12,500	260,625
	Danika Harrison	—	—
	Niquette Hunt	—	—
	Michael Kaminer, M.D.	—	—
Executive Officers:	Walter V. Klemp	27,917	582,070
	Bradley Hauser	—	—
	Christopher Capelli, M.D.	27,917	582,070
	Lori Bisson	15,000	312,750
	Joe Tanner	—	—

(1)

Assumes an effect time of the merger of September 30, 2021 and, as a result, does not include any additional equity grants that may be made after such date. See “The Merger Agreement— Covenants Regarding Conduct of Business by Soliton Pending the Effective Time” beginning on page 70 for more information concerning the restrictions on Soliton’s ability to make additional equity grants prior to closing.

(2)	Amounts do not reflect withholding of applicable taxes.

Severance Payments

Each of Soliton’s executive officers is party to an employment agreement with Soliton, pursuant to which the executive officer is entitled to receive severance payments and benefits if his or her employment is terminated by Soliton without “cause” or by the executive officer for “good reason” (as each such term is defined in the applicable employment agreement), with the payments set forth in clause (i) and clause (ii) below subject, in each case, to the executive officer’s execution and non-revocation of a release of claims in favor of Soliton. The severance payments and benefits are comprised of the following:

(i)	a severance payment equal to 12 months of the executive officer’s base salary,

(ii)

the full amount of the target annual bonus (for Mr. Hauser) or a pro rata portion of the target bonus (for Dr. Capelli, Ms. Bisson and Messrs. Klemp and Tanner), in each case, for the year in which such termination occurs, and

(iii)

continued payment by Soliton of the same portion of the executive officer’s medical and dental insurance premiums under COBRA as during active employment for 12 months from the date of such termination or, if earlier, until the date the executive officer is eligible for medical and/or dental insurance benefits form another employer.

In addition, with respect to Mr. Hauser, pursuant to his employment agreement with Soliton, if Mr. Hauser’s employment is terminated by Soliton without “cause” or by Mr. Hauser for “good reason,” in each case, during the period commencing three months prior to a “change in control” (as defined in his employment agreement) and ending 12 months following a change in control, Mr. Hauser will be entitled to the following severance payments and benefits, in lieu of the severance payments and benefits described above:

(i)	a severance payment equal to 18 months of his base salary,

(ii)	an amount equal to 150% of his target annual bonus for the year in which such termination occurs,

(iii)	accelerated vesting of all outstanding, unvested equity awards he holds as of immediately prior to his termination, and

(iv)

continued payment by Soliton of the same portion of his medical and dental insurance premiums under COBRA as during active employment for 24 months from the date of such termination or, if earlier, until the date he is eligible for medical and/or dental insurance benefits from another employer.

For purposes of the employment agreements of our executive officers,

•

“cause” means that the executive officer (i) pleads “guilty” or “no contest” to, or is convicted of, a felony under federal or state law; (ii) engaged in conduct, in the performance of his or her duties, that constitutes gross negligence or willful misconduct, other than as a result of any disability; (iii) engages in substantiated fraud, misappropriation or embezzlement against Soliton; (iv) engages in any willful misconduct that causes material harm to the reputation of Soliton; or (v) materially breaches any term of the employment agreement; however, to the extent any act or claim allegedly giving rise to “cause” may be cured, Soliton is required to provide the executive officer with written notice within 30 days of the first instance of the act or claim allegedly giving rise to “cause” and the executive officer will have 30 days to cure such act or claim; and

•	“good reason” will be deemed to exist:

(i)	if the Board, or the board of directors or managers of any successor entity of Soliton, removes the executive officer from his or her position with Soliton;

(ii)

if Soliton requires the executive officer, without his or her consent, to be based at any office located more than 40 miles from Soliton’s Houston, Texas headquarters (or more than 25 miles from the executive officer’s home for Mr. Hauser);

(iii)

if there is a material reduction (a 10% or greater reduction for Mr. Hauser) of the executive officer’s base salary below the amount specified in his or her employment agreement or amendment, other than a general reduction in base salary that affects all similarly situated employees of Soliton;

(iv)

if the executive officer is assigned any duties materially inconsistent with the duties or responsibilities of the executive officer’s position with Soliton or any other action by Soliton that results in a material diminution in the executive officer’s position, authority, duties, or responsibilities, but excluding an isolated, insubstantial, and inadvertent action not taken in bad faith; or

(v)	a material breach by Soliton of the employment agreement, or any other agreement entered into between Soliton and the executive officer.

However, “good reason” will not exist unless the executive officer gives Soliton written notice within 90 days after the occurrence of the event which the executive officer believes constitutes the basis for good reason, and Soliton fails to cure such act or failure to act, if curable, within 30 days after receipt of such notice.

•

“change in control” means the occurrence of any of the following: (i) any “person” (as defined in Soliton’s 2018 Stock Plan, and other than Soliton, a trustee or other fiduciary holding securities under an employee benefit plan of Soliton, or a corporation owned directly or indirectly by the shareholders of Soliton in substantially the same proportions as their ownership of shares of common stock of Soliton) is or becomes the beneficial owner, directly or indirectly, of securities of Soliton representing 30% or more of the combined voting power of Soliton’s then outstanding securities entitled to vote generally in the election of directors; (ii) Soliton is party to a merger, consolidation, reorganization or other similar transaction with another corporation or other person unless, following such transaction, more than 50% of the combined voting power of the outstanding securities of the surviving, resulting or acquiring corporation or person or its parent entity entitled to vote generally in the election of directors (or persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of Soliton’s outstanding securities entitled to vote generally in the election of directors immediately prior to such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of Soliton’s outstanding securities entitled to vote generally in the election of directors; (iii) the election to the Board, without the recommendation or approval of two-thirds of the incumbent Board, of the lesser of: (a) three “directors” (as defined in Soliton’s 2018 Stock Plan); or (b) directors constituting a majority of the number of directors of Soliton then in office; or (iv) there is a complete liquidation or dissolution of Soliton, or Soliton sells all or substantially all of its business and/or assets to another corporation or other person unless, following such sale, more than 50% of the combined voting power of the outstanding securities of the acquiring corporation or person or its parent entity entitled to vote generally in the election of directors (or persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of Soliton’s outstanding securities entitled to vote generally in the election of directors immediately prior to such sale, in substantially the same proportions as their ownership, immediately prior to such sale, of Soliton’s outstanding securities entitled to vote generally in the election of directors. In no event, however, shall a “change in control” be deemed to have occurred, with respect to a participant under Soliton’s 2018 Stock Plan, if that participant is part of a purchasing group which consummates the “change in control” transaction. A participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the participant is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (x) passive ownership of less than 3% of the shares of the purchasing company; or (y) ownership of equity participation in the purchasing company or group which is otherwise not deemed to be significant, as determined prior to the “change in control” by a majority of the disinterested directors).

The employment agreements (other than Mr. Hauser’s employment agreement) contain certain restrictive covenants in favor of Soliton, including, among other things, a non-competition covenant that applies during the term of the executive officer’s employment and for the 12-month period following his or her termination of employment. The employment agreements (including Mr. Hauser’s employment agreement) also contain non-solicitation and non-interference covenants with respect to Soliton’s customers and employees that apply during the term of the executive officer’s employment and for the 12-month period following his or her termination of employment, as well as a non-disclosure of confidential information covenant that extends perpetually.

Mr. Hauser is party to a non-competition and non-solicitation agreement with Soliton that contains certain restrictive covenants in favor of Soliton, including, among other things, a non-competition covenant that applies during the term of his employment and for the 18-month period following the closing date of the merger, and a non-solicitation covenant with respect to Soliton’s customers and employees that applies during the term of his employment and for the 18-month period following the closing date of the merger.

The employment agreements for Ms. Bisson, Dr. Capelli, Mr. Klemp and Mr. Tanner do not require that Soliton make any “gross up” payments to compensate the executive officer for the excise taxes, if any, imposed under Section 4999 of the Code for the receipt of “excess parachute payments” (within the meaning of Section 280G of the Code) in the event of a termination or resignation following a change in control. Mr. Hauser’s employment agreement, as amended, provides that if Mr. Hauser becomes entitled to payments and/or benefits, whether under the employment agreement or otherwise (collectively, the “Total Payments”), that would result in Mr. Hauser being subject to the excise tax imposed by Section 4999 of the Code, he will be entitled to receive a gross-up payment in an amount such that, after he pays all applicable taxes on the gross-up payment (including any excise tax and any associated interest charges or penalties that could be imposed under Section 4999 of the Code), the net gross-up payment will equal the amount of the excise tax and any associated interest charges or penalties imposed by Section 4999 of the Code upon the Total Payments, such that the net amount he retains will equal the net amount of the Total Payments as if the excise tax imposed by Section 4999 of the Code was not applicable to the Total Payments. However, the amount of the gross-up payment to Mr. Hauser will not exceed $250,000 in any case.

Payments to Executive Officers in Connection with the Merger

The following table sets forth the amount that each executive officer would be entitled to receive if his or her employment is terminated by Soliton without “cause” or by the executive officer for “good reason,” in each case, in connection with the consummation of the merger, assuming an effective time of September 30, 2021.

Name	Cash(1) ($)	Equity(2) ($)	Perquisites/ Benefits(3) ($)	Tax Reimbursement(4) ($)	Total ($)
Walter V. Klemp	318,750	6,101,849	—	—	6,420,599
Bradley Hauser	1,175,625	10,080,375	—	250,000	11,506,000
Christopher Capelli	581,250	6,101,849	40,371	—	6,723,470
Lori Bisson	501,563	2,296,117	40,371	—	2,838,051
Joe Tanner	383,750	1,938,962	12,025	—	1,951,370

*	Amounts do not reflect withholding of applicable taxes.
(1)

The amounts reported in this column for Mr. Klemp, Dr. Capelli, Ms. Bisson and Mr. Tanner include the following payments under their respective employment agreements: (i) cash severance payments in the following amounts: Mr. Klemp, $225,000, Dr. Capelli, $450,000, Ms. Bisson, $375,000 and Mr. Tanner, $290,000, and (ii) pro rata target annual bonus payments in the following amounts: Mr. Klemp, $93,750, Dr. Capelli, $131,250, Ms. Bisson, $126,563 and Mr. Tanner, $93,750.

The amounts reported in this column for Mr. Hauser include the following payments under his employment agreement: (a) a cash severance payment in the amount of $712,500 and (b) a cash payment in the amount of $463,125, which is 150% of his target annual bonus payment for 2021.

(2)

The amounts reported in this column consist of (i) the value of the accelerated vesting and settlement of unvested options to purchase shares of Soliton common stock and (ii) the value of the accelerated vesting and settlement of restricted stock units, as described above under “—Treatment of Equity and Equity-Based Awards; Treatment of Warrants.”

After giving effect to the merger as if it had been completed on September 30, 2021, the number and value of unvested, “in-the-money” options to purchase shares of Soliton common stock and unvested restricted stock units held by the executive officers that would be entitled to accelerated vesting are set forth below. The value of each unvested stock option that would be subject to accelerated vesting is calculated as the excess of (a) $22.60 over (b) the exercise price of such option. The value of each restricted stock unit is $22.60.

Name	Number of Unvested Stock Options (#)	Value of Unvested Stock Options ($)	Number of Restricted Stock Units (#)	Value of Unvested Restricted Stock Units ($)
Walter V. Klemp	378,800	6,101,849	—	—
Bradley Hauser	357,500	5,560,375	200,000	4,520,000
Christopher Capelli	378,800	6,101,849	—	—
Lori Bisson	160,750	2,296,117	—	—
Joe Tanner	133,825	1,938,962	—	—

(3)

The amounts reported in this column represent estimates of the amount of the continued payment by Soliton of the same portion of the executive officer’s medical and dental insurance premiums under COBRA as during active employment for 12 months from the date of termination of employment (or 18 months from the date of termination of employment, in the case of Mr. Hauser). Soliton does not currently pay any portion of the medical or dental insurance premiums for Mr. Hauser or Mr. Klemp.

(4)

The amount reported in this column represents the maximum amount of the gross-up payment for the excise tax imposed on the payments and benefits to Mr. Hauser in connection with the merger by reason of Section 4999 of the Code.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, members of the Board and executive officers of Soliton will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification, please see the section of this proxy statement entitled “The Merger Agreement—Indemnification” beginning on page 79.

Support Agreements

Concurrently with the execution and delivery of the merger agreement, AbbVie and Merger Sub entered into the Officer Support Agreements with Mr. Klemp and Dr. Capelli, pursuant to which, each of Mr. Klemp and Dr. Capelli has agreed to vote all of his shares of Soliton common stock (i) in favor of the adoption of the merger agreement, (ii) against any takeover proposal from a third party during the term of the merger agreement and (iii) against any other action that is intended or could reasonably be expected to impede or interfere with or materially delay the merger. As of June 9, 2021, Mr. Klemp and Dr. Capelli collectively held voting power over 688,440 shares of Soliton common stock (approximately 3.19% of the outstanding shares of Soliton common stock).

The Officer Support Agreements will terminate upon the earliest of (i) the effective time of the merger, (ii) a change in the Board’s recommendation, (iii) a material modification or amendment of the merger agreement that reduces the consideration payable thereunder, (iv) the termination of the merger agreement in accordance with its terms and (v) the mutual agreement of the parties.

Royalty and Other Payments to Dr. Capelli Related to Soliton’s License Agreement with MD Anderson

As the inventor of the intellectual property Soliton licenses from MD Anderson, Dr. Capelli is entitled to 50% of the license income that Soliton is required to pay to MD Anderson under its license agreement. Under that license agreement, Soliton is obligated to pay a percentage of its net sales based on the RESONIC console in the mid-single digits as an ongoing royalty. Soliton is also obligated to make certain milestone payments to MD Anderson in the low to mid-six digits.

In addition, Dr. Capelli is entitled to 50% of the proceeds from the sale by MD Anderson of up to 75,000 shares of Soliton common stock that were issued to MD Anderson in connection with the license agreement. Based on the merger consideration of $22.60 per share for those shares, Dr. Capelli will receive up to $847,500 as his portion of the merger consideration to be paid for those shares in the merger.

Compensation to the Members of the SAC and Independent Directors

Each of the members of the SAC, Jonathan P. Foster, Danika Harrison and Niquette Hunt, has received since October 2020 (December 2020 for Ms. Hunt) and will continue to receive compensation of $10,000 per month for such director’s service as a member of the SAC. For the period from March 2021 through July 2021, each of the SAC members has received and will continue to receive an additional $10,000 per month in light of the increased commitment required to serve as a member of the SAC during this period. Also for the period from March 2021 through July 2021, each independent director has received an additional $10,000 per month. (The independent directors are the members of the SAC along with Michael K. Kaminer, M.D.). In total, during the period from March through July 2021, the members of the SAC have received or will receive a total of $30,000 per month as compensation for their service on the SAC and as independent directors.

The compensation described above was approved by the Board and was not contingent upon the SAC’s approval of the merger proposal and is not contingent upon completion of the merger and the transactions contemplated thereby. No other meeting fees or other compensation will be paid to the members of the SAC in connection with their service on the SAC. Soliton’s compensation policy for independent directors includes the grant of a 10-year option to purchase 15,000 shares of Soliton’s common stock on the date of Soliton’s annual meeting to each independent director who is re-elected at the annual meeting. In light of the then-pending negotiations between Soliton and AbbVie regarding the proposed merger, the stock options that were scheduled to be granted to the independent members of the Board at Soliton’s annual meeting on April 15, 2021 were not granted.

No Financing Condition; Financing Cooperation

The merger agreement does not contain any financing-related closing condition, and AbbVie has represented that it will have sufficient funds at closing to fund the payment of the merger consideration and any other payments required in connection with the consummation of the merger. AbbVie has informed Soliton that it expects that funds needed by AbbVie and Merger Sub in connection with the merger will be derived from cash, cash equivalents, and available borrowing capacity under existing credit facilities.

Regulatory Waiting Periods

The merger is subject to the requirements of the HSR Act, which provides that the merger may not be completed until the applicable waiting period under the HSR Act is terminated or expires. On June 2, 2021, Soliton and AbbVie filed the requisite notification and report forms under the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission. If the parties do not receive either early termination or a request for additional information from the relevant antitrust authority, the waiting period under the HSR Act will expire at 11:59 p.m. on July 2, 2021.

At any time before or after the effective time of the merger, any reviewing antitrust authorities or another person could take action under the antitrust laws as it deems necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger, seeking a rescission or other unwinding of the merger, or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not succeed.

Delisting and Deregistration of Common Stock

Upon completion of the merger, the Soliton common stock currently listed on NASDAQ will cease to be listed on NASDAQ and will subsequently be deregistered under the Exchange Act.

Litigation Relating to the Merger

On June 9, 2021, Stephen Musanto filed a complaint against Soliton and the members of the Soliton board in the United States District Court for the Southern District of New York, captioned Musanto v. Soliton, Inc., et al., Case No. 1:21-cv-05088. Mr. Musanto alleges that the named directors of Soliton breached their fiduciary duties by approving the merger agreement through a flawed and unfair process and by failing to make complete and accurate disclosures regarding this process and that Soliton aided and abetted the alleged breaches. Mr. Musanto further alleges that the proxy statement omits to disclose certain facts in violation of Section 14 of the Exchange Act. Mr. Musanto seeks to enjoin or rescind the merger and requests his attorneys’ fees and damages in an unspecified amount. Soliton believes these allegations are without merit and intends to defend against them vigorously.

If this complaint is not resolved on a timely basis, it could delay consummation of the merger and result in additional costs to Soliton, including costs associated with the indemnification of directors. Additional plaintiffs may file lawsuits against Soliton and/or its directors and officers in connection with the merger.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to carefully read this entire proxy statement, including the annexes and the other documents to which we have referred you. You should also review the section entitled “Where You Can Find More Information” beginning on page 105.

We have included the merger agreement for your convenience to provide you with information regarding its terms, and we recommend that you read it in its entirety. The merger agreement is a contractual document that establishes and governs the legal relations between Soliton, AbbVie and Merger Sub, and allocates risks between the parties, with respect to the merger.

The representations and warranties of Soliton contained in the merger agreement have been made solely for the benefit of AbbVie and Merger Sub. In addition, such representations and warranties (a) have been made only for purposes of the merger agreement, (b) have been qualified by certain documents filed with, or furnished to, the SEC by Soliton prior to the date of the merger agreement, (c) have been qualified by confidential disclosures made to AbbVie and Merger Sub in connection with the merger agreement, (d) are subject to materiality qualifications contained in the merger agreement that may differ from what investors may view as material, (e) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement and (f) have been included in the merger agreement for the purpose of allocating risk between Soliton, on the one hand, and AbbVie and Merger Sub, on the other hand, rather than establishing matters as facts. Accordingly, the merger agreement is included with this proxy statement only to provide investors with information regarding the terms of the merger agreement and not to provide investors with any other factual information regarding Soliton or its business. Investors should not rely on the representations and warranties or any descriptions thereof as characterization of the actual state of facts or condition of Soliton or AbbVie or their respective subsidiaries or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Soliton’s public disclosures.

Soliton will provide additional disclosure in its public reports of any material information necessary to provide the Soliton stockholders with a materially complete understanding of the disclosures relating to the merger agreement. The representations and warranties in the merger agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings Soliton publicly files with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings Soliton makes with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 105.

The Merger

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of AbbVie, will be merged with and into Soliton. The separate corporate existence of Merger Sub will cease and Soliton will continue as the surviving corporation. As a result, Soliton will become a subsidiary of AbbVie. Merger Sub was created solely for purposes of the merger and has no material assets or operations of its own.

Closing and Effective Time of the Merger

The closing of the merger will take place at 10:00 a.m. (New York City time) on the third business day following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of all of the conditions described in the section below entitled “—Conditions to the Merger” beginning on page 81 (other than any condition that by its nature is to be satisfied at the closing of the merger, but subject to satisfaction or waiver of any such condition), unless Soliton and AbbVie agree to another date or time in writing.

The merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware, or such later time as is agreed to by Soliton, AbbVie and Merger Sub and specified in the certificate of merger, which is referred to as the “effective time” of the merger.

At the effective time of the merger, the certificate of incorporation of Soliton in effect immediately prior to the effective time of the merger will be amended and restated to be in the form of Exhibit A to the merger agreement and, as so amended and restated, will be the certificate of incorporation of the surviving corporation until thereafter amended in accordance with their terms or by applicable law. The bylaws of the surviving corporation shall be amended and restated as of the effective time to be identical to the bylaws of Merger Sub as in effect immediately prior to the effective time and, as so amended and restated, will be the bylaws of the surviving corporation until thereafter amended in accordance with their terms or by applicable law.

Merger Consideration

The merger agreement provides that, at the effective time of the merger, each share of Soliton common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of Soliton common stock owned by Soliton as treasury stock or owned by AbbVie or Merger Sub and other than shares of Soliton common stock owned by stockholders who are entitled to demand and properly demand appraisal of such shares pursuant to, and who comply with, Section 262 of the DGCL) will be canceled and converted into the right to receive $22.60 in cash, without interest and less any applicable withholding tax. Following the effective time of the merger, each holder of Soliton common stock will cease to have any rights with respect to such Soliton common stock, except for the right to receive the merger consideration therefor, without interest.

Cancellation of Shares

Any shares of Soliton common stock owned by Soliton as treasury stock or owned by AbbVie or Merger Sub will be automatically canceled and cease to exist and will not be entitled to any merger consideration.

Directors and Officers

The directors of Merger Sub immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the directors of the surviving corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of Soliton immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation until their respective successors have been duly appointed and qualified or until their earlier death, resignation or removal.

Treatment of Equity and Equity-Based Awards

Options. Immediately prior to the effective time of the merger, each option to purchase shares of Soliton common stock, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled, extinguished and of no further force or effect and automatically converted into the right to receive, as the sole consideration for each share of Soliton common stock underlying such option, an amount in cash, without interest and subject to any applicable withholding tax, equal to the excess of (i) the merger consideration over (ii) the per share exercise price that would be due in cash upon exercise of such option.

Restricted Stock Units. Immediately prior to the effective time of the merger, each restricted stock unit award that is outstanding immediately prior to the effective of the merger, whether vested, unvested or otherwise subject to forfeiture, will be cancelled, extinguished and of no further force or effect and automatically converted into the right to receive, as the sole consideration for each share of Soliton common stock underlying such restricted stock unit award, an amount in cash, without interest and subject to any applicable withholding tax, equal to the merger consideration.

Restricted Shares. Immediately prior to the effective time of the merger, each share of Soliton common stock subject to vesting and/or forfeiture conditions that is outstanding immediately prior to the effective time of the merger will automatically vest in full and become free of such restrictions and thereafter will terminate and be converted into the right to receive, as the sole consideration in respect of such terminated restricted share of Soliton common stock, an amount in cash, without interest and subject to any applicable withholding tax, equal to the merger consideration.

Treatment of Warrants

At the effective time of the merger, each warrant to purchase shares of Soliton common stock, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive an amount in cash, without interest and subject to any applicable withholding tax, equal to the excess of (i) the number of shares of Soliton common stock subject to such warrant, multiplied by the merger consideration over (ii) the number of shares of Soliton common stock subject to such warrant, multiplied by the exercise price of such warrant.

Stockholders Seeking Appraisal

The merger agreement provides that shares of Soliton common stock held by those stockholders who are entitled to demand and properly demand appraisal pursuant to, and who comply in all respects with, Section 262 of the DGCL will not be converted into the right to receive the merger consideration, but will instead be cancelled and represent the right to receive the rights provided under Section 262 of the DGCL. If a stockholder fails to perfect, or otherwise waives, withdraws or loses his, her or its right to appraisal of his, her or its shares of Soliton common stock, such stockholder’s shares will be treated as if they had been converted at the effective time of the merger into, and will represent only the right to receive, the merger consideration, without interest, and the stockholder’s right to appraisal will be extinguished. Soliton must give AbbVie prompt written notice of demands for appraisal, and AbbVie will have the right to participate in (and, after the effective time of the merger, direct) all negotiations and proceedings with respect to such demands. Soliton may not make a payment with respect to a demand for appraisal or settle or offer to settle any such demands without AbbVie’s prior written consent.

The fair value of shares of Soliton common stock as determined in accordance with Section 262 of the DGCL may be more or less than (or the same as) the merger consideration. Stockholders who wish to exercise appraisal rights must precisely follow specific procedures. See “Appraisal Rights” beginning on page 95.

Payment for the Shares

At least ten business days prior to the mailing of the definitive proxy statement relating to the special meeting, AbbVie will designate a bank or trust company reasonably acceptable to Soliton to act as paying agent for the payment of the merger consideration. At or prior to the effective time of the merger, AbbVie will deposit, or will cause to be deposited, with the paying agent funds sufficient to pay the aggregate merger consideration (the “exchange fund”).

Promptly after the effective time of the merger (but no later than three business days after the effective time of the merger), AbbVie and the surviving corporation will cause the paying agent to mail to all record holders of certificates or book-entry shares representing Soliton common stock whose shares were converted into the right to receive the merger consideration, a letter of transmittal and instructions on how to surrender certificates or book-entry shares representing such Soliton common stock in exchange for the merger consideration. Upon (i) in the case of certificates representing Soliton common stock, the surrender of such certificates and delivery of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto (and such other customary documents as may reasonably be required by the paying agent), or (ii) in the case of book entry shares representing Soliton common stock, receipt of an “agent’s message” by the paying agent (or such other evidence, if any, of transfer as the paying agent may reasonably request), AbbVie and the surviving corporation will cause the paying agent to pay the holder of such certificates or book-entry shares, in exchange therefor, the merger consideration for each share of Soliton common stock formerly represented by such certificate or book-entry share.

At any time following the first anniversary of the closing date of the merger, the surviving corporation will be entitled to require the paying agent to deliver to it any portion of the exchange fund (including any interest received) which has not been disbursed to holders of certificates or book entry shares, and thereafter such holders will be entitled to look only to AbbVie for claims with respect to such merger consideration, pursuant to the terms of the merger agreement. Any amounts that remain unclaimed by such holders when such amounts would otherwise escheat to or become the property of any governmental entity will become, to the extent permitted by applicable law, the property of AbbVie, free and clear of all claims or interest of any person previously entitled thereto. Each certificate or book-entry share representing Soliton common stock that is surrendered will be canceled. You should not send in your Soliton common stock certificates until you receive a letter of transmittal with instructions from the paying agent. Do not send Soliton common stock certificates with your proxy card.

The merger consideration paid upon the surrender of certificates or book-entry shares representing Soliton common stock in accordance with the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the Soliton common stock previously represented by such certificates or book-entry shares. At the effective time of the merger, the stock transfer books of Soliton will be closed, and there will not be any further registration of transfers of any Soliton common stock thereafter on the records of Soliton.

If, during the period between the date of the merger agreement and the effective time of the merger, the outstanding shares of Soliton common stock shall be changed into a different number of shares or different class by reason of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Soliton common stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the merger consideration shall be appropriately adjusted to reflect such stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Soliton common stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change.

If your Soliton common stock certificate has been lost, stolen or destroyed, you will be entitled to obtain payment of the merger consideration by making an affidavit to that effect and, if required by the surviving corporation, posting a bond, in such reasonable amount as AbbVie may direct, as indemnity against any claim that may be made against the surviving corporation with respect to your lost, stolen or destroyed Soliton common stock certificate.

Pursuant to the merger agreement, AbbVie, the surviving corporation, their respective affiliates and the paying agent may deduct and withhold from the amounts payable under the merger agreement any amounts required to be withheld or deducted under applicable federal, state, local or non-U.S. tax laws with respect to the making of such payments.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by Soliton with respect to Soliton, including representations and warranties relating to:

•	corporate organization, good standing and similar matters;

•	capital structure and equity securities;

•	corporate power and authority to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	authorization of the merger agreement, the merger and the other transactions contemplated by the merger agreement and enforceability of the merger agreement;

•

required governmental filings and consents and absence of violation of applicable laws and orders in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•

absence of conflicts with, violation or breach of or defaults under organizational documents and certain contracts in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	accuracy and sufficiency of reports and financial statements filed with the SEC;

•	absence of undisclosed liabilities;

•	disclosure controls and procedures and internal controls over financial reporting;

•	accuracy of the information in this proxy statement;

•	absence of certain changes or events and the conduct of business in the ordinary course of business since December 31, 2020;

•	legal proceedings;

•	compliance with applicable laws (including anti-corruption laws) and orders;

•	permits and other governmental authorizations (and compliance therewith);

•	tax matters;

•	employee compensation and benefits matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended;

•	labor matters;

•	environmental matters and compliance with environmental laws;

•	intellectual property;

•	data protection and compliance with laws, policies and contractual requirements relating to privacy, data protection or security of personal information;

•	computer systems, software and data;

•	the inapplicability of takeover statutes and the absence of stockholder rights agreements;

•	real property and other tangible property;

•	material contracts;

•	insurance;

•	international trade and anti-corruption laws;

•	healthcare regulatory matters;

•	the stockholder approval required to adopt the merger agreement (the Stockholder Approval);

•	interested party transactions;

•	receipt of opinion from Soliton’s financial advisor; and

•	brokers’, finder’s and similar fees payable in connection with the merger and the other transactions contemplated by the merger agreement

The merger agreement also contains a number of representations and warranties made jointly by AbbVie and Merger Sub with respect to AbbVie and Merger Sub, including representations and warranties relating to:

•	corporate organization, good standing and similar matters;

•	corporate power and authority to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	authorization of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and enforceability of the merger agreement;

•

absence of conflicts with, violation or breach of or defaults under organizational documents and certain contracts in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•

required governmental filings and consents and absence of violation of applicable laws and orders in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	ownership and operations of Merger Sub since its formation;

•	sufficiency of funds to pay the merger consideration;

•	brokers’, finder’s and similar fees payable in connection with the merger and the other transactions contemplated by the merger agreement;

•	non-reliance on Soliton estimates, projections, forecasts, forward-looking statements and business and strategic plans;

•	accuracy of information supplied to Soliton for inclusion or incorporation by reference in this proxy statement;

•	legal proceedings; and

•	ownership of Soliton common stock.

Significant portions of the representations and warranties of Soliton are qualified as to “materiality” or “material adverse effect” and significant portions of the representations and warranties of AbbVie and Merger Sub are qualified as to “materiality” or a “parent material adverse effect.” Under the merger agreement, a “material adverse effect” with respect to Soliton means any effect, change, event, fact, circumstance, development or occurrence that (i) would prevent or materially impede, interfere with, hinder or delay the consummation by Soliton of the transactions contemplated by the merger agreement or the performance by Soliton in all material respects of its obligations under the merger agreement or (ii) has a material adverse effect on the business, results of operations, assets or financial condition of Soliton, except that no effect, change, event, development or occurrence to the extent resulting from or arising in connection with the following will (alone or in combination) constitute a “material adverse effect” or will be taken into account pursuant to clause (ii) in determining whether a “material adverse effect” has occurred or would reasonably be expected to occur:

•	general conditions (or changes therein) in the industry in which Soliton operates;*

•	business, economic or political conditions (or changes therein) in the United States or elsewhere in the world;*

•	general conditions (or changes therein) in the credit, financial, banking, currency or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates;*

•	changes in law or in GAAP or other accounting standards after the date of the merger agreement;*

•	acts of war (whether or not declared), sabotage, armed hostilities, civil disobedience, civil unrest or terrorism (including cyberterrorism), or any escalation or worsening thereof;

•

volcanoes, tsunamis, pandemics (including the COVID-19 pandemic and its impact on the supply chain of the Soliton products or product candidates), epidemics, disease outbreaks, earthquakes, hurricanes, tornados, floods or other natural disasters;*

•	any decline in the market price, or change in trading volume, of the stock of Soliton (but not the underlying cause of such decline or change);

•

any failure of Soliton to meet any internal or public projections, forecasts, guidance, estimates, milestones or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (but not the underlying cause of such failure);

•

the negotiation, execution, announcement or performance of the merger agreement or the announcement, pendency or performance of the transactions contemplated thereby, including the impact thereof on relationships with customers, suppliers, distributors, partners and other third parties with whom Soliton has a relationship and which resulted directly and solely from the announcement of the merger agreement or the pendency of the merger agreement, or any stockholder litigation (whether direct or derivative) in respect of the merger agreement or any of the transactions contemplated thereby; or

•

any action taken by Soliton at AbbVie’s written request or that is expressly required by the merger agreement, or the failure by Soliton to take any action if that action is prohibited by the merger agreement (and AbbVie has declined to consent to that action);

except that, in the case of the five bullet points marked with an asterisk above, such effect, change, event, fact circumstance, development or occurrence may be taken into account in determining whether there has been, or would reasonably expected to be, a “material adverse effect” to the extent it has a disproportionate adverse effect on the business, results of operations, assets or financial condition of Soliton as compared to other similarly situated companies in the industry in which Soliton operates, in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a “material adverse effect.”

Under the merger agreement, a “parent material adverse effect” with respect to AbbVie or Merger Sub means any effect, change, event, fact, circumstance, development or occurrence that, individually or in the aggregate, would reasonably prevent or materially impede, interfere with, hinder or delay the consummation by AbbVie or Merger Sub of any of the transactions contemplated by the merger agreement.

The representations and warranties of Soliton, AbbVie and Merger Sub will expire upon the effective time of the merger.

Covenants Regarding Conduct of Business by Soliton Pending the Effective Time

Except as required by applicable law, judgment, or governmental authority, as expressly required or expressly permitted by the merger agreement, or as set forth in the disclosure letter, unless AbbVie otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), Soliton has agreed that during the period from the date of the merger agreement until the effective time of the merger, Soliton will use its commercially reasonable efforts to:

•	carry on its business in all material respects in the ordinary course of business;

•	preserve its business organizations substantially intact; and

•	preserve existing relations with employees, customers, suppliers, licensors, licensees, governmental authorities and other persons with whom Soliton has material business relationships.

In addition, the merger agreement places specific restrictions on the ability of Soliton, unless AbbVie otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), or unless otherwise required by applicable law, expressly required or expressly permitted by the merger agreement or set forth in the disclosure letter, among other things, to:

•

issue, sell, pledge, dispose of, encumber or grant any shares of Soliton capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests, except pursuant to outstanding options or warrants;

•

take any action to cause to be vested and exercisable or vested and no longer subject to forfeiture any otherwise unexercisable option or any otherwise unvested or otherwise subject to forfeiture restricted stock unit, except as required by the express terms of any such option or restricted stock unit that is outstanding;

•

redeem, purchase or otherwise acquire any of Soliton’s capital stock or other equity or voting interests or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, except pursuant to the cashless exercise of outstanding options or warrants or the forfeiture or withholding of taxes with respect to outstanding option or restricted stock units;

•	declare, set aside for payment, authorize or pay any dividend or make any other distribution in respect of shares of its capital stock or other equity or voting interests;

•	split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

•

incur, assume or otherwise become liable for any indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Soliton, guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, except for indebtedness not to exceed $250,000 in the aggregate;

•	enter into any swap or hedging transaction or other derivative agreements, except in the ordinary course of business;

•	make any loans, capital contributions or advances to any person;

•

sell, assign, license, transfer, lease or mortgage or otherwise encumber or subject to any lien (other than permitted liens) any of its properties or assets (other than intellectual property) that have a current value in excess of $100,000, except dispositions of inventory in the ordinary course and dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of Soliton in the ordinary course;

•

make or authorize capital expenditures for property, plant and equipment, except for the capital expenditures expressly contemplated by Soliton’s budget that was previously made available to AbbVie, or other capital expenditures in an aggregate amount not to exceed $250,000;

•

make any acquisition of the capital stock or a material portion of the assets of any other person (other than any acquisition of supplies, raw materials, inventory or products in the ordinary course of business), or any capital contributions or investments (including through any loans or advances) in any other person;

•

make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liability or results of operations of Soliton, except as required by GAAP, applicable law or any governmental authority;

•	except as required pursuant to the terms of any existing benefit or compensation plan, policy, program, contract, agreement or arrangement (as in effect on the date of the merger agreement),

(a)	increase or decrease the level of base compensation, wages, bonuses, incentive compensation, pension, severance or termination pay or any other compensation or benefits, payable or to become payable to any current or former director, officer, employee or independent contractor of Soliton,

(b)	establish, adopt, enter into, terminate or materially amend any benefit or compensation plan, policy, program, contract, agreement or arrangement,

(c)

take any action to accelerate any rights or benefits under any benefit or compensation plan, policy, program, contract, agreement or arrangement, including any action to accelerate the vesting or funding or payment of any compensation or benefit to any current or former director, officer, employee or independent contractor of Soliton,

(d)

hire or engage any employee or independent contractor to be employed or engaged by Soliton with target annual compensation of $100,000 or more or terminate (other than for cause), or furlough, or temporarily layoff any employee or independent contractor with target annual compensation of $100,000,

(e)

pay to any current or former director, officer, employee or independent contractor of Soliton any compensation or benefit (including any retention or transaction bonus) not required under any existing benefit or compensation plan, policy, program, contract, agreement or arrangement (as in effect on the date of the merger agreement),

(f)

promote, demote, change the employee grade or title of or otherwise materially alter the role of any director, officer, employee or independent contractor of Soliton with target annual compensation of $100,000 or more (even if any such action does not affect the individual’s compensation or benefits),

(g)

implement or announce any closings, employment losses, layoffs, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the Worker Adjustment and Retraining Notification Act of 1988 or any similar laws, or

(h)

unless required by law, (1) modify, extend, or enter into any collective bargaining agreement, or (2) recognize or certify any labor union, works council, or other labor organization, or group of employees of Soliton as the bargaining representative of any employees of Soliton;

•

waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

•	amend Soliton’s organizational documents;

•

settle, or offer or propose to settle, any action made or pending against Soliton, other than the settlement of any action in the ordinary course of business that requires payments by Soliton in an amount not to exceed $50,000 individually or $250,000 in the aggregate; provided that no settlement may involve injunctive or equitable relief, impose any restrictions or changes on the business or operations of Soliton, involve any admission of any wrongdoing by Soliton, or involve any license, cross license or similar arrangement with respect to intellectual property, or settle or propose to settle any stockholder litigation against Soliton or its directors relating to the merger agreement or the transactions contemplated thereby;

•

make, change or revoke any material tax election, change any annual tax accounting period, change any method of tax accounting, file any amended tax return, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, enter into any tax allocation, indemnity or sharing agreement, enter into any closing agreement with respect to taxes, settle or surrender any material tax claim, audit or assessment, settle or surrender any right to any material refund, credit, offset or other reduction in taxes, prepare or file any material tax return in a manner inconsistent with past practice or effect any extraordinary intercompany, intracompany or branch transactions outside the ordinary course of business that are inconsistent with past custom and practice and that could result in tax liability to Soliton in the post-closing tax period in excess of tax liability associated with the conduct of its business in the ordinary course of business and consistent with past practice;

•

modify, amend, terminate (other than expiration in accordance with their terms) or waive any rights or claims under any material contract in any material respect, enter into any material contract, or enter into any agreement that contains a change in control or similar provision that would require a material payment to, or give rise to any material rights to, another party or parties in connection with the consummation of the transactions contemplated by the merger agreement or any subsequent change in control of AbbVie or any of its affiliates (including Soliton), or exercise any options under any material contract relating to “co-funding”, “co-commercialization” or similar cost-and-profit participation rights (whether an exercise to “opt in” or “opt out” of such rights) with respect to any product of Soliton to which such material contract relates;

•

enter into, fail to renew, amend or terminate in any material respect any agreement under which Soliton leases, subleases, licenses, uses or occupies (whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, any real property;

•

sell, assign, transfer, convey, license (as licensor), waive rights, fail to maintain or otherwise dispose of any intellectual property, except for non-exclusive licenses of intellectual property granted to customers or distributors of Soliton that are entered into in the ordinary course of business consistent with past practice, fail to diligently prosecute or maintain any Soliton patents or registered intellectual property (or applications therefor) or fail to exercise a right of renewal or extension under any contract relating to any intellectual property, or disclose any trade secrets of Soliton;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring or other reorganization of Soliton;

•	enter into or amend any interested party transaction; or

•	qualify a new site for the manufacture of any product of Soliton, other than in the ordinary course of business consistent with past practice.

No Solicitation of Takeover Proposals

Soliton has agreed to, and has agreed to instruct and use its reasonable best efforts to cause its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, consultants and other advisors and representatives to immediately cease any solicitation, discussions or negotiations with any person that may have been ongoing with respect to a takeover proposal (as defined below), cease providing any information with respect to Soliton to any such person and request the destruction or return to Soliton of any confidential information concerning Soliton in any such person’s possession or control. Subject to certain exceptions described below and in “The Merger Agreement—Change in Board Recommendation,” Soliton has also agreed that it will not, and it will instruct, and use its reasonable best efforts to cause its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, consultants or other advisors or representatives not to, directly or indirectly:

•

initiate, solicit or knowingly encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person (other than the parties to the merger agreement or their representatives) any non-public information in connection with, or for the purpose of, encouraging any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal;

•

execute or enter into any letter of intent, memorandum of understanding, agreement in principle, license agreement, merger agreement, acquisition agreement or similar agreement providing for a takeover proposal (any such agreement is referred to herein as a “company acquisition agreement”); or

•	resolve, propose or agree to do any of the foregoing.

The merger agreement provides that, notwithstanding the restrictions described above, if, at any time prior to the Stockholder Approval, Soliton receives an unsolicited bona fide takeover proposal that did not result from a material breach of the restrictions described above, Soliton and its representatives may contact and engage in discussions with the person making such takeover proposal (or its representatives) solely to clarify the terms and conditions thereof or, if such takeover proposal is made orally, to request that such takeover proposal be made in writing. If the Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that any such takeover proposal constitutes or would reasonably be expected to result in a superior proposal (as defined below), and the failure to take such actions would be inconsistent with the directors’ fiduciary duties under applicable law, then Soliton and any of its representatives may:

•

enter into a confidentiality agreement with the person making the takeover proposal, provided that such confidentiality agreement contains provisions that are not materially less favorable in the aggregate to Soliton than those contained in the existing confidentiality agreement between Soliton and AbbVie;

•

furnish to the person making the takeover proposal (and its representatives), pursuant to a confidentiality agreement that meets the requirements described in the bullet point above, information, including non-public information, with respect to Soliton (provided that Soliton delivers to AbbVie all such nonpublic information within 24 hours of its delivery to the person making the takeover proposal); and

•

following the execution of a confidentiality agreement that meets the requirements described in the first bullet point above, engage in or otherwise participate in discussions or negotiations regarding the takeover proposal with the person making the taking over proposal (and its representatives and financing sources).

Soliton has agreed to promptly (and in any event within 48 hours after knowledge of receipt by an officer or director of Soliton) notify AbbVie if Soliton or its representatives receive any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal. Soliton has also agreed to disclose to AbbVie the material terms and conditions of such inquiry, proposal or offer and the identity of the person making such inquiry, proposal or offer, and to provide AbbVie a copy of such proposal or offer and copies of any documents evidencing or delivered in connection with such takeover proposal. Further, Soliton will keep AbbVie informed promptly (and in any event within 24 hours after knowledge of the applicable developments by an officer or director of Soliton of any material developments with respect to any such takeover proposal).

A “takeover proposal” means any inquiry, proposal or offer from any person or group of persons (other than AbbVie and its subsidiaries) relating to, in a single transaction or a series of related transactions, any direct or indirect:

(i)	acquisition or exclusive license of 20% or more of the consolidated assets of Soliton,

(ii)	issuance or acquisition of 20% or more of the outstanding Soliton common stock,

(iii)	tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 20% or more of the outstanding Soliton common stock or

(iv)

merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Soliton pursuant to which such person or group of persons (or the stockholders of any person) would acquire, directly or indirectly, 20% or more of the consolidated assets of Soliton, 20% or more of the outstanding capital stock of Soliton or 20% or more of the aggregate voting power of Soliton or of the surviving entity in a merger, consolidation, share exchange or other business combination involving Soliton or the resulting direct or indirect parent of Soliton or such surviving entity.

However, the merger agreement and the transactions contemplated thereby do not constitute a “takeover proposal.”

A “superior proposal” means a bona fide written takeover proposal of the types described in clauses (i) through (iv) of the definition of “takeover proposal” above (with all references to “20%” in the definition of takeover proposal being deemed to be references to “80%”), which the Board or any committee thereof determines in its good faith judgment (a) would be more favorable to Soliton’s stockholders from a financial point of view than the transactions contemplated by the merger agreement and (b) is reasonably capable of being completed on the terms proposed, in each case, taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of the merger agreement that the Board or such committee thereof may deem appropriate.

Change in Board Recommendation

The merger agreement provides that, except as described below, neither the Board nor any committee thereof will:

•

withhold, withdraw or qualify (or modify in a manner adverse to AbbVie), or publicly propose to withhold, withdraw or qualify (or to modify in a manner adverse to AbbVie), the recommendation of the Board that the holders of Soliton common stock adopt the merger agreement, or fail to include such recommendation in this proxy statement;

•	fail to publicly reaffirm such recommendation, or fail to recommend against any takeover proposal, upon the written request of AbbVie;

•

in the case of any takeover proposal structured as a tender or exchange offer, fail to recommend against acceptance of such tender or exchange offer by Soliton’s stockholders within 10 business days of the commencement of such tender or exchange offer pursuant to Rule 14-d-2 of the Exchange Act; or

•	recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any takeover proposal.

Each of the actions described in the preceding four bullet points is referred to herein as an “adverse recommendation change.”

The merger agreement further provides that, except as described below, neither the Board nor any committee thereof will authorize, execute or enter into, or cause or permit Soliton to execute or enter into, any company acquisition agreement.

Notwithstanding the restrictions described above, prior to the Stockholder Approval, the Board or any committee thereof may make an adverse recommendation change (i) in response to an intervening event (as defined below), if the Board or any committee thereof has determined in good faith, after consultation with its financial advisors and legal counsel, that such adverse recommendation change is made in response to an intervening event (and not in response to a takeover proposal) and that failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law, or (ii) in response to a takeover proposal, if the Board or any committee thereof has determined in good faith, after consultation with its financial advisors and legal counsel, that such takeover proposal constitutes a superior proposal. In addition, if, as described in clause (ii) of the preceding sentence, the Board or any committee thereof determines in good faith, after consultation with its financial advisors and legal counsel, that a takeover proposal constitutes a superior proposal, then, prior to the Stockholder Approval, the Board may cause Soliton to enter into a company acquisition agreement with respect to such superior proposal and terminate the merger agreement, subject to the concurrent payment by Soliton of a termination fee (as described below under “The Merger Agreement—Soliton Termination Fee”) and subject to such superior proposal not resulting from a material breach of the sections of the merger agreement pertaining to takeover proposals (as described here and above under “The Merger Agreement—No Solicitation of Takeover Proposals”).

The actions described in the previous paragraph (including any adverse recommendation change, entry into a company acquisition agreement or termination of the merger agreement as described therein) may be taken only if:

•	Soliton has first given AbbVie at least three business days’ prior written notice advising AbbVie that the Board or a committee thereof intends to take such action;

•

Soliton has negotiated, and caused its representatives to negotiate, in good faith with AbbVie during such three business day notice period, to the extent AbbVie requests to negotiate, to enable AbbVie to propose an offer to revise the terms of the merger agreement such that (i) if such intended action is in connection with a superior proposal, it would cause such superior proposal to no longer constitute a superior proposal, or (ii) if such intended action is in connection with an intervening event, it would eliminate the need of the Board to effect such action in connection with such intervening event;

•

following the end of such three business day notice period, the Board or any committee thereof shall have considered in good faith such offer proposed by AbbVie, and shall have determined in good faith after consultation with its financial advisors and outside counsel that (i) if such intended action is in connection with a superior proposal, the superior proposal would nevertheless continue to constitute a superior proposal if the revisions proposed in AbbVie’s offer were to be given effect, or (ii) if such intended action is in connection with an intervening event, the failure to effect such action would continue to be inconsistent with the directors’ fiduciary duties under applicable law; and

•

solely in the case of actions to be taken in connection a superior proposal, in the event of any change to any of the financial terms or any other material terms of such superior proposal, Soliton has given AbbVie an additional two business days’ prior written notice of the type described in the first bullet point above, and, following delivery of such notice, Soliton has complied with the requirements set forth in the second and third bullet points above (with each reference in such bullet points to a “three business day notice period” instead being a reference to such two business day notice period).

An “intervening event” means any state of fact, event, development, change in circumstance or occurrence, or combination thereof, arising or occurring after the date of the merger agreement that materially affects Soliton and was either not known to or not reasonably foreseeable by the Board as of or prior to the date of the merger agreement (or, if known to or reasonably foreseeable by the Board, the consequences of which were neither known to nor reasonably foreseeable by the Board as of or prior to the date of the merger agreement). None of the following, however, will constitute an “intervening event”: (i) the receipt, existence or terms of a takeover proposal, (ii) any events, developments or change in circumstances of AbbVie, (iii) clearance of the merger under the HSR Act, or (iv) the fact, in each case in and of itself, that Soliton meets or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period ending on or after the date of the merger agreement, or any change in and of itself after the date of the merger agreement in the market price or trading volume of Soliton common stock or the credit rating of Soliton (but any underlying cause of any of the foregoing may constitute an “intervening event”).

Nothing described above (or under “The Merger Agreement—No Solicitation of Takeover Proposals”) prohibits Soliton, the Board or any committee thereof from (i) if any takeover proposal structured as a tender or exchange offer is commenced, taking or disclosing to Soliton’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (ii) making any other disclosure to Soliton’s stockholders that is required by applicable law or if the Board determines, in good faith after consultation with outside legal counsel, that the failure of the Board to make such disclosure would be inconsistent with the Board’s fiduciary duties under applicable law. Any such disclosure or statement that constitutes or contains an adverse recommendation change, however, will be subject to the terms of the merger agreement, including the requirements with respect to adverse recommendation changes described above.

Reasonable Best Efforts and Certain Pre-Closing Obligations

Soliton and AbbVie have agreed to use reasonable best efforts to promptly:

•

take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to cause the conditions to the closing the merger to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by the merger agreement, including preparing and filing promptly all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents;

•

obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the merger agreement; and

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement;

in each case, other than with respect to antitrust laws, which are discussed below. Neither AbbVie nor Soliton, however, is required to (and, without the consent of AbbVie, Soliton may not) pay any consent or similar fee, “profit-sharing” or other similar payment or other consideration in any form (including increased rent or any other similar payment or commercial accommodation), or provide additional security or otherwise assume or incur or agree to assume or incur any liability, to obtain any consent of any person (other than a governmental authority) under any contract.

Soliton and AbbVie have each also agreed to:

•

take all action necessary to ensure that no takeover law is or becomes applicable to any of the transactions contemplated by the merger agreement and refrain from taking any actions that would cause the applicability of such laws;

•

if the restrictions of any takeover law become applicable to any of the transactions contemplated by the merger agreement, take all action reasonably necessary to ensure that the transactions may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise lawfully minimize the effect of such takeover law on the transactions;

•

make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as soon as practicable and advisable after the date of the merger agreement;

•	supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act; and

•

use reasonable best efforts to avoid or eliminate each and every impediment and obtain all consents under any antitrust laws that may be required by any foreign or U.S. federal, state or local governmental authority, so as to enable Soliton and AbbVie to consummate the transactions contemplated by the merger agreement prior to November 8, 2021 (the outside date).

Notwithstanding the above, neither AbbVie nor its affiliates will be required to (and Soliton is not permitted, without the express written consent of AbbVie, to agree to):

(i)

offer, agree or consent to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate (before or after the closing of the merger) any assets, licenses, operations, rights, product lines, businesses or interest therein of AbbVie or Soliton or any of their respective affiliates;

(ii)	offer, agree or consent to any changes (including through a licensing arrangement) to or restriction on (including any access or other requirements), or other impairment of AbbVie’s ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests or AbbVie’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the equity securities or other ownership interests of Soliton;

(iii)	contest, defend or appeal any action brought by a governmental authority against such party which seeks to prohibit, prevent or restrict the transactions contemplated by the merger agreement; or

(iv)

commit to or effect any action that is not conditioned upon consummation of the merger. In addition, Soliton is not permitted to, without the express written consent of AbbVie, take or agree to take any action relating to any objections asserted by any governmental authority with respect to the transactions contemplated by the merger agreement under any antitrust laws with respect to Soliton’s business or operations.

The merger agreement provides that AbbVie will control (i) the strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any governmental authority in connection with the transactions contemplated by the merger agreement, and (ii) the overall development of the positions to be taken, and the regulatory actions to be requested, in any filing or submission with a governmental authority in connection with the transactions contemplated by the merger agreement and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a governmental authority relating to the transactions, as well as the overall development of all other regulatory matters incidental thereto. AbbVie will, however, consult and cooperate with Soliton with respect to such strategy, positions and requested regulatory action and consider Soliton’s views in good faith. Soliton and AbbVie have agreed to use reasonable best efforts to cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the transactions contemplated by the merger agreement and in connection with any investigation or other inquiry by or before a governmental authority relating to such transactions, including any proceeding initiated by a private person. To the extent reasonably practicable, all telephone calls and meetings with a governmental authority regarding the transactions contemplated by the merger agreement must include representatives of AbbVie and Soliton, and each party must inform the other of any material communications with a governmental authority relating to any antitrust laws. In addition, except as otherwise restricted by the merger agreement, AbbVie and Soliton (or their outside counsel) will have the right to review in advance all written materials submitted or communications made to any governmental authority in connection with the transactions contemplated by the merger agreement, in each case to the extent such materials or communications are related to any antitrust laws.

Access to Information; Confidentiality

Subject to applicable law, preservation of legal privileges, protection of trade secrets and competitively sensitive information, COVID-19 safety measures, and any applicable judgment, contract or confidentiality obligation, we have agreed to provide AbbVie and its representatives, from time to time prior to the earlier of the effective time of the merger or the termination of the merger agreement, (i) reasonable access during normal business hours to our officers, employees, agents, properties, books, contracts and records and (ii) such information as AbbVie may reasonably request regarding our business, personnel, assets, liabilities and properties. All information so provided will be subject to the confidentiality agreement between Soliton and AbbVie.

Meeting of Our Stockholders

We have agreed to take all action in accordance with applicable law, Soliton’s organizational documents and the rules of the NASDAQ to establish a record date for, duly call, give notice of, convene and hold a meeting of holders of Soliton common stock for the purpose of considering and taking action upon the adoption of the merger agreement, which meeting is the subject of this proxy statement, as soon as reasonably practicable, and in any event to use reasonable best efforts to hold such meeting no later than 45 days after the earlier of (i) the tenth calendar day after this proxy statement has been filed with the SEC if by such date the SEC has not informed

Soliton that it intends to review this proxy statement and (ii) if the SEC has by such date informed Soliton that it intends to review this proxy statement, the date on which the SEC confirms that it has no further comments on this proxy statement.

The merger agreement permits us to adjourn, recess, or postpone such meeting:

•	to the extent required by applicable law;

•

if as of the time for which such meeting is originally scheduled, (i) we have not received proxies representing a sufficient number of shares of Soliton common stock to adopt the merger agreement, or (ii) there are insufficient shares of Soliton common stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the meeting; or

•

after consultation with AbbVie, to the extent necessary to ensure that any required supplement or amendment to this proxy statement which the Board has determined in good faith after consultation with outside counsel is necessary under applicable law is provided to Soliton stockholders within a reasonable amount of time prior to such meeting.

Such meeting may not be so adjourned, recessed or postposed beyond the date that is 30 calendar days after the date on which such meeting was originally scheduled (or, if earlier, the date that is three business days prior to the outside date) without the prior written consent of AbbVie, except in the case of an adjournment, recess or postponement required by applicable law. Pursuant to the merger agreement, AbbVie may require us, to the extent permitted by law, to adjourn such meeting to a date specified by AbbVie that is more than 30 calendar days after the date on which such meeting was originally scheduled (but not fewer than three business days prior to the outside date) if (i) a quorum is not present at such meeting, or (ii) we have not received proxies representing a sufficient number of shares of Soliton common stock to adopt the merger agreement as of the date of such meeting. However, AbbVie may only require two such adjournments, and no such adjournment may be required to be for a period exceeding ten business days.

Indemnification

Under the merger agreement, from and after the effective time of the merger, each of AbbVie and the surviving corporation will, and AbbVie will cause the surviving corporation to, (i) jointly and severally indemnify and hold harmless each individual who is at the effective time of the merger, or was at any time prior to the effective time of merger, a director or officer of Soliton (“indemnitees”) against any and all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any action based on or arising out of (A) the fact that such person is or was a director of officer of Soliton at or prior to the effective time of the merger or (B) acts or omissions by such person in his or her capacity as a director or officer of Soliton or taken at the request of Soliton at or prior to the effective time of the merger, and (ii) assume (in the case of the surviving corporation, in the merger without any further action) all obligations of Soliton to such indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger as provided in Soliton’s organizational documents as in effect on the date of the merger agreement or in any agreement in existence as of the date of the merger agreement providing for indemnification between Soliton and any such person.

AbbVie has agreed to, from and after the effective time of the merger, cause, unless otherwise required by law, the certificate of incorporation and bylaws of the surviving corporation to contain provisions no less favorable to the indemnitees with respect to limitation of liabilities and exculpation of directors and officers and indemnification of and advancement of expenses to directors and officers than the provisions that are in Soliton’s organizational documents as in effect on the date of the merger agreement. AbbVie has further agreed that such provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of the indemnitees thereunder. In addition, from the effective time of the merger, AbbVie will, and AbbVie will cause the surviving corporation to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including fees and expenses of legal counsel) of any such indemnitee (including in connection with enforcing the indemnity and other obligations referred to in the merger agreement) as incurred to the fullest extent permitted under applicable law; provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such indemnitee is not entitled to be indemnified pursuant to the merger agreement.

The merger agreement provides that, for the six-year period commencing immediately after the effective time of the merger, the surviving corporation will maintain in effect Soliton’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the effective time of the merger with respect to those individuals who are, as of the effective time of the merger, covered by Soliton’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of the merger agreement (or AbbVie may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the effective time of the merger, including a “tail” policy). If in any year the aggregate annual premium of such insurance coverage exceeds 300% of the annual premium currently payable by Soliton with respect to its current directors’ and officers’ liability insurance policy (which we refer to as the “premium cap”), however, then the surviving corporation shall be obligated to obtain a policy for such year with the greatest coverage available for a cost not exceeding the premium cap. Prior to the effective time of the merger, Soliton may purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by Soliton with respect to matters existing or occurring prior to the effective time of the merger, covering without limitation the transactions contemplated by the merger agreement, so long as the effective annual premium under such policy does not exceed the premium cap. If such prepaid “tail policy” has been obtained by Soliton, it will be deemed to satisfy all obligations to obtain insurance pursuant to the merger agreement and the surviving corporation will cause such policy to be maintained in full force and effect, for its full term, and honor all of its obligations thereunder.

Employee Benefits Matters

The merger agreement provides that, for a period beginning at the effective time of the merger and ending on the first anniversary of the merger (or, if earlier, upon the termination of the employment of the relevant continuing Soliton employee), AbbVie will, or will cause the surviving corporation to, provide to “continuing Soliton employees” (as defined below) (i) on an individual basis, an annual base salary or base wage rate (as applicable) and a target annual cash bonus opportunity or target cash commissions opportunity that are no less favorable, in the aggregate, than the annual base salary or base wage rate (as applicable) and target annual cash bonus opportunity or target cash commissions opportunity in effect immediately prior to the effective time of the merger under Soliton’s benefit and compensation plans, policies, programs, contracts, agreements and arrangements, (ii) on an individual basis, cash severance benefits that are no less favorable in the aggregate than, and pursuant to the terms of, Soliton’s severance plans in effect on the date of the merger agreement (except that individuals who, as of the date of the merger agreement, are subject to individual employment agreements that provide for severance benefits greater than the severance benefits provided pursuant to Soliton’s severance plans will continue to be subject to and eligible for severance benefits pursuant to such agreements as in effect on the date of the merger agreement), and (iii) on a group basis, employee benefit plans and arrangements (other than base salaries, base wages, bonus opportunities, severance benefits, defined benefit pension benefits, nonqualified deferred compensation, retiree or post-termination health or welfare benefits, equity or equity-based compensation and retention or change in control-related compensation or benefits) that are no less favorable in the aggregate than the employee benefit plans and arrangements (subject to the same exclusions as described above) provided to continuing Soliton employees immediately prior to the effective time of the merger under Soliton’s benefit and compensation plans, policies, programs, contracts, agreements and arrangements, with the determination of the employee benefits under this clause (iii) to be made by AbbVie from time to time, based on

AbbVie’s evaluation of the nature and scope of the continuing Soliton employee’s duties, principal location where those duties are performed, grade level, and performance, among other things.

In addition, with respect to any 401(k) plan of the surviving corporation and any vacation, paid time-off and severance plans in which continuing Soliton employees are eligible to participate after the effective time of the merger, for purposes of eligibility to participate, level of benefits and vesting, and accrual of vacation and paid time-off, each continuing Soliton employee’s service with Soliton will be treated as service with the surviving corporation to the same extent such service was recognized for the same purposes under a similar Soliton plan in which such continuing Soliton employee participated immediately prior to the effective time of the merger. However, such service need not be recognized to the extent that recognition would result in duplication of benefits or compensation for the same period of service, and no continuing Soliton employee will be credited with his or her years of service with Soliton before the effective time of the merger for purposes of benefit accruals under any defined benefit pension plans or any retiree medical or life insurance or other welfare-type benefits, or for any purposes under any equity or equity-based plans, that are maintained by AbbVie and its subsidiaries.

AbbVie has also agreed that it will, or will cause the surviving corporation to, use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any group health benefit plan maintained by the surviving corporation in which continuing Soliton employees will be eligible to participate from and after the effective time of the merger (and in the plan year in which the effective time of the merger occurs), except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Soliton plan immediately prior to the effective time of the merger. Further, AbbVie will, or will cause the surviving corporation to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses paid by each continuing Soliton employee during the plan year in which the effective time of the merger occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant group health benefit plans in which such continuing Soliton employee will be eligible to participate from and after the effective time of the merger (and in the plan year in which the effective time of the merger occurs).

A “continuing Soliton employee” as used herein refers to any employee of Soliton immediately prior to the effective time of the merger who remains so employed immediately after the effective time of the merger.

Additional Agreements

The merger agreement contains additional agreements between us and AbbVie relating to, among other things:

•	the preparation, filing and mailing of this proxy statement and efforts to solicit proxies;

•	consultations regarding public announcements;

•	stockholder litigation;

•	notification of certain matters; and

•	certain tax matters.

Conditions to the Merger

The obligation of each party to the merger agreement to effect the merger is subject to the satisfaction, or (if permissible under applicable law) waiver by AbbVie and Soliton, on or before the closing date of the merger of the following conditions:

•

no judgment enacted, promulgated, issued, entered, amended or enforced by any governmental authority of competent jurisdiction, nor any applicable law (collectively, “restraints”), shall be in effect enjoining, making illegal or otherwise prohibiting the consummation of the merger;

•

the waiting period (including any extension thereof) applicable to the consummation of the merger under the HSR Act shall have expired or early termination thereof shall have been granted, and no voluntary agreement between AbbVie, Merger Sub or Soliton and any governmental authority not to consummate the merger shall be in effect; and

•	the adoption of the merger agreement by the holders of a majority of the outstanding shares of Soliton common stock entitled to vote thereon (the Stockholder Approval).

The obligation of AbbVie and Merger Sub to effect the merger is subject to the satisfaction, or (if permissible under applicable law) waiver by AbbVie, on or prior to the closing date of the merger of the following additional conditions:

•

accuracy as of the date of the merger agreement and as of the closing date of the merger (or as otherwise specified) of the representations and warranties made by Soliton to the extent specified in the merger agreement;

•

performance in all material respects of, or compliance in all material respects with, obligations of Soliton contained in the merger agreement to be performed or complied with by Soliton prior to the closing of the merger;

•

since the date of the merger agreement, there shall have been no effect, change, event, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect that is continuing as of the closing date of the merger;

•	delivery to AbbVie of a certificate signed by an executive officer of Soliton certifying to the satisfaction of the three conditions above-mentioned; and

•

there shall be no action pending that has been instituted by a governmental authority of competent jurisdiction seeking any judgment to (i) prevent, prohibit or make illegal the consummation of the merger; or (ii) prohibit or materially limit AbbVie’s ability to own, control, direct, manage, or operate Soliton.

The obligation of Soliton to effect the merger is subject to the satisfaction, or (if permissible under applicable law) waiver by Soliton, on or prior to the closing date of the merger of the following additional conditions:

•

accuracy as of the date of the merger agreement and as of the closing date of the merger (or as otherwise specified) of the representations and warranties made by AbbVie and Merger Sub to the extent specified in the merger agreement;

•

performance in all material respects of, or compliance in all material respects with, obligations of each of AbbVie and Merger Sub contained in the merger agreement to be performed or complied with by AbbVie or Merger Sub prior to the closing of the merger; and

•	delivery to Soliton of a certificate signed by an executive officer of AbbVie certifying to the satisfaction of the two conditions above-mentioned.

None of the parties may rely on the failure of any of the conditions to the merger to be satisfied if such failure was principally caused by the failure of such party to perform in all material respects its obligations under the merger agreement.

Soliton and AbbVie can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so.

Financing of the Merger

The merger agreement does not contain any financing-related conditions to the closing of the merger, and AbbVie has represented that it has sufficient cash and cash equivalents, together with available borrowing capacity under existing credit facilities, to pay the merger consideration and any other amounts required to be paid in connection with the consummation of the merger. AbbVie has informed Soliton that it expects that funds needed by AbbVie and Merger Sub in connection with the merger will be derived from cash and cash equivalents on hand and borrowings under existing credit facilities.

Termination of the Merger Agreement

Soliton and AbbVie may mutually agree in writing, at any time prior to the effective time of the merger, to terminate the merger agreement and abandon the merger. In addition, either AbbVie or Soliton may terminate the merger agreement and abandon the merger without the consent of the other, at any time prior to the effective time of the merger if:

•	the merger is not consummated by the outside date (November 8, 2021), provided that:

•

AbbVie will have the right to extend the outside date to February 8, 2022, if, on November 8, 2021, all conditions to the closing of the merger either have been satisfied or waived or are then capable of being satisfied, except for one or more of the conditions relating to the waiting period under the HSR Act, the absence of restraints (where the relevant restraint arises under antitrust laws), or the absence of pending actions (where the relevant action arises under antitrust laws), and

•

AbbVie will have the right to further extend the outside date to May 8, 2022, if, on February 8, 2022, all conditions to the closing of the merger either have been satisfied or waived or are then capable of being satisfied, except for the conditions relating to the waiting period under the HSR Act, the absence of restraints (where the relevant restraint arises under antitrust laws), or the absence of pending actions (where the relevant action arises under antitrust laws);

provided further that a party will not be able to so terminate the merger agreement, however, if such party’s breach of its representations and warranties or failure to perform any of its obligations under the merger agreement has been a principal cause of the failure of the merger to be consummated by the outside date (or if such failure of the merger to be consummated principally resulted from such breach or failure to perform);

•

a restraint enjoining, making illegal or otherwise prohibiting the consummation of the merger is in effect and has become final and nonappealable; provided that a party will not be able to so terminate the merger agreement if such party’s breach of its obligations with respect to governmental approvals (as described above under “The Merger Agreement—Reasonable Best Efforts and Certain Pre-Closing Obligations”) has been a principal cause of the issuance or entry of the restraint (or if the issuance or entry of such restraint principally resulted from such breach), or if such party failed to use the required efforts to prevent the entry of and to remove such restraint in accordance with its obligations under the merger agreement; or

•	the holders of Soliton common stock fail to adopt the merger agreement at the special meeting (including any adjournments and postponements thereof).

AbbVie can terminate the merger agreement before the effective time of the merger if:

•	our Board or any committee thereof makes an adverse recommendation change; or

•

Soliton breaches any of its representations or warranties or fails to perform any of its covenants or agreements contained in the merger agreement, which breach or failure to perform would give rise to the failure to satisfy certain conditions to the closing of the merger, and such breach or failure cannot be cured by the outside date or, if capable of being cured by the outside date, Soliton shall not have cured the breach or failure to perform within 30 calendar days (but in no event later than the outside date) following receipt by Soliton of written notice of such breach or failure to perform from AbbVie (provided that neither AbbVie nor Merger Sub is then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement).

Soliton can terminate the merger agreement:

•

prior to the Stockholder Approval, in connection with entering into a company acquisition agreement with respect to a superior proposal, subject to payment of the related termination fee (as set forth below) and subject to such superior proposal not resulting from a material breach of the sections of the merger agreement pertaining to takeover proposals (as described above under “The Merger Agreement—No Solicitation of Takeover Proposals” and “—Change in Board Recommendation”) with respect to such superior proposal and any takeover proposal that was a precursor thereto; or

•

before the effective time of the merger, if either AbbVie or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants or agreements contained in the merger agreement, which breach or failure to perform would give rise to the failure to satisfy certain conditions to the closing of the merger, and such breach or failure cannot be cured by the outside date or, if capable of being cured by the outside date, AbbVie and Merger Sub shall not have cured the breach or failure to perform within 30 calendar days (but in no event later than the outside date) following receipt by AbbVie or Merger Sub of written notice of such breach or failure to perform from Soliton (provided that Soliton is not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement).

Soliton Termination Fee

Soliton will be required to pay AbbVie a termination fee of $18,625,000 if the merger agreement is terminated:

•

by either AbbVie or Soliton because (i) the holders of Soliton common stock fail to adopt the merger agreement at the special meeting or (ii) the merger is not consummated by the outside date, and, in each such case, (A) a bona fide takeover proposal has been publicly made, proposed, or communicated to Soliton, or has otherwise become publicly known, after the date of the merger agreement and prior to (x) in the case of a termination because the holders of Soliton common stock fail to adopt the merger agreement, the date of the special meeting (including any adjournment or postponement thereof) or (y) in the case of a termination because the merger is not consummated by the outside date, the date of termination, and (B) at any time within 12 months of such termination, (x) Soliton enters into a company acquisition agreement with respect to any takeover proposal, or (y) Soliton consummates any takeover proposal (in each case, whether or not such takeover proposal is the same takeover proposal referred to in clause (A) and provided that the term “takeover proposal” will have the meaning as set forth above under “The Merger Agreement—No Solicitation of Takeover Proposals” except that all references to 20% will be deemed to be references to 50%);

•	by Soliton, prior to the Stockholder Approval, in connection with entering into a company acquisition agreement with respect to a superior proposal; or

•	by AbbVie because the Board or a committee thereof makes an adverse recommendation change.

The parties have agreed that in no event will Soliton be required to pay the termination fee on more than one occasion. The termination fee, if paid, will be the sole and exclusive monetary damages remedy of AbbVie, Merger Sub and their respective subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or affiliates (the “AbbVie related parties”) against Soliton and any of its former, current or future officers, directors, partners, shareholders, managers, members or affiliates (the “Soliton related parties”) for any losses or damages suffered as a result of the failure of the transactions contemplated by the merger agreement to be consummated or for a breach or failure to perform under the merger agreement or otherwise, except that:

(i)

if Soliton fails promptly to pay the termination fee due to AbbVie, AbbVie and Merger Sub may also be entitled to payment from Soliton for certain costs and expenses of enforcement and for certain interest accrued on such unpaid termination fee,

(ii)

AbbVie may also be entitled to repayment from Soliton of certain fees paid to Soliton prior to termination, as described below under “The Merger Agreement—AbbVie Additional Payments and Termination Fee—Additional Payments,” and

(iii)	neither Soliton nor any Soliton related party will be relieved from liability for damages arising from a willful and material breach of the merger agreement or from actual fraud.

AbbVie Additional Payments and Termination Fee

Additional Payments

AbbVie has agreed to pay Soliton a fee of $6,000,000 within two business days after the later of September 8, 2021 and the date of the Stockholder Approval, but only if (i) the closing of the merger has not occurred on or before that date (and the merger agreement has not been terminated), and (ii) as of that date, all conditions to the obligation of AbbVie and Merger Sub to effect the merger either have been satisfied or waived or are then capable of being satisfied, except for one or more of the conditions relating to the waiting period under the HSR Act, the absence of restraints (where the relevant restraint arises under antitrust laws), or the absence of pending actions (where the relevant action arises under antitrust laws).

In addition, if AbbVie exercises its right to extend the outside date to February 8, 2022 (as described above under “The Merger Agreement—Termination of the Merger Agreement”), AbbVie will be required to pay Soliton an additional fee of $11,500,000 by no later than November 8, 2021. The amount of this fee will be increased by $6,000,000 (to a total of $17,500,000) if Soliton has not been paid the $6,000,000 fee described in the previous paragraph.

If AbbVie exercises its right to further extend the outside date to May 8, 2022 (as described above under “The Merger Agreement—Termination of the Merger Agreement”), AbbVie will be required to pay Soliton an additional fee of $2,500,000 by no later than February 8, 2022.

The fees described in the preceding three paragraphs are herein referred to collectively as the “additional payments.”

In the event the merger agreement is terminated by either AbbVie or Soliton, Soliton will be required to repay to AbbVie, within one year after termination, any and all additional payments that have been paid to Soliton, except where:

•

the merger agreement is terminated by either AbbVie or Soliton because a restraint enjoining, making illegal or otherwise prohibiting the consummation of the merger is in effect and has become final and nonappealable, and such restraint arises under antitrust laws; or

•

the merger agreement is terminated by either AbbVie or Soliton because the merger is not consummated by the outside date, and, at the time of such termination, all conditions to the obligation of AbbVie and Merger Sub to effect the merger either have been satisfied or waived or are then capable of being satisfied, except for one or more of the conditions relating to the waiting period under the HSR Act, the absence of restraints (where the relevant restraint arises under antitrust laws), or the absence of pending actions (where the relevant action arises under antitrust laws).

In the circumstances described in the preceding two bullet points, Soliton will not be required to repay to AbbVie any of the additional payments, but the amount of the termination fee (if any) payable by AbbVie to Soliton in connection with termination of the merger agreement will be reduced by the total amount of additional payments that have been paid by AbbVie to Soliton, as further described below.

Termination Fee

AbbVie will be required to pay Soliton a termination fee of $15,000,000 if all of the following requirements are met:

•

the merger agreement is terminated by either Soliton or AbbVie because (i) a restraint enjoining, making illegal or otherwise prohibiting the consummation of the merger is in effect and has become final and nonappealable, and such restraint arises under antitrust laws, or (ii) the merger is not consummated by the outside date;

•

at the time of such termination all conditions to the obligation of AbbVie and Merger Sub to effect the merger either have been satisfied or waived or are then capable of being satisfied, except for one or more of the conditions relating to the waiting period under the HSR Act, the absence of restraints (where the relevant restraint arises under antitrust laws), or the absence of pending actions (where the relevant action arises under antitrust laws); and

•

Soliton’s breach of its obligations under the merger agreement is not the principal cause of (i) in the case of a termination because a restraint enjoining, making illegal or otherwise prohibiting the consummation of the merger is in effect and has become final and nonappealable, the issuance or entry of the such restraint, or (ii) in the case of a termination because the merger is not consummated by the outside date, the failure of the conditions described in the preceding bullet to be satisfied by the outside date.

The amount of this termination fee will be increased by $2,500,000 (to a total of $17,500,000) if AbbVie extends the outside date to February 8, 2022, and by an additional $2,500,000 (to a total of $20,000,000) if AbbVie further extends the outside date to May 8, 2022 (as described above under “The Merger Agreement—Termination of the Merger Agreement”). However, the amount of this termination fee will be reduced by the total amount of any additional payments that are paid to Soliton by AbbVie as described above under “The Merger Agreement—AbbVie Additional Payments and Termination Fee—Additional Payments.” For example, if AbbVie pays Soliton all of the additional payments, then the amount of this termination fee will be reduced by the total amount of such additional payments ($20,000,000) and will therefore be $0.

The parties have agreed that in no event will AbbVie be required to pay the termination fee on more than one occasion. The termination fee, if paid, will be the sole and exclusive monetary damages remedy of Soliton and the Soliton related parties against AbbVie and the AbbVie related parties for any losses or damages suffered as a result of the failure of the transactions contemplated by the merger agreement to be consummated or for a breach or failure to perform under the merger agreement or otherwise, except that (i) if AbbVie fails promptly to pay the termination fee due to Soliton, Soliton may also be entitled to payment from AbbVie for certain costs and expenses of enforcement and for certain interest accrued on such unpaid termination fee, and (ii) neither AbbVie nor any AbbVie related party will be relieved from liability for damages arising from a willful and material breach of the merger agreement or from actual fraud.

Effect of Termination

If the merger agreement is terminated by Soliton or AbbVie in accordance with its terms, the merger agreement will become null and void, with no liability on the part of any party (or any director, officer, or affiliate of such party) to any other party to the merger agreement, except that no such termination will relieve any party from liability for damages to another party resulting from a willful and material breach of the merger agreement or from actual fraud. In the event the merger agreement is terminated, certain provisions of the merger agreement, including but not limited to those related to governing law, Soliton’s and AbbVie’s termination fees, and Soliton’s repayment obligations with respect to certain fees paid by AbbVie prior to termination, will survive the termination.

Amendment, Extension and Waiver

Subject to compliance with applicable law, the merger agreement may be amended by the written agreement of the parties thereto at any time prior to the effective time of the merger, whether before or after the Stockholder Approval, provided that following the Stockholder Approval, if any such amendment or waiver would, by law or the rules of the NASDAQ, require further approval by the holders of Soliton common stock, then the effectiveness of such amendment or waiver will be subject to the approval of the holders of Soliton common stock.

At any time prior to the effective time of the merger, subject to applicable law, any party to the merger agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant thereto and (iii) waive compliance by the other party with any of the agreements contained in the merger agreement or waive any of such party’s conditions. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to the merger agreement to exercise any of its rights under the merger agreement will not constitute a waiver of such rights. Notwithstanding the foregoing, following the Stockholder Approval, there may be no waiver or extension under the merger agreement that decreases the merger consideration or adversely affects the rights of the holders of Soliton common stock without approval by such stockholders.

Governing Law

The merger agreement, the transactions contemplated thereby, and any matters or disputes relating thereto are governed by and will be construed in accordance with the laws of the State of Delaware.

SUPPORT AGREEMENTS

The following is a summary of selected material provisions of the Support Agreements and is qualified in its entirety by reference to the full text of the Remeditex Support Agreement and the Form of Officer Support Agreement. This summary does not purport to be complete and may not contain all of the information about the Support Agreements that may be important to you. You are encouraged to reach each of the Remeditex Support Agreement and the Form of Officer Support Agreement carefully and in their entirety. A copy of the Remeditex Support Agreement is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. A copy of the Form of Officer Support Agreement is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference.

Remeditex Support Agreement

Voting Provisions

Pursuant to the terms of the Remeditex Support Agreement, Remeditex has agreed to vote all of its shares of Soliton common stock in the following manner:

•	in favor of the adoption and approval of the merger agreement;

•	against any change in the Board;

•	against any takeover proposal from a third party unless and until the merger agreement is terminated; and

•	against any other action that is intended or could reasonably be expected to impede or interfere with or materially delay the merger;

provided, however, that in the event of a change in the Board’s recommendation, Remeditex will only be required to vote as described above a number of shares of Soliton common stock equal to 35% of the total voting power of the outstanding shares of Soliton common stock. As of June 9, 2021, Remeditex held voting power over 9,214,277 shares of Soliton common stock (approximately 42.7% of the outstanding shares of Soliton common stock).

In addition, Remeditex has appointed AbbVie as Remeditex’s attorney-in-fact and proxy, with full power of substitution, to vote Remeditex’s shares of Soliton common stock in accordance with the terms of the Remeditex Support Agreement.

Except as described above, nothing in the Remeditex Support Agreement limits the rights of Remeditex to vote in favor of or against, or abstain with respect to, any matter presented to the Soliton stockholders. The Remeditex Support Agreement is entered into only in Remeditex’s capacity as a stockholder.

Restrictions on Transfer

Under the terms of the Remeditex Support Agreement, Remeditex has agreed that prior to termination of the Remeditex Support Agreement, Remeditex shall not, subject to certain limited exceptions, directly or indirectly:

•

create or permit to exist any liens, other than liens as may be applicable under the Securities Act of 1933, as amended (the “Securities Act”), or other applicable securities laws, on all or any portion of the shares of Soliton common stock or warrants to purchase Soliton common stock held by Remeditex;

•

transfer, sell, assign, gift, hedge, pledge or otherwise dispose of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), all or any portion of the shares of Soliton common stock or warrants to purchase Soliton common stock held by Remeditex, or any right or interest therein (or consent to any of the foregoing);

•	enter into any contract with respect to any Transfer of the shares of Soliton common stock or warrants to purchase Soliton common stock held by Remeditex, or any interest therein;

•

grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to all or any portion of the shares of Soliton common stock or warrants to purchase Soliton common stock held by Remeditex;

•

deposit or permit the deposit of all or any portion of the shares of Soliton common stock held by Remeditex into a voting trust or enter into a voting agreement or arrangement with respect to all or any portion of such shares of Soliton common stock; or

•

take or permit any other action that would in any way restrict, limit or interfere with the performance of the Remeditex’s obligations under the Remeditex Support Agreement or the transactions contemplated thereby or otherwise make any representation or warranty therein untrue or incorrect in any material respect or seek to do or solicit any of the foregoing actions, or cause or permit any other person to take any of the foregoing actions.

Termination

The Remeditex Support Agreement will terminate upon the earliest of:

•	the effective time of the merger;

•	a material modification or amendment of the merger agreement that reduces the consideration payable thereunder;

•	the termination of the merger agreement in accordance with its terms; and

•	the mutual agreement of the parties.

Officer Support Agreements

Voting Provisions

Pursuant to the terms of the separate Officer Support Agreement entered into by Walter V. Klemp and Christopher Capelli, each of Mr. Klemp and Dr. Capelli has separately agreed to vote all of his shares of Soliton common stock in the following manner:

•	in favor of the adoption and approval of the merger agreement;

•	against any takeover proposal from a third party unless and until the merger agreement is terminated; and

•	against any other action that is intended or could reasonably be expected to impede or interfere with or materially delay the merger.

As of June 9, 2021, Mr. Klemp and Dr. Capelli collectively held voting power over 688,440 shares of Soliton common stock (approximately 3.19% of the outstanding shares of Soliton common stock).

In addition, each of Mr. Klemp and Dr. Capelli has appointed AbbVie as his attorney-in-fact and proxy, with full power of substitution, to vote his shares of Soliton common stock in accordance with the terms of the applicable Officer Support Agreement.

Except as described above, nothing in the Officer Support Agreements limits the rights of the stockholder to vote in favor of or against, or abstain with respect to, any matter presented to the Soliton stockholders. The separate Officer Support Agreements are entered into only in the individual’s capacity as a stockholder and nothing in the Officer Support Agreements restricts in any way a director or officer in the taking of any actions

(or failure to act) in his capacity as a director or officer, or in the exercise of his fiduciary duties as a director or officer, or prevents or is to be construed to create any obligation on the part of any director or officer from taking any action in his capacity as such director or officer.

Restrictions on Transfer

Under the terms of the Officer Support Agreements, each of the stockholders party thereto has agreed that prior to termination of the applicable Officer Support Agreement, he shall not, subject to certain limited exceptions, directly or indirectly:

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create or permit to exist any liens, other than liens as may be applicable under the Securities Act or other applicable securities laws, on all or any portion of his shares of Soliton common stock or warrants to purchase Soliton common stock;

•	Transfer all or any portion of his shares of Soliton common stock or warrants to purchase Soliton common stock, or any right or interest therein (or consent to any of the foregoing);

•	enter into any contract with respect to any Transfer of his shares of Soliton common stock or warrants to purchase Soliton common stock, or any interest therein;

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grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to all or any portion of his shares of Soliton common stock or warrants to purchase Soliton common stock;

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deposit or permit the deposit of all or any portion of his shares of Soliton common stock into a voting trust or enter into a voting agreement or arrangement with respect to all or any portion of such shares of Soliton common stock; or

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take or permit any other action that would in any way restrict, limit or interfere with the performance of the stockholder’s obligations under the applicable Officer Support Agreement or the transactions contemplated thereby or otherwise make any representation or warranty therein untrue or incorrect in any material respect or seek to do or solicit any of the foregoing actions, or cause or permit any other person to take any of the foregoing actions.

Termination

Each of the Officer Support Agreements will terminate upon the earliest of:

•	the effective time of the merger;

•	a change in the Board’s recommendation;

•	a material modification or amendment of the merger agreement that reduces the consideration payable thereunder;

•	the termination of the merger agreement in accordance with its terms; and

•	the mutual agreement of the parties.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion is a summary of the material U.S. federal income tax consequences to holders of Soliton common stock whose shares are converted to cash in the merger. This summary does not address any tax consequences of the merger arising under the laws of any state, local or foreign jurisdiction or U.S. federal laws other than U.S. federal income tax laws and does not address tax considerations applicable to holders who receive cash pursuant to the exercise of appraisal rights. This discussion is based on the Code, applicable U.S. Treasury Regulations promulgated thereunder, published positions of the Internal Revenue Service, court decisions and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be applicable to holders of Soliton common stock in light of their particular circumstances or persons subject to special treatment under U.S. federal income tax law, such as:

•	entities treated as partnerships for U.S. federal income tax purposes, S corporations or other pass-through entities (and investors therein);

•	persons who hold Soliton common stock as part of a straddle, hedging transaction, synthetic security, conversion transaction or other integrated investment or risk reduction transaction;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons who acquired Soliton common stock as compensation for services, including, but not limited to through the exercise of employee stock options or otherwise as compensation;

•	persons who are accrual method taxpayers subject to special tax accounting rules under Section 451(b) of the Code;

•	persons subject to the U.S. alternative minimum tax;

•	banks, insurance companies and other financial institutions;

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“controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, and corporations that are subject to the anti-inversion rules of Section 7874 of the Code;

•	persons who hold shares of Soliton common stock that may constitute “qualified small business stock” under Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code;

•	persons deemed to sell Soliton common stock under the constructive sale provisions of the Code;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations and governmental organizations;

•	brokers or dealers in securities or foreign currencies; and

•	traders in securities that elect mark-to-market treatment.

Holders of Soliton common stock are encouraged to consult their own tax advisors to determine the particular tax consequences to them of the receipt of cash in exchange for shares of Soliton common stock pursuant to the merger (including the application and effect of any state, local or non-U.S. income and other tax laws).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Soliton common stock, the tax treatment of a partner in the partnership generally will depend upon the status and activities of the partner and the activities of the partnership. Partners in a partnership holding shares of Soliton common stock are encouraged to consult their tax advisors regarding the tax consequences of the merger.

This discussion applies only to persons that hold their shares of Soliton common stock as a capital asset within the meaning of Section 1221 of the Code. We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of Soliton common stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the Internal Revenue Service may not agree with the tax consequences described herein.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Soliton common stock that is:

•	an individual who is a citizen or resident of the United States or is treated as such for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

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a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” means a beneficial owner (other than a partnership) of Soliton common stock that is not a U.S. holder.

U.S. Holders

Payments with Respect to Shares of Soliton Common Stock

The exchange of shares of Soliton common stock for cash in the merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Soliton common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally will equal the price the U.S. holder paid for such shares. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the shares of Soliton common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders currently are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of shares of Soliton common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis, holding period, and gain or loss separately with respect to each block of shares of Soliton common stock. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax. Stockholders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare contribution tax to gain recognized from the disposition of shares of Soliton common stock in the merger.

Information Reporting and Backup Withholding

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%) with respect to the cash received pursuant to the merger, unless such holder properly establishes an exemption or provides its correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. All U.S. holders surrendering shares of Soliton common stock pursuant to the merger should duly complete and sign, under penalty of perjury, the Internal Revenue Service Form W-9 included as part of the letter of transmittal and return it to the paying agent to provide the information, including such holder’s taxpayer identification number, and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the paying agent).

Non-U.S. Holders

Payments with Respect to Shares of Soliton Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on the receipt of cash in exchange for shares of Soliton common stock pursuant to the merger unless:

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the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by the non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to an additional branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

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the non-U.S. holder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

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Soliton is, or has been at any time during the shorter of (i) the five-year period ending on the date of the merger and (ii) the period during which the non-U.S. holder held shares of Soliton common stock, a “United States real property holding corporation” for U.S. federal income tax purposes, and the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of the outstanding shares of Soliton common stock at any time during the applicable period. Soliton believes that it is not, and has not been during the five-year period ending on the date of the merger, a “United States real property holding corporation” for U.S. federal income tax purposes, although there can be no assurances in this regard.

Information Reporting and Backup Withholding

A non-U.S. holder will be subject to information reporting, and in certain circumstances, backup withholding will apply, with respect to the cash received by a non-U.S. holder pursuant to the merger, unless such holder certifies under penalties of perjury that it is not a United States person, as defined under the Code, and the payor does not have actual knowledge or reason to know that the holder is a United States person or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. In order to avoid backup withholding, a non-U.S. holder exchanging shares of common stock for cash pursuant to the merger should submit with the letter of transmittal a duly completed and signed applicable Internal Revenue Service Form W-8, which may be obtained from the paying agent or at www.irs.gov.

This summary of material U.S. federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

APPRAISAL RIGHTS

Under Section 262 of the DGCL, you have the right to demand appraisal and to receive payment in cash for the “fair value” of your shares of common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, but exclusive of any element of value arising from the accomplishment or expectation of the merger, in lieu of the merger consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Soliton stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Soliton will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed properly and in a timely manner by a Soliton stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex E to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights. Moreover, due to the complexity of the procedures for exercising appraisal rights, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. This summary does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your appraisal rights under Section 262 of the DGCL. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares of common stock, unless otherwise indicated.

Section 262 of the DGCL requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting where the merger agreement will be voted on that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes Soliton’s notice to Soliton stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL and a copy of Section 262 of the DGCL is attached hereto as Annex E. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex E to this proxy statement, since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions.

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You must deliver to Soliton a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

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You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement in person at the special meeting or the submission of a proxy in favor of the merger agreement by mail, over the Internet or by telephone (that is not subsequently revoked), will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A submitted proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement. Therefore, a Soliton stockholder who submits a proxy and who wishes to exercise and perfect appraisal rights must vote against the merger agreement, abstain from voting on the merger agreement or revoke any previously submitted proxy in favor of the merger agreement.

•	You must continue to hold your shares of common stock through the effective date of the merger. Therefore, a Soliton stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the merger will lose any right to appraisal with respect to such shares.

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Either (i) any stockholder who has complied with the requirements of Section 262 of the DGCL (or any person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person and for which such record holder has complied with such requirements) or (ii) the surviving corporation in the merger, must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. Soliton is under no obligation to file any petition and has no present intention of doing so.

•	You must otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration (without interest), but you will have no appraisal rights with respect to your shares of common stock.

In addition, because Soliton’s common stock is listed on a national securities exchange and is expected to continue to be listed on such exchange immediately prior to the consummation of the merger, the Delaware Court of Chancery will dismiss appraisal proceedings as to all shares of Soliton common stock unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Soliton stock eligible for appraisal or (ii) the value of the consideration provided in the merger for such total number of shares entitled to appraisal exceeds $1 million. We refer to conditions (i) and (ii) as the “ownership thresholds.” At least one of the ownership thresholds must be met in order for Soliton stockholders to be entitled to seek appraisal with respect to such shares of common stock.

All demands for appraisal should be addressed to Soliton, Inc., 5304 Ashbrook Drive, Houston, TX 77081, Attn: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock, fully and correctly, as the stockholder’s name appears in the stock ledger. The demand must reasonably inform Soliton of the identity of the Soliton stockholder, and the intention of the Soliton stockholder to demand appraisal of his, her or its shares of common stock.

Beneficial owners who do not also hold their shares of common stock of record may not directly make appraisal demands to Soliton. The beneficial holder must, in such cases, have the registered owner, such as a brokerage firm, bank, trust or other nominee, submit the required demand in respect of those shares. If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners, and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares is expressly stated, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in an account with a broker, bank, trust company or other nominee, and you wish to exercise appraisal rights, you are urged to consult with your broker, bank, trust company or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

Within 10 days after the closing date of the merger, the surviving corporation must give written notice that the merger has become effective to each former Soliton stockholder who has properly made a written demand for appraisal, who did not vote in favor of the adoption of the merger agreement and who has otherwise complied with the requirements of Section 262 of the DGCL. At any time within 60 days after the effective time of the merger, any former Soliton stockholder who has demanded an appraisal and who has not commenced an appraisal proceeding or joined such a proceeding as a named party, will have the right to withdraw the demand for appraisal and to accept the cash payment specified by the merger agreement without interest for his, her or its shares of common stock; after this 60-day period, the former Soliton stockholder may withdraw such demand for appraisal only with the written consent of the surviving corporation. In addition, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just; provided that the foregoing shall not affect the right of any stockholder that has made an appraisal demand but has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms of the merger and the merger consideration provided in the merger agreement within 60 days after the effective date of the merger.

Within 120 days after the closing date of the merger, any former Soliton stockholder who has complied with Section 262 of the DGCL will, upon written request to the surviving corporation, be entitled to receive a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the surviving corporation the statement described in the previous sentence. Such statement will be mailed to the requesting former Soliton stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the closing date of the merger, but not thereafter, either the surviving corporation or any former Soliton stockholder who has complied with the requirements of Section 262 of the DGCL, and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock held by Soliton stockholders who have complied with the requirements of Section 262 of the DGCL and who are otherwise entitled to appraisal rights. A person who was the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a former Soliton stockholder, service of a copy of such petition must be made upon Soliton, as the surviving corporation. The surviving corporation has no obligation to file such a petition if there are former Soliton stockholders demanding an appraisal of their shares. Accordingly, the failure of a former Soliton stockholder to file such a petition within the period specified could nullify the former Soliton stockholder’s previously written demand for appraisal and result in the loss of such stockholder’s appraisal rights. There is no present intent on the part of Soliton to file an appraisal petition, and Soliton stockholders seeking to exercise appraisal rights should not assume that Soliton will file such a petition or that Soliton will initiate any negotiations with respect to the fair value of such shares. Accordingly, Soliton stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is timely filed by a former Soliton stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former Soliton stockholders who have demanded an appraisal of their shares, and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice is made to dissenting former Soliton stockholders who demanded appraisal of their shares as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition to determine those former Soliton stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights thereunder. Under Delaware law, the

Delaware Court of Chancery may require former stockholders who have demanded appraisal of their shares and who held stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any such former stockholder who held stock represented by certificates fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder. Additionally, and notwithstanding anything herein to the contrary, the Delaware Court of Chancery shall dismiss the appraisal proceeding unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of common stock eligible for appraisal or (b) the value of the consideration provided in the merger for such total number of shares of common stock exceeds $1 million.

After the Delaware Court of Chancery determines which former Soliton stockholders are entitled to appraisal of their shares of common stock, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will appraise the shares of common stock held by former Soliton stockholders who have complied with the requirements of Section 262 of the DGCL and who are otherwise entitled to appraisal rights, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid to each stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding). Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly, and will accrue at 5% over the Federal Reserve discount rate (including any surcharge), as established from time to time during the period between the closing date of the merger and the date of payment of the judgment. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the former Soliton stockholders entitled to receive the same (in the case of shares represented by certificates, payment will not be made until such certificates are surrendered to the surviving corporation). Notwithstanding the foregoing, at any time before the entry of judgment in the proceedings, the surviving corporation may pay to each former stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement if you did not seek appraisal of your shares. Investment banking opinions as to the fairness from a financial point of view of the merger consideration are not necessarily opinions as to fair value under Section 262 of the DGCL.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the former Soliton stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a former Soliton stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any former Soliton stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any former Soliton stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose, or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the former Soliton stockholder duly delivers a written withdrawal of his, her or its demand for appraisal in accordance with the procedures set forth above, then the right of that former Soliton stockholder to appraisal will cease and that former Soliton stockholder will be entitled to receive the cash payment for shares of his, her or its shares of common stock pursuant to the merger agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any former Soliton stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any former Soliton stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal, and to accept the cash that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262 of the DGCL, Soliton stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, Section 262 of the DGCL will govern.

PROPOSAL 2: APPROVAL OF AUTHORITY TO ADJOURN THE SPECIAL MEETING

Stockholders may be asked to vote on a proposal to adjourn the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of common stock represented at the special meeting and entitled to vote thereon.

If you fail to submit a proxy or fail to instruct your broker, bank, trust company or other nominee to vote, it will have no effect on the adjournment proposal, assuming a quorum is present at the special meeting. If you mark your proxy to abstain or provide voting instructions to abstain, it will have the effect of a vote against the adjournment proposal.

The Board unanimously recommends that stockholders vote “FOR” the adjournment proposal.

If you return a properly executed proxy (including proxies received via the Internet or by telephone) but do not indicate instructions on your proxy, your shares of common stock represented by such proxy will be voted “FOR” the adjournment, if necessary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of Soliton common stock beneficially owned as of June 9, 2021, by (i) each person, or group of affiliated persons, known by Soliton to beneficially own more than 5% of Soliton’s common stock, (ii) each of Soliton’s directors, (iii) each of Soliton’s named executive officers, and (iv) all of Soliton’s directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of Soliton common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Soliton, Inc., 5304 Ashbrook Drive, Houston, TX, 77081.

Name of Beneficial Owner	Shares beneficially owned(1)		Percentage owned(2)
Directors and Executive Officers:
Walter V. Klemp	1,121,067	(3)	5.0%
Bradley Hauser	52,500	(4)	*
Christopher Capelli, M.D.	983,507	(5)	4.4%
Lori Bisson	317,450	(6)	1.5%
Joe Tanner	299,375	(7)	1.4%
Jonathan P. Foster	65,000	(8)	*
Danika Harrison	52,500	(9)	*
Michael Kaminer	15,000	(10)	*
Niquette Hunt	—		—%
Directors and Executive Officers as a Group (9 persons)	2,906,399	(11)	12.3%
5% or greater stockholders:
Remeditex Ventures(12)	9,635,085	(13)	43.8%

*	Less than 1%
(1)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. A person or group is deemed to be the beneficial owner of any shares of Soliton common stock over which such person or group has sole or shared voting or investment power, plus any shares which such person or group has the right to acquire beneficial ownership of within 60 days of June 9, 2021, whether through the exercise of options, warrants or otherwise. Unless otherwise indicated in the footnotes, each person or entity identified in the table has sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

(2)

The beneficial ownership percentage is calculated for each person or group separately because shares of Soliton common stock subject to options, warrants or other rights to acquire Soliton common stock that are currently exercisable or exercisable within 60 days of June 9, 2021 are considered outstanding and beneficially owned by the person or group holding such options, warrants or other rights but not for the purpose of calculating the percentage ownership of any other person or group. As a result, the beneficial ownership percentage for each person or group is calculated by dividing (x) the number of shares reported in the table as beneficially owned by such person or group, by (y) 21,596,544 shares (which represents the number of shares of Soliton common stock that were outstanding as of June 9, 2021) plus the number of shares that such person or group has the right to acquire beneficial ownership of within 60 days of June 9, 2021 as indicated in the footnotes below.

(3)	Consists of (i) 425,000 shares of Soliton common stock, (ii) options to purchase an aggregate of 668,150 shares of Soliton common stock exercisable within 60 days of June 9, 2021 and (iii) warrants to purchase an aggregate of 27,917 shares of Soliton common stock exercisable within 60 days of June 9, 2021.
(4)	Consists solely of shares underlying options to purchase Soliton common stock exercisable within 60 days of June 9, 2021.
(5)

Consists of (i) 263,440 shares of Soliton common stock, (ii) options to purchase an aggregate of 692,150 shares of Soliton common stock exercisable within 60 days of June 9, 2021 and (iii) warrants to purchase an aggregate of 27,917 shares of Soliton common stock exercisable within 60 days of June 9, 2021.

(6)

Consists of (i) 60,000 shares of Soliton common stock, (ii) options to purchase an aggregate of 242,450 shares of Soliton common stock exercisable within 60 days of June 9, 2021 and (iii) warrants to purchase an aggregate of 15,000 shares of Soliton common stock exercisable within 60 days of June 9, 2021.

(7)	Consists of (i) 80,000 shares of Soliton common stock and (ii) options to purchase an aggregate of 219,375 shares of Soliton common stock exercisable within 60 days of June 9, 2021.
(8)

Consists of (i) options to purchase an aggregate of 52,500 shares of Soliton common stock exercisable within 60 days of June 9, 2021 and (ii) warrants to purchase an aggregate of 12,500 shares of Soliton common stock exercisable within 60 days of June 9, 2021.

(9)	Consists solely of shares underlying options to purchase Soliton common stock exercisable within 60 days of June 9, 2021.
(10)	Consists solely of shares underlying options to purchase Soliton common stock exercisable within 60 days of June 9, 2021.
(11)

Consists of (i) 828,440 shares of Soliton common stock, (ii) options to purchase an aggregate of 1,994,625 shares of Soliton common stock exercisable within 60 days of June 9, 2021 and (iii) warrants to purchase an aggregate of 83,334 shares of Soliton common stock exercisable within 60 days of June 9, 2021.

(12)

Remeditex Ventures LLC is the record and beneficial owner of the securities set forth in the table, and shares voting and dispositive power over such securities with Malachite Trust, the majority owner of Remeditex Ventures LLC and Lyda Hill. Ms. Hill is the Trustee of the Malachite Trust. By reason of such relationships, Ms. Hill, the Malachite Trust and Remeditex Ventures LLC may be deemed to share voting and dispositive power over the securities owned directly by Remeditex Ventures LLC. Remeditex Ventures LLC, the Malachite Trust and Lyda Hill each disclaims beneficial ownership of the reported securities except to the extent of its or her pecuniary interest therein. The business address of Remeditex Ventures LLC is 2727 N. Harwood St., Suite 200, Dallas, TX 75201.

(13)	Consists of (i) 9,214,277 shares of Soliton common stock and (ii) warrants to purchase an aggregate of 420,808 shares of Soliton common stock exercisable within 60 days of June 9, 2021.

MARKET PRICE AND DIVIDEND INFORMATION

Soliton’s common stock is listed and traded on the NASDAQ under the symbol “SOLY.” As of the record date for the special meeting, Soliton had 21,596,544 shares of common stock issued and outstanding and Soliton had 73 holders of record.

STOCKHOLDER PROPOSALS

If the merger is completed on the expected timeline, Soliton does not expect to hold an annual meeting of stockholders in 2022. If the merger is not completed, or the outside date is extended as described under “The Merger Agreement—Termination of the Merger Agreement,” you will continue to be entitled to attend and participate in Soliton’s annual meetings of stockholders, and we may hold a 2022 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which the 2022 annual meeting will be held. If the 2022 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for Soliton’s 2022 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and Soliton’s bylaws, as described below.

If the 2022 annual meeting of stockholders is held, stockholder proposals to be considered for inclusion in Soliton’s proxy statement and proxy card for the 2022 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be submitted in writing to Soliton’s Corporate Secretary at Soliton’s principal executive offices located at 5304 Ashbrook Drive, Houston, TX 77081 no later than November 26, 2021.

For any proposal that a stockholder wishes to propose for consideration at the 2022 annual meeting of stockholders but does not wish to include in the proxy materials for that meeting, Soliton’s bylaws require a notice of the proposal to be delivered not less than 120 days prior to the anniversary of the mailing date of Soliton’s proxy materials for the preceding annual meeting of stockholders. The notice of the proposal also must comply with the content requirements for such notices set forth in our bylaws.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of this proxy statement and wish to receive only one, please contact Soliton at 5304 Ashbrook Drive, Houston, TX 77081, attention of Corporate Secretary. Soliton will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Soliton, Inc., at 5304 Ashbrook Drive, Houston, TX 77081, attention of Corporate Secretary or by telephone at (844) 705-4866.

WHERE YOU CAN FIND MORE INFORMATION

Soliton files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Soliton, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Soliton’s website for more information concerning the transaction described in this proxy statement. Soliton’s website is www.soliton.com. The information contained on the websites of Soliton and the SEC is expressly not incorporated by reference into this proxy statement.

You should rely only on the information contained in this proxy statement. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by Soliton or any other person. Soliton has supplied all information contained in this proxy statement relating to Soliton and its affiliates. AbbVie has supplied all information contained in this proxy statement relating to AbbVie, Merger Sub and their affiliates.

If you are a stockholder of Soliton and would like to request documents, please do so by July 10, 2021, to receive them before the special meeting. If you request any documents from Soliton, we will mail them to you by first class mail, or another equally prompt means, within one business day after Soliton receives your request.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

Saratoga Proxy Consulting, LLC

520 8th Avenue

New York, NY 10018

Stockholders may call toll-free: (888) 368-0379

info@saratogaproxy.com

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. THIS PROXY STATEMENT IS DATED JUNE 15, 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

By and Among

ABBVIE INC.,

SCOUT MERGER SUB, INC.

and

SOLITON, INC.

Dated as of May 8, 2021

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 8, 2021 (this “Agreement”), is by and among AbbVie Inc., a Delaware corporation (“Parent”), Scout Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Soliton, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.12.

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of a committee of the Board of Directors of the Company (the “Strategic Alternatives Committee”), has unanimously (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company and its stockholders, (ii) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, (iii) declared the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions advisable, and (iv) resolved to recommend that the Company’s stockholders adopt and approve this Agreement and approve the Merger;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has unanimously duly authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, and the Board of Directors of Merger Sub has declared this Agreement advisable;

WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, will approve and adopt this Agreement by written consent immediately following execution of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Remeditex Ventures LLC, Walter V. Klemp and Christopher Capelli, each as a holder of shares of the common stock, par value $0.001 per share, of the Company (“Company Common Stock”), has delivered to Parent and Merger Sub a support agreement (the “Support Agreement”), dated as of the date hereof, providing that such stockholder has, among other things, agreed to (i) vote all the shares of Company Common Stock beneficially owned by it in favor of the adoption and approval of this Agreement and approval of the Merger, and (ii) support the Merger and the other Transactions, each on the terms and subject to the conditions set forth in the Support Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Transactions

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation”.

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on the date that is three business days following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of those conditions at such time), at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another date, time or place is agreed to in writing by Parent and the Company (the “Closing Date”).

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Secretary of State”) or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.04. Effects of the Merger. The Merger shall have the effects provided in this Agreement, the Certificate of Merger and as set forth in the applicable provisions, including Section  259, of the DGCL.

SECTION 1.05. Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to read in its entirety as set forth in Exhibit A attached hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.06 hereof). The bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

SECTION 1.06. Directors and Officers of the Surviving Corporation. (a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the charter and bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on Capital Stock; Exchange of Certificates;

Equity-Based Awards

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub as of immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancelation of Certain Shares. All shares of Company Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock then held by Parent or Merger Sub shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock as of immediately prior to the Effective Time (other than (i) Appraisal Shares to be treated in accordance with Section 2.07 and (ii) shares of Company Common Stock to be canceled in accordance with Section 2.01(b)) shall be converted automatically into and shall thereafter represent only the right to receive $22.60 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) or non-certificated shares of Company Common Stock held in book entry form (each, a “Book Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book Entry Share in accordance with Section 2.02(b).

SECTION 2.02. Exchange of Certificates and Book Entry Shares.

(a) Paying Agent. No less than ten business days prior to the mailing of the Proxy Statement, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, prior to the Closing Date shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). Pending its disbursement in accordance with this Section 2.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in short-term direct obligations of the United States of America or short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest. Any interest and other income from such investments shall become part of the Exchange Fund held by the Paying Agent for purposes of paying the Merger Consideration, and any amounts in excess of the aggregate amount of the Merger Consideration payable pursuant to Section 2.01 shall be returned to the Surviving Corporation in accordance with Section 2.02(e). Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein.

(b) Payment Procedures. Promptly after the Effective Time (but in no event later than three business days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of shares of Company Common Stock (other than the shares of Company Common Stock to be canceled in accordance with Section 2.01(b)) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, in the case of Certificates, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions regarding delivery of an “agent’s message” with respect to Book Entry Shares) as Parent and the Company may reasonably agree in writing prior to the Closing Date) and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for payment of the Merger Consideration as provided in Section 2.01(c). Upon (A) surrender of a Certificate for cancelation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent) or

(B) in the case of Book Entry Shares, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the holder of the shares of Company Common Stock represented by such Certificate or such Book Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or such Book Entry Share, and the Certificate or Book Entry Share so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book Entry Share is registered, it shall be a condition of payment that (x) the Certificate or Book Entry Share so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares of Company Common Stock represented by such Certificate or such Book Entry Share surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable, and (z) the respective holder and the Person requesting such payment represents and agrees that it is the beneficial owner of such Merger Consideration for all Tax purposes. Until surrendered as contemplated by this Section 2.02, each Certificate and Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates or Book Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or such Book Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed with respect to, and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of, the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that represented ownership of shares of Company Common Stock and Book Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02(e), if, at any time after the Effective Time, Certificates and Book Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated by this Article II.

(e) Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) which has not been disbursed to holders of Certificates or Book Entry Shares, and thereafter such holders shall be entitled to look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

SECTION 2.03. Equity-Based Awards. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plan) shall adopt such resolutions and take such other lawful actions that do not involve the payment of any consideration as may be required to provide that, immediately prior to the Effective Time:

(i) by virtue of the Merger and without any action on the part of the holder thereof, each Company Stock Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled, extinguished and of no further force or effect and shall be automatically converted into the right to receive, as the sole consideration for each share of Company Common Stock underlying such Company Stock Option, an amount in cash, without interest and subject to deduction for any required withholding under applicable Law, from Parent or the Surviving Corporation equal to the excess of (A) the Merger Consideration over (B) the per share exercise price that would be due in cash upon exercise of such Company Stock Option (the “Stock Option Consideration”); and

(ii) by virtue of the Merger and without any action on the part of the holder thereof, (A) each Company Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time, whether vested, unvested or otherwise subject to forfeiture, shall be cancelled, extinguished and of no further force or effect and shall be automatically converted into the right to receive, as the sole consideration for each share of Company Common Stock underlying such Company Restricted Stock Unit Award, an amount in cash, without interest and subject to deduction for any required withholding under applicable Law, from Parent or the Surviving Corporation equal to the Merger Consideration (the “Restricted Stock Unit Consideration”) and (B) each Company Restricted Share that is outstanding immediately prior to the Effective Time shall automatically become fully vested (and all restrictions with respect thereto shall lapse) and thereafter shall terminate and be automatically converted into the right to receive, as the sole consideration in respect of such terminated Company Restricted Share, an amount in cash, without interest and subject to deduction for any required withholding under applicable Law, from Parent or the Surviving Corporation equal to the Merger Consideration; and

(iii) Parent and its Affiliates shall have no liability with respect to the Company Stock Options, Company Restricted Stock Unit Awards or Company Restricted Shares, other than for payment as set forth above in clause (i), as it relates to the Company Stock Options, and clause (ii), as it relates to the Company Restricted Stock Unit Awards and Company Restricted Shares, of this Section 2.03.

SECTION 2.04. Payments with Respect to Equity-Based Awards. Promptly after the Effective Time (but in any event, no later than the second (2nd) payroll date after the Effective Time), the Surviving Corporation shall pay through its or its Affiliate’s payroll systems the Stock Option Consideration and Restricted Stock Unit Consideration due pursuant to Section 2.03.

SECTION 2.05. Warrants. By virtue of the Merger and without any action on the part of the holder thereof, each Company Warrant, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and automatically converted into solely the right to receive, in full settlement for each share of Company Common Stock underlying such Company Warrant, without interest and subject to deduction for any required withholding or deduction under applicable Law, an amount in cash from Parent or the Surviving Corporation equal to the excess of (A) the number of shares of Company Common Stock subject to such Company Warrant multiplied by the Merger Consideration over (B) the number of shares of Company Common Stock subject to such Company Warrant multiplied by the per share exercise price of such Company Warrant. Promptly after the Effective Time (but in any event, no later than three business days thereafter), the Surviving Corporation shall pay the amounts due pursuant to this Section 2.03 (subject to deduction for any required withholding under applicable Law). Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt such resolutions and take such other lawful actions, including pursuant to the terms of any agreement underlying such Company Warrant, as may be required to provide for the treatment of the Company Warrants as described in this Section 2.03.

SECTION 2.06. Adjustments. If between the date hereof and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration shall be appropriately adjusted to reflect such stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change.

SECTION 2.07. Appraisal Rights. (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided, however, that if any such Person shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such Person to receive those rights under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to right to receive, the Merger Consideration as provided in Section 2.01(c), without interest thereon. To the extent any amounts are withheld under this Section 2.07 and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made to the extent permitted by applicable Law.

(b) The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock (as well as attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal), and Parent shall have the right to participate in, and after the Effective Time, direct all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.08. Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, the Surviving Corporation, their respective Affiliates, and the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of state, local or non-U.S. Tax Law. To the extent amounts are so withheld or deducted and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Article III to which it corresponds in number and each other section or subsection of this Article III to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection) or (B) expressly disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC and publicly available after December 31, 2019 and prior to the date of this Agreement (the “Filed SEC Documents”), other than any cautionary or forward-looking information in any such Filed SEC Document, including information contained in the “Risk Factors” or “Forward-Looking Statements” sections thereof (provided that nothing disclosed in the Filed SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 3.01 (Organization; Standing), Section 3.02 (Capitalization), Section 3.03(a) and (b) (Authority; Noncontravention), clause (b) of Section 3.06 (Absence of Certain Changes), and Section 3.23 (Opinion of Financial Advisor)):

SECTION 3.01. Organization; Standing. The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware, is in good standing with the Secretary of State and has all requisite corporate power and corporate authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and complete copies of the Company Charter Documents, and each is in full force and effect on the date of this Agreement. The Company has no Subsidiaries.

SECTION 3.02. Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock. At the close of business on May 6, 2021 (the “Capitalization Date”), (i) 21,378,830 shares of Company Common Stock were issued and outstanding, including 91,680 Company Restricted Shares, (ii) no shares of Company Common Stock were held by the Company as treasury stock, (iii) 1,198,725 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plan, (iv) 4,266,275 shares of Company Common Stock were subject to Company Stock Options (which have a weighted average exercise price of $4.98 per share), (v) 200,000 shares of Company Common Stock were subject to outstanding Company Restricted Stock Unit Awards, and (vi) 1,114,608 shares of Company Common Stock were subject to outstanding Company Warrants (which have a weighted average exercise price of $13.12 per share). Since the Capitalization Date through the date hereof, the Company has not (A) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or (B) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Company’s capital stock.

(b) Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding subscription, options, warrants, rights, puts, calls, stock appreciation rights, restricted or performance stock units, phantom stock or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests (including any Indebtedness of the Company having the right to vote or convertible into, or exchangeable for, securities having the right to vote) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, option, warrant, right, puts, calls, stock appreciation rights, restricted or performance stock units, phantom stock, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other outstanding obligations by the Company to make any payments based on the price or value of any Company Security. There are no outstanding agreements of any kind which obligate the Company to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the cashless exercise of Company Stock Options or Company Warrants or the forfeiture or withholding of taxes with respect to Company Stock Options, or

Company Restricted Stock Unit Awards), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, call or rights of first refusal or similar rights with respect to any Company Securities. The Company is not a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock issued upon exercise of Company Stock Options or Company Warrants will be when issued, duly authorized and validly issued and are or will be, as applicable, fully paid, nonassessable and free of preemptive rights or similar right. Each Company Stock Option is in compliance in all material respects with all applicable Laws, and the per share exercise price of each Company Stock Option is equal to or greater than the fair market value of the underlying Company Common Stock on the date of grant.

(c) Section 3.02(c) of the Company Disclosure Letter sets forth a true and complete list, as of the Capitalization Date, of all incentive equity awards, including: (i) each outstanding Company Stock Option, including the name of the holder of such Company Stock Option, the number of shares of Company Common Stock issuable upon exercise of such Company Stock Option, the exercise price with respect thereto, the applicable grant date and expiration date thereof, and the applicable vesting schedule with respect thereto, (ii) each outstanding Company Restricted Stock Unit Award, including the name of the holder of such Company Restricted Stock Unit Award, the number of shares of Company Common Stock underlying such Company Restricted Stock Unit Award, the applicable grant date thereof, and the applicable vesting schedule and/or forfeiture conditions with respect thereto, (iii) each outstanding Company Restricted Share award, including the name of the holder of such Company Restricted Share award, the number of Company Restricted Shares subject to the award, the applicable grant date thereof, and the applicable vesting schedule and/or forfeiture conditions with respect thereto, and (iv) each outstanding Company Warrant, including the name of the holder of such Company Warrant, the number of shares of Company Common Stock issuable upon exercise of such Company Warrant, the exercise price with respect thereto, and the applicable execution date and expiration date thereof.

SECTION 3.03. Authority; Noncontravention. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and, subject to obtaining the Stockholder Approval, to perform its obligations hereunder and, assuming that the Transactions are consummated in accordance with the DGCL, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and, assuming that the Transactions are consummated in accordance with the DGCL and the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.09, the consummation by it of the Transactions, have been duly authorized by its Board of Directors and, except for obtaining the Stockholder Approval and filing the Certificate of Merger with the Secretary of State pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exceptions”).

(b) The Board of Directors of the Company, acting upon the unanimous recommendation of the Strategic Alternatives Committee, at a meeting duly called and held, unanimously adopted resolutions (i) determining that the Transactions are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (iii) resolving to recommend that the Company’s stockholders adopt and approve this Agreement and approve the Merger (such recommendation, the “Company

Board Recommendation”), and (iv) assuming that the representations and warranties of Parent and Merger Sub set forth in Section 4.09 are correct, taking all necessary actions so that the restrictions in Takeover Laws are not applicable to the Company, Parent, Merger Sub or their Affiliates or their Subsidiaries, or this Agreement or the Transactions, which resolutions have not, except after the date hereof as permitted by Section 5.02, been subsequently rescinded, modified or withdrawn.

(c) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, does or will (i) assuming the Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 and the Stockholder Approval are obtained prior to the Effective Time, as applicable, and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, as applicable, (x) violate any Law or Judgment applicable to the Company in any material respect, (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) or otherwise give rise to increased rights or rights of purchase under or accelerate the performance required by the Company under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement or understanding that is legally binding (each, a “Contract”) to which the Company is a party or accelerate the Company’s obligations under any such Contract, in each case in any material respect or (z) result in the creation of any Lien (other than any Permitted Lien) on any material properties or assets of the Company, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. Governmental Approvals. Except for (a) the filing with the Securities and Exchange Commission of a proxy statement relating to the Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”) by the Company, and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934 (the “Exchange Act”), (b) compliance with the rules and regulations of the NASDAQ, (c) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and of appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business, (d) filings required under, and compliance with other applicable requirements of, the HSR Act and (e) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Company SEC Documents; Undisclosed Liabilities. (a) The Company has filed with or furnished to the SEC, all material reports, schedules, forms, statements and other documents required to be filed by the Company with or furnished by the Company to the SEC pursuant to the Securities Act of 1933 and the rules and regulations promulgated thereunder (the “Securities Act”) or the Exchange Act since February 15, 2019 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents and, to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments). Since February 15, 2019, subject to any applicable grace periods, the Company has been and is in material compliance with the applicable provisions of the Sarbanes-Oxley Act.

(c) The Company has no liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected or reserved against on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of December 31, 2020 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as expressly contemplated by this Agreement or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) The Company has established and maintains, and at all times since February 15, 2019 has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, including during the periods in which the periodic reports required under the Exchange Act are being prepared. Since February 15, 2019, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ and has not, since February 15, 2019, received any notice from NASDAQ asserting any material noncompliance with such requirements.

SECTION 3.06. Absence of Certain Changes. Since December 31, 2020 through the date of this Agreement (a) except for the execution and performance of this Agreement and the discussions and negotiations related thereto, the business of the Company has been carried on and conducted in the ordinary course of business in all material respects (other than in connection with modifications, suspensions and/or alterations of operations resulting from, or determined by the Company to be advisable and reasonably necessary in response to, COVID-19 or any COVID-19 Measures to the extent such modifications, suspensions and/or alterations of operations have not had a material adverse impact on the Company’s operations) and (b) there has not been any Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since December 31, 2020 to the date of this

Agreement, the Company has not taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of the covenants set forth in Section 5.01(b).

SECTION 3.07. Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, there is no, and has not been since January 1, 2018, any (i) pending or, to the Company’s Knowledge, threatened legal or administrative claim, audit, arbitration, proceeding, suit, charge, claim, complaint, arbitration or action (an “Action”) by or against the Company, (ii) outstanding order, judgment, injunction, ruling, writ, stipulation, settlement, award, finding, determination or decree of any Governmental Authority (a “Judgment”) imposed upon the Company, in each case, by or before any Governmental Authority, (iii) settlements of any Actions to which the Company is a party or by which any of its assets are bound or (iv) to the Company’s Knowledge, investigation or review pending or threatened by any Governmental Authority with respect to the Company.

SECTION 3.08. Compliance with Laws; Permits. The Company is, and since January 1, 2018 has been, in compliance, in all material respects, with all laws (whether foreign, federal, state, provincial, local, municipal, multinational common or otherwise), statutes, treaties, directives, ordinances, codes, acts, constitutions, conventions, executive orders, decrees, notices, rules or regulations or other similar requirements enacted, adopted, promulgated or applied by an Governmental Authority (collectively, “Laws”) and Judgments applicable to the Company. The Company holds and is in compliance in all material respects with all Healthcare Permits, Regulatory Authorizations, licenses, franchises, permits, consents, ratifications, waivers, exemptions, concessions, variances, registrations, clearances, certificates, approvals and other authorizations issued from a Governmental Authority (other than Regulatory Authorizations, which are the subject of Section 3.20) (collectively, “Permits”) necessary for the lawful conduct of its business as currently conducted.

SECTION 3.09. Tax Matters.

(a) The Company has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all income and other material Tax Returns required to be filed by the Company, and all such filed Tax Returns are true, correct, accurate and complete in all material respects.

(b) All income and other material Taxes of the Company (whether or not shown to be due on such Tax Returns) have been timely paid in full.

(c) No federal, state, local or non-U.S. Tax audits or examinations or administrative or judicial Tax proceedings or, to the Company’s Knowledge, Tax investigations, are being conducted or pending, and the Company has not received written notice of any audits, examinations, investigations, proposed adjustments or other proceedings from any taxing authority. No claim has been made in writing by any taxing authority (or other than in writing to the Company’s Knowledge) in a jurisdiction where the Company does not file Tax Returns that the Company or is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction in any taxable period.

(d) There are no Liens for Taxes on any of the assets of the Company other than Liens for Taxes that are not yet delinquent.

(e) The Company has not been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock occurring during the two-year period ending on the date of this Agreement that was intended to qualify for tax-free treatment under Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local or foreign Law).

(f) The Company (i) has not been a member of an affiliated group of corporations filing a consolidated, combined, unitary or similar Tax Return, (ii) is not a party to, or bound by, or has any obligation under, any Tax sharing, allocation or indemnification agreement other than customary Tax indemnity provisions contained in any commercial agreements entered into in the ordinary course of business that do not have a principal purpose of addressing Tax matters, (iii) has not entered into a material closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. law), offer in compromise, ruling, technical advice memorandum or any similar agreement or ruling, in each case with or issued by any taxing authority with respect to Tax matters that will have continued application to the Company following the Closing or (iv) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as an agent, transferee or successor or by reason of Contract or operation of Law.

(g) With respect to any tax years of the Company open for audit as of the date hereof, the Company has not waived any statute of limitations in respect of Taxes or agreed or requested to any extension of time with respect to an assessment or deficiency for Taxes, and no power of attorney with respect to any such Taxes has been granted to any Person, in each case that remains in effect.

(h) The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or foreign law).

(i) The Company has properly withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any stockholder, employee, creditor, independent contractor or other third party. Section 3.09(i) of the Company Disclosure Letter sets forth the amount of any Taxes that otherwise would have been required to be remitted or paid in connection with amounts paid by the Company to any employee or individual service provider but have been deferred as permitted under the CARES Act. The Company has not deferred payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Authority (including the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States).

(j) The Company has, to the extent applicable, (i) properly complied with all applicable Laws in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iii) not sought and do not intend to seek a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, in each case, in all material respects.

(k) There are no requests for rulings or determinations in respect of Taxes pending between the Company and any taxing authority.

(l) The Company is (and has been since the time of its original formation) treated as a corporation for U.S. federal (and applicable state and local) Tax purposes.

(m) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of applicable Tax Law) executed on or prior to the Closing Date; (ii) intercompany transactions occurring prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of applicable Tax Law); (iii) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date; (iv) installment sale or open transaction disposition (other than in the ordinary course of business) made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued, in each case other than in the ordinary course of business, on or prior to the Closing Date; (vi) election under Section 108(i) of the Code; or (vii) gain recognition agreement as defined in Treasury Regulation Section 1.367(a)-8.

(n) The Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(o) All material sales, use, value added, and similar Taxes have been properly collected and remitted with respect to all sales made by the Company to its customers in all material respects, and the Company is properly registered for such Taxes in all applicable jurisdictions as required by Tax Laws.

(p) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q) The Company is not a party to any joint venture, partnership or other arrangement or contract which is properly classified as a partnership for Tax purposes.

(r) The Company does not, nor has it ever had (during any taxable period), any place of business or permanent establishment in any jurisdiction outside the United States.

(s) The Company is not, and has not been, a United States shareholder, within the meaning of Code Section 951(b), of any Subsidiary or the direct shareholder of any passive foreign investment company, within the meaning of Code Section  1297(a).

SECTION 3.10. Employee Benefits. (a) Section 3.10(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan by jurisdiction. With respect to each such material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the current plan document or a written description or summary thereof if such plan is not in writing, including all amendments and attachments thereto, (ii) the most recent financial statements, actuarial valuation report and annual report on Form 5500 as filed with the IRS, (iii) the most recent IRS determination, advisory or opinion letter received, (iv) the most recent summary plan description, including all summaries of material modifications thereto and (v) each related insurance Contract, trust or other funding vehicle or a written description or summary thereof if such Contract, trust or other funding vehicle is not in writing.

(b) Each Company Plan has been established, maintained, administered, operated and funded in accordance, in all material respects, with its terms and in compliance, in all material respects, with all applicable Laws, including ERISA and the Code. With respect to each Company Plan, all payments, premiums, contributions, distributions and reimbursements that are due for all periods ending prior to or as of the Effective Time have been, in all material respects, made timely. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has timely received a favorable advisory or determination letter from the IRS that it is currently entitled to rely upon or is entitled to rely upon a favorable opinion letter issued by the IRS, and nothing has occurred that would reasonably be expected to adversely affect the qualification of any such Company Plan. With respect to each Company Plan, (i) there are no pending, or to the Company’s Knowledge, threatened or anticipated Actions (other than routine claims for benefits) by, on behalf of or against or relating to any Company Plan or any trust related thereto, (ii) no audit, investigation or other proceeding by a Governmental Authority is pending, or to the Company’s Knowledge, anticipated or threatened and (iii) no act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company, to any material fine, penalty, Tax or other liability imposed under ERISA, the Code or other applicable Law. The Company has not incurred any material liability (whether or not assessed) for Taxes or penalties under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(c) No Company Plan is, and the Company does not sponsor, maintain, contribute to, have any obligation to contribute to, or have any current or contingent liability or obligation (including on account of at any time being considered a single employer under Section 414 of the Code with any other Person) with respect to or under: (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); or (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code or Section 210 of ERISA. No Company Plan is a multiple employer plan as described in Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. The Company has no current or contingent liability or obligation by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d) No Company Plan provides, and the Company does not have any obligation to provide, benefits or coverage in the nature of health, welfare, life or disability insurance following retirement or other termination of employment or service or ownership, other than coverage or benefits required to be provided under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or any other similar state applicable Law and for which the recipient pays the full premium cost of coverage.

(e) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event (including any termination of employment on or following the Effective Time), (i) entitle any current or former director, officer, employee or other individual service provider of the Company to any compensation, severance pay, unemployment compensation or any other payment (whether in the form of cash, property or the vesting of property) or benefit, (ii) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any such current or former director, officer, employee or other individual service provider of the Company, (iii) cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan (through a grantor trust or otherwise), (iv) result in any “disqualified individual” receiving any “excess parachute payment” (each such term as defined in Section 280G of the Code) or (v) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time.

(f) Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained, in form and operation, in accordance in all material respects with Section 409A of the Code and applicable guidance of the Department of Treasury and the Internal Revenue Service, and no amount under any such Company Plan has been, is or is reasonably expected to be subject to the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code.

(g) The Company is not a party to or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up, indemnification, reimbursement of or other payment for any Taxes, interest or penalties, including those imposed by Sections 409A or 4999 of the Code (or any corresponding provisions of state, local or non-U.S. Law relating to Tax).

SECTION 3.11. Labor Matters.

(a) The Company is not a party to or bound by any CBA or other Contract or arrangement with, and no employee of the Company is represented by, any labor union, works council or other labor organization. To the Company’s Knowledge, there are, and since January 1, 2018 have been, no activities or proceedings of any labor organization or employee to organize any employees of the Company. Since January 1, 2018, no demand for recognition as the bargaining representative of any employees has been made by or on behalf of any labor organization or group of employees.

(b) There is, and since January 1, 2018 has been, no pending or, to the Company’s Knowledge, threatened strike, lockout, slowdown, work stoppage, picketing, hand billing, unfair labor practice charge, labor-related arbitration, material grievance, or other material labor dispute against or affecting the Company. Since January 1, 2018, the Company has not taken any action that would trigger notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”).

(c) The Company is, and since January 1, 2018 has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, affirmative action and affirmative action plan requirements and unemployment insurance.

(d) To the Company’s Knowledge, no current employee with annual base compensation in excess of $160,000 intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(e) Since January 1, 2018, no employee of the Company with a title of director or above has been the subject of any sexual harassment, sexual misconduct, sexual assault or other similar allegations during his or her tenure at the Company, and neither the Company nor any employee of the Company with a title of director or above has entered into any settlement agreement or confidentiality agreement relating to allegations of sexual harassment, sexual misconduct, sexual assault or other similar allegations. The Company does not reasonably expect any material liability with respect to any such allegations and is not aware of any allegations relating to officers, directors or supervisory-level employees of the Company, that, if known to the public, would bring the Company into material disrepute.

SECTION 3.12. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company is and has been since January 1, 2018 in compliance with all applicable Laws and Judgments relating to public or workplace safety or health, pollution or protection of the environment, including without limitation, laws relating to the exposure to, or Releases or threatened Releases of, hazardous materials, substances or wastes as the foregoing are enacted or in effect on or prior to the date of this Agreement (“Environmental Laws”), and the Company has not received any written notice since January 1, 2018 alleging that the Company is in violation of any Environmental Law, (b) the Company possesses and is, and since January 1, 2018 has been, in compliance with all Permits required under Environmental Laws for the operation of its business as currently conducted, (c) there is no Action under or pursuant to any Environmental Law or Permit relating to environmental matters that is pending or, to the Company’s Knowledge, threatened against the Company, (d) the Company has not become subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company arising under Environmental Laws, (e) the Company has not released, disposed or arranged for disposal of, transported, or exposed any Person to any substance, or owned or operated any property or facility contaminated by any substance, in each case so as to give rise to liability under any Environmental Law, and (f) to the Company’s Knowledge, the Company has not assumed, provided an indemnity with respect to or become subject to any liability of any other Person relating to any Environmental Law.

SECTION 3.13. Intellectual Property. (a) Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) IP Registrations that are included in the Company Owned IP and (ii) IP Registrations that are exclusively in-licensed by the Company (collectively, the “Company Registrations”) which, in each case, specifies, as applicable, the owner(s) (including any co-owner(s)), application and patent or other registration numbers and dates, title and jurisdiction, and, if the owner is not the Company, the corresponding license agreement(s) pursuant to which the Company has the right to use such IP. To the Company’s Knowledge, each Company Registration is subsisting and in full force and effect is valid and enforceable.

(b) The Company solely owns all right, title and interest in and to all material Company Owned IP, free and clear of all Liens (other than Permitted Liens), and has the right to use, pursuant to a valid and enforceable license agreement, all other material IP used or held for use in, the conduct of the business of the Company as currently conducted (collectively, the “Company IP”) and, to the Company’s Knowledge, the Company IP constitutes all IP necessary for the exercise of the Covered Rights. As of the Closing, the Company shall own or have the right to use all Company IP on the same terms and conditions pursuant to which the Company owned or had the right to use such Company IP immediately prior to Closing. No material Company Owned IP is subject, in any material respect, to any outstanding consent or Judgment or is subject to any exclusive or other material option or similar contingent right or joint ownership interest.

(c) With respect to each Company Registration, the Company has not received notice of any inventorship challenge, opposition, cancellation, inter partes review, derivative proceeding, re-examination (including supplemental re-examination), nullity, post-grant review, interference, or invalidity or unenforceability action or other material proceeding before any Governmental Authority, and to the Company’s Knowledge, none have been threatened. With respect to each Patent included in the Company Registrations, (i) the Company and, to the Company’s Knowledge, any Company Licensor or other Person associated with the filing or prosecution of any such Patent, has complied in all material respects with all applicable Laws in connection with the filing and prosecution of such Patent, including the duty of candor to the U.S. Patent and Trademark Office; (ii) to the Company’s Knowledge, all listed inventors of such Patent are the sole inventors of such Patents (including as the term “inventor” is defined and interpreted under U.S. patent law) and have irrevocably assigned all right, title and interest in and to such inventions and Patents to the Company, or to the third party that has assigned such inventions and Patents to the Company (or, if any such inventions or Patents are exclusively licensed to the Company, then to the Company Licensor), and all third parties that assigned such inventions and Patents to the Company have irrevocably assigned all right, title and interest in and to such inventions and Patents to the Company; and (iii) to the Company’s Knowledge, all inventor and other assignments of any such inventions and Patents (including from any collaborators or other third parties) to the Company (or, if exclusively licensed to the Company, to the Company Licensor) have been properly executed pursuant to a valid and enforceable assignment agreement and recorded with the applicable Governmental Authority in accordance with applicable Laws, and no such assignments (including the inventions or Patents covered therein) are subject to any options or similar contingent rights or joint ownership interests or any other encumbrances.

(d) To the Company’s Knowledge, since January 1, 2015, neither the Company (including through any Company Employee/Contractor), nor the conduct of the Company’s business (including the exercise of any Covered Rights), is or was (or will be, to the Company’s Knowledge, through the exercise of the Covered Rights as currently contemplated) infringing, misappropriating or otherwise violating the IP of any other Person. Since January 1, 2015, the Company has not (and, to the Company’s Knowledge, no Company Licensor has) received any complaint, notice or other communication, or is or was a party to any Action, involving, in any material respect, any (i) allegation that the Company (including through any Company Employee/Contractor) or the conduct of the its business is or was, or through the exercise of any Covered Rights will be, infringing, misappropriating or otherwise violating any IP of any other Person (including any demand from any Person to take a license or refrain from using any IP) or (ii) challenge to the ownership, use, validity, enforceability, patentability or registerability of any Company Owned IP, and with respect to each of the foregoing clauses (i) and (ii), to the Company’s Knowledge, there is no reasonable basis for any such Action and none has been threatened. With respect to any written communications received by the Company since January 1, 2015 making the Company aware of certain IP, alleging that the Company is infringing IP of another Person, or offering an unsolicited license to IP of another Person, the Company has reasonably investigated the allegations or IP identified in such communication, and determined that the Company does not infringe the Patents identified in the communication. The representations and warranties set forth in this Agreement shall be read without any application of 35 U.S.C. §271(e)(1) (the statutory research exemption) or any other similar Laws, in each case to the same extent as if such Laws have no force or effect or do not exist.

(e) Since January 1, 2015, the Company has not filed any Actions against any Person alleging, in any material respect, any misappropriation, infringement or other violation by any Person of any Company IP, and, to the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company IP in any material respect. The Company has the sole and exclusive right to bring an Action against any other Person for past, present or future infringement, misappropriation or other violation of any Company Owned IP.

(f) The Company has taken reasonable and necessary measures to protect, maintain and enforce the Company Owned IP (including to maintain the confidentiality and value of its material confidential information), including by requiring each Company Employee/Contractor (and to the Company’s Knowledge, each Company Licensor has required each Licensor Employee/Contractor) involved in any material respect in the conception, reduction to practice, or other creation of any IP to enter into valid and enforceable written agreements (each, an “Employee/Contractor IP Agreement”) with the Company (or, as applicable, such Company Licensor), pursuant to which such Person is bound to maintain and protect the confidential information of the Company (or, as applicable, such Company Licensor) and assign to the Company (or, as applicable, such Company Licensor) sole ownership of all IP conceived, reduced to practice or otherwise created by such Person in the course of such Person’s employment or other engagement with the Company (or, as applicable, such Company Licensor with respect to any IP exclusively licensed to the Company by such Company Licensor), all in accordance with all applicable Laws.

(g) No academic institution, research center, international organization or Governmental Authority or any Person working for or on behalf of any of the foregoing entities (collectively, “Academic/Governmental Persons”) has, or would reasonably be expected to have, any right, title or interest (including any “march in” or co-ownership rights) in or to any Company Owned IP or any other IP conceived, reduced to practice or otherwise created by or on behalf of the Company, including any claim or option to any of the foregoing. No funding, IP, facilities, personnel or other resources of an Academic/Governmental Person has been used in connection with any research or development activities conducted by or on behalf of the Company, including with respect to any product(s) of the Company, or the conception, reduction to practice other creation of any Company IP.

(h) The consummation of the Transactions will not materially impair any right, title or interest of the Company in or to any Company IP or Company Systems.

SECTION 3.14. Data Protection; Company Systems. (a) Since January 1, 2018, the Company: (i) is, and has been, in compliance in all material respects with applicable Data Privacy and Security Requirements, including in connection with any preclinical and clinical trials and otherwise relating to the collection, storage, sharing, transfer, disposition or protection of any PII in the Company’s control; (ii) has not been subject to any material Security Incident or been required to provide notice under Data Privacy and Security Requirements to any other Person; (iii) has taken commercially reasonable actions and implemented policies and procedures consistent, in all material respects, with those common in the medical device industry; (iv) has not received, or, to the Company’s Knowledge, otherwise been subject to, any complaints, notices, audits, proceedings, investigations or claims conducted or asserted by any other Person (including any Governmental Authority) regarding any violation of applicable Data Privacy and Security Requirements. The Company has not received any written, or to the Company’s Knowledge, oral notices, correspondence or other communications from any Person alleging or threatening noncompliance by the Company of any of the foregoing in any material respect. To the Company’s Knowledge, the consummation of the Transactions will not violate any applicable Data Privacy and Security Requirement in any material respect.

(b) (i) The Company Systems are in good working order and sufficient for the current conduct of the business of the Company in all material respects, and (ii) the Company has purchased a sufficient number of license seats, and scope of rights, for all material third party software used by the Company for its business as currently conducted and has complied in all material respects with the terms of the corresponding agreements. The Company has taken commercially reasonable actions designed to protect the security and integrity of the Company Systems. To the Company’s Knowledge, since January 1, 2018, there have been no material unauthorized intrusions or other material security breaches, or material failures or breakdowns that have not been remedied or contained in all material respects, with respect to the Company Systems.

(c) The Company owns, and has possession of or control over, all of the Company’s material PII and pre-clinical, clinical and other similar material data and information, including any databases containing any such data and information, and such data and information (i) is located at the Company’s premises (excluding cloud-based or SaaS-based hosting and storage platforms) and in the Company Systems and is generally available and accessible to the Company and is stored and backed-up on a regular basis, and (ii) will be owned, in the possession and control of, and available for use, in the same manner as such data and information is currently used by the Company, by, Parent and its Affiliates (including the Company), immediately following the Closing Date, free and clear of any restrictions, limitations or obligations. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Company has obtained all consents and approvals that may be necessary to use and disclose the PII in its possession. The Company is not aware of any unauthorized use by the Company or its third party service providers of such PII. The Company maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and/or facilities.

SECTION 3.15. No Rights Agreement; Anti-Takeover Laws. (a) The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) Assuming the accuracy of the representations and warranties set forth in Section 4.09, and as a result of the approval by the Board of Directors of the Company referred to in Section 3.03(b), no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to the Company with respect to this Agreement or the Transactions.

SECTION 3.16. Property.

(a) The Company does not own any real property. The Company has a good and valid leasehold interest in each Company Lease, free and clear of all Liens and Encumbrances (other than Permitted Encumbrances).

(b) Except with respect to matters related to real property (which are addressed in Section 3.16(a)), the Company has good, valid and marketable title to, or a valid leasehold interest in, all of the material tangible properties and material tangible assets owned or leased by them, in each case free and clear of Liens and Encumbrances (other than Permitted Encumbrances) and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.17. Contracts.

(a) For purposes of this Agreement, “Material Contract” means any Contracts to which the Company is a party or by which the Company may be bound:

(i) that relates to any material joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any material joint venture, partnership or other equity investment in another Person;

(ii) (A) that relates to commercialization, manufacturing, collaboration, co-promotion, discovery, development, profit sharing or other similar agreements or arrangements or (B) pursuant to which products are developed that would be co-owned by the Company, on the one hand, and a third party, on the other;

(iii) pursuant to which the Company has any Indebtedness in an amount in excess of $500,000 outstanding (or that may otherwise be incurred) in the aggregate;

(iv) that provides for the creation of any material Lien, other than a Permitted Lien, with respect to any asset (including IP or other intangible assets) material to the conduct of the business of the Company as currently conducted;

(v) that relates, in any material respect, in whole or in part, to any IP, including any (A) Contract that would entitle any third party to receive a license or any other right, title or interest (including any option or other contingent right, or any covenant not to sue) with respect to Company IP following the Closing Date or subject the Company or any of its Affiliates to any non-compete or other restrictive covenants following the Closing Date, (B) Contract pursuant to which the Company is granted by, or grants to, any other Person, any license or other right, title or interest (including any option or other contingent right, or any covenant not to sue) with respect to, or assigns to any Person, or is assigned by any Person, any IP, (C) Contract pursuant to which any research or development activities related to the Company’s product(s) are conducted, or (D) settlement, co-existence or other similar Contract or any Contract that restricts any Person from filing, registering, enforcing, disposing of or otherwise exploiting any IP related to the Company’s product(s), in each case, other than licenses for commercially available, off-the-shelf software application with a replacement cost and/or aggregate annual license and maintenance fee of less than $50,000;

(vi) that is with any university or other academic institution, research center, international organization or Governmental Authority (or any Person working for or on behalf of any of the foregoing entities);

(vii) that is a settlement, conciliation or similar agreement which would require the Company to pay any consideration after the date of this Agreement or that impose any other material obligations upon the Company after the date of this Agreement;

(viii) that is a collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “CBA”);

(ix) that is a Contract for the employment or engagement of any person on a full-time, part-time or consulting basis, (A) providing for target annual compensation of (x) $50,000 or more, in the case of any director, officer, manager, consultant or individual independent contractor, and (y) $100,000 or more, in the case of any employee, and that is not terminable upon thirty (30) days’ notice or less without any liability to the Company, or (B) containing obligations that could be triggered solely by the consummation of the transactions contemplated by this Agreement;

(x) that contains any (A) covenant that materially limits the ability of the Company or any of its Affiliates to engage in any line of business, to solicit or sell any product or other assets to any material potential or actual customer, to compete with any Person or operate at any geographic location, (B) “most favored nation” terms, including such terms for pricing, (C) any minimum purchase obligations, including for the purchase of product or materials, that exceed $100,000 in any calendar year to the extent such Contract is not terminable without penalty on 90 days’ or shorter notice or (D) terms providing for exclusive relations, including, in each case of clauses (A) through (D), terms that, following the Closing, would so limit or impose obligations on Parent or any of its Affiliates;

(xi) that contains a put, call, right of first refusal or similar right pursuant to which the Company could be required to purchase or sell, or offer for purchase or sale, as applicable, any (A) equity interests of any Person or (B) assets (excluding ordinary course commitments to purchase goods, products and off-the-shelf software) or businesses for an amount in excess, in the aggregate, of $50,000;

(xii) that contains any standstill or similar agreement pursuant to which the Company has agreed not to acquire assets or securities of another Person;

(xiii) that (A) relates to the acquisition or disposition, directly or indirectly, of assets or capital stock or other equity interests (by merger or otherwise) of any Person or pursuant to which the Company has continuing “earn out” or other contingent payment obligations after the date of this Agreement or (B) gives any Person the right to acquire any material assets of the Company outside of the ordinary course of business after the date of this Agreement;

(xiv) that is a Contract with (A) any sole-source supplier or (B) any supplier not covered by clause (A) that involved the payment of more than $250,000 in the Company’s last fiscal year;

(xv) that indemnifies or holds harmless (A) any Person (excluding indemnities contained in agreements for the purchase, sale or license of products sold by the Company or indemnities in connection with the ordinary course licensing of technology or other Intellectual Property from vendors), which indemnity is material to the Company or (B) any director or executive officer of the Company (other than any indemnification provisions set forth in the Company Charter Documents);

(xvi) that requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company in an amount in excess of $250,000 individually or $500,000 in the aggregate;

(xvii) (A) pursuant to which products are developed that would be co-owned by the Company, on the one hand, and a third party, on the other or (B) that is a Contract with co-promotion of, or collaboration with respect to, any product or platform;

(xviii) that is a Company Lease or relates to the property subject to a Company Lease;

(xix) under which the Company is obligated to make or receive payments in the future, including for the purchase of product or materials, in excess of $250,000 per annum; and

(xx) that is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

(b) As of the date hereof, the Company is not a party to or bound by any Material Contract other than the Material Contracts (i) set forth on Section 3.17(a) of the Company Disclosure Letter or (ii) that are filed as exhibits to the Company SEC Documents. True and complete copies of each Material Contract in effect as of the date of this Agreement, including all amendments, waivers and changes thereto, have been made available to Parent. Except with respect to any Contract that has previously expired in accordance with its terms, been terminated, restated or replaced, (a) each Material Contract is valid and binding on the Company and to the Company’s Knowledge, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) the Company, and, to the Company’s Knowledge, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) the Company has not received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company under any Material Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) to the Company’s Knowledge, there are no events or conditions which constitute, or, after notice or lapse of time or both, would constitute a default on the part of any counterparty under such Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (e) as of the date hereof, the Company has not received any notice in writing from any Person that such Person intends to terminate, or not renew, any Material Contract.

SECTION 3.18. Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company owns or holds all material policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and (b) all such insurance policies are in full force and effect, are valid and enforceable, except for any expiration thereof in accordance with the terms thereof, and all premiums have been paid. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is in compliance with the terms and conditions of all such policies. Since January 1, 2018, no written notice of cancelation or modification has been received by the Company other than in connection with ordinary renewals, and to the Company’s Knowledge there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. True and complete copies of all material insurance policies maintained by the Company or which pertain to the Company’s assets, employees or operations have been made available to Parent.

SECTION 3.19. International Trade; Anti-Corruption.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2018, neither the Company nor any of its officers, directors or employees, nor to the Company’s Knowledge, any agent or other third party representative acting for or on behalf of the Company, has (i) made, offered, authorized, facilitated, promised, accepted, or received any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Government Official or other Person, (ii) established or maintained any unlawful fund of corporate monies or properties, (iii) used any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel, or other unlawful expenses, (iv) otherwise violated Anti-Corruption Laws, or (v) been a Sanctioned Person.

(b) Since January 1, 2018, the Company has not received from any Governmental Authority any written notice or inquiry; made any voluntary or involuntary disclosure to a Governmental Authority; or

conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to economic sanctions, export and import controls, and U.S. antiboycott requirements (“Trade Controls”) or Anti-Corruption Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company maintains policies, procedures and internal controls reasonably designed to ensure compliance with Trade Controls and Anti-Corruption Laws.

SECTION 3.20. Healthcare and Other Regulatory Compliance.

(a) The Company is, and since January 1, 2018 has been, in compliance with all applicable Healthcare Laws in all material respects. Since January 1, 2018, the Company has not received any written notice from any Governmental Authority or any other Person regarding any violation of any applicable Healthcare Law in any material respect. To the Company’s Knowledge, no such notice, action or assertion has been filed or commenced against the Company alleging that the Company is not in compliance with the Healthcare Laws in any material respect.

(b) The Company holds and is in compliance in all material respects with, and since January 1, 2018, has held and has been in compliance in all material respects with, all material Healthcare Permits that are required for the conduct of the Company’s business as currently conducted, and all such Healthcare Permits are in full force and effect, in good standing, valid and enforceable. There is no suspension, revocation or cancellation of any such material Healthcare Permit, or to the Company’s Knowledge, are any of the foregoing pending or threatened, nor is there any action that could reasonably result in the foregoing.

(c) The consummation of the Transactions, in and of itself, would not cause the suspension, revocation or cancellation of any material Healthcare Permit and except as otherwise noted, no consent, approval, authorization of, registration, declaration or filing with or notice to any Governmental Authority regarding any material Healthcare Permit will be required in connection with the consummation of the Transactions.

(d) Neither the Company nor any of its respective officers, directors or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)), or, to the Company’s Knowledge, any of their respective employees, contractors, vendors or agents is or has been: (i) convicted of or pled nolo contendere to sufficient facts regarding, any violation of a Healthcare Law, including any Law applicable to a health care program defined in 42 U.S.C. §1320a-7b(f) (each, a “Federal Health Care Program”) or any other criminal offense that would result in mandatory exclusion from Federal Health Care Programs; (ii) are or have been excluded, suspended, disqualified or debarred from participation in, or are otherwise ineligible to participate in, any Federal Health Care Program or listed on the General Services Administration-published list of parties excluded from procurement programs and non-procurement programs; (iii) have entered into any corporate integrity agreement, deferred prosecution agreement, non-prosecution agreement, or similar agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Healthcare Law; or (iv) have made, or are in the process of making, or are considering making a voluntary self-disclosure as may be required or permitted under any Healthcare Law.

(e) Since February 15, 2019, the Company has maintained a compliance program materially consistent with the elements of an effective corporate compliance and ethics program. There are no material compliance complaints or reports outstanding, ongoing internal compliance investigations or compliance corrective actions outstanding.

(f) The Company is and since January 1, 2018 has been, (i) in compliance with HIPAA and all business associate agreements and other agreements pertaining to the protection of patient data or protected health information, in each case in all material respects and (ii) the Company has business associate agreements in place with Persons whose relationship with the Company involves the collection, use, disclosure, storage or processing of patient data or protected health information by or on behalf of the Company.

(g) Since January 1, 2018: (i) The Company holds all material Regulatory Authorizations; (ii) all Regulatory Authorizations are valid and in full force and effect; and (iii) the Company has been in compliance with the terms of all Regulatory Authorizations in all material respects. There is no Action pending, or to the Company’s Knowledge, threatened or any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination or non-renewal of any material Regulatory Authorization. The Company has provided complete and correct copies of (x) material applications, registrations, clearances, licenses, waivers, accreditations, authorizations and approvals, material correspondence submitted to or received from a Company Regulatory Agency (including minutes and official contact reports of communications with any Company Regulatory Agency, including any information that could reasonably be expected to materially and adversely affect the achievement of any Regulatory Authorization), and all material supporting documents and (y) all material reports with respect to preclinical and clinical studies and all material supporting documents with respect thereto, in the case of each of clauses (x) and (y) hereof, relating to the Company Products in the possession or control of the Company. To Company’s Knowledge, all such information regarding such products is correct and complete in all material aspects.

(h) All pre-clinical and clinical investigations in respect of a Company Product conducted or sponsored by the Company are currently being, and since January 1, 2018, have been, conducted in compliance with all applicable Laws in all material respects, including (i) the FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials, and (ii) any applicable international, federal, state and provincial applicable Laws restricting the collection, use and disclosure of individually identifiable health information and personal information.

(i) Since January 1, 2018, the Company has not received any written notice from the FDA or any other Company Regulatory Agency or institutional review board that would reasonably be expected to lead to (i) the denial, limitation, revocation, or rescission of any material Regulatory Authorizations or of any application for marketing approval currently pending before the FDA or such other Company Regulatory Agency or (ii) the termination, suspension or investigation of any non-clinical laboratory studies, pre-clinical or clinical testing of Company Products or other restriction on clinical studies of Company products.

(j) Since January 1, 2018, all material reports, documents, claims, permits, notices, and other filings required to be filed, maintained or furnished to the FDA or any other Company Regulatory Agency by the Company have been so filed, maintained or furnished in accordance with the applicable requirements related thereto. All such reports, documents, claims, permits, notices, and filings were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Since January 1, 2018, the Company has not, nor to the Company’s Knowledge, has any officer, employee, agent or distributor of the Company, made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Company Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Company Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Company Regulatory Agency to invoke any similar policy.

(k) Each Company Product is being and since January 1, 2018, has been, developed, manufactured, stored, distributed and marketed in compliance with all applicable Laws, administered, issued, or enforced by the applicable Company Regulatory Agencies, including those relating to investigational use, marketing approval, current good manufacturing practices set forth at 21 C.F.R. Part 820, packaging, labeling, advertising, record keeping, reporting, and security. There is no Action pending or, to the Knowledge of Company, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any material violation applicable to any Company Product by the Company of any applicable Law.

(l) Since January 1, 2018, the Company has not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product. To the Company’s Knowledge, there are no facts as of the date hereof with respect to any applicable Law of any applicable Company Regulatory Agencies which are reasonably likely to cause, and the Company has not received any written notice from the FDA or any other Company Regulatory Agency since January 1, 2018, regarding, (i) the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by the Company, (ii) a material change in the marketing classification or a material change in the labeling of any such Company Products, (iii) a termination or material suspension of the manufacturing, marketing, or distribution of such Company Products, or (iv) a material negative change in reimbursement status of any Company Product.

SECTION 3.21. Stockholder Approval. The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Stockholders Meeting (the “Stockholder Approval”) is the only vote or approval of the holders of any securities of the Company necessary to adopt this Agreement and approve the Transactions.

SECTION 3.22. Proxy Statement. The Proxy Statement to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company (including any amendments or supplements thereto and any other document incorporated or referenced therein) will not, at the time the Proxy Statement is filed with the SEC, or at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference therein.

SECTION 3.23. Opinion of Financial Advisor. The Board of Directors of the Company and the Strategic Alternatives Committee have received the opinion of the Company Financial Advisor, to the effect that, as of the date of such opinion, and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. A copy of such opinion will be provided to Parent by Company promptly following the date of this Agreement.

SECTION 3.24. Brokers and Other Advisors. Except for the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has made available to Parent true and complete copies of all contracts, agreements and arrangements with respect to the engagement of the Company Financial Advisor related to the Transactions.

SECTION 3.25. Interested Party Transactions. As of the date of this Agreement, except as disclosed in the Company’s definitive proxy statement included in the Company SEC Documents, since February 15, 2019, no event has occurred and no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC (each, an “Interested Party Transaction”).

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the confidential disclosure letter delivered by Parent to the Company prior to the execution of this Agreement

(the “Parent Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Article IV to which it corresponds in number and each other section or subsection of this Article IV to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection):

SECTION 4.01. Organization; Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing under the Laws of the State of Delaware and is in good standing with the Secretary of State. Each of Parent and Merger Sub has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.02. Authority; Noncontravention. (a) Each of Parent and Merger Sub has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The Board of Directors of each of Parent and Merger Sub has duly authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, and the Board of Directors of Merger Sub has declared this Agreement advisable. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Transactions. Parent, as the sole stockholder of Merger Sub, will approve this Agreement and the Merger immediately following the execution and delivery of this Agreement. Except as expressly set forth in this Section 4.02(a), no other corporate action (including any stockholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(b) None of the execution and delivery of this Agreement by Parent and Merger Sub, the performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof or the consummation by Parent or Merger Sub of the Transactions will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained prior to the Effective Time, as applicable, and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, as applicable, (x) violate any Law or Judgment applicable to Parent, Merger Sub or any of their respective Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or accelerate Parent’s, Merger Sub’s or any of their respective Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.03. Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, (b) compliance with the rules and regulations of the NYSE and NASDAQ, (c) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business, (d) filings required under, and compliance with other applicable requirements of, the HSR Act, and (e) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this

Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.04. Ownership and Operations of Merger Sub. Parent directly or indirectly owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Liens, except for Permitted Liens and such Liens as may be applicable under the Securities Act or other applicable securities Laws. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.

SECTION 4.05. Sufficiency of Funds(a) . (a) Parent has sufficient cash and cash equivalents, together with available borrowing capacity under existing credit facilities, to enable Merger Sub and the Surviving Corporation to pay, on the terms and conditions contained in this Agreement, the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses required to be paid by Parent and Merger Sub in connection with the Transactions.

(b) Without limiting Section 8.08, in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

SECTION 4.06. Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.

SECTION 4.07. Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, at the time such document (or any amendment or supplement thereto) is filed with the SEC or at the time such document (or any amendment or supplement thereto) is first published, sent or given to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.08. Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, there is no pending or, to the Knowledge of Parent, threatened Action against Parent or Merger Sub.

SECTION 4.09. Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” is, or has been at any time during the last three (3) years preceding the date of this Agreement, an “interested stockholder” of the Company subject to the restrictions on “business combinations” (in each case, as such quoted terms are defined under Section 203 of the DGCL) set forth in Section 203(a) of the DGCL.

SECTION 4.10. Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub have not relied on such information and will have no claim against the Company, or any of its Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants or agreements expressly set forth herein.

SECTION 4.11. No Other Representations. Parent and Merger Sub hereby acknowledge and agree that, except for the representations and warranties of the Company expressly set forth in Article III of this Agreement, none of the Company, its Affiliates, any Representative of any of the foregoing or any other Person has made, and none of Parent, Merger Sub, any of their respective Affiliates or any Representative of any of the foregoing has relied on, any representation or warranty regarding the Company, its business, the sufficiency of the representations and warranties set forth herein or any other matter in connection with the entry by Parent and Merger Sub into this Agreement and the other agreements contemplated hereby and their respective agreement to consummate the Transactions and other transactions contemplated hereby and thereby.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.01. Conduct of Business. (a) Except as required by applicable Law, Judgment or Governmental Authority, as expressly required or expressly permitted by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise expressly provides consent in writing in advance of the Company taking or omitting to take any action (such consent not to be unreasonably withheld, conditioned or delayed): (i) the Company shall use its commercially reasonably efforts to carry on its business in all material respects in the ordinary course of business, and (ii) to the extent consistent with the foregoing, the Company shall use its commercially reasonable efforts to preserve its business organization substantially intact and preserve existing relations with employees, customers, suppliers, licensors, licensees, Governmental Authorities and other Persons with whom the Company has material business relationships.

(b) Without limiting the generality of the foregoing, except as required by applicable Law, Judgment or a Governmental Authority, as expressly required or expressly permitted by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless Parent otherwise expressly consents in writing in advance (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not:

(i) (A) issue, sell, pledge, dispose of, encumber or grant any shares of its capital stock or other equity or voting interests, or Company Securities or any other securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests, except pursuant to the exercise of any Company Stock Options or Company Warrants set forth on Section 3.02(c) of the Company Disclosure Letter in accordance with their existing terms, or take any action to cause to be vested and exercisable or vested and no longer subject to forfeiture (as applicable), any otherwise unexercisable Company Stock Option or any otherwise unvested or otherwise subject to forfeiture Company Restricted Stock Unit Award (except as otherwise required by the express terms of any unexercisable, and unvested Company Stock Options or any unvested or otherwise subject to forfeiture Company Restricted Stock Unit Awards, in each case, outstanding and as in effect on the date of this

Agreement, set forth on Section 5.01(b)(i) of the Company Disclosure Letter and made available to Parent), (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests (other than pursuant to the cashless exercise of Company Stock Options or Company Warrants in accordance with the express terms of such Company Stock Options or Company Warrants, as applicable, or the forfeiture or withholding of taxes with respect to Company Stock Options or Company Restricted Stock Unit Awards outstanding and as in effect on the date of this Agreement, set forth on Section 3.02(c) of the Company Disclosure Letter), (C) establish a record date for, declare, set aside for payment, authorize or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests, or (D) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

(ii) (A) incur, assume, or otherwise become liable for any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, except for Indebtedness not to exceed $250,000 in the aggregate, (B) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business or (C) make any loans, capital contributions or advances to any Person;

(iii) sell, assign, license, transfer or lease to any Person, or mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens), in a single transaction or series of related transactions, any of its properties or assets (other than Intellectual Property which is covered in clause (xiv) below) that have a current value in excess of $100,000, except dispositions of inventory in the ordinary course and dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company in the ordinary course;

(iv) make or authorize capital expenditures for property, plant and equipment, except (A) as expressly contemplated by the capital expenditure budget of the Company set forth on Section 5.01(b)(iv) of the Company Disclosure Letter, or (B) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (B) not to exceed $250,000;

(v) make (A) any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person (other than any acquisition of supplies, raw materials, inventory or products in the ordinary course of business) or (B) any capital contributions or investments (including through any loans or advances) in any other Person;

(vi) except as required pursuant to the terms of any existing Company Plan (as in effect on the date hereof) set forth on Section 3.10(a) of the Company Disclosure Letter and made available to Parent, (A) increase or decrease the level of base compensation, wages, bonuses, incentive compensation, pension, severance or termination pay or any other compensation or benefits, payable or to become payable to any current or former director, officer, employee or independent contractor of the Company, (B) establish, adopt, enter into, terminate or materially amend any Company Plan (or any benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Company Plan if in effect on the date hereof), (C) take any action to accelerate any rights or benefits under any Company Plan, including any action to accelerate the vesting or funding or payment of any compensation or benefit to any current or former director, officer, employee or independent contractor of the Company, (D) hire or engage any employee or independent contractor to be employed or engaged by the Company with target annual compensation of $100,000 or more or terminate (other than for cause), or furlough, or temporarily layoff any such employee or independent contractor with target annual compensation of $100,000, (E) pay to any current or former director, officer, employee or independent contractor of the Company any compensation or benefit (including any retention or transaction bonus) not required under any existing Company Plan (as in effect on the date hereof) set forth on Section 3.10(a) of the Company Disclosure Letter and made available to Parent, (F) promote, demote, change the employee grade or title of or otherwise materially alter the role of any director, officer, employee or independent contractor of the Company with target annual compensation of $100,000 or more (even if any such action does not affect the individual’s compensation or benefits), (G) implement or announce any closings, employment losses, layoffs, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act, or (H) unless required by law, (1) modify, extend, or enter into any CBA, or (2) recognize or certify any labor union, works council, or other labor organization, or group of employees of the Company as the bargaining representative of any employees of the Company;

(vii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(viii) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Law, including Regulation S-X under the Securities Act, or (C) by any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(ix) amend the Company Charter Documents;

(x) settle, or offer or propose to settle, any Action made or pending against the Company, other than the settlement of any Action in the ordinary course of business that require payments by the Company (net of insurance proceeds) in an amount not to exceed $50,000 individually or $250,000 in the aggregate; provided, however, that the foregoing clause shall not permit the Company to (A) settle any Action that would involve injunctive or equitable relief, impose any restrictions or changes on the business or operations of the Company (or, following the Closing, on Parent or any of its Affiliates), involve any admission of any wrongdoing by the Company, or involve any license, cross license or similar arrangement with respect to Intellectual Property or (B) settle or propose to settle any stockholder litigation against the Company or its directors relating to this Agreement or the Transactions, the treatment of which is addressed in Section 5.09;

(xi) (A) make, change or revoke any material Tax election; (B) change any annual Tax accounting period; (C) change any method of Tax accounting; (D) file any amended Tax Return, (E) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (F) enter into any Tax allocation, indemnity or sharing agreement (other than any such agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes), (G) enter into any closing agreement with respect to Taxes; (H) settle or surrender any material Tax claim, audit or assessment, or (I) settle or surrender any right to any material refund, credit, offset or other reduction in Taxes, (J) except as required by applicable Law, prepare or file any material Tax Return in a manner inconsistent with past practice, or (K) effect any extraordinary intercompany, intracompany or branch transactions outside the ordinary course of business (other than any such transactions expressly required by applicable Law, with prior written notice given to Parent in order to give Parent a reasonable opportunity to give reasonable comments to the Company which shall be considered in good faith, or by this Agreement) that are inconsistent with past custom and practice and that could result in Tax liability to the Company in a post-closing Tax period in excess of Tax liability associated with the conduct of its business in the ordinary course and consistent with past practice;

(xii) (A) modify, amend, terminate (other than expiration in accordance with their terms) or waive any rights or claims under any Material Contract in any material respect, or (B) enter into any Material Contract, or (C) enter into any agreement that contains a change in control or similar provision in favor of the other party or parties thereto that would require a material payment to, or give rise to any material rights to, such other party or parties in connection with the consummation of the Transactions (including in combination with any other event or circumstance) or any subsequent change in control of Parent or any of its Affiliates (including the Company) or (D) exercise any options under any Material Contract relating to “co-funding”, “co-commercialization” or similar cost-and-profit participation rights (whether an exercise to “opt in” or

“opt out” of such rights) with respect to any product of the Company to which such Material Contract relates;

(xiii) enter into, fail to renew, amend or terminate in any material respect any Company Lease;

(xiv) (A) sell, assign, transfer, convey, license (as licensor), waive rights, fail to maintain or otherwise dispose of any Intellectual Property, except for non-exclusive licenses of Intellectual Property granted to customers or distributors of the Company that are entered into in the ordinary course of business consistent with past practice, (B) fail to diligently prosecute or maintain any Company Registrations or fail to exercise a right of renewal or extension under any Contract relating to, or with respect to, any Intellectual Property or (C) disclose any trade secrets of the Company;

(xv) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring or other reorganization of the Company;

(xvi) enter into or amend any Interested Party Transaction;

(xvii) qualify a new site for the manufacture of any product of the Company, other than in the ordinary course of business consistent with past practice; or

(xviii) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations.

SECTION 5.02. Solicitation; Change in Recommendation. (a) Except as expressly permitted by this Section 5.02, (i) the Company shall, and shall instruct and shall use its reasonable best efforts to cause its Representatives to, immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal, cease providing any information with respect to the Company to such Person and request the prompt return or destruction of all confidential information concerning the Company in such Person’s possession or control and (ii) from the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article VII, the Company shall not, nor shall it authorize or permit any of its Representatives to directly or indirectly, (A) initiate, solicit or knowingly encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person (other than the parties to this Agreement and their Representatives) any non-public information in connection with, or for the purpose of, encouraging any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal or (C) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, license agreement, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal or (D) resolve, propose or agree to do any of the foregoing; provided, that nothing herein shall prevent the Company from notifying any Person of the existence of this Section 5.02.

(b) Notwithstanding the limitations contained in Section 5.02(a), if at any time on or after the date hereof and prior to obtaining the Stockholder Approval, the Company or any of its Representatives receives a bona fide Takeover Proposal, which Takeover Proposal did not result from a material breach of Section 5.02(a), (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons making the Takeover Proposal or its or their Representatives solely to clarify the terms and conditions thereof or to request that such Takeover Proposal made orally be made in writing and (ii) if the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that any such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal, and the failure to take such actions would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company and any of its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives; provided that the Company shall promptly (and in any event within 24 hours) provide to Parent any non-public information concerning the Company that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (y) following the execution of an Acceptable Confidentiality Agreement, engage in or otherwise participate in discussions or negotiations regarding such Takeover Proposal with the Person or group of Persons making such Takeover Proposal and its or their Representatives and financing sources.

(c) From and after the date hereof, the Company shall promptly (and in any event within 48 hours after knowledge of receipt by an officer or director of the Company) notify Parent in the event that the Company or its Representatives receives any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal and shall disclose to Parent the material terms and conditions of any such inquiry, proposal or offer and the identity of the Person or group of Persons making such inquiry, proposal or offer (and shall provide Parent with a copy of any such proposal or offer and copies of any documents evidencing or delivered in connection with such Takeover Proposal), and the Company shall keep Parent informed on a reasonably prompt basis (and in any event within 24 hours after knowledge of the applicable developments by an officer or director of the Company) of any material developments with respect to any such Takeover Proposal (including any changes to the material terms thereof). All information provided to Parent pursuant to this Section 5.02(c) will be subject to the terms of the Confidentiality Agreement.

(d) Neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withhold or withdraw or qualify (or modify in a manner adverse to Parent), or publicly propose to withhold or to withdraw or qualify (or modify in a manner adverse to Parent), the Company Board Recommendation (or fail to include the Company Board Recommendation in the Proxy Statement), (B) fail to publicly reaffirm the Company Board Recommendation or fail to recommend against any Takeover Proposal upon a written request therefor by Parent by ten business days following a written request by Parent, (C) in the case of the Board of Directors of the Company, if any Takeover Proposal structured as a tender or exchange offer is commenced, fail to recommend against acceptance of such tender or exchange offer by the Company’s stockholders within ten business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (D) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (it being understood that the Board of Directors of the Company or any committee thereof may, and may cause the Company to, if any Takeover Proposal structured as a tender or exchange offer is commenced, make a customary “stop, look and listen” communication, or elect to take no position with respect to a Takeover Proposal until such time as a position statement is required pursuant to Rule 14e-2 under the Exchange Act without such communication or election in and of itself being considered an Adverse Recommendation Change) (any action described in this clause (i), being referred to as an “Adverse Recommendation Change”), or (ii) authorize, execute or enter into (or cause or permit the Company to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, license agreement, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal, other than any Acceptable Confidentiality Agreement (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing limitations but subject to the Company’s compliance with Section 5.02(e) or Section 5.02(f), as applicable, prior to obtaining the Stockholder Approval, but not after, the Board of Directors of the Company or any committee thereof may (I) make an Adverse Recommendation Change or (II) cause the Company to enter into a Company Acquisition Agreement with respect to a Takeover Proposal that did not result from any material breach of this Section 5.02 and terminate this Agreement pursuant to Section 7.01(d)(ii), in either case if the Board of Directors of the Company or any committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x) in the case of clause (I), the Adverse Recommendation Change is not made in response to a Takeover Proposal and is made in response to an Intervening Event, and failure to take such action would be inconsistent with the Board of Directors’ fiduciary duties under applicable Law and (y) in the case of (A) clause (I) where such Adverse Recommendation Change is made in response to a Takeover Proposal or (B) clause (II), such Takeover Proposal constitutes a Superior Proposal.

(e) Prior to taking any of the actions expressly permitted by Section 5.02(d), in the event such action is proposed to be taken in connection with a Superior Proposal, the Board of Directors of the Company or any committee thereof shall not, and shall cause the Company not to, take any action set forth in Section 5.02(d) clause (I) or clause (II), unless (1) the Company has first given Parent at least three business days’ prior written notice of its intention to take such action (which notice shall specify the reasons therefor and, if relating to a Takeover Proposal, include an unredacted copy of any such Superior Proposal and an unredacted copy of any relevant proposed transaction agreements, the identity of the party making such Superior Proposal and the material terms and conditions thereof), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such three business day notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing an offer to effect revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such three business day notice period, the Board of Directors of the Company or any committee thereof shall have considered in good faith such offer, and shall have determined in good faith after consultation with its financial advisors and outside legal counsel that the Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in such offer were to be given effect (it being understood that the Company shall be required to comply again with its obligations under the foregoing clauses (1), (2) and (3) in the event of any change to the financial terms or any other material terms of any such Superior Proposal (but the three business day period shall instead be two business days)); provided that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect unless the termination is in accordance with Section 7.01 and the Company pays Parent the applicable Company Termination Fee in accordance with Section 7.03 prior to or concurrently with such termination.

(f) Prior to taking any of the actions expressly permitted by Section 5.02(d), in the event an Adverse Recommendation Change under Section 5.02(d)(i)(A) is proposed to be taken in connection with an Intervening Event (an “Intervening Event Adverse Recommendation Change”) and is not proposed to be taken in connection with a Superior Proposal, the Board of Directors of the Company or any committee thereof shall not, and shall cause the Company not to, make an Intervening Event Adverse Recommendation Change, unless (1) the Company has first given Parent at least three business days’ prior written notice of its intention to effect an Intervening Event Adverse Recommendation Change in connection with such Intervening Event, which notice shall specify the nature of the Intervening Event in reasonable detail, (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such three business day notice period following Parent’s receipt of the notice described in clause (1), to the extent Parent wishes to negotiate, to enable Parent to propose in writing an offer to effect revisions to the terms of this Agreement that would eliminate the need of the Board of Directors of the Company to effect an Intervening Event Adverse Recommendation Change in connection with such Intervening Event and (3) following the end of such three business day notice period, the Board of Directors of the Company or any committee thereof shall have considered in good faith any amendments to this Agreement that Parent and Merger Sub have proposed in connection with such revised offer by Parent and shall have determined in good faith after consultation with its financial advisors and outside legal counsel that the failure to effect such Intervening Event Adverse Recommendation Change would continue to be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) if any Takeover Proposal structured as a tender or exchange offer is commenced, taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law or if the Board of Directors of the Company determines, in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to make such disclosure would be inconsistent with the Board of Directors’ fiduciary duties under applicable Law; provided that any such disclosure or statement that constitutes or contains an Adverse Recommendation Change shall be subject to the provisions of Section 5.02(d).

(h) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition or exclusive license of 20% or more of the consolidated assets of the Company (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any committee thereof), (ii) issuance or acquisition of 20% or more of the outstanding Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock, or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any committee thereof), 20% or more of the outstanding capital stock of the Company or 20% or more of the aggregate voting power of the Company or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity; provided, however, that this Agreement and the Transactions shall not be deemed a Takeover Proposal.

(i) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal of the types described in clauses (i) through (iv) of the definition thereof, in each case, that the Board of Directors of the Company or any committee thereof has determined in its good faith judgment (i) would be more favorable to the Company’s stockholders from a financial point of view than the Transactions and (ii) is reasonably capable of being completed on the terms proposed, in each case, taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of this Agreement that the Board of Directors of the Company or such committee thereof may deem appropriate; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “80%”.

(j) As used in this Agreement, “Intervening Event” shall mean any state of fact, event, development, change in circumstance or occurrence, or combination thereof, arising or occurring after the date of this Agreement that materially affects the Company and was either not known to or not reasonably foreseeable by the Board of Directors of the Company as of or prior to the date of this Agreement (or, if known to or reasonably foreseeable by the Board of Directors of the Company, the consequences of which were neither known to nor reasonably foreseeable by the Board of Directors of the Company as of or prior to the date of this Agreement); provided that in no event shall (1) the receipt, existence or terms of a Takeover Proposal, (2) any events, developments or change in circumstances of Parent, (3) clearance of the Merger under the HSR Act, or (4) the fact, in each case in and of itself, that the Company meets or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period ending on or after the date of this Agreement, or changes in and of itself after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood, however, that any underlying cause of any of the foregoing may constitute an Intervening Event), constitute an Intervening Event.

(k) The Company agrees that in the event any investment banker, financial advisor, attorney, agent or other representative retained by the Company takes any action at the direction or on behalf of the Company which, if taken by the Company, would constitute a breach of this Section 5.02, the Company shall be deemed to be in breach of this Section 5.02.

SECTION 5.03. Efforts. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties hereto and use their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions and (iii) execute and deliver any additional instruments necessary to consummate the Transactions, other than, in the case of each of clauses (i) through (iii), with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws, which are addressed in Section 5.03(c) below. Notwithstanding anything to the contrary herein, prior to the Effective Time, no party hereto shall be required to, and the Company shall not without the consent of Parent, pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration in any form (including increased rent or other similar payments or commercial accommodation or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any liability, to obtain any consent of any Person (other than any Governmental Authority) under any Contract.

(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action reasonably necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c) Each of the parties hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions, as soon as practicable and advisable after the date of this Agreement, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act. Further, each party hereto shall use its reasonable best efforts to avoid or eliminate each and every impediment and obtain all consents under any such Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority pursuant thereto, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the Transactions prior to the Outside Date. The Company shall not, without the express written consent of Parent, take or agree to take any action relating to any objections asserted by any Governmental Authority with respect to the Transactions under any Antitrust Laws with respect to its business or operations. Parent shall (x) control the strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority in connection with the Transactions and (y) control the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Authority relating to the Transactions and of all other regulatory matters incidental thereto; provided that Parent shall consult and cooperate with the Company with respect to such strategy, positions and requested regulatory action and consider the Company’s views in good faith.

(d) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, and (ii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties hereto with respect to information relating to the other parties hereto, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, other than “4(c) documents” and “4(d) documents” as these terms are used in the rules and regulations under the HSR Act. To the extent reasonably practicable, all telephone calls and meetings with a Governmental Authority regarding the Transactions shall include representatives of Parent and the Company, and each party hereto must inform the other of any material communications with a Governmental Authority relating to any Antitrust Laws. Except as otherwise restricted by this Section 5.03(d), Parent and the Company or their outside counsel shall have the right to review in advance all written materials submitted or communications made to any Governmental Authority in connection with the Transactions, in each case to the extent such materials or communications are related to any Antitrust Laws; provided that that materials required to be provided pursuant to this Section 5.03(d) may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, (C) as necessary to comply with applicable Law, and (D) as necessary to address reasonable privilege or confidentiality concerns; provided, further that a party may reasonably designate any competitively sensitive material provided to another party under this Section 5.03(d) as “Outside Counsel Only”.

(e) Notwithstanding anything to the contrary contained in this Agreement, (i) neither Parent nor its Affiliates shall be required (and the Company shall not agree to any of the following without the express written consent of Parent): (A) to offer, agree or consent to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate (before or after the Closing) any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent or the Company or any of their respective Affiliates; (B) to offer, agree or consent to any changes (including through a licensing arrangement) to or restriction on (including any access or other requirements), or other impairment of Parent’s ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the equity securities or other ownership interests of the Company; or (C) to contest, defend or appeal any Action brought by a Governmental Authority against such party which seeks to prohibit, prevent or restrict the Transactions or (ii) to commit to or effect any action that is not conditioned upon consummation of the Merger.

SECTION 5.04. Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the forgoing, this Section 5.04 shall not apply to any press release or other public statement made or proposed to be made by the Company or Parent in compliance with the provisions of Section 5.02.

SECTION 5.05. Access to Information; Confidentiality. Between the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 7.01, upon reasonable notice and subject to applicable logistical restrictions or limitations as a result of COVID-19 or any COVID-19 Measures, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records (other than any of the foregoing that relate to the negotiation and execution of this Agreement, or, subject to Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions) and the Company shall furnish promptly to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided further, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment (after consultation with its outside counsel), that doing so would (i) result in the disclosure of trade secrets or competitively sensitive information to third parties, (ii) violate applicable Law, an applicable Judgment or a Contract or obligation of confidentiality owing to a third party, (iii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, or (iv) jeopardize the health and safety of any employee of the Company in light of COVID-19 (taking into account any COVID-19 Measure); provided further, that to the extent reasonably practicable, (x) the parties hereto will make appropriate substitute arrangements under circumstances in which the restrictions of the preceding proviso apply and (y) the Company shall use its reasonable efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law or risk waiver of such privilege. Until the Effective Time, all information provided amongst the parties hereto will be subject to the terms of the letter agreement dated as of October 14, 2020, by and among the Company and Parent (the “Confidentiality Agreement”).

SECTION 5.06. Indemnification and Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, in each case to the fullest extent permissible by applicable Law, (i) jointly and severally indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action based on or arising out of (A) the fact that an Indemnitee is or was a director or officer of the Company, (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of the Company or taken at the request of the Company (including in connection with serving at the request of the Company as a representative of another Person (including any employee benefit plan)), in each case of clauses (A) and (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee) and (ii) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification between the Company and any Indemnitee as set forth on Section 5.06(a) of the Company Disclosure Letter. Without limiting the foregoing, from and after the Effective Time, Parent shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities and exculpation of directors and officers and indemnification of and advancement of expenses to directors and officers than are in the Company Charter Documents as in effect as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.06 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.06) as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnitee was not entitled to indemnification under this Section 5.06.

(b) Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.06 (each, a “Claim”) for which indemnification has been sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For the six-year period commencing immediately after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premium currently payable by the Company with respect to such current policy (the “Premium Cap”); provided, however, that if the aggregate annual premium of such insurance coverage exceeds the Premium Cap, the Surviving Corporation shall be obligated to obtain a policy for such year with the greatest coverage available for a cost not exceeding the Premium Cap. The Company shall have the right prior to the Effective Time to purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions, so long as the effective annual premium under such policy does not exceed the Premium Cap. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.06(c) and the Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d) The provisions of this Section 5.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter Documents, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.06 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification. The Indemnitees to whom this Section 5.06 applies and their respective heirs and representatives shall be third party beneficiaries of this Section 5.06.

(e) In the event that (i) Parent, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person or consummates any division transaction, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.06.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company for any of its directors or officers, it being understood and agreed that the indemnification provided for in this Section  5.06 is not prior to or in substitution for any such claims under such policies.

SECTION 5.07. Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.08. Employee Matters. (a) For a period beginning at the Effective Time and ending on the earlier of (i) the first anniversary of the Effective Time and (ii) the termination of employment of the relevant Continuing Employee (as defined below), Parent shall, or shall cause the Surviving Corporation to, provide to the employees of the Company immediately prior to, and who remain so employed immediately following, the Effective Time (each, a “Continuing Employee”) (i) on an individual basis, an annual base salary or base wage rate (as applicable) and a target annual cash bonus opportunity or target cash commissions opportunity that are no less favorable, in the aggregate, than the annual base salary or base wage rate (as applicable) and target annual cash bonus opportunity or target cash commissions opportunity in effect immediately prior to the Effective Time under the Company Plans, (ii) on an individual basis, cash severance benefits to each Continuing Employee that are no less favorable in the aggregate than, and pursuant to the terms of, the Company’s severance plans in effect on the date hereof and set forth on Section 5.08(a) of the Company Disclosure Letter, provided, that, for clarity, individuals who are subject to individual employment agreements as of the date hereof that are set forth on Section 3.17(a)(ix) of the Company Disclosure Letter and provide for severance benefits greater than the severance benefits provided pursuant to the Company’s severance plans shall continue to be subject to and eligible for severance benefits pursuant to such agreements as in effect on the date hereof, and (iii) on a group basis, employee benefit plans and arrangements (other than base salaries or base wages, bonus opportunities, severance benefits, defined benefit pension, nonqualified deferred compensation, retiree or post-termination health or welfare benefit, equity or equity based compensation and retention or change in control-related compensation or benefits (collectively, the “Specified Arrangements”)) that are no less favorable in the aggregate than the employee benefit plans and arrangements (other than the Specified Arrangements) provided to Continuing Employees immediately prior to the Effective Time under the Company Plans, with the determination of the employee benefits under this clause (iii) to be made by Parent from time to time, based on Parent’s evaluation of the nature and scope of the Continuing Employee’s duties, principal location where those duties are performed, grade level, and performance, among other things.

(b) If requested by Parent at least five business days prior to the Closing Date, the Company shall adopt written resolutions of the appropriate governing body in a form reasonably satisfactory to Parent (copies of which shall be provided to Parent prior to the Closing), to terminate each Company Plan intended to be qualified under Section 401(a) of the Code (the “Company 401(k) Plan”), and to fully vest all participants under such Company 401(k) Plan, such termination and vesting to be effective no later than the business day preceding the Closing Date; provided, however, that the Company 401(k) Plan termination and full vesting of participants thereunder may be made contingent upon the consummation of the Transactions.

(c) With respect to any 401(k) plan of the Surviving Corporation and any vacation, paid time-off and severance plans in which Continuing Employees are eligible to participate after the Effective Time, for purposes of eligibility to participate, level of benefits and vesting, and accrual of vacation and paid-time-off, each Continuing Employee’s service with the Company (as well as service with any predecessor employer of the Company, to the extent service with the predecessor employer was recognized by the Company) shall be treated as service with the Surviving Corporation to the same extent such service was recognized for the same purpose under a similar Company Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation for the same period of service. No Continuing Employee shall be credited with his or her years of service with the Company and its predecessors before the Effective Time for purposes of benefit accruals under any defined benefit pension plans or any retiree medical or life insurance or other welfare-type benefits, or for any purposes under any equity or equity-based plans, that are maintained by Parent and its Subsidiaries.

(d) Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any group health benefit plan maintained by the Surviving Corporation in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time and in the plan year in which the Effective Time occurs, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses paid by each Continuing Employee (and his or her covered, eligible dependents) during the plan year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant group health benefit plans in which they will be eligible to participate from and after the Effective Time and in the plan year in which the Effective Time occurs.

(e) Nothing contained in this Section 5.08, whether express or implied, shall be treated as an establishment, termination, amendment or other modification of any benefit or compensation plan, program, agreement, contract, policy or arrangement, or shall limit the right of Parent, the Surviving Corporation or any of their Affiliates to establish, amend, terminate or otherwise modify any benefit or compensation plan, program, agreement, contract, policy or arrangement following the Effective Time. Nothing in this Section 5.08, whether express or implied, shall create any rights or remedies whatsoever, including any third-party beneficiary or other rights, in any Person not a party to this Agreement, or shall be construed to create any right to employment or service with Parent, the Surviving Corporation or any of its Affiliates or continued employment or to any particular term or condition of employment or to limit the ability of Parent or the Surviving Corporation or any of their Affiliates to terminate the employment or service of any service provider (including any Continuing Employee) at any time and for any or no reason. Further, nothing in this Section 5.08 shall (i) apply to Continuing Employees who are furloughed, terminated, temporarily laid off, or subject to reduced hours or benefits as a result of COVID-19-related circumstances or (ii) limit Parent’s right, in its sole discretion, to, or to cause the Surviving Corporation or any of their Affiliates to, furlough, terminate, temporarily layoff, or reduce the hours or benefits of, any employee (including any Continuing Employee).

SECTION 5.09. Notification of Certain Matters; Stockholder Litigation.

(a) Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent (and in any event within 48 hours), of (i) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement or the Transactions, or (iii) any fact, event or circumstance that (A) has had or would reasonably be expected to result in any Material Adverse Effect or Parent Material Adverse Effect, as applicable, (B) is reasonably likely to result in the failure of any of the conditions set forth in Section 6.01 or Section 6.02 not being able to be satisfied prior to the Outside Date or (C) has had or would reasonably be expected to result in the valid termination of this Agreement pursuant to Section 7.01 (provided that notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.09(a) shall not limit or otherwise affect the representations, warranties, covenants or agreements of the parties hereto, the remedies available hereunder to the party hereto receiving such notice or the conditions to such party’s obligation to consummate the Merger or any of the other Transactions).

(b) The Company (i) shall (A) give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company or its directors relating to this Agreement or the Transactions, and (B) keep Parent reasonably informed with respect to the status thereof, and (ii) shall not offer or propose to settle, settle or agree to settle any such stockholder litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 5.10. Stock Exchange De-listing. Parent shall use its reasonable best efforts to, and prior to the Closing, the Company shall use its reasonable best efforts to cooperate with Parent to, cause the Company Common Stock to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

SECTION 5.11. Preparation of the Proxy Statement; Stockholders Meeting.

(a) As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare and shall use its reasonable best efforts to file the Proxy Statement in preliminary form with the SEC no later than 20 business days after the date of this Agreement. The Company shall use reasonable best efforts to (i) cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act (and the rules and regulations thereunder) applicable thereto as of the date of such filing and (ii) respond as promptly as reasonably practicable to all comments received from the SEC or its staff concerning the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable following its filing with the SEC. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC. The Company shall promptly notify Parent of the receipt of all comments of the SEC or its staff with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information. The Company shall, and, if applicable, shall cause its Representatives to, provide Parent with copies of all correspondence between the Company, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing the Proxy Statement (including any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide, and, if applicable, cause its Representatives to provide, Parent a reasonable opportunity to review and propose comments on such Proxy Statement (or such amendment or supplement thereto) or response to the SEC and shall in good faith consider such comments reasonably proposed by Parent for inclusion therein. Each of Parent and Merger Sub shall cooperate reasonably with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to it as may be required to be set forth in the Proxy Statement under applicable Law. Prior to the Stockholder Meeting, each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect in light of the circumstances in which it was made.

(b) Subject to Section 5.11(a) and to applicable Law and to the extent not prohibited by any Judgment, the Company shall take all action in accordance with applicable Law, the Company Charter Documents and the rules of the NASDAQ to establish a record date for, duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (including any adjournment, recess or postponement thereof, the “Stockholders Meeting”) on a date selected by the Company, in consultation with Parent, as promptly as reasonably practicable (and in any event the Company shall use its reasonable best efforts to hold the Stockholders Meeting no later than 45 days after the earlier of (i) the tenth calendar day after the preliminary Proxy Statement has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement and (ii) if the SEC has by such date informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement), for the purpose of obtaining the Stockholder Approval. The adoption of this Agreement, the adjournment of the Stockholders Meeting to solicit additional proxies if there are insufficient votes in favor of adoption of this Agreement in accordance with Section 5.11(c), and the advisory vote required by Rule 14a-21(c) under the Exchange Act (if applicable) shall be the only matters which the Company shall propose to be acted on by the Company’s stockholders at the Stockholders Meeting unless otherwise approved in writing by Parent.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company may, in its sole discretion, adjourn, recess, or postpone the Stockholders Meeting (i) to the extent required by applicable law, (ii) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), (A) the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Stockholder Approval or (B) there are insufficient shares of Company Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Stockholders Meeting or (iii) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement which the Board of Directors of the Company has determined in good faith after consultation with outside counsel is necessary under applicable Law is provided to the stockholders of the Company within a reasonable amount of time prior to the Stockholders Meeting; provided, however, that, other than pursuant to clause (i) above, the Stockholders Meeting shall not be postponed, recessed or adjourned to a date that is more than 30 calendar days after the date on which the

Stockholders Meeting was originally scheduled (as set forth in the Proxy Statement), and, in any event, to a date not fewer than three business days prior to the Outside Date, without the prior written consent of Parent. Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, adjourn the Stockholders Meeting to a date specified by Parent that is more than 30 calendar days after the date on which the Stockholders Meeting was originally scheduled (as set forth in the Proxy Statement), and, in any event, to a date not fewer than three business days prior to the Outside Date (x) in the event that a quorum is not present at the Stockholders Meeting or (y) if the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Stockholder Approval as of the date of the Stockholders Meeting; provided that the Company shall not be required to adjourn the Stockholders Meeting more than two times pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding ten business days.

(d) The Company shall, through the Board of Directors of the Company (or a duly authorized committee thereof), but subject to the right of the Board of Directors of the Company to make an Adverse Recommendation Change pursuant to Section 5.02(d), (i) include the Company Board Recommendation in the Proxy Statement and (ii) use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and obtain the Stockholder Approval.

SECTION 5.12. Director Resignations. Prior to the Closing, the Company shall deliver to Parent written resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

SECTION 5.13. Transfer Taxes. Except as provided for in Section 2.02(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such transfer Taxes, but excluding any transfer Taxes imposed on the holders of Company Common stock, Company Stock Options or Company Warrants) imposed directly on the Company or the Surviving Corporation incurred in connection with the Transactions shall be paid either by the Company or the Surviving Corporation. The Company, the Surviving Corporation and Parent shall cooperate in the preparation, execution and filing of all Tax Returns with respect to such transfer Taxes and any additional documentation related thereto.

SECTION 5.14. Additional Payments.

(a) If (i) the Closing has not occurred on or prior to the later of (x) September 8, 2021 and (y) the date of the receipt of the Stockholder Approval (such date, the “First Additional Payment Trigger Date”), and (ii) as of the First Additional Payment Trigger Date, the conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived (other than (x) any one or more of the conditions set forth in Section 6.01(b), Section 6.01(c) (where the failure of such condition set forth in Section 6.01(c) to be satisfied is a result of a Restraint arising under Antitrust Laws) and Section 6.02(e) (where the failure of such condition set forth in Section 6.02(e) to be satisfied is a result of an Action arising under Antitrust Laws), and (y) any other conditions that by their nature are to be satisfied at the Closing, but provided that such other conditions would be capable of being satisfied if the Closing were to take place on the First Additional Payment Trigger Date), then Parent shall pay or cause to be paid to the Company a fee of $6,000,000 by wire transfer of same day funds no later than two business days after the First Additional Payment Trigger Date (the “First Additional Payment”).

(b) If (i) Parent is entitled to extend the Outside Date pursuant to the first proviso in Section 7.01(b)(i), and (ii) Parent delivers to the Company the First Extension Notice in accordance with Section 7.01(b)(i), then Parent shall pay or cause to be paid to the Company the Second Additional Payment by wire transfer of same day funds no later than November 8, 2021. As used herein, “Second Additional Payment” shall mean a fee equal to (A) $17,500,000 minus (B) the amount of the First Additional Payment (if any) actually paid to the Company pursuant to Section 5.14(a).

(c) If (i) Parent is entitled to extend the Outside Date pursuant to the second proviso in Section 7.01(b)(i), and (ii) Parent delivers to the Company the Second Extension Notice in accordance with

Section 7.01(b)(i), then Parent shall pay or cause to be paid to the Company a fee of $2,500,000 by wire transfer of same day funds no later than February 8, 2022 (the “Third Additional Payment” and together with the First Additional Payment and the Second Additional Payment, the “Additional Payments”).

(d) If (i) this Agreement is terminated pursuant to Section 7.01 by either the Company or Parent, as applicable, and (ii) such termination is not a Specified Termination, then the Company shall pay or cause to be paid to Parent or its designee an amount equal to the aggregate amount of Additional Payments previously paid to the Company by wire transfer of same day funds no later than one year after the date of such termination (the “Termination Payment”); it being understood that in no event shall the Company be required to pay the Termination Payment on more than one occasion. For clarity, except for the obligation of the Company to pay the Termination Payment if and when due pursuant to this Section 5.14(d), in no event shall the Company have any obligation to refund or repay to Parent, Merger Sub or any other Person any Additional Payments paid to the Company pursuant to this Section 5.14. As used herein, “Specified Termination” shall mean any of the following: (A) termination of this Agreement by the Company or Parent pursuant to Section 7.01(b)(ii), where such termination pursuant to Section 7.01(b)(ii) is based on a Restraint arising under Antitrust Laws; or (B) termination of this Agreement by the Company or Parent pursuant to Section 7.01(b)(i), if at the time of such termination pursuant to Section 7.01(b)(i) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived, other than (x) any one or more of (I) the condition set forth in Section 6.01(b), (II) the condition set forth in Section 6.01(c) (where the failure of such condition set forth in Section 6.01(c) to be satisfied is a result of a Restraint arising under Antitrust Laws) and (III) the condition set forth in Section 6.02(e) (where the failure of such condition set forth in Section 6.02(e) to be satisfied is a result of an Action arising under Antitrust Laws), and (y) any other conditions which by their nature are to be satisfied at the Closing (but provided that such conditions would be capable of being satisfied if Closing were to take place on the date of such termination).

ARTICLE VI

Conditions to the Merger

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) Governmental Consents. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act either shall have expired or early termination thereof shall have been granted, and no voluntary agreement between Parent, Merger Sub or the Company and any Governmental Authority not to consummate the Merger shall be in effect.

(c) No Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction, nor any applicable Law (collectively, “Restraints”), shall be in effect enjoining, making illegal or otherwise prohibiting consummation of the Merger.

SECTION 6.02. Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.02(a) and the first sentence of Section 3.02(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for de minimis inaccuracies, (ii) set forth in the first sentence of Section 3.01, Section 3.03(a), Section 3.03(b), Section 3.15, Section 3.21 and Section 3.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 3.06(b) shall be true and correct in all respects as of the date of this Agreement, and (iv) set forth in the Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date, with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Compliance with Covenants. The Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it prior to the Closing under this Agreement.

(c) Company Material Adverse Effect Condition. Since the date of the Agreement there shall have been no effect, change, event, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect that is continuing as of the Closing Date.

(d) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c).

(e) Actions. There shall be no Action pending that has been instituted by a Governmental Authority of competent jurisdiction seeking any Judgment (i) to prevent, prohibit or make illegal the consummation of the Merger, or (ii) prohibit or materially limit Parent’s ability to own, control, direct, manage or operate the Company.

SECTION 6.03. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date, with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have complied with or performed in all material respects their obligations required to be complied with or performed by them prior to the Closing under this Agreement.

(c) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

SECTION 6.04. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was principally caused by the failure of such party to perform in all material respects its obligations under this Agreement (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing).

ARTICLE VII

Termination

SECTION 7.01. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval (except as otherwise expressly noted):

(a) by the mutual written consent of the Company and Parent; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or prior to November 8, 2021 (as such date may be extended pursuant to the immediately succeeding provisos, the “Outside Date”); provided that if on the Outside Date any of the conditions set forth in Section 6.01(b), Section 6.01(c) (where the failure of such condition set forth in Section 6.01(c) to be satisfied is a result of a Restraint arising under Antitrust Laws) or Section 6.02(e) (where the failure of such condition set forth in Section 6.02(e) to be satisfied is a result of an Action arising under Antitrust Laws) shall not have been satisfied or waived but all other conditions in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then Parent, upon written notice to the Company prior to November 8, 2021 (such notice, the “First Extension Notice”), shall be entitled, in its sole discretion, to extend the Outside Date to February 8, 2022 and such date shall become the Outside Date for purposes of this Agreement; provided further that if the Outside Date shall have been extended pursuant to the preceding proviso and on the Outside Date (as so extended) any of the conditions set forth in Section 6.01(b), Section 6.01(c) (where the failure of such condition set forth in Section 6.01(c) to be satisfied is a result of a Restraint arising under Antitrust Laws) or Section 6.02(e) (where the failure of such condition set forth in Section 6.02(e) to be satisfied is a result of an Action arising under Antitrust Laws) shall not have been satisfied or waived but all other conditions in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then Parent, upon written notice to the Company prior to February 8, 2022 (such notice, the “Second Extension Notice”), shall be entitled, in its sole discretion, to further extend the Outside Date to May 8, 2022 and such date shall become the Outside Date for purposes of this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party hereto if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of the events specified in this Section 7.01(b)(i) (or if such events resulted principally from such breach or failure) (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); or

(ii) if any Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any party hereto if the breach by such party of its obligations under Section 5.03 of this Agreement has been a principal cause of the issuance or entry of such Restraint (or if the issuance or entry of such Restraint resulted principally from such breach) or if such party has failed to use the required efforts to prevent the issuance or entry of and to remove such Restraint in accordance with its obligations set forth in Section 5.03 of this Agreement (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); or

(iii) if the Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded and the Stockholder Approval shall not have been obtained; or

(c) by Parent:

(i) if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured prior to the Outside Date, or if capable of being cured by the Outside Date, the Company shall not have cured the breach or failure to perform within 30 calendar days (but in no event later than the Outside Date) following receipt by the Company of written notice of such breach or failure to perform from Parent; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) if the Board of Directors of the Company or a committee thereof shall have made an Adverse Recommendation Change; or

(d) by the Company:

(i) if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to a failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (y) is incapable of being cured prior to the Outside Date, or if capable of being cured by the Outside Date, Parent and Merger Sub shall not have cured the breach or failure to perform within 30 calendar days (but in no event later than the Outside Date) following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) prior to receipt of the Stockholder Approval, in connection with entering into a Company Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.02(d)(II); provided that (x) prior to or concurrently with such termination (and as a condition to such termination) the Company pays the Company Termination Fee due under Section 7.03(a) and (y) such Superior Proposal did not result from a material breach of Section 5.02 with respect to such Superior Proposal and any Takeover Proposal that was a precursor thereto.

SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 4.10, 5.14(d), 7.02 and 7.03, Article VIII and the Confidentiality Agreement, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except that no such termination shall relieve any party from liability for damages to another party resulting from a Willful and Material Breach of this Agreement or Actual Fraud.

SECTION 7.03. Termination Fees. (a) In the event that:

(i) (A) this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii), (B) a bona fide Takeover Proposal shall have been publicly made, publicly proposed or otherwise publicly communicated to the Company or shall have otherwise become publicly known after the date of this Agreement (x) in the case of a termination pursuant to Section 7.01(b)(i), prior to the date of such termination or (y) in the case of a termination pursuant to Section 7.01(b)(iii), prior to the date of the Stockholders Meeting, and (C) within twelve months of the date this Agreement is so terminated, the

Company (1) enters into a Company Acquisition Agreement with any Person or Persons with respect to any Takeover Proposal or (2) consummates any Takeover Proposal; provided that (I) for purposes of clauses (B) and (C) of this Section 7.03(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”, and (II) for clarity, for purposes of clause (C) of this Section 7.03(a)(i), a confidentiality agreement or nondisclosure agreement shall not constitute a “Company Acquisition Agreement”; or

(ii) this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) or (B) by the Company pursuant to Section 7.01(d)(ii);

then, in any such event under clause (i) or (ii) of this Section 7.03(a), the Company shall pay the Company Termination Fee to Parent or its designee by wire transfer of same day funds (x) in the case of Section 7.03(a)(ii)(A), within two business days after such termination, (y) in the case of Section 7.03(a)(ii)(B), prior to or concurrently with such termination or (z) in the case of Section 7.03(a)(i), within two business days after the entry into the Company Acquisition Agreement referred to in clause (C)(1) thereof or the consummation of the Takeover Proposal referred to in clause (C)(2) thereof, as applicable; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

As used herein, “Company Termination Fee” shall mean a cash amount equal to $18,625,000.

(b) If (i) this Agreement is terminated (A) by the Company or Parent pursuant to Section 7.01(b)(i), or (B) by the Company or Parent pursuant to Section 7.01(b)(ii), where such termination pursuant to Section 7.01(b)(ii) is based on a Restraint arising under Antitrust Laws, and (ii) at the time of such termination, all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived, other than (A) any one or more of (x) the condition set forth in Section 6.01(b), (y) the condition set forth in Section 6.01(c) (where the failure of such condition set forth in Section 6.01(c) to be satisfied is a result of a Restraint arising under Antitrust Laws) and (z) the condition set forth in Section 6.02(e) (where the failure of such condition set forth in Section 6.02(e) to be satisfied is a result of an Action arising under Antitrust Laws), and (B) any other conditions which by their nature are to be satisfied at the Closing (but provided that such conditions would be capable of being satisfied if the Closing were to take place on the date of such termination), then Parent shall pay or cause to be paid to the Company or its designee the Reverse Termination Fee by wire transfer of same day funds no later than two business days after such termination; it being understood that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion; provided that the Company shall not be entitled to receive the Reverse Termination Fee if the Company’s breach of its obligations under this Agreement shall have been the principal cause of (x) in the case of a termination pursuant to Section 7.01(b)(i), the failure of the conditions described in clause (ii)(A) of this Section 7.03(b) to be satisfied (to the extent not waived) by the Outside Date, or (y) in the case of a termination pursuant to Section 7.01(b)(ii), the issuance or entry of (or failure to remove) the Restraint upon which such termination is based. As used herein, “Reverse Termination Fee” shall mean a cash amount equal to (I) $15,000,000, plus (II) if the Outside Date is extended pursuant to the first proviso in Section 7.01(b)(i), $2,500,000, plus (III) if the Outside Date is extended pursuant to the second proviso in Section 7.01(b)(i), $2,500,000, minus (IV) the aggregate amount of Additional Payments actually paid to the Company pursuant to Section 5.14.

(c) The parties acknowledge that the agreements contained in this Section 7.03 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement. Accordingly,

(i) if the Company fails promptly to pay the Company Termination Fee (or any portion thereof) due to Parent pursuant to this Section 7.03, the Company shall also pay the reasonable and documented costs and expenses incurred by Parent or Merger Sub in connection with a legal action to enforce this Agreement that results in a judgment against the Company for the Company Termination Fee (or such unpaid portion thereof, as applicable), together with interest on the Company Termination Fee (or such unpaid portion thereof, as applicable) at the publicly announced prime rate of Citibank, N.A. from the date the Company Termination Fee was required to be paid to the payment date and

(ii) if Parent fails promptly to pay the Reverse Termination Fee (or any portion thereof) due to the Company pursuant to this Section 7.03, Parent shall also pay the reasonable and documented costs and expenses incurred by the Company in connection with a legal action to enforce this Agreement that results in a judgment against Parent for the Reverse Termination Fee (or such unpaid portion thereof, as applicable), together with interest on the Reverse Termination Fee (or such unpaid portion thereof, as applicable) at the publicly announced prime rate of Citibank, N.A. from the date the Reverse Termination Fee was required to be paid to the payment date.

(d) In the event the Company Termination Fee is paid to Parent in circumstances in which such fee is payable pursuant to Section 7.03(a), payment of the Company Termination Fee (and any costs, expenses and interest payable by the Company to Parent and Merger Sub pursuant to Section 7.03(c)(i)) and any Termination Payment due to Parent pursuant to Section 5.14(d) shall be the sole and exclusive monetary damages remedy of Parent, Merger Sub and their respective Subsidiaries and any of the respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates of the foregoing (collectively, the “Parent Related Parties”) against the Company and any of its former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any losses or damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Company Termination Fee none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (other than (i) any liability arising under Section 7.03(c)(i) for costs, expenses and interest payable by the Company to Parent and Merger Sub pursuant to Section 7.03(c)(i), and (ii) any liability arising under Section 5.14(d) for any Termination Payment payable by the Company to Parent pursuant thereto); provided that nothing in this Section 7.03 shall relieve the Company or any other Company Related Party from liability for damages arising from a Willful and Material Breach of this Agreement or from Actual Fraud.

(e) In the event the Reverse Termination Fee is paid to the Company in circumstances in which such fee is payable pursuant to Section 7.03(a), payment of the Reverse Termination Fee (and any costs, expenses and interest payable by Parent to the Company pursuant to Section 7.03(c)(ii)) shall be the sole and exclusive monetary damages remedy of the Company Related Parties against the Parent Related Parties for any losses or damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Reverse Termination Fee none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (other than any liability arising under Section 7.03(c)(ii) for costs, expenses and interest payable by Parent to the Company pursuant to Section 7.03(c)(ii)). Each party acknowledges that the Reverse Termination Fee is not a penalty, but rather constitutes liquidated damages and is a reasonable amount that will compensate the Company in the circumstances in which the Reverse Termination Fee is due for the efforts and resources expended, and the opportunities forgone, while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Notwithstanding the foregoing, nothing in this Section 7.03 shall relieve Parent or any other Parent Related Party from liability for damages arising from a Willful and Material Breach of this Agreement or from Actual Fraud.

ARTICLE VIII

Miscellaneous

SECTION 8.01. No Survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

SECTION 8.02. Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided that after receipt of the Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules of the NASDAQ require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company.

SECTION 8.03. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, Parent, the Company and Merger Sub may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing); provided, however, that following receipt of the Stockholder Approval, there shall be no waiver or extension of this Agreement that decreases the Merger Consideration or that adversely affects the rights of the stockholders of the Company without such approval. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.04. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto; provided, that each of Parent and Merger Sub may assign this Agreement or its rights, interests and obligations hereunder to its Affiliates. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.

SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

SECTION 8.06. Entire Agreement; No Third Party Beneficiaries. This Agreement, including the Company Disclosure Letter, the Parent Disclosure Letter and all exhibits, annexes and schedules referred to herein, together with the Confidentiality Agreement and the Support Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (i) if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration; (ii) if the Effective Time occurs, the right of the holders of Company Stock Options, Company Warrants, Company Restricted Shares and Company Restricted Stock Unit Awards to receive such amounts as provided for in Section 2.03, and (iii) if the Effective Time occurs, the rights of the Indemnitees and their respective heirs and representatives set forth in Section  5.06 of this Agreement.

SECTION 8.07. Governing Law; Jurisdiction. (a) This Agreement, the Transactions, and any matters or disputes relating thereto shall be governed by, and construed in accordance with, the laws of the State of

Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating in any way to this Agreement and the Transactions, including but not limited to the formation and interpretation of this Agreement, whether sounding in contract, tort, statute or otherwise, shall be heard and determined exclusively in the state or federal courts within the State of Delaware, and in each case, appellate courts therefrom, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as otherwise provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement, and consents to such courts’ exercise of personal jurisdiction over such party. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

SECTION 8.08. Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. Subject to the following sentence, the parties acknowledge and agree that (a) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.

SECTION 8.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

SECTION 8.10. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, by facsimile (which is confirmed), by email (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties hereto at the following addresses:

If to Parent or Merger Sub, to it at:

AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064

Attention: Vice Chairman, External Affairs and Chief Legal Officer

Facsimile: (847) 935-3294

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Eric L. Schiele, P.C.

Maggie D. Flores

Facsimile: (212) 446-6460

E-mail: eric.schiele@kirkland.com

maggie.flores@kirkland.com

If to the Company, to it at:

Soliton, Inc.

5304 Ashbrook Drive

Houston, Texas 77081

Attention: Brad Hauser, Chief Executive Officer and President

E-mail: bhauser@soliton.com

with copies (which shall not constitute notice) to:

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

Attention: Joseph E. Gilligan

Leslie B. Reese

Facsimile: (202) 637-5910

E-mail: joseph.gilligan@hoganlovells.com

leslie.reese@hoganlovells.com

and

Nelson Mullins Riley & Scarborough LLP

201 17th Street NW

Suite 1700

Atlanta, GA 30363

Attention: Charles D. Vaughn

Aileen L. Nagy

Facsimile: (404) 322-6050

E-mail: charles.vaughn@nelsonmullins.com

allie.nagy@nelsonmullins.com

or such other address, e-mail address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 8.11. Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law.

SECTION 8.12.    Definitions. (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” means (x) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, or (y) any confidentiality agreement entered into prior to the date of this Agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, it being understood that any such confidentiality agreement need not prohibit the making of a private Takeover Proposal to the Board of Directors of the Company or otherwise contain any standstill or similar provision that would have the effect of prohibiting the making of a private proposal to the Company; provided that in no event shall an Acceptable Confidentiality Agreement include provisions that prohibit the Company from complying with its obligations under Section 5.02(c).

“Actual Fraud” means a knowing and intentional misrepresentation with respect to a representation or warranty in this Agreement, that was made with the intention to deceive or mislead another Person, upon which such other Person reasonably relied. “Actual Fraud” does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or similar theory.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery, or money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and the Bank Secrecy Act, as amended by the USA PATRIOT Act.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act (Pub. L. 116-136), and (ii) Division N—Additional Coronavirus Response and Relief of the Consolidated Appropriations Act, 2021 (H.R. 133), as applicable, and, in each case, together with all rules and regulations and guidance issued by any Governmental Authority with respect thereto.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended as of the date of this Agreement.

“Company Employee/Contractor” means any current or former employee, consultant or contractor employed or otherwise engaged by the Company prior to the Closing Date.

“Company Financial Advisor” means Guggenheim Securities, LLC.

“Company Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Licensor” means any Person who grants to the Company an exclusive license (including any sublicense) or other exclusive right under any Intellectual Property pursuant to a valid and enforceable written license agreement.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company, in whole or in part.

“Company Plan” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA), (ii) stock option, stock purchase, stock appreciation right or other equity or equity-based plan, program, policy, contract, agreement or other arrangement, (iii) employment, individual consulting, severance, termination, retention. change in control or other similar agreement or (iv) other benefit or compensation plan, policy, program, practice, arrangement, contract, promise or agreement, whether written or unwritten, including bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, retention, change in control, pension, hospitalization, medical, dental or vision benefits, life insurance, death benefit, sick pay, disability benefit, educational assistance, holiday pay, housing assistance, moving expense reimbursement, or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed or required to be contributed to by the Company, or under or with respect to which the Company has or would reasonably be expected to have any current or contingent liability or obligation.

“Company Product” means all products or product candidates that are being researched, tested, developed, commercialized, manufactured, sold or distributed by the Company and all products or product candidates, if any, with respect to which the Company has royalty rights.

“Company Regulatory Agency” means any Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, labeling, storage, distribution, marketing, sale, pricing, import or export of any of the Company Products.

“Company Restricted Share” means each award of Company Common Stock that is subject to vesting and/or forfeiture conditions, whether granted under a Company Stock Plan or otherwise.

“Company Restricted Stock Unit Award” means each award of Company common restricted stock units that is subject to vesting and/or forfeiture conditions, whether granted under a Company Stock Plan or otherwise.

“Company Stock Option” means each option to purchase shares of Company Common Stock, whether granted under a Company Stock Plan or otherwise.

“Company Stock Plan” means the Soliton, Inc. 2018 Stock Plan, as amended.

“Company Systems” means the computer systems, including the software, firmware and hardware, in each case that is owned, leased or licensed by the Company in the conduct of its business.

“Company Warrant” means each warrant to purchase shares of Company Common Stock.

“Covered Rights” means the right to research, develop, manufacture, have manufactured, supply, test, distribute, market, promote, license, offer for sale, sell, import, export, commercialize and otherwise exploit any product of the Company in any jurisdiction.

“COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions or mutations of the coronavirus (COVID-19) disease, and any further epidemics or pandemics arising therefrom.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, protocols or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Act.

“Data Privacy and Security Requirements” means, to the extent relating to privacy, data protection and/or security of any PII, all applicable (i) Laws, (ii) written policies (including privacy policies) and written notices of the Company and (iii) contractual requirements to which the Company is subject.

“Data Room” means the online data room titled “Project Spark” located at https://services.intralinks.com/login/.

“Encumbrance” means any mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase, license or lease or otherwise acquire any right, title or interest, right of first refusal or offer or other contingent right, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, third-party right or encumbrance of any kind or nature.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Families First Act” means the Families First Coronavirus Response Act, (Pub. L. No. 116-127), as amended, and the guidance, rules and regulations promulgated thereunder.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the United States Food, Drug and Cosmetic Act of 1938 and FDA’s implementing regulations.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public international organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public international organization.

“Governmental Authority” means any government, court, regulatory or administrative agency, department, commission, arbitrator, arbitral body (public or private), mediator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization) or political subdivision thereof, whether federal, state or local, domestic, foreign or multinational, or any multinational organization or authority.

“Healthcare Laws” means any healthcare Law applicable to the design, manufacture, marketing, sale or reimbursement of the Company Products or any services offered by the Company, including: (i) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), and any other foreign, federal or state governmental healthcare programs; (ii) all Laws related to fraud and abuse, false claims and kickbacks, including the Federal anti-kickback Law (42 U.S.C. § 1320a-7b), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347); (iii) the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h); (iv) the Exclusion Laws (42 U.S.C. § 1320a-7); (v) Laws governing the privacy, security, transmission or protection of health care information belonging to individuals or entities, including HIPAA; and (vi) the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010.

“Healthcare Permits” means any and all permits, letters of non-reviewability, enrolments, certificates of need, consents, supplier or provider numbers, operating authority, and/or any other permissions which are material to or legally required for the operation of the business of the Company as currently conducted or in connection with the Company’s ability to own, lease, operate or manage any of its property or assets, in each case that are issued or enforced by a Governmental Authority with jurisdiction over any Healthcare Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means (i) any indebtedness for borrowed money, (ii) all obligations of any Person evidenced by debt securities, bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable, (iii) all obligations as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions, (iv) all obligations under capital leases to the extent required to be capitalized under GAAP, (v) all items constituting indebtedness as determined in accordance with GAAP, (vi) all obligations under any currency, interest rate or other swap or hedge agreement or any other hedging arrangement, (vii) all obligations with respect to deferred purchase price of property or services (other than trade payables or accruals incurred in the ordinary course of business), (viii) warrants or other rights to acquire any debt securities, and (ix) any guarantee of any such Indebtedness described in the foregoing clauses (i) through (viii).

“Intellectual Property” or “IP” means any and all of the following in any jurisdiction throughout the world and all rights associated therewith: (i) patents, patent applications, patent disclosures, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, extensions, reissues and reexaminations and counterparts thereof) (collectively, “Patents”); (ii) trademarks and service marks, trade dress, logos, slogans, Internet domain names, corporate names, doing business designations, and all other indicia of origin, and all registrations, applications for registration and renewals of the foregoing, and all goodwill associated with the foregoing, and all social media accounts and addresses and other identifiers associated with any of the foregoing (collectively, “Trademarks”); (iii) works of authorship (whether or not copyrightable), copyrights and registrations, applications for registration, and renewals thereof, including moral rights of authors and all designs, data, databases and database rights; (iv) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction; (v) data, results, and information of any type whatsoever, whether tangible or intangible and regardless of the form or medium, including any know-how, trade secrets, expertise, knowledge, practices, techniques, methods, processes, protocols, designs, invention disclosures, inventions (whether or not patentable or reduced to practice), improvements, discoveries, developments, unpublished patent applications, specifications, formulations, formulae, assays, screens, software, algorithms, models, databases, manufacturing and control (CMC) information and data, lab notebooks, Patent data and records, stability, technology, test and other data and results (including pharmacological, biological, chemical, biochemical, toxicological, pre-clinical and clinical test data), screening, analytical and quality control data, results or descriptions, studies, development, manufacturing and distribution costs, information contained in submissions to and information from regulatory authorities, and marketing and other reports; (vi) software (including source code, executable code, systems, network tools, data, databases, applications, firmware and all related documentation); (vii) all proprietary rights and all other intellectual property and all rights associated therewith in any jurisdiction; and (viii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“IP Registrations” means Patents, registered Trademarks, registered copyrights and designs, mask work registrations, Internet domain name registrations and applications for any Patents or other registrations for any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 8.12 of the Company Disclosure Letter after having made reasonable inquiry of those employees of the Company primarily responsible for, or who would otherwise be expected to know about, such matters and (ii) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed on Section 8.12 of the Parent Disclosure Letter after having made reasonable inquiry of those employees of Parent and its Subsidiaries primarily responsible for, or who would otherwise be expected to know about, such matters.

“Licensor Employee/Contractor” means any current or former employee, consultant or contractor employed or otherwise engaged by any Company Licensor.

“Lien” means any pledge, lien, charge, Encumbrance or security interest of any kind or nature.

“Material Adverse Effect” means any effect, change, event, fact, circumstance, development or occurrence that (a) has a material adverse effect on the business, results of operations, assets or financial condition of the Company or (b) would prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Transactions or the performance by the Company in all material respects of its obligations under this Agreement; provided, however, that none of the following shall be deemed either alone or in combination to constitute a Material Adverse Effect, and none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clause (a): any effect, change, event, development or occurrence to the extent resulting from or arising in connection with (A) (1) general conditions (or changes therein) in the industry in which the Company operates, (2) business, economic or political conditions (or changes therein) in the United States or elsewhere in the world or (3) general conditions (or changes therein) in the credit, financial, banking, currency or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, (B) (1) changes in Law or in GAAP or other accounting standards after the date hereof, (2) acts of war (whether or not declared), sabotage, armed hostilities, civil disobedience, civil unrest or terrorism (including cyberterrorism), or any escalation or worsening of any such acts of war (whether or not declared), sabotage, armed hostilities, civil disobedience, civil unrest or terrorism, or (3) volcanoes, tsunamis, pandemics (including COVID-19 and its impact on the supply chain of the Company Products), epidemics, disease outbreaks, earthquakes, hurricanes, tornados, floods or other natural disasters, (C) (1) any decline in the market price, or change in trading volume, of the capital stock of the Company or (2) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses

(C) (1) and (2) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein is, or would reasonably be expected to be, a Material Adverse Effect), (D) the negotiation, execution, announcement or performance of this Agreement or the announcement, pendency or performance of any of the Transactions, including the impact thereof on the relationships with customers, suppliers, distributors, partners, other third parties with whom the Company has a relationship and which resulted directly and solely from the announcement of this Agreement or the pendency of this Agreement, any stockholder (direct or derivative) Action in respect of this Agreement or any of the Transactions(it being understood that this clause (D) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the performance of obligations under this Agreement), or (E) (1) any action taken by the Company at Parent’s written request or that is expressly required by this Agreement or (2) the failure by the Company to take any action if that action is prohibited by this Agreement (and for which Parent has declined to consent); provided further, however, that any effect, change, event, fact, circumstance, development or occurrence referred to in clause (A) or clauses (B)(1) or (3) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, fact, circumstance, change, event, development or occurrence has a disproportionate adverse effect on the business, results of operations, assets or financial condition of the Company as compared to other similarly situated companies in the industry in which the Company operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“NASDAQ” means The NASDAQ Stock Market LLC.

“Parent Material Adverse Effect” means any effect, change, event, fact, circumstance, development or occurrence that, individually or in the aggregate, would reasonably prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Merger Sub of any of the Transactions.

“Permitted Encumbrances” means (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances of record incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business of the Company thereon and (iii) Permitted Liens.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and, in each case, for which adequate accruals or reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business which are not due and payable and which shall be paid in full and released at Closing, (iii) Liens securing payment, or any obligation, with respect to outstanding Indebtedness so long as there is no event of default under such Indebtedness, (iv) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (v) non-exclusive licenses of Intellectual Property granted to customers or distributors of the Company in the ordinary course of business, (vi) Liens discharged at or prior to the Effective Time and (vii) such other Liens, Encumbrances or defects or imperfections that do not materially detract from the value of or materially impair the existing use of the asset or property affected by such Lien, Encumbrance, defect or imperfection.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“PHSA” means the United States Public Health Service Act, and FDA’s implementing regulations.

“PII” means any (i) any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household, or device (including any patient medical records), and (ii) any other information defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “personal information”, or a similar term under applicable Law.

“Regulatory Authorizations” means authorizations (i) under the FDCA or the PHSA, including premarket notifications, premarket authorizations and investigational device exemptions under the FDCA, and (ii) of any applicable Company Regulatory Agency necessary for the lawful operation of the businesses of Company.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

“Representatives” means, with respect to any Person, its and its Subsidiaries’ and Affiliates’ directors, officers, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, and other representatives (acting in such capacity) retained by or acting on behalf of such Person.

“Sanctioned Country” means any country or region that is or has in the past five years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Venezuela, Sudan, Syria, and the Crimea region).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the U.S. Department of Commerce’s Denied Persons, Entity and Unverified Lists, the EU Consolidated List, the UN Security Council Consolidated List, and Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, or the United Kingdom.

“Security Incident” means any incident in which PII in the Company’s control, or the Company’s confidential information was accessed, disclosed, destroyed, processed, used, or exfiltrated in an unauthorized manner.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” means any and all U.S. federal, state, local or non-U.S. (including provincial and territorial) taxes, fees, levies, duties, tariffs, imposts, and other similar charges in the nature of a tax imposed by any

Governmental Authority (whether disputed or not), including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, escheat or unclaimed property, sales, use, capital stock, payroll, severance, employment, social security (or similar), workers’ compensation, unemployment compensation, alternative or base erosion minimum, commercial rent, net worth, excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; and customs’ duties, tariffs, and similar charges or assessments in the nature of a tax, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority.

“Tax Returns” means returns, reports, claims for refund, declarations, Tax election, estimates, vouchers, statements (including information returns) or other documents, including any schedule, form or attachment thereto or any amendment thereof, with respect to Taxes (including the determination, assessment, reporting, withholding, collection or payment of any Taxes), filed or required to be filed with any Governmental Authority.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the Support Agreements, including the Merger.

“Treasury Regulations” means the U.S. Department of the Treasury regulations promulgated under the Code.

“Willful and Material Breach” means a material breach that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act (or, in the case of an omission, failure to take such act) would cause or constitute such material breach, regardless of whether breaching was the object of the act or failure to act.

The following terms are defined in the section of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.12	Section
Action	Section 3.07
Adverse Recommendation Change	Section 5.02(d)
Agreement	Preamble
Announcement	Section 5.04
Appraisal Shares	Section 2.07(a)
Balance Sheet Date	Section 3.05(c)
Board Recommendation	Section 5.11(d)
Bankruptcy and Equity Exceptions	Section 3.03(a)
Book Entry Share	Section 2.01(c)
Capitalization Date	Section 3.02(a)
CBA	Section 3.17(a)(viii)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Claim	Section 5.06(b)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company 401(k) Plan	Section 5.08(b)
Company Acquisition Agreement	Section 5.02(d)
Company Board Recommendation	Section 3.03(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company IP	Section 3.13(b)
Company Registrations	Section 3.13(a)
Company Related Parties	Section 7.03(d)

Terms Not Defined in this Section 8.12	Section
Company SEC Documents	Section 3.05(a)
Company Securities	Section 3.02(b)
Company Termination Fee	Section 7.03(a)(ii)
Confidentiality Agreement	Section 5.05
Continuing Employee	Section 5.08(a)
Contract	Section 3.03(c)
DGCL	Recitals
DOJ	Section 5.03(c)
Effective Time	Section 1.03
Employee/Contractor IP Agreement	Section 3.13(f)
Environmental Laws	Section 3.12
Exchange Act	Section 3.04
Exchange Fund	Section 2.02(a)
Filed SEC Documents	Article III
FTC	Section 5.03(c)
Indemnitee	Section 5.06(a)
Interested Party Transaction	Section 3.25
Judgment	Section 3.07
Laws	Section 3.08
Material Contract	Section 3.17(a)
Merger	Recitals
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Outside Date	Section 7.01(b)(i)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Related Parties	Section 7.03(d)
Paying Agent	Section 2.02(a)
Permits	Section 3.08
Premium Cap	Section 5.06(c)
Proxy Statement	Section 3.04
Restraints	Section 6.01(c)
Sarbanes-Oxley Act	Section 3.05(a)
Secretary of State	Section 1.03
Securities Act	Section 3.05(a)
Specified Arrangements	Section 5.08(a)
Stockholder Approval	Section 3.21
Stockholders Meeting	Section 5.11(b)
Superior Proposal	Section 5.02(i)
Support Agreement	Recitals
Surviving Corporation	Section 1.01
Takeover Law	Section 3.15(b)
Takeover Proposal	Section 5.02(h)
Trade Controls	Section 3.19(b)

SECTION 8.13. Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement.

SECTION 8.14. Performance of Merger Sub. Parent hereby agrees to cause Merger Sub to comply with all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation. Immediately following the execution and delivery of this Agreement, Parent hereby agrees to execute and deliver a written consent duly adopting this Agreement in its capacity as the sole stockholder of Merger Sub in accordance with Section 228 of the DGCL.

SECTION 8.15. Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents posted to the Data Room by or on behalf of the Company on or prior to 11:59 pm New York City time on May 7, 2021. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The words “ordinary course of business” shall mean the ordinary course of business consistent with past practice. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, Law or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, Law or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws or statutes) by succession of comparable successor statutes and any rules, guidelines or regulations promulgated thereunder and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ABBVIE INC.,

By	/s/ Henry Gosebruch
Name: Henry Gosebruch
Title: Executive Vice President, Chief Strategy Officer

SCOUT MERGER SUB, INC.,

By	/s/ Robert A. Michael
Name: Robert A. Michael
Title: President

SOLITON, INC.,

By	/s/ Brad Hauser
Name: Brad Hauser
Title: President and CEO

Exhibit A

Surviving Corporation Amended and Restated Certificate of Incorporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SOLITON, INC.

SOLITON, INC. (the “Corporation”), a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.

The Certificate of Incorporation of the Corporation was filed on March 27, 2012. An Amended and Restated Certificate of Incorporation was filed on February 17, 2014. An Amended and Restated Certificate of Incorporation was filed on November 19, 2014. An Amended and Restated Certificate of Incorporation was filed on February 19, 2019 (the “Amended Certificate of Incorporation”).

2.

This Amended and Restated Certificate of Incorporation of the Corporation (this “Amended and Restated Certificate of Incorporation”) is hereby adopted in accordance with Sections 242 and 245 of the DGCL and duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL, and amends and restates the Amended Certificate of Incorporation in its entirety to read as follows:

ARTICLE ONE

The name of the corporation is Soliton, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the state of Delaware is 3411 Silverside Road Tatnall Building, #104, Wilmington, Delaware 19810. The name of its registered agent at such address is Corporate Creations Network Inc.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is One Hundred (100) shares, all of which shall be shares of Common Stock, with a par value of $0.001 per share.

ARTICLE FIVE

The directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”), except as may be otherwise provided in the Bylaws.

ARTICLE SIX

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (a “Required Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent allowed under the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnities in connection therewith, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Required Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted under DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnities in connection therewith.

In addition to the indemnification provided pursuant to Article Six above, the Corporation is authorized and empowered, but not required, to indemnify and or to agree to indemnify, to the fullest extent permitted by Delaware law, any person that is or was an agent or employee of the Corporation and who was or is made a party or is threatened to be made a party to or is otherwise involved in any Proceeding, by reason of the fact that he or she is or was an agent or employee of the Corporation (a “Permitted Indemnitee,” and any Permitted Indemnitee or Required Indemnitee may be referred to as an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity or in any other capacity while serving as an employee or agent if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any Proceeding by judgment order, settlement, conviction, or plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and further with respect to any criminal action proceeding, that the person had reasonable cause to believe that his conduct was unlawful.

The Corporation is authorized and empowered, but not required, to advance Costs (as defined below), or to agree to advance Costs to any person (an “Advancee”) who is or was an officer, director, agent or employee of the Corporation and who was or is made a party or is threatened to be made a party to or is otherwise involved in any Proceeding, by reason of the fact that he or she is or was a director, officer, agent or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent. Any such advancement of Costs may be referred to as an (“Advancement of Expenses”). For purposes of this Article Six, (“Costs”) shall mean the expenses (including attorneys’ fees) incurred in defending any such Proceeding in advance of its final disposition to the extent permitted under the DGCL, provided, however, that, if the DGCL requires, Costs incurred by any person in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Advancee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal, that such Advancee is not entitled to be indemnified for such expenses under this Article 6 or otherwise.

To the extent authorized from time to time by the board of directors, the Corporation may enter into contracts providing for indemnification and Advancement of Expenses, or otherwise grant rights to indemnification and Advancement of Expenses to any employee or agent of the Corporation to the fullest extent permitted under Delaware law.

The rights to indemnification and Advancement of Expenses conferred in, or pursuant to, Article Six shall be contract rights and such rights shall continue as to an Indemnitee or Advancee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators.

The rights to indemnification and to the Advancement of Expenses conferred in this Article Six shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, the Bylaws, an agreement, a vote of the stockholders or of the disinterested directors or otherwise.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE SEVEN

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE EIGHT

To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article Eight shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINE

The Corporation reserves the right to amend or repeal any provisions contained in this Amended and Restated Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

*    *    *    *

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be made, executed and acknowledged by its duly authorized officer this              day of                 , 2021.

SOLITON, INC.

By:
Name:
Title:

[Signature Page to A&R Certificate of Incorporation]

Annex B

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of May 8, 2021, is by and among AbbVie Inc., a Delaware corporation (“Parent”), Scout Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Remeditex Ventures, LLC (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of (i) 9,214,277 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company (as defined below) (all such shares, together with any shares of Common Stock of the Company that are hereafter issued to, or otherwise acquired or owned (including beneficial ownership) by, the Stockholder prior to the termination of this Agreement, being referred to herein as the “Subject Shares”) and (ii) 420,808 shares of Common Stock subject to outstanding Company Warrants;

WHEREAS, concurrently with the execution hereof, Parent, Merger Sub and Soliton, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof and as it may be amended from time to time (the “Merger Agreement”), which provides, among other things, for Merger Sub to be merged with and into the Company (the “Merger”) with the Company surviving the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that the Stockholder, and as an inducement and in consideration therefor, the Stockholder (solely in the Stockholder’s capacity as a holder of the Subject Shares and Company Warrants) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO VOTE

Section 1.1 Agreement to Vote.

(a) Subject to the terms of this Agreement, the Stockholder hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholder shall, in each case to the fullest extent that the Subject Shares are entitled to vote thereon: (a) cause all of the Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted if another Person is the holder of record of any Subject Shares beneficially owned by the Stockholder), or deliver (or cause to be delivered) a written consent with respect to, all of his Subject Shares (i) in favor of the adoption and approval of the Merger Agreement and the approval of the Merger, (ii) against any Takeover Proposal, (iii) against any change in the Company’s Board of Directors and (iv) against any other action that is intended or could reasonably be expected to impede or interfere with or materially delay the Merger or any other transactions contemplated by the Merger Agreement. Until the Effective Time, the Stockholder shall retain at all times the right to vote the Subject Shares in the Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

(b) Notwithstanding anything in Section 1.1(a) to the contrary, in the event of an Adverse Recommendation Change made in compliance with the Merger Agreement, the obligation of the Stockholder to vote the Subject Shares held by the Stockholder in the manner set forth in Section 1.1(a) shall be modified such that the Stockholder shall only be required to vote a number of Subject Shares equal to the number of Subject Shares (rounded up to the nearest whole share) that would represent as of the time of such vote 35% of the total voting power of the outstanding shares of Company Common Stock.

Section 1.2 Irrevocable Proxy. The Stockholder hereby revokes (or agrees to cause to be revoked) any and all previous proxies granted with respect to the Subject Shares. By entering into this Agreement, the Stockholder hereby grants a proxy appointing Parent as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.1 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Subject Shares. The proxy and related interest granted by the Stockholder pursuant to this Section 1.2 is irrevocable and is granted in consideration of Parent and Merger Sub entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by the Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 1.1 above. Notwithstanding anything herein to the contrary, the proxy granted by the Stockholder shall be revoked, terminated and of no further force or effect, automatically and without further action, upon termination of this Agreement in accordance with Section 5.2 hereof. The Stockholder shall, to the extent requested by Parent, promptly use commercially reasonable efforts to cause each other Person having voting power with respect to any of the Subject Shares to execute and deliver to Parent a proxy with respect to such shares, which shall be identical to the proxy in this Section 1.2.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to Parent and Merger Sub that:

Section 2.1 Organization and Good Standing. The Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and the Stockholder has full power and authority, and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder.

Section 2.2 Authority; Binding Agreement. The Stockholder has all requisite legal right, power, authority and capacity to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms and, no other action is necessary to authorize the execution and delivery by the Stockholder or the performance of the Stockholder’s obligations hereunder (subject to the Bankruptcy and Equity Exceptions).

Section 2.3 Non-Contravention. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the Stockholder’s obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby will not (a) violate any Law or Judgment applicable to the Stockholder or the Subject Shares or Company Warrants, (b) except as may be required by applicable U.S. Federal securities Laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, violate or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Liens on the Stockholder’s properties or assets (including the Subject Shares or Company Warrants) pursuant to, any (i) Contract, agreement, trust, commitment, order, judgment, writ, stipulation, settlement, award, decree or other instrument binding on the Stockholder or the Subject Shares and Company Warrants, (ii) any applicable Law or (iii) any provision of the organizational or governing documents of the Stockholder, if applicable, in case of each of clauses (a) and (b), except as would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of the Stockholder to perform its obligations under this Agreement in any material respect or to consummate the transactions contemplated hereby in a timely manner.

Section 2.4 Ownership of Subject Shares and Company Warrants; Total Shares. The Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Shares and Company Warrants and has good and marketable title to the Subject Shares and Company Warrants free and clear of any Liens, except for Liens as may be applicable under the Securities Act or other applicable securities Laws. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire all or any portion of the Subject Shares or Company Warrants. Except for the Subject Shares and Company Warrants, the Stockholder is not the record or beneficial owner of any (a) Common Stock or voting securities of the Company or (b) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for Common Stock or voting securities of the Company.

Section 2.5 Voting Power. Other than as provided in this Agreement, the Stockholder has full voting power with respect to all of the Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares and Company Warrants. None of the Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares, except as provided hereunder.

Section 2.6 Reliance. The Stockholder has been represented by or had the opportunity to be represented by independent counsel of its own choosing and has had the right and opportunity to consult with its attorney, and to the extent, if any, that the Stockholder desired, the Stockholder availed itself of such right and opportunity. The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

Section 2.7 Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no Action pending against, or, to the knowledge of the Stockholder, threatened in writing against, and there is no Judgment imposed upon, the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares and Company Warrants) that could reasonably be expected to prevent or materially delay or impair the consummation by the Stockholder of the transactions contemplated by this Agreement or otherwise adversely impact the Stockholder’s ability to perform its obligations hereunder in any material respect.

Section 2.8 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of the Stockholder, on behalf of the Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represent and warrant to the Stockholder, jointly and severally, that:

Section 3.1 Organization; Authorization. Each of Parent and Merger Sub is duly organized or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction). The consummation of the transactions contemplated hereby are within each of Parent’s and Merger Sub’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent and Merger Sub. Each of Parent and Merger Sub has all requisite corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby.

Section 3.2 Binding Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

ARTICLE IV

ADDITIONAL COVENANTS OF THE STOCKHOLDER

The Stockholder hereby covenants and agrees that until the valid termination of this Agreement in accordance with Section 5.2:

Section 4.1 No Transfer; No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, from and after the date hereof and until this Agreement is validly terminated in accordance with Section 5.2, the Stockholder shall not, directly or indirectly, (a) create or permit to exist any Liens, other than Liens as may be applicable under the Securities Act or other applicable securities Laws, on all or any portion of the Subject Shares or Company Warrants, (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), all or any portion of the Subject Shares or Company Warrants, or any right or interest therein (or consent to any of the foregoing), (c) enter into any Contract with respect to any Transfer of the Subject Shares or Company Warrants, or any interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to all or any portion of the Subject Shares or Company Warrants, (e) deposit or permit the deposit of all or any portion of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to all or any portion of the Subject Shares, or (f) take or permit any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect or seek to do or solicit any of the foregoing actions, or cause or permit any other Person to take any of the foregoing actions. Without limiting the generality of the foregoing, during the time this Agreement is in effect, the Stockholder shall not tender, agree to tender or cause or permit to be tendered all or any portion of the Subject Shares into or otherwise in connection with any tender or exchange offer. Any action taken in violation of the foregoing sentence shall be null and void ab initio and the Stockholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of all or any portion of the Subject Shares or Company Warrants shall occur (including, if applicable, a sale by the Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares or Company Warrants subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement in accordance with Section 5.2. The Stockholder agrees that it shall not, and shall cause each of its Affiliates not to, become a member of a “group”

(as defined under Section 13(d) of the Exchange Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the Transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, the Stockholder may make Transfers of Subject Shares and Company Warrants (i) to any “Permitted Transferee” (as defined below), in which case any such transferred Subject Shares and/or Company Warrants shall continue to be bound by this Agreement and provided that any such Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement prior to the consummation of any such Transfer, or (ii) as Parent may otherwise agree in writing in its sole discretion. A “Permitted Transferee” means, with respect to any Stockholder, (A) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild, or the spouse of any child, adopted child, grandchild, or adopted grandchild of the Stockholder, (B) any charitable organization described in Section 170(c) of the Code, (C) any trust, the beneficiaries of which include only the Persons named in clause (A) or (B) of this definition, or (D) any corporation, limited liability company, or partnership, the stockholders, members, and general or limited partners of which include only the Persons named in clause (A) or (B) of this definition.

Section 4.2 No Exercise of Appraisal Rights; Actions. The Stockholder (a) waives and agrees not to exercise any appraisal or dissenters’ rights (including under Section 262 of the General Corporation Law of the State of Delaware) in respect of all or any portion of the Subject Shares that may arise with respect to the Merger and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any Action (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (ii) alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement or the Transactions contemplated thereby.

Section 4.3 Documentation and Information. Except as required by applicable Law (including the filing of a Schedule 13D with the SEC which may include this Agreement as an exhibit thereto), the Stockholder shall not, and shall direct its Representatives not to, make any public announcement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent. The Stockholder consents to and hereby authorizes Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Merger Sub reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of the Subject Shares and Company Warrants, the existence of this Agreement and the nature of the Stockholder’s commitments and obligations under this Agreement, and the Stockholder acknowledges that Parent and Merger Sub may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority. The Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and the Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that the Stockholder shall become aware that any such information shall have become false or misleading in any material respect.

Section 4.4 No Solicitation. Subject to Section 5.15, the Stockholder shall not, nor shall it permit or authorize any of its Representatives to, directly or indirectly, (a) initiate, solicit or knowingly encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person (other than the Parties to the Merger Agreement and their Representatives) any non-public information in connection with, or for the purpose of, encouraging any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (c) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, license agreement, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal or (d) resolve, propose or agree to do any of the foregoing. The Stockholder shall, and shall instruct and cause its Representatives to, immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal, cease providing any information with respect to the Company to such Person and request the prompt return or destruction of all confidential information concerning the Company in such Person’s possession or control. Notwithstanding the foregoing or anything herein to the contrary, the Stockholder, its Affiliates and its and their respective Representatives may engage in the activities prohibited by this Section 4.4 or otherwise prohibited hereunder with respect to any Takeover Proposal to the extent that the Company is permitted to engage in such activities pursuant to the terms of Section 5.02(b) of the Merger Agreement, but only if each of such Stockholder and its Affiliates and its and their respective Representatives complies with the terms of the Merger Agreement as if such Person were the Company.

Section 4.5 Adjustments; Additional Shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the capital stock of the Company that affects the Subject Shares, the terms of this Agreement shall apply to the resulting securities. In the event that the Stockholder acquires any additional Common Stock of the Company or other interests in or with respect to the Company, such Common Stock or other interests shall, without further action of the parties hereto, be subject to the provisions of this Agreement, and the number of the Subject Shares of the Stockholder will be deemed amended accordingly. The Stockholder shall promptly notify Parent and Merger Sub of any such event.

ARTICLE V

MISCELLANEOUS

Section 5.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by facsimile, by registered or certified mail (postage prepaid, return receipt requested), or by email to the respective parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice): (a) if to Parent or Merger Sub, in accordance with the provisions of the Merger Agreement and (b) if to the Stockholder, to the Stockholder’s address, facsimile number or e-mail address set forth on a signature page hereto, or to such other address, facsimile number or e-mail address as such party hereto may hereafter specify in writing for the purpose by notice to each other party hereto.

Section 5.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the entry, without the prior written consent of the Stockholder, into any material modification or amendment to the Merger Agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to the Stockholder pursuant to the Merger Agreement as in effect on the date hereof, and (d) the mutual written consent of all of the parties hereto. Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 5.2 shall relieve any party hereto from liability for any willful breach of this Agreement or from fraud prior to termination of this Agreement and (ii) the provisions of this Article V shall survive any termination of this Agreement.

Section 5.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto or, in the case of a waiver, by each party hereto against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.4 Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses, whether or not the Merger is consummated.

Section 5.5 Binding Effect; No Third Party Beneficiaries; Assignment. The parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except to the extent that such rights, interests or obligations are assigned pursuant to a Transfer expressly permitted under Section 4.1. No assignment by any party hereto shall relieve such party hereto of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 5.6 Governing Law; Jurisdiction.

(a) This Agreement and any matters or disputes relating thereto shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating in any way to this Agreement, including but not limited to the formation and interpretation of this Agreement, whether sounding in contract, tort, statute or otherwise, shall be heard and determined exclusively in the state or federal courts of the State of Delaware, and in each case, appellate courts therefrom, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 5.6(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party hereto in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 5.1 of this Agreement and consents to such courts’ exercise of personal jurisdiction over such party. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party hereto’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH (INCLUDING THE MERGER AGREEMENT) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.6(c).

Section 5.7 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail) and by electronic or digital signature, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of a paper document bearing an original signature.

Section 5.8 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter of this Agreement.

Section 5.9 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law.

Section 5.10 Specific Performance. The parties hereto hereby agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur to Parent and Merger Sub if any provision of this Agreement were not performed by the Stockholder in accordance with the terms hereof or is otherwise breached, including if the Stockholder fail to take any action required of them hereunder, and, accordingly, that each of Parent and Merger Sub shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the Stockholder’s performance of the terms and provisions hereof, without proof of damages or otherwise, in addition to any other remedy to which Parent or Merger Sub are entitled at law or in equity. In any Action for specific performance, the Stockholder will waive the defense of adequacy of any other remedy at law or in equity, and the Stockholder waive any requirement for the securing or posting of any bond or other security in connection with the remedies referred to in this Section 5.10.

Section 5.11 Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.12 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations between the parties hereto; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

Section 5.13 Further Assurances. Parent, Merger Sub and the Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.

Section 5.14 Interpretation. Unless the context otherwise requires, as used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

Section 5.15 Capacity as Stockholder. Notwithstanding anything herein to the contrary, (a) the Stockholder signs this Agreement solely in the Stockholder’s capacity as a Stockholder of the Company, and not in any other capacity, and (b) nothing herein shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer.

Section 5.16 No Agreement Until Executed. This Agreement shall not be effective unless and until (a) the Merger Agreement is executed by all parties thereto, and (b) this Agreement is executed by all parties hereto.

Section 5.17 No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Subject Shares, except as otherwise provided herein.

[Signature Page Follows]

The parties hereto are executing this Agreement on the date set forth in the introductory clause.

ABBVIE INC.

By:	/s/ Henry Gosebruch
Name: Henry Gosebruch
Title: Executive Vice President, Chief Strategy Officer

SCOUT MERGER SUB, INC.

By:	/s/ Robert A. Michael
Name: Robert A. Michael
Title: President

[Signature Page to Support Agreement]

REMEDITEX VENTURES, LLC

By:	/s/ Brett A. Ringle
Name: Brett A Ringle
Title: President
Address: 3744 Aviemore Drive Ft. Worth, TX 76109

[Signature Page to Support Agreement]

Annex C

FORM OF OFFICER SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of May             , 2021, is by and among AbbVie Inc., a Delaware corporation (“Parent”), Scout Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and [●] (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of (i) [●] shares of common stock, par value $0.001 per share (“Common Stock”), of the Company (as defined below) (all such shares, together with any shares of Common Stock of the Company that are hereafter issued to, or otherwise acquired or owned (including beneficial ownership) by, the Stockholder prior to the termination of this Agreement, being referred to herein as the “Subject Shares”), (ii) [●] shares of Common Stock subject to outstanding Company Stock Options and (iii) [●] shares of Common Stock subject to outstanding Company Warrants;

WHEREAS, concurrently with the execution hereof, Parent, Merger Sub and Soliton, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof and as it may be amended from time to time (the “Merger Agreement”), which provides, among other things, for Merger Sub to be merged with and into the Company (the “Merger”) with the Company surviving the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that the Stockholder, and as an inducement and in consideration therefor, the Stockholder (solely in the Stockholder’s capacity as a holder of the Subject Shares, Company Stock Options and Company Warrants) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO VOTE

Section 1.1 Agreement to Vote. Subject to the terms of this Agreement, the Stockholder hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholder shall, in each case to the fullest extent that the Subject Shares are entitled to vote thereon: (a) cause all of the Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted if another Person is the holder of record of any Subject Shares beneficially owned by the Stockholder), or deliver (or cause to be delivered) a written consent with respect to, all of his Subject Shares (i) in favor of the adoption and approval of the Merger Agreement and the approval of the Merger, (ii) against any Takeover Proposal, and (iii) against any other action that is intended or could reasonably be expected to impede or interfere with or materially delay the Merger or any other transactions contemplated by the Merger Agreement. Until the Effective Time, the Stockholder shall retain at all times the right to vote the Subject Shares in the Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

Section 1.2 Irrevocable Proxy. The Stockholder hereby revokes (or agrees to cause to be revoked) any and all previous proxies granted with respect to the Subject Shares. By entering into this Agreement, the Stockholder hereby grants a proxy appointing Parent as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.1 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Subject Shares. The proxy and related interest granted by the Stockholder pursuant to this Section 1.2 is irrevocable and is granted in consideration of Parent and Merger Sub entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by the Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 1.1 above. Notwithstanding anything herein to the contrary, the proxy granted by the Stockholder shall be revoked, terminated and of no further force or effect, automatically and without further action, upon termination of this Agreement in accordance with Section 5.2 hereof. The Stockholder shall, to the extent requested by Parent, promptly use commercially reasonable efforts to cause each other Person having voting power with respect to any of the Subject Shares to execute and deliver to Parent a proxy with respect to such shares, which shall be identical to the proxy in this Section 1.2.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to Parent and Merger Sub that:

Section 2.1 Authority; Binding Agreement. The Stockholder has all requisite legal right, power, authority and capacity to execute, deliver and perform his obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

Section 2.2 Non-Contravention. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the Stockholder’s obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby will not (a) violate any Law or Judgment applicable to the Stockholder or the Subject Shares, Company Stock Options or Company Warrants, (b) except as may be required by applicable U.S. Federal securities Laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, violate or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Liens on the Stockholder’s properties or assets (including the Subject Shares, Company Stock Options or Company Warrants) pursuant to, any (i) Contract, agreement, trust, commitment, order, judgment, writ, stipulation, settlement, award, decree or other instrument binding on the Stockholder or the Subject Shares, Company Stock Options and Company Warrants or (ii) any applicable Law, in case of each of clauses (a) and (b), except as would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of the Stockholder to perform his obligations under this Agreement in any material respect or to consummate the transactions contemplated hereby in a timely manner.

Section 2.3 Ownership of Subject Shares, Company Stock Options and Company Warrants; Total Shares. The Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Shares, Company Stock Options and Company Warrants and has good and marketable title to the Subject Shares, Company Stock Options and Company Warrants free and clear of any Liens, except for Liens as may be applicable under the Securities Act or other applicable securities Laws. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire all or any portion of the Subject Shares, Company Stock Options or Company Warrants. Except for the Subject Shares, Company Stock Options and Company Warrants, the Stockholder is not the record or beneficial owner of any (a) Common Stock or voting securities of the Company or (b) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for Common Stock or voting securities of the Company.

Section 2.4 Voting Power. Other than as provided in this Agreement, the Stockholder has full voting power with respect to all of the Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares, Company Stock Options and Company Warrants. None of the Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares, except as provided hereunder.

Section 2.5 Reliance. The Stockholder has been represented by or had the opportunity to be represented by independent counsel of his own choosing and has had the right and opportunity to consult with his attorney, and to the extent, if any, that the Stockholder desired, the Stockholder availed itself of such right and opportunity. The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

Section 2.6 Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no Action pending against, or, to the knowledge of the Stockholder, threatened in writing against, and there is no Judgment imposed upon, the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares, Company Stock Options and Company Warrants) that could reasonably be expected to prevent or materially delay or impair the consummation by the Stockholder of the transactions contemplated by this Agreement or otherwise adversely impact the Stockholder’s ability to perform his obligations hereunder in any material respect.

Section 2.7 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of the Stockholder, on behalf of the Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represent and warrant to the Stockholder, jointly and severally, that:

Section 3.1 Organization; Authorization. Each of Parent and Merger Sub is duly organized or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction). The consummation of the transactions contemplated hereby are within each of Parent’s and Merger Sub’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent and Merger Sub. Each of Parent and Merger Sub has all requisite corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby.

Section 3.2 Binding Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

ARTICLE IV

ADDITIONAL COVENANTS OF THE STOCKHOLDER

The Stockholder hereby covenants and agrees that until the valid termination of this Agreement in accordance with Section 5.2:

Section 4.1 No Transfer; No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, from and after the date hereof and until this Agreement is validly terminated in accordance with Section 5.2, the Stockholder shall not, directly or indirectly, (a) create or permit to exist any Liens, other than Liens as may be applicable under the Securities Act or other applicable securities Laws, on all or any portion of the Subject Shares, Company Stock Options or Company Warrants, (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), all or any portion of the Subject Shares, Company Stock Options or Company Warrants, or any right or interest therein (or consent to any of the foregoing), (c) enter into any Contract with respect to any Transfer of the Subject Shares, Company Stock Options or Company Warrants, or any interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to all or any portion of the Subject Shares, Company Stock Options or Company Warrants, (e) deposit or permit the deposit of all or any portion of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to all or any portion of the Subject Shares, or (f) take or permit any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect or seek to do or solicit any of the foregoing actions, or cause or permit any other Person to take any of the foregoing actions. Without limiting the generality of the foregoing, during the time this Agreement is in effect, the Stockholder shall not tender, agree to tender or cause or permit to be tendered all or any portion of the Subject Shares into or otherwise in connection with any tender or exchange offer. Any action taken in violation of the foregoing sentence shall be null and void ab initio and the Stockholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of all or any portion of the Subject Shares, Company Stock Options or Company Warrants shall occur (including, if applicable, a sale by the Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares, Company Stock Options or Company Warrants subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement in accordance with Section 5.2. The Stockholder agrees that it shall not, and shall cause each of his Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the Transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, the Stockholder may make Transfers of Subject Shares, Company Stock Options and Company Warrants (i) to any “Permitted Transferee” (as defined below), in which case any such transferred Subject Shares, Company Stock Options and/or Company Warrants shall continue to be bound by this Agreement and provided that any such Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement prior to the consummation of any such Transfer, or (ii) as Parent may otherwise agree in writing in its sole discretion. A “Permitted Transferee” means, with respect to any Stockholder, (A) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild, or the spouse of any child, adopted child, grandchild, or adopted grandchild of the Stockholder, (B) any charitable organization described in Section 170(c) of the Code, (C) any trust, the beneficiaries of which include only the Persons named in clause (A) or (B) of this definition, or (D) any corporation, limited liability company, or partnership, the stockholders, members, and general or limited partners of which include only the Persons named in clause (A) or (B) of this definition.

Section 4.2 No Exercise of Appraisal Rights; Actions. The Stockholder (a) waives and agrees not to exercise any appraisal or dissenters’ rights (including under Section 262 of the General Corporation Law of the

State of Delaware) in respect of all or any portion of the Subject Shares that may arise with respect to the Merger and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any Action (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (ii) alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement or the Transactions contemplated thereby.

Section 4.3 Documentation and Information. Except as required by applicable Law (including the filing of a Schedule 13D with the SEC which may include this Agreement as an exhibit thereto), the Stockholder shall not, and shall direct his Representatives not to, make any public announcement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent. The Stockholder consents to and hereby authorizes Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Merger Sub reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of the Subject Shares, Company Stock Options and Company Warrants, the existence of this Agreement and the nature of the Stockholder’s commitments and obligations under this Agreement, and the Stockholder acknowledges that Parent and Merger Sub may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority. The Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and the Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that the Stockholder shall become aware that any such information shall have become false or misleading in any material respect.

Section 4.4 No Solicitation. Subject to Section 5.15, the Stockholder shall not, nor shall he permit or authorize any of his Representatives to, directly or indirectly, (a) initiate, solicit or knowingly encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person (other than the Parties to the Merger Agreement and their Representatives) any non-public information in connection with, or for the purpose of, encouraging any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (c) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, license agreement, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal or (d) resolve, propose or agree to do any of the foregoing. The Stockholder shall, and shall instruct and cause his Representatives to, immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal, cease providing any information with respect to the Company to such Person and request the prompt return or destruction of all confidential information concerning the Company in such Person’s possession or control. Notwithstanding the foregoing or anything herein to the contrary, the Stockholder, its Affiliates and its and their respective Representatives may engage in the activities prohibited by this Section 4.4 or otherwise prohibited hereunder with respect to any Takeover Proposal to the extent that the Company is permitted to engage in such activities pursuant to the terms of Section 5.02(b) of the Merger Agreement, but only if each of such Stockholder and its Affiliates and its and their respective Representatives complies with the terms of the Merger Agreement as if such Person were the Company.

Section 4.5 Adjustments; Additional Shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the capital stock of the Company that affects the Subject Shares, the terms of this Agreement shall apply to the resulting securities. In the event that the Stockholder acquires any additional Common Stock of the Company or other interests in or with respect to the Company, such Common Stock or other interests shall, without further action of the parties hereto, be subject to the provisions of this Agreement, and the number of the Subject Shares of the Stockholder will be deemed amended accordingly. The Stockholder shall promptly notify Parent and Merger Sub of any such event.

ARTICLE V

MISCELLANEOUS

Section 5.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by facsimile, by registered or certified mail (postage prepaid, return receipt requested), or by email to the respective parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice): (a) if to Parent or Merger Sub, in accordance with the provisions of the Merger Agreement and (b) if to the Stockholder, to the Stockholder’s address, facsimile number or e-mail address set forth on a signature page hereto, or to such other address, facsimile number or e-mail address as such party hereto may hereafter specify in writing for the purpose by notice to each other party hereto.

Section 5.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) an Adverse Recommendation Change, (c) the Effective Time, (d) the entry, without the prior written consent of the Stockholder, into any material modification or amendment to the Merger Agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to the Stockholder pursuant to the Merger Agreement as in effect on the date hereof, and (e) the mutual written consent of all of the parties hereto. Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 5.2 shall relieve any party hereto from liability for any willful breach of this Agreement or from fraud prior to termination of this Agreement and (ii) the provisions of this Article V shall survive any termination of this Agreement.

Section 5.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto or, in the case of a waiver, by each party hereto against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.4 Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses, whether or not the Merger is consummated.

Section 5.5 Binding Effect; No Third Party Beneficiaries; Assignment. The parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except to the extent that such rights, interests or obligations are assigned pursuant to a Transfer expressly permitted under Section 4.1. No assignment by any party hereto shall relieve such party hereto of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 5.6 Governing Law; Jurisdiction.

(a) This Agreement and any matters or disputes relating thereto shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating in any way to this Agreement, including but not limited to the formation and interpretation of this Agreement, whether sounding in contract, tort, statute or otherwise, shall be heard and determined exclusively in the state or federal courts of the State of Delaware, and in each case, appellate courts therefrom, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 5.6(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party hereto in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 5.1 of this Agreement and consents to such courts’ exercise of personal jurisdiction over such party. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party hereto’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH (INCLUDING THE MERGER AGREEMENT) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.6(c).

Section 5.7 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail) and by electronic or digital signature, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of a paper document bearing an original signature.

Section 5.8 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter of this Agreement.

Section 5.9 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law.

Section 5.10 Specific Performance. The parties hereto hereby agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur to Parent and Merger Sub if any provision of this Agreement were not performed by the Stockholder in accordance with the terms hereof or is otherwise breached, including if the Stockholder fail to take any action required of them hereunder, and, accordingly, that each of Parent and Merger Sub shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the Stockholder’s performance of the terms and provisions hereof, without proof of damages or otherwise, in addition to any other remedy to which Parent or Merger Sub are entitled at law or in equity. In any Action for specific performance, the Stockholder will waive the defense of adequacy of any other remedy at law or in equity, and the Stockholder waive any requirement for the securing or posting of any bond or other security in connection with the remedies referred to in this Section 5.10.

Section 5.11 Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.12 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations between the parties hereto; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

Section 5.13 Further Assurances. Parent, Merger Sub and the Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.

Section 5.14 Interpretation. Unless the context otherwise requires, as used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

Section 5.15 Capacity as Stockholder. Notwithstanding anything herein to the contrary, (a) the Stockholder signs this Agreement solely in the Stockholder’s capacity as a Stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of the Stockholder in his capacity as an officer and director of the Company, and (b) nothing herein shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer.

Section 5.16 No Agreement Until Executed. This Agreement shall not be effective unless and until (a) the Merger Agreement is executed by all parties thereto, and (b) this Agreement is executed by all parties hereto.

Section 5.17 No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Subject Shares, except as otherwise provided herein.

[Signature Page Follows]

The parties hereto are executing this Agreement on the date set forth in the introductory clause.

ABBVIE INC.

By:
Name:
Title:

SCOUT MERGER SUB, INC.

By:
Name:
Title:

[Signature Page to Support Agreement]

STOCKHOLDER

By:
Name:
Address:
Facsimile:

[Signature Page to Support Agreement]

ANNEX D—OPINION OF GUGGENHEIM SECURITIES, LLC

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

May 8, 2021

The Strategic Alternatives Committee of the Board of Directors

Soliton, Inc.

5304 Ashbrook Drive

Houston, Texas 77081

Members of the Strategic Alternatives Committee:

We understand that Soliton, Inc. (“Soliton”), AbbVie Inc. (“AbbVie”) and Scout Merger Sub, Inc., a wholly owned subsidiary of AbbVie (“Merger Sub”), intend to enter into an Agreement and Plan of Merger to be dated as of May 8, 2021 (the “Agreement”), pursuant to which Merger Sub will merge with and into Soliton (the “Merger”) with Soliton surviving the Merger and becoming a wholly owned subsidiary of AbbVie. Pursuant to the Agreement, each of the issued and outstanding shares of common stock, par value $0.001 per share, of Soliton (the “Soliton Shares”) will (subject to certain exceptions) be converted into the right to receive $22.60 in cash, without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to holders of Soliton Shares.

In connection with rendering our opinion, we have:

•	Reviewed a draft of the Agreement dated May 7, 2021;

•	Reviewed certain publicly available business and financial information regarding Soliton;

•

Reviewed certain non-public business and financial information regarding Soliton’s business and future prospects (including certain financial projections for Soliton for the years ending December 31, 2021 through December 31, 2026 reflecting three illustrative scenarios identified to us by Soliton as the “Base Scenario,” the “Moderate Growth Scenario” and the “Outperform Scenario” (which contained probability-adjusted financial projections) and certain estimates as to potentially realizable existing net operating loss carryforwards expected to be utilized by Soliton (together, the “Financial Projections”) and certain other estimates and other forward-looking information), all as prepared and approved for our use by Soliton’s senior management (collectively, the “Soliton-Provided Information”);

•

Discussed with Soliton’s senior management their strategic and financial rationale for the Merger as well as their views of Soliton’s business, operations, historical and projected financial results, future prospects and the commercial, competitive and regulatory dynamics in the medical device and aesthetics sectors;

•	Performed discounted cash flow analyses based on the Financial Projections;

•	Reviewed the valuation and financial metrics of certain mergers and acquisitions that we deemed relevant in evaluating the Merger;

•	Reviewed the historical prices and trading activity of the Soliton Shares;

The Strategic Alternatives Committee of the Board of Directors

Soliton, Inc.

May 8, 2021

•

Compared the financial performance of Soliton and the trading multiples and trading activity of the Soliton Shares with corresponding data for certain other publicly traded companies that we deemed relevant in evaluating Soliton; and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

With respect to the information used in arriving at our opinion:

•

We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with Soliton (including, without limitation, the Soliton-Provided Information) or obtained from public sources, data suppliers and other third parties.

•

We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Soliton-Provided Information), (ii) express no view or opinion regarding the (a) reasonableness or achievability of the Financial Projections or the assumptions upon which they are based or (b) probability adjustments reflected in the Financial Projections and (iii) have relied upon the assurances of Soliton’s senior management that they are unaware of any facts or circumstances that would make the Soliton-Provided Information incomplete, inaccurate or misleading.

•

Specifically, with respect to (i) the Financial Projections utilized in our analyses, (a) we have been advised by Soliton’s senior management, and we have assumed, that the Financial Projections (including the probability adjustments reflected therein and the expected development and commercialization of Soliton’s products and product candidates) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Soliton’s senior management as to the expected future performance of Soliton on a stand-alone basis and (b) we have assumed that the Financial Projections have been reviewed by Soliton’s Board of Directors (the “Board”) and the Strategic Alternatives Committee of the Board (the “Committee”) with the understanding that such information will be used and relied upon by us in connection with rendering our opinion and (ii) any financial projections/forecasts, any other estimates and/or any other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable. Furthermore, in assessing and utilizing the Financial Projections for purposes of our financial analyses and opinion, we took into account our various discussions with the Board and the Committee and Soliton’s senior management regarding the risks and uncertainties of achieving the Financial Projections, including the three alternative scenarios described therein, in light of (i) the current and prospective industry conditions and competitive dynamics facing Soliton, (ii) Soliton’s recent financial performance, (iii) the key commercial, operational and financial drivers of the scenarios described in the Financial Projections and (iv) various other facts and circumstances regarding the Financial Projections.

During the course of our engagement, we engaged in discussions with certain potential strategic acquirors and private equity firms at the direction of the Committee and we have considered the outcome of such discussions in rendering our opinion.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Soliton or any other entity or the solvency or fair value of Soliton or any other entity, nor have we been furnished with any such

The Strategic Alternatives Committee of the Board of Directors

Soliton, Inc.

May 8, 2021

appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Soliton’s senior management and Soliton’s other professional advisors with respect to such matters. We are not expressing any view or rendering any opinion regarding the tax consequences of the Merger to Soliton or its securityholders.

In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed form of the Agreement will not differ from the draft that we have reviewed, (ii) Soliton, AbbVie and Merger Sub will comply with all terms and provisions of the Agreement and (iii) the representations and warranties of Soliton, AbbVie and Merger Sub contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Merger will be satisfied without any waiver, amendment or modification thereof. We also have assumed that the Merger will be consummated in a timely manner in accordance with the terms of the Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Soliton, AbbVie, Merger Sub or the Merger in any way meaningful to our analyses or opinion.

In rendering our opinion, we do not express any view or opinion as to the price or range of prices at which the Soliton Shares or other securities or financial instruments of or relating to Soliton may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the Merger.

We have acted as a financial advisor to Soliton in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is payable upon successful consummation of the Merger and a portion of which is payable upon the earlier of the rendering of our opinion and the execution of a definitive agreement with respect to the Merger. In addition, Soliton has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

As previously disclosed, aside from our current engagement by Soliton, we have not been previously engaged during the past two years by Soliton, nor have we been previously engaged during the past two years by AbbVie, to provide financial advisory or investment banking services for which we received fees. We may seek to provide Soliton and AbbVie and their respective affiliates with financial advisory and investment banking services unrelated to the Merger in the future, for which services we would expect to receive compensation.

We and our affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, we and our affiliates and related entities may (i) provide such financial services to Soliton, AbbVie, other participants in the Merger and their respective affiliates, for which services we and our affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Soliton, AbbVie, other participants in the Merger and their respective affiliates. Furthermore, we and our affiliates and related entities and our or their respective directors, officers, employees, consultants and agents may have investments in Soliton, AbbVie, other participants in the Merger and their respective affiliates.

Consistent with applicable legal and regulatory guidelines, we have adopted certain policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research

The Strategic Alternatives Committee of the Board of Directors

Soliton, Inc.

May 8, 2021

analysts may hold views, make statements or investment recommendations and publish research reports with respect to Soliton, AbbVie, other participants in the Merger and their respective affiliates and the Merger that differ from the views of our investment banking personnel.

Our opinion has been provided to the Committee, and at the Committee’s request and with the Committee’s authorization, to the Board (solely in their respective capacities as such), in each case, for their respective information and assistance in connection with their respective evaluation of the Merger Consideration. Our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Soliton Shares in connection with the Merger.

Our opinion and any materials provided in connection therewith do not constitute a recommendation to the Committee or the Board with respect to the Merger, nor does our opinion or any summary of our underlying analyses constitute advice or a recommendation to any holder of Soliton Shares as to how to vote or act in connection with the Merger or otherwise. Our opinion does not address Soliton’s underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Soliton, the financing or funding of the Merger by AbbVie or the effects of any other transaction in which Soliton might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to the holders of Soliton Shares to the extent expressly specified herein. We do not express any view or opinion as to (i) any other term, aspect or implication of (a) the Merger (including, without limitation, the form or structure of the Merger) or the Agreement or (b) any support agreement or any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified herein), creditors or other constituencies of Soliton. Our opinion (i) does not address the individual circumstances of specific holders of Soliton’s securities (including stock options, restricted stock units and warrants) with respect to rights or aspects that may distinguish such holders or Soliton’s securities (including stock options, restricted stock units and warrants) held by such holders, (ii) does not address, take into consideration or give effect to any rights, preferences, restrictions or limitations or other attributes of any such securities (including stock options, restricted stock units and warrants) or (iii) does not in any way address proportionate allocation or relative fairness. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Soliton’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise.

Our opinion has been authorized for issuance by our Fairness Opinion and Valuation Committee. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, business, capital markets and other conditions, and the information made available to us, as of the date hereof. As Soliton is aware, global economic conditions and the global capital markets have been experiencing and remain subject to significant volatility, and Guggenheim Securities expresses no view or opinion as to any potential effects of such volatility on Soliton, AbbVie or the Merger or financing thereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

The Strategic Alternatives Committee of the Board of Directors

Soliton, Inc.

May 8, 2021

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to holders of Soliton Shares.

Very truly yours,

/s/ Guggenheim Securities, LLC

GUGGENHEIM SECURITIES, LLC

ANNEX E—SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

FORM OF PROXY CARD
YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
P.O. BOX 8016, CARY, NC 27512-9903	INTERNET
Go To: www.proxypush.com/SOLY
	•	Cast your vote online
	•	Have your Proxy Card ready
	•	Follow the simple instructions to record your vote
PHONE Call 1-866-307-0790
	•	Use any touch-tone telephone
	•	Have your Proxy Card ready
	•	Follow the simple recorded instructions
MAIL
	•	Mark, sign and date your Proxy Card
	•	Fold and return your Proxy Card in the postage-paid
envelope provided

Soliton, Inc.

Special Meeting of Stockholders

For Stockholders as of record on June 9, 2021

DATE AND TIME: Tuesday, July 20, at 8:30 a.m., Central Time

PLACE:	Hilton Garden Inn Galleria
3201 Sage Road, Houston, TX 77056

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Bradley Hauser and Lori Bisson, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Soliton, Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxydocs.com/SOLY

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Soliton, Inc.

Special Meeting of Stockholders

Please make your marks like this: ☒ Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

  FOR PROPOSALS 1 AND 2

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

		FOR	AGAINST	ABSTAIN
1.	To adopt the Agreement and Plan of Merger, dated as of May 8, 2021 and as it may be amended	☐	☐	☐	FOR
or supplemented by and among AbbVie Inc., Scout Merger Sub, Inc., and Soliton, Inc.

2.	To approve one or more adjournments of the special meeting, if necessary or appropriate,	☐	☐	☐	FOR
including adjournments to permit further solicitation of proxies in favor of Proposal 1.

NOTE: If you vote your proxy through the Internet or by telephone, you do NOT need to mail back your proxy card.

☐ Check here if you would like to attend the meeting in person.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date